Exhibit 10.9

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

J.G. WENTWORTH, LLC,

PEACH ACQUISITION LLC,

PEACH HOLDINGS, INC.,

PEACH GROUP HOLDINGS INC.

and

ORCHARD ACQUISITION COMPANY

Dated as of February 19, 2011

TABLE OF EXHIBITS

Exhibits

Exhibit A – Plan of Conversion of Peach Inc.

Exhibit B – Conversion Documents of Orchard

Exhibit C – Form of Amended and Restated Peach Group Shareholders’ Agreement

Exhibit D – Form of Fifth Amended and Restated JGW Limited Liability Company Agreement

Exhibit E – Form of Certificate of Merger

Exhibit F – Sample Closing Statements

Exhibit G – Form of Noncompetition Agreements

Exhibit H – Required Consents and Approvals

Exhibit I – Forms of Releases

Schedules

Schedule 1-A – Peach Primary Distribution Assets

Schedule 1-B – Peach Secondary Distribution Assets

Schedule 2 – Indemnification Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2011 (this “Agreement”), is by and among J.G. Wentworth, LLC, a Delaware limited liability company (“JGW”), Peach Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of JGW (“JGW Merger Sub”), Peach Holdings, Inc., a Florida corporation (“Peach Inc.”), Peach Group Holdings Inc., a Delaware corporation (“Peach Group”), and Orchard Acquisition Company, a Delaware corporation (“Orchard”).

RECITALS

A. The board of directors of Peach Inc. has (i) determined that it would be desirable and fair to, and in the best interests of, Orchard, as the sole stockholder of Peach Inc., for Peach Inc. to be converted into a Delaware limited liability company (the “Peach Inc. Conversion”) immediately prior to the consummation of the transactions contemplated by this Agreement and (ii) adopted a plan of conversion, a certificate of conversion, a certificate of formation and a limited liability company agreement, in the forms attached hereto as Exhibit A (the “Plan of Conversion”) providing for the Conversion, all upon the terms set forth therein and in accordance with the Florida Business Corporation Act (the “FBCA”) and the Delaware Limited Liability Company Act (the “DLLCA”).

B. The board of directors of Orchard has (i) determined that it would be desirable and fair to, and in the best interests of, Peach Group, as the sole stockholder of Orchard, for Orchard to be converted into a Delaware limited liability company (the “Orchard Conversion”) immediately prior to the consummation of the transactions contemplated by this Agreement and (ii) adopted a certificate of conversion, a certificate of formation and a limited liability company agreement in the forms attached hereto as Exhibit B, all upon the terms set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

C. The boards of directors or board of managers, as applicable, of each of Orchard and JGW Merger Sub have (i) determined that, following the Orchard Conversion, the merger of JGW Merger Sub with and into Orchard (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement would be advisable and fair to, and in the best interests of, their respective companies and equityholders, (ii) adopted this Agreement and approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the DGCL and the DLLCA, and (iii) recommended that their respective equityholders adopt this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and the DLLCA.

D. Prior to the execution of this Agreement, (i) the respective boards of directors of Peach Group, Orchard, Peach Inc. and JGW have approved the execution and delivery of this Agreement by their respective companies and the performance by their respective companies of the transactions contemplated herein, and (ii) the board of directors of JGW has approved and adopted the JGW Certificate of Formation Amendment and recommended that its equityholders adopt the JGW Certificate of Formation Amendment in accordance with the DLLCA.

E. Contemporaneously with the execution of this Agreement, (i) JGW, as the sole equityholder of JGW Merger Sub, is adopting this Agreement and approving the transactions contemplated hereby, including the Merger; (ii) the Fifth Amended and Restated JGW Limited Liability Company Agreement is being approved by the holders of a majority of the voting power exercisable by the JGW Common Interests, the JGW Preferred Interests and the JGW Class A Management Interests, voting together as a single class, (iii) holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding JGW Preferred Interests (excluding JGW Preferred Interests held by JLL Partners, Inc. and its Affiliates) are approving those sections of the Fifth Amended and Restated JGW Limited Liability Company Agreement that are required to be approved by such vote, and (iv) the JGW Certificate of Formation Amendment is being adopted by holders of a majority of the voting power exercisable by the JGW Common Interests, the JGW Preferred Interests and the JGW Class A Management Interests, voting together as a single class.

F. Contemporaneously with the execution of this Agreement, (i) Peach Group, as the sole stockholder of Orchard, is (a) approving and adopting the certificate of conversion, certificate of formation and limited liability company agreement set forth in Exhibit B, and (b) adopting this Agreement and the transactions contemplated hereby, including the Merger, (ii) Orchard, as the sole stockholder of Peach Inc., is (a) approving and adopting the Plan of Conversion, and (b) adopting this Agreement and the transactions contemplated hereby, including the Merger, and (iii) the Amended and Restated Peach Group Shareholders’ Agreement is being executed by Peach Group and the holders of a majority of the voting power exercisable by the Peach Group Holders, and evidence of such actions is being delivered to JGW.

G. Contemporaneously with the execution of this Agreement, holders of a majority of the outstanding common stock of Peach Group have executed a written consent authorizing Peach Group to enter into this Agreement and consummate the transactions contemplated hereby.

H. Upon the consummation of the Merger, Orchard will be the surviving company of the Merger.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

For purposes of this Agreement:

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“144A Offering” shall mean an offering of equity securities of JGW or a Company Offeror effected under Rule 144A promulgated under the Securities Act.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Common Interest Percentage” has the meaning ascribed thereto in the Fifth Amended and Restated JGW Limited Liability Company Agreement; provided, however, that, for purposes of this Agreement, following the consummation of an IPO, Aggregate Common Interest Percentage shall be calculated on a fully-diluted basis with respect to JGW and/or any Company Offeror, as the case may be, to give effect to the IPO and any issuance of any equity securities in the IPO or thereafter by JGW and/or such Company Offeror.

“Alternative Transaction” shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third persons involving: (A) any purchase from the equityholders of any Peach Entity or acquisition (whether by way of a merger, share exchange, consolidation, business combination or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of 15% or more of the outstanding voting securities of any Peach Entity or any tender offer or exchange offer for outstanding voting securities of any Peach Entity or any merger, consolidation, business combination or similar transaction involving any Peach Entity, or (B) any sale, lease exchange, transfer, license, acquisition or disposition of all or substantially all of the assets of any Peach Entity, or (ii) any liquidation or dissolution of any Peach Entity.

“Amended and Restated Peach Group Shareholders’ Agreement” means an amendment and restatement of the Peach Group Shareholders’ Agreement, in the form attached hereto as Exhibit C.

“Ancillary Agreements” means the Fifth Amended and Restated JGW Limited Liability Company Agreement, the Amended and Restated Peach Group Shareholders’ Agreement, the Plan of Conversion and all other agreements, documents and instruments required to be delivered by any party hereto or its Affiliates pursuant to this Agreement.

“Basic Survival Period” has the meaning set forth in Section 9.1.

“Basket” has the meaning set forth in Section 7.4(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

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“Cash” means cash, cash equivalents and liquid investments, including readily marketable equity securities, government guaranteed debt obligations, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank and commercial paper and variable or fixed rate notes, as determined in accordance with GAAP. For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks and other wire transfers and drafts deposited or available for the account of such Person.

“Certificate of Conversion” shall mean a certificate of conversion and all related conversion documentation in the forms provided for in Exhibit A and Exhibit B.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Change of Control” shall mean (i) any sale, transfer or other similar transaction having the effect of selling or transferring all or substantially all of the assets of JGW; or (ii) any merger, consolidation, recapitalization, reclassification or similar transaction (including the sale or exchange of JGW Common Interests or other equity securities) involving JGW as a result of which, any person or group (other than JLL Fund V AIF I, LP, a Delaware limited partnership, JLL Fund V AIF II, LP, a Delaware limited partnership, any other private equity investment partnership or private equity pooled investment vehicle sponsored or managed by JLL Partners, Inc., or any Affiliate of the foregoing (including JLL Partners, Inc.) (x) owns or controls more than 80% in voting power of the JGW Common Interests and JGW Preferred Interests (taken as a single class) or more than 80% in voting power of the equity of the surviving entity in the case of a merger or consolidation or (y) has the ability to elect a majority of the board of directors of JGW or the governing body of the surviving entity in the case of a merger or consolidation.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash and Receivables Balance Target” means (i) with respect to the JGW Entities, $61.2 million and (ii) with respect to the Peach Entities, $130.2 million; provided, however, that such Closing Cash and Receivables Balance Target shall, with respect to the Peach Entities, be subject to adjustment as provided in the definitions of “Peach Cash and Receivables Balance” and “Peach Secondary Distribution Assets” and in Section 2.8(d).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Merger Consideration” means, collectively, (i) such number of JGW Non-Voting Common Interests as will result in Peach Group having an Aggregate Common Interest Percentage of 25% as of immediately following the Effective Time (for the avoidance of doubt, after taking into account the reclassification of the JGW Class A Management Interests into Restricted Common Interests as provided for in the Fifth Amended and Restated JGW Limited Liability Company Agreement, and treating the JGW Preferred Interests on an as converted to JGW Common Interests basis), (ii) 10,000 JGW Tranche C-1 Profits Interests, and (iii) 10,000 JGW Tranche C-2 Profits Interests.

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“Closing Recourse Debt” means, with respect to the JGW Entities or the Peach Entities, as applicable, the amount of Indebtedness, as reflected in the books and records of such entity as of the close of business on the day immediately preceding the Closing Date, all as determined in accordance with GAAP, and shall include fees and expenses paid by the JGW Entities related to obtaining the consents and/or waivers required under any financing arrangements of JGW in connection with the transactions contemplated hereby and any fees and expenses paid by the Peach Entities related to obtaining the consents and/or waivers required pursuant to the Peach Financing Arrangements other than the Peach Credit Agreement, in each case, to the extent such fees and expenses are included within the definition of “Indebtedness”, but excluding for these purposes any Indebtedness for which there is no general recourse to the assets of the JGW Entities or the Peach Entities, as applicable. For the avoidance of doubt, none of (i) the debt of IAGD, LLC, which is secured by a first lien on IAGD, LLC’s assets, a second lien on the assets of various securitization entities, and a pari passu lien on the assets of 321 Henderson Receivables Acquisition, LLC, (ii) the North Channel Debt, (iii) contingent installment obligations (or guarantees thereof ) of any Peach Entities issued in connection with the “Asset Advantage”, “Wealth Builder” or “Comp Builder” products or similar products offered by the Peach Entities, (iv) letters of credit issued by TitleMasters of Texas, LLC in favor of third party lender(s) to TitleMasters customers, which letters of credit are secured by cash collateral or cash balances to such lenders or (v) the capitalized lease obligations of the Peach Entities or JGW or their respective Subsidiaries will be deemed Closing Recourse Debt.

“Closing Recourse Debt Target” means (i) with respect to the JGW Entities, $0, and (ii) with respect to the Peach Entities, $194.3 million.

“Closing Statement” has the meaning set forth in Section 2.8(e)(i).

“Closing Working Capital Target” means (i) with respect to the JGW Entities, negative $7.5 million and (ii) with respect to Orchard and its Subsidiaries, negative $13.0 million.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Offeror” has the meaning ascribed thereto in the Fifth Amended and Restated JGW Limited Liability Company Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 5.8.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Contracts Back” means a properly executed structured settlement purchase agreement received from a potential customer with whom the applicable company has had contact within the previous two (2) weeks or has a schedule court date and has not funded.

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“Contracts Out “ means a structured settlement purchase agreement sent to a potential customer with whom the applicable company has had contact within the previous two(2) weeks and which does not meet the definition of a Contracts Back.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“DGCL” has the meaning set forth in the recitals.

“Discount Rate” shall mean the stated annual percentage, which rate shall be applied in any calculation as a monthly rate by dividing the stated annual percentage by twelve (12).

“Dispute” has the meaning set forth in Section 2.8(e)(ii).

“Dispute Notice” has the meaning set forth in Section 2.8(e)(ii).

“DLLCA” has the meaning set forth in the recitals.

“DLP Irish Entities” means DLP Funding, Ltd., DLP Funding II, Ltd. and DLP Funding III Ltd.

“DLP Operating Fund” has the meaning set forth in Section 5.20(a).

“Economic Sanctions” has the meaning set forth in Section 3.9(b).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Encumbrance” means any charge, claim, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, adverse claim, any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, or receipt of income.

“Environmental Laws” means any Laws (including common law) of any Governmental Authority relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution or protection of the environment, public health or natural resources, or (iv) exposure of Persons to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or authorizations of any Governmental Authority under any Environmental Law.

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“ERISA” has the meaning set forth in Section 3.11(a).

“Estimated Closing Recourse Debt Statement” has the meaning set forth in Section 5.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing JGW LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of JGW, dated as of May 5, 2009, as heretofore amended.

“Extraordinary Transaction” means an IPO, or a transaction that would constitute a Change of Control.

“Fair Market Value” has the meaning ascribed thereto in the Fifth Amended and Restated JGW Limited Liability Company Agreement.

“FBCA” has the meaning set forth in the recitals.

“Fifth Amended and Restated JGW Limited Liability Company Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of JGW to be entered into by the Members of JGW at or prior to the Closing and to which Peach Group will become a party at Closing, substantially in the form attached hereto as Exhibit D, as the same may be amended from time to time in accordance with its terms.

“Future Member” has the meaning set forth in Section 7.5(c).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Halcyon Loan” means the $8 million loan made on May 22, 2009 by Settlement Funding, LLC to Halcyon Vision, LLC.

“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, asbestos or asbestos-containing material and radon, (v) any other pollutant or contaminant, and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

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“HSR Act” has the meaning set forth in Section 3.3(b).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, including any swap arrangement, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (vi) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (v) above, and (vii) for clauses (i) through (vi) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayments of such Indebtedness that is to be repaid in connection with the transactions contemplated by this Agreement (including fees, costs or payments associated with the termination of any related swap arrangements), provided, however, that (a) the payment of any fees and expenses related to obtaining the consents and/or waivers required pursuant to Section 5.15(a) hereof with respect to the Peach Credit Agreement shall be considered Transaction Expenses, and (b) the payment of up to $250,000 in fees and expenses paid by the JGW Entities related to obtaining the consents and/or waivers required under any financing arrangements of JGW in connection with the transactions contemplated hereby, and up to $250,000 in fees and expenses paid by the Peach Entities related to obtaining the consents and/or waivers required pursuant to Section 5.15(a) hereof with respect to the Peach Financing Arrangements other than the Peach Credit Agreement shall, in each case, be considered Transaction Expenses.

“Indemnification Agreements” means each Indemnification Agreement entered into by and among Peach Inc., Orchard and their respective senior officers and identified on Schedule 2 attached hereto.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Independent Accountant” has the meaning set forth in Section 2.8(e)(iii).

“Independent Firm” has the meaning set forth in Section 7.3(f)(iii).

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“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all United States or foreign: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (ii) patents and patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations and substitutions thereof; (iii) copyrights and copyrightable subject matter; (iv) trade secret and all other confidential information, know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, and customer lists; (v) domain names and other Internet addresses or identifiers; (vi) computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (vii) moral rights, and rights of publicity and to personal information; (viii) all rights in the foregoing and in other similar intangible assets; (ix) all applications and registrations for the foregoing; and (x) any other proprietary or intellectual property rights of any kind or nature.

“IPO” shall mean (i) any 144A Offering where such offering generates net proceeds to JGW or any Company Offeror (or its selling securityholders) of at least $50 million, or (ii) an initial registered offering of equity securities of JGW or any Company Offeror to the public pursuant to an effective registration statement (other than on Form S-4 or S-8 or any successor form) under the Securities Act, or if such initial registered offering is made outside the United States, then pursuant to applicable requirements of the relevant jurisdiction or stock exchange, (x) where such offering generates net proceeds to JGW or such Company Offeror (or its selling securityholders) of a least $20 million and (y) pursuant to which the JGW Common Interests or the common stock of such Company Offeror are listed or qualified on either: (a) The New York Stock Exchange, the American Stock Exchange or Nasdaq or any of their respective successors; or (b) a recognized foreign exchange in a foreign country of similar standing to those listed in clause (a).

“IRS” has the meaning set forth in Section 3.11(b).

“JGW” has the meaning set forth in the preamble.

“JGW Board” means the Board of Directors of JGW.

“JGW Cash and Receivables Balance” means, as of the Effective Time, an amount equal to (v) the amount of any documented Transaction Expenses that have been paid by the JGW Entities prior to the Closing, as set forth in a schedule delivered to Peach Group by JGW at or prior to the Closing, plus (w) the Unrestricted Cash balance of the JGW Entities (which, for the avoidance of doubt, shall include any portion of the TitleMasters Fund that is funded by JGW pursuant to Section 5.20(b)), plus (x) the guaranteed structured settlement, life contingent structured settlement and annuity finance receivables and lottery receivables balance of the JGW Entities (including only (a) such assets which, through either securitization or other non-recourse, term financing, can be promptly monetized (except for retention of customary retained interests) at values at least equal to those determined as provided in the following sentence and (b) readily financeable or realizable lottery receivables and, in the case of both clauses (a) and (b), net of any warehouse or operating debt against those assets, taking into account the negative or positive value of any related hedges or swaps), plus (y) the Partner Re receivables balance net of any debt, minus (z) $2,500,000. For purposes of determining the JGW Cash and Receivables Balance, calculations of receivables shall be made by discounting uncollected payments due as of the Effective Time on guaranteed structured settlement and annuity finance receivables using a 5.5% Discount Rate and by valuing uncollected payments due as of the Effective Time on life contingent structured settlements using a 12.50% Discount Rate and lottery receivables using a 6.0% Discount Rate.

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“JGW Certificate of Formation Amendment” means an amendment to the Certificate of Formation of JGW to delete Article III thereof in its entirety.

“JGW Class A Management Interests” means the Class A Management Interests of JGW, as defined in the Existing JGW LLC Agreement.

“JGW Class C Profits Interests” means the Class C Profits Interests of JGW, as defined in the Fifth Amended and Restated JGW Limited Liability Company Agreement, to be issued in the Merger.

“JGW Closing Calculation” has the meaning set forth in Section 2.8(b)(ii).

“JGW Common Interests” means the Common Interests of JGW, as defined in the Fifth Amended and Restated JGW Limited Liability Company Agreement.

“JGW Deficit Amount” has the meaning set forth in Section 2.8(b)(ii).

“JGW Disclosure Schedules” has the meaning set forth in Article IV.

“JGW Entities” means, collectively, JGW, JGW Merger Sub and JGW’s Subsidiaries.

“JGW Excess Amount” has the meaning set forth in Section 2.8(b)(ii).

“JGW Financial Statements” has the meaning set forth in Section 4.6(a).

“JGW-Funded Premiums” has the meaning set forth in Section 5.22(a).

“JGW Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“JGW IP Agreement” means all licenses of Intellectual Property (a) from JGW or any of its Subsidiaries to any third party, excluding non-exclusive licenses to customers and end users granted in the ordinary course of business, and (b) to JGW or any of its Subsidiaries from any third party, excluding Intellectual Property licensed to JGW or any of its Subsidiaries pursuant to any “shrink-wrap” or “click-wrap” license or any license concerning generally commercially available software.

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“JGW Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to (a) the business, operations, financial condition, or results of operations of JGW and its Subsidiaries, taken as a whole, or (b) the ability of JGW or any of its Subsidiaries to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that “JGW Material Adverse Effect” shall not include the effect of any event, change, circumstance or state of facts arising out of or attributable to (i) changes in the industries in which JGW or any of its Subsidiaries operates, except to the extent that such changes materially and disproportionately have a greater adverse impact on JGW and its Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the competitors of JGW and its Subsidiaries, (ii) changes in general (domestic, foreign or global) economic or political conditions (including the outbreak of war or acts of terrorism), except to the extent that such changes materially and disproportionately have a greater adverse impact on JGW and its Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the competitors of JGW and its Subsidiaries, (iii) the execution and delivery of this Agreement, the announcement or other disclosure of, the consummation of the transactions contemplated by, any action taken pursuant to or in accordance with, this Agreement and the Ancillary Agreements, (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world, except to the extent that such changes materially and disproportionately have a greater adverse impact on JGW and its Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on the competitors of JGW and its Subsidiaries, (v) changes in applicable Laws or accounting rules, except to the extent that such changes materially and disproportionately have a greater adverse impact on JGW and its Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on Peach and its Subsidiaries, (vi) any loss of any employees of JGW or any of its Subsidiaries as a result of, or in connection with, the announcement or other disclosure of, or the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements, or (vii) JGW’s or any of its Subsidiaries’ failure to meet internal or published projections, forecast, revenues or earnings predictions (but not any underlying cause of JGW’s or its Subsidiaries’ failure to meet such projections, forecast, revenues or earnings predictions).

“JGW Material Contracts” has the meaning set forth in Section 4.18(a).

“JGW Merger Sub” has the meaning set forth in the preamble.

“JGW Non-Cash Excess Amount” means the amount, if any (expressed as a positive number), by which the net liability represented by the JGW Working Capital Amount is less than the Closing Working Capital Target of the JGW Entities (i.e., a less negative amount).

“JGW Non-Voting Common Interests” means the Non-Voting Common Interests of JGW, as defined in the Fifth Amended and Restated JGW Limited Liability Company Agreement.

“JGW Parties” has the meaning set forth in Section 7.1.

“JGW Permits” has the meaning set forth in Section 4.9(d).

“JGW Plans” has the meaning set forth in Section 4.11(a).

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“JGW Preferred Interests” means the Preferred Interests of JGW, as defined in the Existing JGW LLC Agreement.

“JGW Registered IP” has the meaning set forth in Section 4.15(a).

“JGW Restricted Common Interests” means the Restricted Common Interests of JGW, as defined in the Fifth Amended and Restated JGW Limited Liability Company Agreement, to be issued at or prior to the Closing upon reclassification of the JGW Class A Management Interests.

“JGW Subsidiary Shares” has the meaning set forth in Section 4.4(d).

“JGW Tranche C-1 Profits Interests” means the Tranche C-1 Profits Interests of JGW, as defined in the Fifth Amended and Restated JGW Limited Liability Company Agreement, to be issued in the Merger.

“JGW Tranche C-2 Profits Interests” means the Tranche C-2 Profits Interests of JGW, as defined in the Fifth Amended and Restated JGW Limited Liability Company Agreement, to be issued in the Merger.

“JGW Working Capital Amount” means, as of the Closing Date, an amount equal to (x) the aggregate amount of prepaid expenses of the JGW Entities, on a consolidated basis, minus (y) the aggregate amount of accrued expenses and accounts payable of the JGW Entities, on a consolidated basis, in each case calculated in accordance with GAAP and excluding (i) any Indebtedness, (ii) any such accrued expenses and accounts payable that are payable from Restricted Cash of JGW and its Subsidiaries, and (iii) for the avoidance of doubt, any accounts payable or accrued expenses that constitute Transaction Expenses.

“Key Employee” means Robert Rigal, Pradip Raval, Lori Wengatz, Luis Romero, Alberto Cairo, Sergio Salani, Hasham Malik, Jason Sutherland, Stephen Kirkwood, Howell Edwards and Paul Benk.

“Knowledge” means the actual knowledge of (i) in the case of Peach Group, Orchard or Peach Inc., James Terlizzi, Timothy Trankina, Craig Lessner or Alberto Cairo, and (ii) in the case of JGW or JGW Merger Sub, David Miller, Randi Sellari, Doug Hoffman or Linda Morris, in each case after due inquiry. For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of such party, and (ii) reasonable inquiry of those officers of such party who have primary responsibility for the matter as to which a particular representation or warranty relates.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to a party or any of its Subsidiaries or which such party or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

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“Life Settlement Corporation” means Life Settlement Corporation, a Georgia corporation.

“Losses” has the meaning set forth in Section 7.1.

“LSC Litigation Fund” has the meaning set forth in Section 5.20(a).

“LSC Matters” means the matter between Life Receivables Ireland Limited and Babcock & Brown Investment Management Partners LP, Babcock & Brown LP, Life Settlement Corporation d/b/a Peachtree Life Settlements and Senior Settlement Holding Corporation being litigated before the United States District Court for the Northern District of Georgia and the matter between Goshawk Dedicated Limited, Kite Dedicated Limited and Life Settlement Corporation being arbitrated before the American Arbitration Association.

“Members” has the meaning set forth in the Fifth Amended and Restated JGW Limited Liability Company Agreement.

“Merger” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.11(c).

“Multiple Employer Plan” has the meaning set forth in Section 3.11(c).

“Net Cash Proceeds” means the cash consideration received by the applicable seller in connection with a securitization transaction or wholesale transaction, after deducting all fees, expenses, payments of any warehouse or related debt associated with the assets being securitized (taking into account the breakage costs associated with any related hedges or swaps) and any other mandatory indebtedness payments required by the applicable seller or its affiliates; provided, that in the case of any transaction relating to the sale or securitization of multiple assets the fees and expenses incurred shall be allocated among the assets on a pro rata basis.

“Non-Peach Holders” means the Members of JGW other than the Peach Holders as of the Effective Time.

“Noncompetition Agreements” has the meaning set forth in Section 5.18(d).

“North Channel Debt” means the debt or other obligations arising under or related to the North Channel Loan, between North Channel Bank GMBH & Co. KG and Skolvus I GmbH & Co. KG.

“North Channel Entities” means SES Endurance Trust, a Delaware trust, SB Immram Parent, LLC, a Delaware limited liability company, and SB Immram, LLC, a Delaware limited liability company.

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“Orchard Conversion” has the meaning set forth in the recitals.

“Outside Date” has the meaning set forth in Section 8.1(c)(i).

“Owned Real Property” means all real property owned by a party or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“PDA Cash Deficit” has the meaning set forth in Section 2.8(d)(iii).

“PDA Cash Excess” has the meaning set forth in Section 2.8(d)(iii).

“Peach Cash and Receivables Balance” means, as of the Effective Time, an amount equal to (u) the amount of any documented Transaction Expenses that have been paid by the Peach Entities prior to the Closing (which, for the avoidance of doubt, shall not include any retainer fees paid to the Peach Entities’ financial advisors (other than up to an aggregate of $300,000 in monthly retainer fees paid with respect to January 2011 and February 2011) or any fees paid to the Peach Entities’ financial advisors in connection with the repurchase of the Peach Group Preferred Stock in accordance with Section 5.16), as set forth in a schedule delivered to Peach Group by JGW at or prior to the Closing, less (v) the amount, if any, by which the value of Peach Group’s pre-settlement funding receivables and medical receivables as of the Closing, net of any warehouse or operating debt against those assets and calculated in accordance with GAAP consistently applied, is less than $18 million, plus (w) the Unrestricted Cash balance of Orchard and its Subsidiaries (for the avoidance of doubt, after the repurchase by Peach Group of the Peach Group Preferred Stock in accordance with Section 5.16 and all amounts paid in accordance with Section 5.19 and excluding any Cash received by Orchard and its Subsidiaries upon the sale or realization of the Peach Distribution Assets) plus (x) the guaranteed structured settlement, life contingent structured settlement and annuity finance receivables, lottery receivables, lottery advances, lottery secured loans and structured advances balances of Orchard and its Subsidiaries (including only (a) such assets which, through either securitization or other non-recourse, term financing, can be promptly monetized (except for retention of customary retained interests) at values at least equal to those determined as provided in the following sentence and (b) readily financeable or realizable lottery receivables and, in the case of both clauses (a) and (b), net of any warehouse or operating debt against those assets, taking into account the negative or positive value of any related hedges or swaps), plus (y) the Fortress Credit Corp. receivables balance net of any debt minus (z) $5 million; provided, however, that in no event shall any asset included in the Peach Distribution Assets be counted toward the Peach Cash and Receivables Balance. For purposes of determining the Peach Cash and Receivables Balance, (i) calculations of receivables shall be made by discounting uncollected payments due as of the Effective Time on guaranteed structured settlement and annuity finance receivables using a 5.5% Discount Rate and by valuing uncollected payments due as of the Effective Time on life contingent structured settlements using a 12.50% Discount Rate and lottery receivables using a 6.0% Discount Rate, (ii) any amounts set aside or to be set aside by Peach Group to fund each of the LSC Litigation Fund and the DLP Operating Fund, excluding any payment from JGW pursuant to the proviso appearing at the end of Section 5.20(a), shall be included in the

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Peach Cash and Receivables Balance, (iii) the following amounts shall, in each case, be deducted from the Peach Cash and Receivables Balance: (a) any payment required under the Peach Retention Agreements referenced in Section 5.19 hereof which has not been paid prior to the Effective Time, (b) the amount of change of control payments, if any, required to be paid to any employee of the Peach Entities, other than Lori Wengatz or Jason Sutherland, as a result of the consummation of the Merger which have not been paid prior to the Effective Time, (c) the cost of any “tail” directors’ and officers’ liability insurance policies referenced in Section 5.14 hereof (if not paid by GuarCo, LLC), (d) the amount of any termination fees and expense reimbursements payable by JGW or any of its Subsidiaries after the Closing to any party with which Peach Group engaged in discussions regarding a competing transaction prior to the Closing, to the extent such termination fees and expense reimbursements are not paid by Peach Group or one if its Subsidiaries prior to the Closing, and (e) the amount of any finder’s fees payable to Bryant Park Capital in connection with the transactions contemplated under that certain Letter Agreement, dated July 28, 2010, by and among Peach Inc. and Capital One N.A., New York Commercial Banking and Capital One Debt Capital Markets, regarding a pre-settlement funding revolving credit agreement, to the extent such finder’s fees are not paid by Peach Group or one if its Subsidiaries prior to the Closing and (iv) the $8 million amount owed under the Halcyon Loan shall be included in the Unrestricted Cash of Orchard to the extent such Halcyon Loan has been repaid on the Closing Date or within six (6) months thereafter; provided that, to the extent such Halcyon Loan has not been repaid within six (6) months after the Closing Date, the right to receive the amount due under the Halcyon Loan shall be deemed to be a Peach Primary Distribution Asset with a deemed value of $8 million and the Closing Cash and Receivables Target of the Peach Entities shall be reduced by such deemed value. Notwithstanding clause (iii)(b) above, in the event that Lori Wengatz or Jason Sutherland resign within six (6) months after the Effective Time as a result of the consummation of the Merger, then any change of control payments made to them shall be deducted in the calculation of the Peach Cash and Receivables Balance for all purposes of Section 2.8.

“Peach Closing Calculation” has the meaning set forth in Section 2.8(b)(i).

“Peach Credit Agreement” means the Credit Agreement, dated as of November 21, 2006, among Orchard, Peach Inc., as Borrower, the several Lenders from time to time parties thereto, SunTrust Bank, as Syndication Agent, and JPMorgan Chase Bank, N.A. (as successor to Bear Stearns Corporate Lending Inc.), as Administrative Agent, as heretofore amended.

“Peach Deficit Amount” has the meaning set forth in Section 2.8(b)(i).

“Peach Disclosure Schedules” has the meaning set forth in Article III.

“Peach Distribution Assets” means the Peach Primary Distribution Assets and the Peach Secondary Distribution Assets, collectively, except as otherwise expressly provided in this Agreement.

“Peach Distribution Assets Excess” has the meaning set forth in Section 2.8(d)(ii).

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“Peach Entities” means, collectively, Peach Group, Orchard, Peach Inc. and Peach Inc.’s Subsidiaries, but shall not include, except as otherwise specifically provided for herein, for purposes of this Agreement and the transactions contemplated hereby, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries, Life Settlement Corporation or SES Endurance Trust (unless as of the Effective Time SES Endurance Trust is a direct or indirect Subsidiary of the Surviving Company).

“Peach Excess Amount” has the meaning set forth in Section 2.8(b)(i).

“Peach Excess Sale Securities” has the meaning set forth in Section 7.4(b)(ii).

“Peach Financial Statements” has the meaning set forth in Section 3.6(a).

“Peach Financing Arrangements” means the Peach Credit Agreement and each of the other financing arrangements of the Peach Entities that are set forth in Schedule 5.15(a) of the Peach Disclosure Schedules.

“Peach Group” has the meaning set forth in the Preamble.

“Peach Group Common Stock” means the Common Stock, par value $0.01 per share, of Peach Group.

“Peach Group Holders” has the meaning set forth in Section 7.4(b)(i).

“Peach Group Options” means options to acquire shares of Peach Group Common Stock granted pursuant to Peach Group’s 2009 Management Incentive Plan.

“Peach Group Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of Peach Group.

“Peach Group Shareholders’ Agreement” means the Shareholders’ Agreement among the Peach Group Holders, dated as of May 6, 2009, as amended.

“Peach Holders” means the holders of JGW Common Interests that were issued in the Merger to Peach Group.

“Peach Inc.” has the meaning set forth in the Preamble.

“Peach Inc. Conversion” has the meaning set forth in the recitals.

“Peach Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Peach IP Agreement” means all licenses of Intellectual Property (a) from any Peach Entity to any third party, excluding non-exclusive licenses to customers and end users granted in the ordinary course of business, and (b) to any Peach Entity from any third party, excluding Intellectual Property licensed to such Peach Entity pursuant to any “shrink-wrap” or “click-wrap” license or any license concerning generally commercially available software.

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“Peach LLC” means Peach Holdings, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Peach Inc.

“Peach Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to (a) the business, operations, financial condition, or results of operations of Peach and its Subsidiaries, taken as a whole, or (b) the ability of any of the Peach Entities to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; provided, however, that “Peach Material Adverse Effect” shall not include the effect of any event, change, circumstance or state of facts arising out of or attributable to (i) changes in the industries in which any of the Peach Entities operates, except to the extent that such changes materially and disproportionately have a greater adverse impact on the Peach Entities, taken as a whole, as compared to the adverse impact such changes have on the competitors of the Peach Entities, (ii) changes in general (domestic, foreign or global) economic or political conditions (including the outbreak of war or acts of terrorism), except to the extent that such changes materially and disproportionately have a greater adverse impact on the Peach Entities, taken as a whole, as compared to the adverse impact such changes have on the competitors of the Peach Entities, (iii) the execution and delivery of this Agreement, the announcement or other disclosure of, the consummation of the transactions contemplated by, any action taken pursuant to or in accordance with, this Agreement and the Ancillary Agreements, (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world, except to the extent that such changes materially and disproportionately have a greater adverse impact on the Peach Entities, taken as a whole, as compared to the adverse impact such changes have on the competitors of the Peach Entities, (v) changes in applicable Laws or accounting rules, except to the extent that such changes materially and disproportionately have a greater adverse impact on Peach Entities and its Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on JGW and its Subsidiaries, (vi) any loss of any employees of any Peach Entity as a result of, or in connection with, the announcement or other disclosure of, or the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements, or (vii) the Peach Entities’ failure to meet internal or published projections, forecast, revenues or earnings predictions (but not any underlying cause of Peach’s failure to meet such projections, forecast, revenues or earnings predictions).

“Peach Material Contracts” has the meaning set forth in Section 3.18(a).

“Peach Non-Cash Excess Amount” means the sum of (x) the amount, if any, by which the Closing Recourse Debt Target of the Peach Entities exceeds the Closing Recourse Debt of the Peach Entities and (y) the amount, if any (expressed as a positive number), by which the net liability represented by the Peach Working Capital Amount is less than the Closing Working Capital Target of the Peach Entities (i.e. a less negative number).

“Peach Parties” has the meaning set forth in Section 7.2.

“Peach Permits” has the meaning set forth in Section 3.9(d).

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“Peach Plans” has the meaning set forth in Section 3.11(a).

“Peach Primary Distribution Assets” means (i) the assets of Orchard and its Subsidiaries set forth on Schedule 1-A attached hereto, together with all related liabilities, which shall be valued for purposes hereof at the amounts set forth opposite each such asset on Schedule 1-A and (ii) to the extent that the $8 million amount owed under the Halcyon Loan has not been repaid within six (6) months after the Closing Date, the right to receive the amount due under the Halcyon Loan shall be deemed to be a Peach Primary Distribution Asset with a deemed value of $8 million; provided that to the extent any Peach Primary Distribution Assets have been sold or otherwise monetized or any cash has been received as a payment or collection on any Peach Primary Distribution Assets on or prior to the distribution of such Peach Primary Distribution Assets by JGW to the Peach Holders after the Closing Date or pursuant to Section 5.21, then the Peach Primary Distribution Assets shall mean the amount of Cash or other consideration received or receivable in connection with such sale, monetization, payment or collection, which for the purposes of the distribution thereof pursuant to Section 2.8 or Section 5.21, shall be valued, irrespective of the fair market value or balance sheet value thereof, or the Cash or other consideration received or receivable therefor, at the time of the distribution thereof pursuant to Section 2.8 or Section 5.21, at the amount set forth opposite such asset on Schedule 1-A attached hereto, subject to adjustment as provided in Section 2.8(d).

“Peach Registered IP” has the meaning set forth in Section 3.15(a).

“Peach Retention Agreements” has the meaning set forth in Section 5.19.

“Peach Secondary Distribution Assets” means any receivables, structured settlements or similar assets of Orchard and its Subsidiaries set forth on Schedule 1-B attached hereto, together with all related liabilities, that would otherwise be included in the Peach Cash and Receivables Balance and have not been monetized prior to the Closing which are determined by JGW, at or prior to the Closing, not to meet the criteria set forth in clause (x) of the definition of “Peach Cash and Receivables Balance”, in which case (i) such receivables, structured settlements or similar assets shall be considered Peach Secondary Distribution Assets and not included in the Peach Cash and Receivables Balance, (ii) the Closing Cash and Receivables Target of the Peach Entities shall be reduced by the value thereof and (iii) the deemed value of such Peach Secondary Distribution Assets shall be equal to the value thereof calculated by applying the applicable Discount Rates set forth in clause (i) of the definition of “Peach Cash and Receivables Balance,” which value shall be set forth opposite each such asset on Schedule 1-B at, or promptly after, the Closing. For the purposes of the distribution of the Peach Secondary Distribution Assets pursuant to Section 2.8 or Section 5.21, subject to the terms thereof, such assets shall be valued, irrespective of the fair market value or balance sheet value thereof at the time of the distribution thereof pursuant to Section 2.8 or Section 5.21, at the amount set forth opposite each such asset on Schedule 1-B attached hereto, subject to adjustment as provided in Section 2.8(d).

“Peach Subsidiary Shares” has the meaning set forth in Section 3.4(d).

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“Peach Working Capital Amount” means, as of the Closing Date, an amount equal to (x) the aggregate amount of prepaid expenses of Orchard and its Subsidiaries, on a consolidated basis, minus (y) the aggregate amount of accrued expenses and accounts payable of Orchard and its Subsidiaries, on a consolidated basis, in each case calculated in accordance with GAAP and excluding any such accrued expenses and accounts payable that are payable from Restricted Cash of Orchard and its Subsidiaries. For the avoidance of doubt, the “Peach Working Capital Amount” shall exclude (i) any Indebtedness, (ii) any assets or liabilities of Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities, TitleMasters and their respective Subsidiaries, (iii) any obligation arising out of, or relating to, the Peach Retention Agreements, (iv) any Peach Distribution Assets to be distributed to Peach Group Holdings Inc. in accordance with Section 5.21 hereof, (v) any accounts payable or accrued expenses that constitute Transaction Expenses, and (vi) any amounts deducted from the Peach Cash and Receivables Balance pursuant to items (iii)(a)–(e) set forth in the definition of Peach Cash and Receivables Balance.

“Permitted Encumbrance” means, with respect to a Person, collectively, (i) liens for current Taxes and assessments not yet past due and for Taxes being contested in good faith, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and other similar liens arising or incurred in the ordinary course of business of such Person or its Subsidiaries consistent with past practice, (iii) standard survey and title exceptions, (iv) variations, if any, between tax lot lines and property lines, (v) matters which would be disclosed by an accurate survey or inspection of any real property, which does not materially impair the occupancy or current use of such piece of real property, and (vi) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of such Person and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Plan of Conversion” has the meaning set forth in the recitals.

“Related Party” means, with respect to any specified Person, (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate, (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, (iii) any Immediate Family member of a Person described in clause (ii), or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release” has the meaning set forth in 42 U.S.C. § 9601(22), but not subject to the exceptions in subsection (A) and (D) of 42 U.S.C. § 9601(22).

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“Representatives” means, with respect to any Person, officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives of such Person.

“Restricted Cash” means Cash other than Unrestricted Cash.

“Return” means any federal, state, provincial, district, municipal, county, local and foreign return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes with a Taxing Authority, including any claims for refunds of Taxes, any schedule thereto and any amendments or supplements of any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of common stock, par value $0.01 per share, of Orchard issued and outstanding as of the date hereof or any limited liability company interests outstanding immediately prior to the Effective Time into which the Shares have been converted in the Orchard Conversion.

“Special Representations” has the meaning set forth in Section 7.4(a).

“Specified Peach CA Baskets” means the limitations set forth in the following sections of the Peach Credit Agreement: Section 8.2(h) (capital lease obligations, purchase money obligations, etc.), Section 8.2(o) (acquired debt), Section 8.2(p) (financing indebtedness), Section 8.2(q) (subordinated indebtedness), Section 8.2(s) (general indebtedness), Section 8.3(r) (general liens), Section 8.5(i) (general disposition basket), Section 8.6(b) (stock buy-backs), Section 8.8(d) (loans to employees, etc.), Section 8.8(g) (investments in non-Loan Parties by Loan Parties), Section 8.8(t) (permitted acquisitions), Section 8.8(v) (general basket) and Section 8.11 (sale-leaseback basket).

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries, but shall not include, except as otherwise specifically provided for herein, for purposes of this Agreement and the transactions contemplated hereby, Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries.

“Surviving Company” has the meaning set forth in Section 2.1.

“Taxes” means (i) any taxes, including, without limitation, all federal, state, provincial, district, municipal, county, local, foreign and other net income, gross income, gross receipts, corporation, capital gains, sales, use, ad valorem, transfer, franchise, profits, inventory, capital stock, registration, license, lease, withholding, payroll, employment, social security, national insurance, unemployment, environmental, estimated, excise, severance, stamp, occupation, unclaimed property, escheat, property, windfall profits or value added taxes, and (ii) to the extent in the nature of a tax, any customs, duties, fees, assessments or charges, in the case of clause (i) and clause (ii), imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

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“Taxing Authority” means the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Third-Party Claim” has the meaning set forth in Section 7.3(a).

“TitleMasters” means TitleMasters Holding, LLC, a Delaware limited liability company, and its Subsidiaries.

“TitleMasters Business” means the auto title pawn/loan business conducted by Orchard and its Subsidiaries, including TitleMasters.

“Transaction Expenses” means all fees and expenses payable by the Peach Entities or JGW in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals engaged by the Peach Entities or JGW, and bankers’, brokers’ or finders’ fees, in each case incurred in connection with the transactions between Peach and JGW (as opposed to any other transactions), but not including (i) Transfer Taxes or (ii) any retainer fees paid to the Peach Entities’ financial advisors (other than up to an aggregate of $300,000 in monthly retainer fees paid with respect to January 2011 and February 2011) or any fees paid to the Peach Entities’ financial advisors in connection with the repurchase of the Peach Group Preferred Stock pursuant to Section 5.16.

“Transfer Taxes” has the meaning set forth in Section 5.11(b).

“United States” means the United States of America.

“Unrestricted Cash” means Cash other than (i) reserve Cash related to securitizations and other financings, (ii) collections related to securitizations and other financings, (iii) amounts on deposit related to state licensing requirements, (iv) client split payments not yet processed, and (v) holdback amounts not paid to sellers of structured settlements receivables upon purchase of such receivables pending commencement of payment under such receivables.

“Up-C Structure” means a structure for consummating an IPO pursuant to which a corporation holding equity interests in JGW (or a successor partnership formed for that purpose) is the issuer in such IPO and the remaining members of JGW continue to hold equity interests in JGW (or such successor partnership).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DLLCA, JGW Merger Sub shall be merged with and into Orchard (after the Orchard Conversion) pursuant to which (a) the separate limited liability company existence of JGW Merger Sub shall cease, (b) Orchard shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue its existence under the Laws of the State of Delaware, and (c) all of the properties, rights, privileges, powers and franchises of Orchard and JGW Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities, obligations and duties of Orchard and JGW Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

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Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 (i) within two (2) Business Days following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) or (ii) at such other place or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the Surviving Company shall cause a certificate of merger substantially in the form attached hereto as Exhibit E (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of the DLLCA.

Section 2.4 Organizational Documents. The certificate of formation of Orchard as in effect after the Orchard Conversion and before the Merger shall be the certificate of formation of the Surviving Company. The limited liability company agreement of the Surviving Company shall, subject to the inclusion of the indemnification provisions required by Section 5.14(a) hereof, be amended and restated at the Effective Time to read in substantially the form of the limited liability company agreement of JGW Merger Sub as in effect immediately prior to the Effective Time.

Section 2.5 Managers; Officers. From and after the Effective Time, (a) the managers of JGW Merger Sub serving immediately prior to the Effective Time shall be the managers of the Surviving Company with each such manager to serve until the earlier of his resignation or removal or until his or her successor is duly elected and qualified, as the case may be, and (b) the officers of JGW Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Company with each such officer serving until the earlier of his resignation or removal or until his or her successors are duly elected and qualified, as the case may be.

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Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either Orchard or JGW Merger Sub acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name of and on behalf of either Orchard or JGW Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 2.7 Merger Consideration; Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of JGW Merger Sub or Peach Group as the holder of the Shares, the Shares shall be converted into an aggregate number of JGW Non-Voting Common Interests, JGW Tranche C-1 Profits Interests and JGW Tranche C-2 Profits Interests equal to the Closing Date Merger Consideration, and thereafter Peach Group shall cease to have any rights with respect to the Shares.

(b) Each Share that is held in the treasury of Orchard or owned by Orchard as of immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) At the Effective Time, by virtue of the Merger and without any further action on the part of JGW, JGW Merger Sub or the Surviving Company, each limited liability company interest of JGW Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one limited liability company interest of the Surviving Company.

(d) The parties acknowledge and agree that for Tax purposes (i) the Merger shall be treated as a contribution by Peach Group of all of the assets of Orchard (following the Orchard Conversion) to JGW in exchange for the Closing Date Merger Consideration in a transaction governed by Section 721 of the Code, and (ii) each of the JGW Tranche C-1 Profits Interests and JGW Tranche C-2 Profits Interests received by Peach Group pursuant to the Merger shall be treated as having a zero fair market value based on the zero liquidation value of the JGW Tranche C-1 Profits Interests and JGW Tranche C-2 Profits Interests, as the case may be, measured as of the Effective Time.

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Section 2.8 Distributions by JGW After the Effective Time.

(a) From and after the Effective Time, JGW shall use commercially reasonable efforts to declare one or more distributions to its Members in order to give effect to (i) any preferential distributions required to be made to the Peach Holders and the Non-Peach Holders pursuant to Sections 2.8(b) and 2.8(c) and (ii) the distribution of the Peach Distribution Assets in accordance with Section 2.8(d) (provided that the Peach Distribution Assets have not previously been distributed pursuant to Section 5.21); provided, however, that notwithstanding the foregoing or anything contained in the following provisions of this Section 2.8 to the contrary, JGW shall not be required to make any distribution to its Members if, in the determination of the JGW Board, there does not then exist sufficient excess Cash or other legally available funds for the payment of such distribution (based on the reasonable judgment of the JGW Board regarding the requirements of the business) or the making of such distribution would be restricted or prohibited by the terms of any credit agreement or financing arrangement to which JGW or its Subsidiaries is then a party.

(b) Distributions made by JGW to its Members after the Effective Time shall be made in accordance with the terms of Section 6.4 of the Fifth Amended and Restated JGW Limited Liability Company Agreement; provided, however, that, notwithstanding the provisions thereof, the Peach Holders and the Non-Peach Holders shall be entitled to distributions of the amounts specified in Sections 2.8(b)(iii) through 2.8(b)(vi), 2.8(c) and 2.8(d), when, as and if declared by the JGW Board, in preference to any distributions to the other Members of JGW at that time pursuant to Section 6.4 of the Fifth Amended and Restated JGW Limited Liability Company Agreement, but subordinate to any distributions pursuant to Section 7.5 hereof.

(i) For purposes of this Agreement, the following terms shall have the following meanings: (A) “Peach Closing Calculation” shall mean the sum of (u) the amount, if any, by which the Peach Cash and Receivables Balance is greater than the Closing Cash and Receivables Balance Target of the Peach Entities, minus (v) the amount, if any, by which the Peach Cash and Receivables Balance is less than the Closing Cash and Receivables Balance Target of the Peach Entities, minus (w) the amount, if any (expressed as a positive number), by which the net liability represented by the Peach Working Capital Amount is greater than the Closing Working Capital Target of the Peach Entities (i.e., a more negative amount), plus (x) the amount, if any (expressed as a positive number), by which the net liability represented by the Peach Working Capital Amount is less than the Closing Working Capital Target of the Peach Entities (i.e., a less negative amount), plus (y) the amount, if any, by which the Closing Recourse Debt Target of the Peach Entities exceeds the Closing Recourse Debt of the Peach Entities, minus (z) the amount, if any, by which the Closing Recourse Debt of the Peach Entities exceeds the Closing Recourse Debt Target of the Peach Entities; (B) “Peach Deficit Amount” shall mean the result of the Peach Closing Calculation if such result is less than zero; and (C) “Peach Excess Amount” shall mean the result of the Peach Closing Calculation if such result is greater than zero.

(ii) For purposes of this Agreement, the following terms shall have the following meanings: (A) “JGW Closing Calculation” shall mean the sum of (v) the amount, if any, by which the JGW Cash and Receivables Balance is greater than the Closing Cash and Receivables Balance Target of the JGW Entities, minus (w) the amount, if any, by which the JGW Cash and Receivables Balance is less than the Closing Cash and Receivables Balance Target of the JGW Entities, minus (x) the amount, if any (expressed as a positive number), by which the net liability represented by the JGW Working Capital Amount is greater than the Closing Working Capital Target of the JGW Entities (i.e., a more negative amount), plus (y) the amount, if any (expressed as a positive number), by which the net liability represented by the JGW Working Capital Amount is less than the Closing Working Capital Target of the JGW Entities (i.e., a less negative amount), minus (z) the amount, if any, by which the Closing Recourse Debt of the JGW Entities exceeds the Closing Recourse Debt Target of the JGW Entities; (B) “JGW Deficit Amount” shall mean the result of the JGW Closing Calculation if such result is less than zero; and (C) “JGW Excess Amount” shall mean the result of the JGW Closing Calculation if such result is greater than zero.

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(iii) In the event of a Peach Deficit Amount, then the Non-Peach Holders shall be entitled to receive, when, as and if declared by the JGW Board, a Cash distribution from JGW equal to the quotient determined by dividing (x) the product obtained by multiplying the Peach Deficit Amount (expressed as a positive amount) by the Aggregate Common Interest Percentage of the Non-Peach Holders as of the Effective Time by (y) the difference obtained by subtracting the Aggregate Common Interest Percentage of the Non-Peach Holders as of the Effective Time from one (1).

(iv) In the event of a JGW Deficit Amount, then the Peach Holders shall be entitled to receive, when, as and if declared by the JGW Board, a Cash distribution from JGW equal to the quotient determined by dividing (x) the product obtained by multiplying the JGW Deficit Amount (expressed as a positive amount) by the Aggregate Common Interest Percentage of the Peach Holders as of the Effective Time by (y) the difference obtained by subtracting the Aggregate Common Interest Percentage of the Peach Holders as of the Effective Time from one (1).

(v) In the event of a Peach Excess Amount, then the Peach Holders shall be entitled to receive, when, as and if declared by the JGW Board, a Cash distribution from JGW equal to: (A) to the extent that the Peach Excess Amount is attributable to excess Cash, the amount of such excess Cash, (B) to the extent that the Peach Excess Amount is attributable to excess receivables (including structured settlements, lottery receivables and annuities), the lesser of (1) the value of such excess receivables (for the avoidance of doubt, net of any warehouse or operating debt against those assets) as set forth on the balance sheet of Peach Inc. as of the Closing Date; provided, however, that for the purposes of this Section 2.8(b)(v), the value of any such excess guaranteed structured settlement and annuity finance receivables shall be determined utilizing a 5.5% Discount Rate, the value of any such excess lottery receivables shall be determined utilizing a 6.0% Discount Rate and the value of any such excess life contingent structured settlement receivables shall be determined utilizing a 12.50% Discount Rate and (2) the Net Cash Proceeds, and (C) to the extent that the Peach Excess Amount is attributable to a Peach Non-Cash Excess Amount, such Peach Non-Cash Excess Amount. Notwithstanding the foregoing, to the extent that the Peach Excess Amount is attributable to a Peach Non-Cash Excess Amount and a Peach Distribution Assets Excess also exists, then the Peach Non-Cash Excess Amount shall be applied first to reduce such Peach Distribution Assets Excess (to no less than zero) by the amount by which the Peach Excess Amount is attributable to a Peach Non-Cash Excess Amount.

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(vi) In the event of a JGW Excess Amount, then the Non-Peach Holders shall be entitled to receive, when, as and if declared by the JGW Board, a Cash distribution from JGW equal to (A) to the extent the JGW Excess Amount is attributable to excess Cash, the amount of such excess Cash, (B) to the extent the JGW Excess Amount is attributable to excess receivables (including structured settlements and annuities), the lesser of (1) the value of such excess receivables (for the avoidance of doubt, net of any warehouse or operating debt against those assets) as set forth on the balance sheet of JGW as of the Closing Date; provided, however, that for the purposes of this Section 2.8(b)(vi), the value of any such excess guaranteed structured settlement and annuity finance receivables shall be determined utilizing a 5.5% Discount Rate, the value of any such excess lottery receivables shall be determined utilizing a 6.0% Discount Rate and the value of any such excess life contingent structured settlement receivables shall be determined utilizing a 12.50% Discount Rate and (2) the Net Cash Proceeds, and (C) to the extent the JGW Excess Amount is attributable to a JGW Non-Cash Excess Amount, such JGW Non-Cash Excess Amount.

(vii) For purposes of applying Sections 2.8(b)(v) and (b)(vi), any Peach Excess Amount or JGW Excess Amount shall be deemed to be attributable to the qualifying receivables balance of the applicable party to the extent the applicable party has delivered a qualifying receivables balance. If the applicable party has delivered a qualifying receivables balance in an amount less than the full Peach Excess Amount or JGW Excess Amount, as applicable, the remainder of such Peach Excess Amount or JGW Excess Amount, as applicable, shall be deemed to be attributable to Cash to the extent the applicable party has delivered Cash. The remainder, if any, of any Peach Excess Amount or JGW Excess Amount after applying the preceding two sentences shall be deemed to be attributable to a Peach Non-Cash Excess Amount or a JGW Non-Cash Excess Amount, as applicable. The parties acknowledge and agree that no preferential distributions pursuant to Sections 2.8(b)(v) and (b)(vi) with respect to excess receivables shall be distributed by JGW prior to the closing of the securitization or wholesale transaction in which such receivables are monetized.

(c) In furtherance of the foregoing, the following provisions shall apply in the event that there is both a Peach Deficit Amount and a JGW Deficit Amount or both a Peach Excess Amount and a JGW Excess Amount:

(i) In the event that there is both a Peach Deficit Amount and a JGW Deficit Amount, the amounts to be distributed pursuant to Sections 2.8(b)(iii) and (b)(iv) shall be paid pro rata to the Peach Holders and the Non-Peach Holders, through one or more distributions, in proportion to the respective amounts payable to the Peach Holders and the Non-Peach Holders under Sections 2.8(b)(iii) and (b)(iv) until the entire amounts payable pursuant to Sections 2.8(b)(iii) and (b)(iv) have been paid in full.

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(ii) In the event that there is both a Peach Excess Amount and a JGW Excess Amount, the amounts to be distributed pursuant to Sections 2.8(b)(v) and (b)(vi) shall be paid pro rata to the Peach Holders and the Non-Peach Holders, through one or more distributions, in proportion to the respective amounts payable to the Peach Holders and the Non-Peach Holders under Sections 2.8(b)(v) and (b)(vi) until the entire amounts payable pursuant to Sections 2.8(b)(v) and (b)(vi) have been paid in full.

(d) Distribution of Peach Distribution Assets.

(i) Notwithstanding anything to the contrary contained herein, if at any time during the two (2) year period following the Closing, JGW makes a distribution to its Members and the Peach Distribution Assets have not previously been distributed pursuant to Section 5.21, then the portion of such distribution otherwise payable to the Peach Holders shall, unless restricted or prohibited by the terms of any credit agreement or financing arrangement to which JGW or its Subsidiaries is then a party, and then only to the extent of such limitation or restriction, be satisfied by distribution to the Peach Holders of the Peach Distribution Assets. For the avoidance of doubt, except to the extent that a non-pro rata distribution is required to be made to the Peach Holders by this Section 2.8 or Article VII, if JGW has sufficient Cash on hand at the time which is legally available for the payment of a pro rata distribution to the Non-Peach Holders, then JGW shall use commercially reasonable efforts to not distribute any Peach Distribution Assets to the Peach Holders unless JGW is also making a pro rata distribution to the Non-Peach Holders. In the event of any distribution of the Peach Distribution Assets on or prior to the Closing pursuant to Section 5.21 or following the Closing pursuant to this Section 2.8(d)(i), (x) each Peach Primary Distribution Asset, together with any Cash received in exchange therefor (whether before or after the Closing), shall be deemed to have the value set forth opposite such asset on Schedule 1-A (which, in the aggregate, will total $29.1 million but be deemed to total in the aggregate $19.1 million, and which shall be increased, if applicable, by the $8 million amount due under the Halcyon Loan if such loan is not repaid on or within six (6) months after the Closing Date), irrespective of the fair market value or balance sheet value thereof, or Cash actually received, at such time, plus in the case of a distribution pursuant to this Section 2.8(d)(i), the amount of any JGW-Funded Premiums, if any, related thereto, and (y) each Peach Secondary Distribution Asset shall be deemed to have the value set forth opposite such asset on Schedule 1-B, irrespective of the fair market value or balance sheet value thereof, plus in the case of a distribution pursuant to this Section 2.8(d)(i), the amount of any JGW-Funded Premiums, if any, related thereto, provided that if any such Peach Secondary Distribution Asset is sold or otherwise monetized by JGW after the Closing and prior to the distribution thereof pursuant to this Section 2.8(d)(i), then Section 2.8(d)(iii) shall apply; and provided further, that if after the Closing and prior to the distribution of the Peach Distribution Assets pursuant to this Section 2.8(d)(i) JGW receives any Cash in respect of payments on, or collections of, any Peach Secondary Distribution Asset, then (i) the Cash received in respect of such payments or collections shall be retained by JGW and such Cash shall not be considered a Peach Secondary Distribution Asset, (ii) the deemed value of the applicable Peach Secondary Distribution Asset set forth opposite such asset on Schedule 1-B shall be reduced by the amount of Cash so received, and (iii) the Closing Cash and Receivables Target of the Peach Entities shall be increased by the amount of Cash so received.

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(ii) In the event that the aggregate amount of the first distribution made by JGW after the Closing (or the distribution made pursuant to Section 5.21) is such that the Peach Holders would be entitled to receive a pro rata portion of such distribution with a value less than the aggregate deemed value of the Peach Distribution Assets, as set forth on Schedule 1-A and Schedule 1-B (in the case of Schedule 1-A using the aggregate deemed value of $19.1 million and not the $29.1 million total of the items listed therein, and, in each case, as adjusted pursuant to Section 2.8(d)(i) and Section 2.8(d)(iii)), then the distribution of the Peach Distribution Assets to the Peach Holders as provided in Section 2.8(d)(i) or the distribution of the Peach Distribution Assets to the Peach Holders as provided in Section 5.21 will, in either case, result in the Peach Holders having received a distribution in excess of their pro rata entitlement in an amount equal to the excess of (a) the aggregate deemed value of the Peach Distribution Assets, as set forth on Schedule 1-A and Schedule 1-B (in the case of Schedule 1-A using the aggregate deemed value of $19.1 million and not the $29.1 million total of the items listed therein, and, in each case, as adjusted pursuant to Section 2.8(d)(i) and Section 2.8(d)(iii)), plus (b) the amount of any JGW-Funded Premiums, if applicable, related thereto, minus (c) the pro rata portion of the distribution (or the distribution made pursuant to Section 5.21) to which the Peach Holders would otherwise have been entitled (such excess, after deducting any Peach Non-Cash Excess Amount in accordance with Section 2.8(b)(v), a “Peach Distribution Assets Excess”). In the event of a Peach Distribution Assets Excess, the Non-Peach Holders will be entitled to receive, when, as and if declared by the JGW Board, a Cash distribution from JGW in an amount equal to the quotient determined by dividing (x) the product obtained by multiplying the amount of the Peach Distribution Assets Excess by the Aggregate Common Interest Percentage of the Non-Peach Holders as of the Effective Time by (y) the difference obtained by subtracting the Aggregate Common Interest Percentage of the Non-Peach Holders as of the Effective Time from one (1).

(iii) Provided that the Peach Distribution Assets have not been distributed pursuant to Section 5.21, from and after the Closing until the earlier of (x) the distribution of the Peach Distribution Assets pursuant to Section 2.8(d)(i) and (y) the date that is two (2) years after the Closing Date, JGW shall, following the input and advice of Peach Group (acting through James Terlizzi until Peach Group has otherwise notified JGW in writing that it has designated a different representative), use commercially reasonable efforts to sell or otherwise monetize the Peach Secondary Distribution Assets. Upon any sale or other monetization of any Peach Secondary Distribution Asset, (i) such asset shall no longer be considered a Peach Secondary Distribution Asset, (ii) the proceeds of such sale or other monetization shall be retained by JGW and such proceeds

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shall not be considered a Peach Secondary Distribution Asset and (iii) the aggregate deemed value of the Peach Secondary Distribution Assets for purposes of Section 2.8(d)(i) shall be reduced by the value of such asset as set forth opposite such asset on Schedule 1-B. To the extent the Cash proceeds of any such sale or other monetization exceed the deemed value of such asset as set forth on Schedule 1-B (as adjusted pursuant to Section 2.8(d)(i), if applicable) (such excess, a “PDA Cash Excess”), the Peach Holders shall be entitled to receive, when, as and if declared by the JGW Board, a Cash distribution from JGW equal to the amount of such PDA Cash Excess. To the extent the Cash proceeds of such sale or other monetization are less than the deemed value of such asset as set forth on Schedule 1-B (as adjusted pursuant to Section 2.8(d)(i), if applicable) (such excess, a “PDA Cash Deficit”), the Non-Peach Holders shall be entitled to receive, when, as and if declared by the JGW Board, a Cash distribution from JGW equal to the quotient determined by dividing (x) the product obtained by multiplying the amount of such PDA Cash Deficit by the Aggregate Common Interest Percentage of the Non-Peach Holders as of the Effective Time by (y) the difference obtained by subtracting the Aggregate Common Interest Percentage of the Non-Peach Holders as of the Effective Time from one (1).

(iv) In the event that JGW has not made a distribution to its Members within the two (2) year period following the Closing that includes all of the Peach Distribution Assets (including any Secondary Peach Distribution Assets) and the Peach Distribution Assets have not otherwise been distributed pursuant to Section 5.21, then thereafter: (a) the provisions of this Section 2.8(d) shall terminate; (b) JGW shall retain the Peach Distribution Assets (including any Secondary Peach Distribution Assets), which shall be managed by or under the direction of the JGW Board to the fullest extent permitted in the Fifth Amended and Restated JGW Limited Liability Company Agreement; and (c) the Peach Holders shall no longer be responsible for the amount of any JGW-Funded Premiums with respect to the Peach Distribution Assets and the Non-Peach Holders shall not be entitled to any distribution with respect to the amount of any JGW-Funded Premiums. If on the Closing Date any of the Peach Primary Distribution Assets consist of Cash or after the Closing Date any Peach Primary Distribution Assets are sold or otherwise monetized for Cash consideration, then JGW shall hold such Cash proceeds in respect of the Peach Primary Distribution Assets for the benefit of the Peach Holders and such Cash shall be considered Peach Primary Distribution Assets; provided, however, that the obligations of JGW under this sentence shall terminate upon the earlier of the second (2nd) anniversary of the Closing Date or the distribution of the Peach Distribution Assets pursuant to Section 2.8(d)(i).

(e) Determination of Amounts.

(i) Contemporaneously with the Closing, Peach Group and JGW shall each prepare in good faith and deliver to the other a statement (each, a “Closing Statement”), substantially in the form of the sample Closing Statements of Peach Group and JGW as of December 31, 2010 attached hereto as Exhibit F, setting forth the preparer’s calculation of the Peach Cash and Receivables Balance, Closing Recourse Debt of the Peach Entities and the Peach Working Capital Amount or the JGW Cash and Receivables Balance, Closing Recourse Debt of the JGW Entities and the JGW Working Capital Amount, respectively, together with such party’s calculation of the Peach Deficit Amount, Peach Excess Amount, JGW Deficit Amount or JGW Excess Amount, as applicable, in which the calculations of the Peach Cash and Receivables Balance, Closing Recourse Debt of the Peach Entities and the Peach Working Capital Amount or the JGW Cash and Receivables Balance, Closing Recourse Debt of the JGW Entities and the JGW Working Capital Amount, as applicable, shall be calculated in accordance with the definitions of such terms set forth in this Agreement.

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(ii) Each of Peach Group and JGW shall have thirty (30) days after the receipt of the other’s Closing Statement to dispute the calculation by JGW of the JGW Cash and Receivables Balance, Closing Recourse Debt of the JGW Entities and the JGW Working Capital Amount or by Peach Group of the Peach Cash and Receivables Balance, Closing Recourse Debt of the Peach Entities and the Peach Working Capital Amount, as applicable (a “Dispute”), during which period each will grant the other and the other’s Representatives, including independent accountants, reasonable access during normal business hours to the preparer’s books and records, subject to such accountants’ or Representatives’ limitations relating thereto, including the right to review all work papers of the preparer’s independent accountants; provided, however, that any Dispute must be on the basis that the amounts set forth on the Closing Statement (x) were not calculated in accordance with the terms of this Agreement or (y) were arrived at based on mathematical or clerical error. Either Peach Group or JGW may give the other written notice of a Dispute (a “Dispute Notice”) on or before the final day of the thirty (30) day period referenced above, and if it fails to do so, then the Closing Statement submitted by such preparer shall be treated as if it had been accepted and agreed to in the form in which it was delivered, and shall be final and binding upon the parties hereto. Within thirty (30) days after timely delivery of a Dispute Notice, Peach Group and JGW shall attempt to resolve the matters contained in such Dispute Notice and agree in writing upon the final content of the disputed Closing Statement.

(iii) If Peach Group and JGW are unable in good faith to resolve in writing any Dispute within the thirty (30) day period referenced above after the delivery of a timely Dispute Notice, then the disputed Closing Statement shall become final and binding upon the parties on the date all matters in dispute are finally resolved in writing by KPMG LLP (the “Independent Accountant”); provided that if such firm shall decline to act or is not, at the time of submission thereto, independent of Peach Group and JGW, then the Independent Accountant shall be another mutually satisfactory independent accounting firm of nationally recognized standing reasonably satisfactory to Peach Group and JGW, who shall not have any material relationship with Peach Group or JGW. In connection with the resolution of any Dispute, the Independent Accountant shall have access to all non-privileged documents, records and work papers and facilities and personnel necessary to perform its function as arbitrator. The Independent Accountant’s function shall be to review and resolve all matters (but only such matters) that remain in dispute, and Peach Group and JGW shall instruct the Independent Accountant, in each

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case in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review), to (i) consider only those items or amounts in the Closing Statement as to which Peach Group and JGW have disagreed and to make a determination based solely on presentations by Peach Group and JGW, and (ii) make a final determination of the JGW Cash and Receivables Balance, the Closing Recourse Debt of the JGW Entities and the JGW Working Capital Amount and/or the Peach Cash and Receivables Balance, the Closing Recourse Debt of the Peach Entities and the Peach Working Capital Amount, as applicable, to the extent such amounts are in dispute. In connection with such process, unless otherwise agreed by the parties in writing, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. Peach Group and JGW will cooperate with the Independent Accountant during the term of its engagement. The Independent Accountant shall thereafter promptly render its decision on the question in writing and finalize the Closing Statement (which final resolution shall be requested by the parties to be delivered not more than thirty (30) days following final submission of such Disputes to the Independent Accountant for its decision). Such written determination shall be final and binding upon the parties hereto and shall be non-appealable (except for manifest error), and judgment may be entered on the award. Peach Group and JGW shall instruct the Independent Accountant to not assign a value higher than the highest value, nor lower than the lowest value, ascribed to any item subject to Dispute by Peach Group and JGW. In rendering its determination, the Independent Accountant shall act as an expert and not as an arbitrator.

(iv) Upon the resolution of all Disputes, the Closing Statement shall be revised to reflect such resolution. The fees and expenses of the Independent Accountant shall be allocated between the Peach Holders, on the one hand, and the Non-Peach Holders, on the other hand, so that the disputing party’s share of such fees and expenses shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by such party (as determined by the Independent Accountant), and the denominator of which is the total value in dispute.

(v) In the event of a Dispute, no distribution shall be made until such time as the Closing Statements have been finalized in accordance with the foregoing procedures.

Section 2.9 Peach Group Options.

(a) Peach Group shall take all actions necessary in order that, at the Effective Time, each Peach Group Option shall accelerate and be cancelled.

(b) Prior to the Effective Time, the Peach Entities shall take all actions reasonably necessary to ensure that, after the Effective Time, Orchard, the Surviving Company and their respective Subsidiaries are not bound by any option or other equity-based right that would entitle any Person, other than JGW or its Affiliates, to beneficially own, or receive any payments other than as contemplated by this Section 2.9 in respect of, any equity interest of JGW, Orchard, the Surviving Company or their respective Subsidiaries.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PEACH GROUP, ORCHARD AND PEACH INC.

Except as set forth in the disclosure letter delivered by Peach Group, Orchard and Peach Inc. simultaneously herewith (the “Peach Disclosure Schedules”) (it being agreed that (x) disclosure of any item in any section of the Peach Disclosure Schedules shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure and (y) no reference to or disclosure of any item or other matter in the Peach Disclosure Schedules shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Peach Disclosure Schedules or (3) any breach or violation of applicable Laws or any Contract to which any Peach Entity is a party exists or has actually occurred), Peach Group, Orchard and Peach Inc. jointly and severally represent and warrant to JGW and JGW Merger Sub as follows:

Section 3.1 Organization and Qualification. Each of the Peach Entities is (i) a corporation, limited liability company, trust or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization as set forth in Schedule 3.1 of the Peach Disclosure Schedules, and has full entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Peach Material Adverse Effect. Peach Group has heretofore furnished to JGW a true and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, and the transfer books and minute books, each as amended to date, of each of the Peach Entities.

Section 3.2 Authority. Such party has full entity power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such party of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such party of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of such party. No other proceedings on the part of such party are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which any such party will be a party will have been, duly executed and delivered by such party. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which any such party will be a party will constitute, the legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or law).

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Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as otherwise provided in Section 3.3(b) or Section 5.15, the execution, delivery and performance by such party of this Agreement and each of the Ancillary Agreements to which such party will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the certificate of incorporation, bylaws, or equivalent organizational documents of such party; (ii) conflict with or violate any Law applicable to such party or by which any property or asset of such party is bound or affected; or (iii) (A) result in any breach of, (B) constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, (C) require any consent of any Person pursuant to, (D) give to others any right of termination, amendment, modification, acceleration or cancellation of, (E) allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise materially adversely affect any rights of any of the Peach Entities under, or (F) result in the creation of any Encumbrance on any material property, asset or right of any Peach Entity pursuant to, in the case of (A) through (F), any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any of the Peach Entities is a party or by which any of the Peach Entities or any of their respective material properties, assets or rights are bound or affected, including, any of the Peach Material Contracts.

(b) None of the Peach Entities is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Peach Entities of this Agreement and each of the Ancillary Agreements to which such Peach Entity will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of any Peach Entity, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificates of Conversion, Certificate of Formation and the Certificate of Merger with the Secretary of State of the State of Delaware and, in the case of the Peach Inc. Conversion, the filing of a Certificate of Conversion with the Secretary of State of the State of Florida, or (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

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Section 3.4 Capitalization.

(a) Schedule 3.4(a) of the Peach Disclosure Schedules sets forth, as of the date of this Agreement, for Peach Group, Orchard, Peach Inc. and Peach LLC, the amount of such party’s authorized capital stock or other equity interests, the amount of such party’s outstanding capital stock and the record and beneficial owners of such party’s outstanding capital stock or other equity interests.

(b) None of the Peach Entities has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) warrant, option or any other interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of any of the Peach Entities or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity interest of the Peach Entities is duly authorized, validly issued, fully paid and nonassessable, and each such share of capital stock or other equity interest is owned free and clear of any Encumbrance. All of the aforesaid shares of capital stock or other equity or ownership interests have been offered, sold and delivered by the Peach Entities in compliance with all applicable federal and state securities Laws.

(c) Except for rights granted to JGW under this Agreement, there are no outstanding obligations of any Peach Entity to issue, sell, transfer, repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any Peach Entity. No shares of capital stock or other equity or ownership interests of any Peach Entity have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of such party or any Contract to which such party is a party or by which such party is bound.

(d) Schedule 3.4(d) of the Peach Disclosure Schedules sets forth, as of the date of this Agreement, with respect to the Subsidiaries of Peach Group, Orchard and Peach Inc., its name, jurisdiction of organization, its outstanding shares of capital stock (or other equity interest) (the “Peach Subsidiary Shares”) and the current ownership of the Peach Subsidiary Shares. All of the issued and outstanding Peach Subsidiary Shares (i) are owned of record and beneficially, directly or indirectly as set forth on Schedule 3.4(d) of the Peach Disclosure Schedules, free and clear of all Encumbrances, (ii) have been duly authorized and validly issued and are fully paid and nonassessable. All of the Subsidiaries listed on Schedule 3.4(d) of the Peach Disclosure Schedules are (x) duly organized, validly existing and in good standing under the Laws of the jurisdiction of such Subsidiary’s formation and (y) duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by such Subsidiary or the operation of such Subsidiary’s business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Peach Material Adverse Effect.

Section 3.5 Equity Interests. Except for the Subsidiaries listed in Schedule 3.4(d) of the Peach Disclosure Schedules, none of the Peach Entities directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

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Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and correct copies of the audited consolidated balance sheets of Peach Group and its Subsidiaries as of December 31, 2008 and December 31, 2009, and of Orchard and its Subsidiaries as of December 31, 2007 and December 31, 2008, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of Peach Group and their Subsidiaries for the fiscal years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of Peach Group’s and Orchard’s independent auditors (collectively referred to as the “Peach Financial Statements”) and the unaudited consolidated balance sheet of Peach Inc. and its Subsidiaries as of September 30, 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows of Peach Inc. and its Subsidiaries for the year-to-date period (collectively referred to as the “Peach Interim Financial Statements”) are attached hereto as Schedule 3.6(a) of the Peach Disclosure Schedules. Each of the Peach Financial Statements and the Peach Interim Financial Statements (i) have been prepared in accordance with the books and records of the Peach Entities; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Peach Entities as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Peach Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) Each of Peach Group, Orchard and Peach Inc. has no business or assets other than holding the equity of its Subsidiary or Subsidiaries as listed in Schedule 3.4 of the Peach Disclosure Schedules. Except (i) as noted in Schedule 3.6(b) of the Peach Disclosure Schedules, (ii) for the assets or liabilities of Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries or (iii) any assets retained by Peach Group pursuant to Section 5.20 or Section 5.21, all assets, liabilities, cash flow and other financial information set forth in the Peach Financial Statements and the Peach Interim Financial Statements are attributable to the operations, assets and business of Orchard and its Subsidiaries and not to the direct operations, assets and business of Peach Group.

(c) Except as and to the extent adequately accrued or reserved against in the consolidated balance sheet of Peach Inc. and its Subsidiaries as of September 30, 2010 included in the Peach Interim Financial Statements, no Peach Entity has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the consolidated balance sheet of Peach Inc. and its Subsidiaries as of September 30, 2010 included in the Peach Interim Financial Statements, none of which are material; or (ii) such other liabilities and obligations as are not required to be reflected in a consolidated balance sheet or the footnotes thereto, as if footnotes are required and irrespective of whether footnotes are required under applicable accounting standards, of Peach Inc. and its Subsidiaries that is prepared in accordance with GAAP.

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(d) Schedule 3.6(d)(i) of the Peach Disclosure Schedules sets forth a true and correct list of all Contracts Back and Contracts Out of the Peach Entities during each calendar month beginning on January 1, 2010 and ending December 31, 2010. Schedule 3.6(d)(ii) of the Peach Disclosure Schedules sets forth a true and correct list of all funded guaranteed structured settlement transactions entered into by the Peach Entities during each calendar month beginning on January 1, 2010 and ending on December 31, 2010.

Section 3.7 Internal Control Over Financial Reporting. Each Peach Entity maintains internal controls over financial reporting that provide reasonable assurance that (a) receipts and expenditures are made and access to the Peach Entities’ assets are permitted only in accordance with management’s authorization; (b) the Peach Entities’ books and records accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Peach Entities; (c) the reporting of the Peach Entities’ assets are compared with existing assets at regular intervals; and (d) transactions are recorded as necessary to permit preparation of financial statements of the Peach Entities in accordance with GAAP and to maintain accountability for the Peach Entities’ assets.

Section 3.8 Absence of Certain Changes or Events. Since September 30, 2010: (a) the Peach Entities have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Peach Material Adverse Effect; and (c) none of the Peach Entities has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (a)-(s), (u)-(v) and (x) of Section 5.1; provided, however, that, solely for purposes of this Section 3.8, the reference to “$25,000” in clause (j) of Section 5.1 shall instead be replaced with a reference to “$100,000”.

Section 3.9 Compliance with Law; Permits.

(a) Each Peach Entity is in compliance in all material respects with all Laws applicable to it, including, the Foreign Corrupt Practices Act of 1977, and any requirement of Law relating to terrorism, terrorism financing or money laundering. Since January 1, 2007, none of the Peach Entities or any of their executive officers has received any written notice, order, complaint or other written communication from any Governmental Authority or any other Person that any Peach Entity is not in compliance in any material respect with any Law applicable to it.

(b) None of the Peach Entities, or their respective directors or officers, nor, to the Knowledge of Peach Group, any agents, employees, or affiliates of the Peach Entities, is a Person that is, or is owned or controlled by a Person that is, the target of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, including but not limited to Persons listed on the Specially Designated Nationals and Blocked Persons List (SDN List), or other relevant sanctions authority (collectively, “Economic Sanctions”), nor located, organized or resident in a country or territory that is the target of Economic Sanctions, including, without limitation Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria.

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(c) None of the Peach Entities engages, will engage, or has engaged over the preceding five years, in any business or transactions with a Person that at the time of such transaction is or was a target of Economic Sanctions.

(d) Each Peach Entity is in possession of, and in compliance in all material respects with, all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each Peach Entity to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Peach Permits”). No Peach Permit has been suspended, cancelled, modified, revoked or failed to be renewed and, to the Knowledge of Peach Group, no suspension, cancellation, modification, revocation or nonrenewal of any Peach Permit is pending or threatened. No Peach Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of any Peach Entity.

Section 3.10 Litigation. There is no Action pending or, to the Knowledge of Peach Group, threatened against any Peach Entity, or any material property or asset of any of the Peach Entities seeking damages in an amount in excess of $50,000. There is no Action pending or, to the Knowledge of Peach Group, threatened that would affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no material outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of Peach Group, threatened investigation by, any Governmental Authority relating to any Peach Entity, any of their respective properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action seeking an amount in excess of $100,000 by any Peach Entity pending, or which any Peach Entity has commenced preparations to initiate, against any other Person, other than any such Actions commenced in the ordinary course of business. All Peach Entities are in compliance in all material respects with any existing orders, including all settlement orders, writs, judgments, injunctions, decrees, determinations or awards of any Governmental Authority.

Section 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) of the Peach Disclosure Schedules sets forth a true and correct list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which any Peach Entity is a party, with respect to which any Peach Entity has or could have any obligation or which are maintained, contributed to or sponsored by any Peach Entity for the benefit of any current or former employee, officer or director of any Peach Entity (collectively, the “Peach Plans”).

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(b) Each Peach Plan is in writing. Peach Group has furnished or made available to JGW in respect of each Peach Plan a true and correct copy, if applicable, of (i) the Peach Plan, (ii) each trust or other funding arrangement, (iii) the current summary plan description and any summary of material modifications, (iv) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, (v) the most recently received IRS determination letter and (vi) the most recently prepared actuarial report and financial statement. None of the Peach Entities has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Peach Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Peach Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which any Peach Entity could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No Peach Plan is subject to, and none of the Peach Entities has or would reasonably be expected to incur any liability in respect of, Title IV of ERISA or Section 412 of the Code. None of the Peach Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates any Peach Entity to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates any of the Peach Entities to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such Peach Plans provides for or promises retiree medical benefits following the termination of employment to any current or former employee, officer or director of any Peach Entity other than COBRA coverage required under Section 4980B of the Code or other applicable law.

(d) Each Peach Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Peach Entities has performed all material obligations required to be performed by it under, and is not in any respect in default under or in violation under, any Peach Plan, nor does Peach have any Knowledge of any such default or violation by any other party. None of the Peach Entities has or would reasonably be expected to incur any material liability in respect of Section 4975 of the Code or Section 406 of ERISA.

(e) Each Peach Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination or opinion letter from the IRS that it is so qualified, or a timely application has been made for such determination or opinion. To the Knowledge of Peach, no fact or event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Peach Plan.

(f) All material contributions, premiums or payments required to be made with respect to any Peach Plan have been made on or before their due dates.

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(g) There are no material suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of Peach, threatened, anticipated or expected to be asserted with respect to any Peach Plan.

(h) No Peach Plan or any related trust thereunder or, to the Knowledge of Peach Group, any fiduciary thereof (in such capacity) is the subject of an audit, investigation or examination by any Governmental Authority.

(i) No Peach Plan has given rise to a material Tax under Section 409A of the Code or is reasonably expected to give rise to such a material Tax.

(j) None of the Peach Entities is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of any Peach Entity, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 3.12 Labor and Employment Matters.

(a) None of the Peach Entities is a party to any labor or collective bargaining Contract that pertains to employees of any Peach Entity. To the Knowledge of Peach Group, there are no pending or threatened organizing activities or collective bargaining arrangements that could affect any of the Peach Entities pending or under discussion with any labor organization or group of employees of any of the Peach Entities. There is no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of Peach Group, threatened against or affecting any of the Peach Entities.

(b) Each of the Peach Entities has complied in all material respects with all applicable Laws respecting employment of labor.

(c) As of the date of this Agreement, no Key Employee of any of the Peach Entities has given written notice or, to the Knowledge of Peach Group, verbal notice to any such entity of his or her intent to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.

Section 3.13 Title to Assets. Each of the Peach Entities has good and valid title to or a valid leasehold interest in all of the material assets reflected on the consolidated balance sheet of Peach Inc. and its Subsidiaries as of September 30, 2010 included in the Peach Interim Financial Statements or acquired in the ordinary course of business since the date of the consolidated balance sheet of Peach Inc. and its Subsidiaries as of September 30, 2010 included in the Peach Interim Financial Statements, except those sold or otherwise disposed of for fair value since the date of the consolidated balance sheet of Peach Inc. and its Subsidiaries as of September 30, 2010 included in the Peach Interim Financial Statements in the ordinary course of business consistent with past practice. None of the assets owned or leased by any of the Peach Entities is subject to any Encumbrance, other than Permitted Encumbrances. This Section 3.13 does not relate to real property or interests in real property, such items being the subject of Section 3.14, or to Intellectual Property, such items being the subject of Section 3.15.

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Section 3.14 Real Property. The Peach Entities do not have any Owned Real Property. Schedule 3.14 of the Peach Disclosure Schedules sets forth a true and correct list of all Leased Real Property of the Peach Entities. Each of the Peach Entities has good and marketable leasehold title to all Leased Real Property free and clear of all Encumbrances except Permitted Encumbrances. To the Knowledge of Peach Group, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of Peach Group, has any such condemnation, expropriation or taking been proposed. To the Knowledge of Peach Group, all leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any of the Peach Entities or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by any of the Peach Entities or any other party thereto.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) of the Peach Disclosure Schedules sets forth a true and correct list of all (i) issued patents and patent applications, (ii) trademark registrations and applications and domain names, and (iii) copyright registrations and applications, in each case which is owned (in whole or in part) by any of the Peach Entities (collectively, “Peach Registered IP”). The Peach Entities are the sole and exclusive beneficial and, with respect to applications and registrations, record owners of all of the Peach Registered IP, and all such Peach Registered IP is subsisting, valid, and enforceable.

(b) The Peach Entities own or have the valid right to use, free and clear of any and all Encumbrances other than Permitted Encumbrances, all Intellectual Property, owned, used or held for use by the Peach Entities or necessary to conduct the Peach Entities’ respective businesses.

(c) Each of the Peach Entities has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes or that constituted a Trade Secret of the Peach Entities.

(d) To the Knowledge of Peach Group, the conduct by the Peach Entities of their respective businesses as currently conducted, and the conduct of such businesses in the past three (3) years, has not infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property rights of any third party and no such claim has been asserted or threatened in writing against the Peach Entities. To the Knowledge of Peach Group, no third party is misappropriating, infringing, diluting or otherwise violating any material Intellectual Property owned by any of the Peach Entities in the conduct of their respective businesses, and no such claims have been asserted or threatened in writing against any third party by the Peach Entities in the past three (3) years.

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(e) The execution, delivery and performance by the Peach Entities of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other third party in respect of, the Peach Entities’ right to own, use, or hold for use any of the Intellectual Property which is material to the operations of the Peach Entities. Upon the consummation of the Closing, all of the Intellectual Property rights used by or licensed to any of the Peach Entities under any of the Peach IP Agreements and used by any of the Peach Entities in the conduct of their respective businesses shall be exercisable by the JGW Entities to the same extent as by the Peach Entities prior to the Closing.

(f) To the Knowledge of Peach Group, each of the Peach Entities has at all times complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held by the Peach Entities, and, to the Knowledge of Peach Group, no claims have been asserted or threatened against the Peach Entities with respect thereto.

Section 3.16 Taxes.

(a) All material Returns required to be filed by or on behalf of the Peach Entities have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Returns are required to be filed, and all such Returns are true and correct in all material respects.

(b) All material amounts of Taxes that have become due and payable by or on behalf of the Peach Entities (whether or not shown on a Return) have been timely paid, and adequate reserves have been provided for in the Peach Interim Financial Statements for all Taxes that have accrued but are not yet due or payable as of the dates thereof. All Taxes of the Peach Entities and any affiliated or consolidated group of which they are members accrued following the end of the most recent period covered by Peach Interim Financial Statements have been accrued in the ordinary course of business.

(c) No claim has been made by any Taxing Authority in any jurisdiction where any of the Peach Entities does not file Returns that it is or may be subject to a material amount of Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns (other than for taxable years for which the statute of limitations has expired or for which a closing agreement has been entered into) have been given by or requested from the Peach Entities (other than valid extensions to file Returns obtained in the ordinary course).

(d) The Peach Entities have deducted, withheld and timely paid to the appropriate Taxing Authority all material amounts of Taxes required to be deducted, withheld or paid and have complied in all material respects with all reporting and record keeping requirements in connection therewith.

(e) No claim for assessment or collection of a material amount of Taxes is presently being asserted against any Peach Entity, there is no presently pending audit examination or administrative or judicial proceeding with respect to any material amount of Taxes of any Peach Entity, and no refund claims for any Peach Entity (other than any refund claims in respect of lottery or similar prizes acquired by a Peach Entity) in excess of $50,000, and Peach has no Knowledge that any such action or proceeding has been threatened in writing.

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(f) All deficiencies asserted or assessments of a material amount of Taxes made against any of the Peach Entities as a result of any examinations by any Taxing Authority have been fully paid, settled or withdrawn.

(g) None of the Peach Entities is a party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing (other than any agreement or arrangement between Peach Group and Orchard or between the Peach Entities (other than Peach Group and Orchard) and other than customary Tax indemnifications contained in credit and other commercial agreements entered into with third parties the primary purpose of which does not relate to Taxes and that were entered into in the ordinary course of business).

(h) None of the Peach Entities is a party to or bound by any closing agreement, offer in compromise, or any other agreement with any Taxing Authority.

(i) None of the Peach Entities has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which Peach Group or another Peach Entity is the common parent. None of the Peach Entities has any liability for Taxes of any Person other than the Peach Entities under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor.

(j) None of the Peach Entities conducts business or holds assets in a jurisdiction other than the United States for purposes of such jurisdiction’s Tax laws.

(k) None of the Peach Entities has engaged in a transaction that constitutes a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(l) All securities issued in connection with the securitization of structured settlements or annuities (other than securities held by the Peach Entities) have been treated by the Peach Entities as indebtedness for U.S. federal income tax purposes.

(m) No election has been made to treat any of the Peach Entities (other than a Subsidiary described in Treasury Regulation Section 301.7701-2(b)) as a corporation, and the Peach Entities have not treated any such Subsidiaries as corporations for U.S. federal income tax purposes.

(n) If any of the Peach Entities carry on business in an European Union member state, then such Peach Entity has registered for value added tax where, and if, required to do so, and has complied in all material respects with the relevant applicable Law relating to value added tax.

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Section 3.17 Environmental Matters. Except as would not have a Peach Material Adverse Effect:

(a) The Peach Entities are in compliance with all applicable Environmental Laws. None of the Peach Entities or any of their executive officers has received or been threatened in writing with any notice, claim, subpoena, summons, communication or complaint from a Governmental Authority or other Person alleging that any of the Peach Entities or any predecessor company has any liability under any Environmental Law or is not in compliance with any Environmental Law. To the Knowledge of Peach Group, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting any of the Peach Entities or any predecessor company that violate or may violate any Environmental Law after the Closing or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, notice, proceeding, hearing, study or investigation under any Environmental Law.

(b) There is and has been no Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any Leased Real Property of any Peach Entity. To the Knowledge of Peach Group, no underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any Leased Real Property of any Peach Entity. There is no pending or, to the Knowledge of Peach Group, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of Peach Group, threatened Action with respect to any of the Peach Entities relating to Hazardous Substances or otherwise under any Environmental Law.

(c) The Peach Entities hold all required Environmental Permits and are in compliance therewith.

(d) The Peach Entities have provided to JGW all “Phase I,” “Phase II” or other environmental assessment reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by any of the Peach Entities or any predecessor company.

Section 3.18 Material Contracts.

(a) Except for individual contracts relating to the (i) purchase and sale of (u) structured settlements, (v) life settlements, (w) lottery receivables, (x) pre-settlement receivables, (y) attorney cost finance receivables and (z) medical need receivables, (ii) contingent installment obligation transactions relating to Asset Advantage/WealthBuilder/CompBuilder, (iii) premium financing loans (Leveraged Bonus Plan and Senior Leveraged Policy Ownership) and (iv) title pawn and title loan Credit Service Organization transactions (in the states of Georgia and Texas) each substantially similar to the form of such agreements previously provided to JGW and set forth in Schedule 3.18(a) of the Peach Disclosure Schedules and any Contracts terminable by either party thereto without penalty upon not greater than thirty (30) days notice, none of the Peach Entities is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.18(a) of the Peach Disclosure Schedules being “Peach Material Contracts”):

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(i) any Contract relating to or evidencing Indebtedness of the Peach Entities in an amount in excess of $25,000 individually or $100,000 in the aggregate, including mortgages, other grants of security interests, guarantees or notes, including revolving credit agreements, whether or not drawn;

(ii) any Contract pursuant to which any of the Peach Entities has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including keepwell agreements;

(iii) any Contract with any Governmental Authority;

(iv) any Contract with any Related Party of the Peach Entities, other than any Peach Plan;

(v) any agreement with an individual providing for such individual to furnish services to any Peach Entity as an independent contractor providing for annual payments in excess of $50,000, other than any Peach Plan or Contracts for employment covered in clause (iv);

(vi) any Contract that (A) materially limits, or purports to materially limit, the ability of any Peach Entity to compete in any line of business or with any Person or in any geographic area; (B) restricts the right of any Peach Entity to sell to or purchase from any Person or to hire any Person who would be employed at a level of manager or higher; (C) grants the other party or any third Person “most favored nation” pricing; or (D) grants any third Person the exclusive right to act in any manner;

(vii) any Contract pursuant to which any Peach Entity is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than a Peach Entity), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000 per contract year;

(viii) any Contract for the sale or purchase of any real property, or for the sale or purchase of any assets, including without limitation any forward purchase or sale agreement, in an amount in excess of $100,000;

(ix) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of any Peach Entity or any predecessor Person;

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(x) any material Peach IP Agreement;

(xi) any joint venture, partnership, alliance, co-marketing, merger, asset or stock purchase or divestiture Contract relating to any of the Peach Entities;

(xii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any of the Peach Entities; and

(xiii) any Contract relating to settlement of any material administrative or judicial proceedings.

(b) Each Peach Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. None of the Peach Entities or, to the Knowledge of Peach Group, any other party is in material breach or material violation of, or (with or without notice or lapse of time or both) material default under, any Peach Material Contract, nor have any of the Peach Entities received any written claim of any such breach, violation or default. Peach Group has delivered or made available to JGW true and correct copies of all Peach Material Contracts, including any amendments thereto.

(c) Set forth on Schedule 3.18(c) of the Peach Disclosure Schedules are the amounts that are incurred or outstanding under the Specified Peach CA Baskets.

(d) There have not been any repurchase requests, demands, notices or other communications received from any third party relating to any asserted breach by any Peach Entity of a representation, warranty or covenant under, or asserting any indemnification claim or repurchase or put right under, any Peach Material Contract involving the purchase and sale of life settlements.

Section 3.19 Affiliate Interests and Transactions.

(a) No Related Party of any of the Peach Entities: (i) owns or has owned, directly or indirectly, or has or has had any interest in any material property (real or personal, tangible or intangible) that any of the Peach Entities uses or has used in or pertaining to the business of any of the Peach Entities; or (ii) has or has had any business dealings or a financial interest in any transaction with any of the Peach Entities or involving any assets or property of any of the Peach Entities, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(b) There are no outstanding notes payable to, accounts receivable from or advances by any of the Peach Entities to, and none of the Peach Entities is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Peach Entities. Since the date of the consolidated balance sheet of Peach Inc. and its Subsidiaries as of September 30, 2010 included in the Peach Interim Financial Statements, none of the Peach Entities has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of any of the Peach Entities, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

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Section 3.20 Insurance. Schedule 3.20 of the Peach Disclosure Schedules sets forth a true and correct list of all casualty, directors and officers’ liability, general liability, product liability and all other types of insurance maintained with respect to any of the Peach Entities, together with the carriers and liability limits for each such policy. All such policies are in full force and effect, and, to the Knowledge of Peach Group, enforceable in accordance with their terms. No Peach Entity has received any written notice that any premiums with respect thereto have not been paid to the extent due. No written notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $100,000. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.21 Brokers. Except for Moelis & Company and Freeman & Co. Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Peach Entities. Peach Group has furnished to JGW a true and correct copy of all agreements between the Peach Entities and Moelis & Company and between the Peach Entities and Freeman & Co. Securities LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.22 Accounts Payable. All accounts payable and notes payable by the Peach Entities to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than ninety (90) days in its payment as of the date hereof.

Section 3.23 Bank Accounts; Powers of Attorney. Schedule 3.23 of the Peach Disclosure Schedules sets forth a true and correct list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Peach Entities, (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by any of the Peach Entities, copies of which have been furnished to JGW.

Section 3.24 Investor Representations.

(a) Peach Group is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The JGW Common Interests and JGW Class C Profits Interests issuable at Closing will be acquired for investment for Peach Group’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and Peach Group has no present intention of selling, granting or otherwise distributing the same in violation of federal or state securities laws. By executing this Agreement, Peach Group further represents that it does not have any Contract with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the JGW Common Interests and JGW Class C Profits Interests issuable at Closing. Peach Group has not been formed for the specific purpose of acquiring the JGW Common Interests or JGW Class C Profits Interests issuable at Closing.

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(b) Peach Group understands that the JGW Common Interests and JGW Class C Profits Interests issuable at Closing have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Peach Group’s representations as expressed herein. Peach Group understands that the JGW Common Interests and JGW Class C Profits Interests issuable at Closing are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Peach Group must hold the JGW Common Interests and JGW Class C Profits Interests issuable at Closing indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Peach Group acknowledges that, except as set forth in the Fifth Amended and Restated JGW Limited Liability Company Agreement, JGW has no obligation to register or qualify such JGW Common Interests or JGW Class C Profits Interests for resale. Peach Group further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the JGW Common Interests and JGW Class C Profits Interests, and on requirements relating to JGW which are outside of Peach Group’s control, and which JGW is under no obligation and may not be able to satisfy.

(c) Peach Group understands that no public market now exists for the JGW Common Interests or JGW Class C Profits Interests issuable at Closing, and that JGW has made no assurances that a public market will ever exist therefor.

Section 3.25 Life Settlement Corporation, Discounted Life Holdings, LLC and Skolvus I GmbH & Co. KG. Life Settlement Corporation and its Subsidiaries have not engaged in any business other than the business of originating and servicing financial products relating to life settlements and viatical settlements (including the financing of premiums related to such policies), structured in various proprietary and non-proprietary manners. Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries have not engaged in any business other than the holding of life settlements and viatical settlements originated by Life Settlement Corporation and financed through loans provided by WestLB AG. Skolvus I GmbH & Co. KG has not engaged in any business other than the business of borrowing funds under the North Channel Debt to finance the payment by SB Immram LLC of insurance premiums on purchased life insurance policies held in trust by SES Endurance Trust. Neither Life Settlement Corporation nor its Subsidiary has any business or assets other than (i) holding certain licenses necessary for them to own, lease and operate its properties and to carry on their respective businesses in furtherance of such business purposes and (ii) the assets set forth on Schedule 3.25 of the Peach Disclosure Schedules. None of Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries nor Skolvus I GmbH & Co. KG have any business or assets other than the assets set forth on Schedule 3.25 of the Peach Disclosure Schedules. Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities, Skolvus I GmbH & Co. KG

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and their respective Subsidiaries are in compliance in all material respects with all Laws applicable to them. There is (i) no Action pending or, to the Knowledge of Peach Group, threatened against Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries or Skolvus I GmbH & Co. KG and (ii) no material pending or outstanding order, writ, judgment, injunction, decree, determination or award of, or, to the Knowledge of Peach Group, threatened investigation by, any Governmental Authority relating to Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries or Skolvus I GmbH & Co. KG. The DLP Irish Entities are each direct, wholly-owned Subsidiaries of Peach Holdings, LLC, and DLP Funding, Ltd., DLP Funding II, Ltd. and DLP Funding III Ltd hold 100% of the interests in DLP Master Trust, DLP Master Trust II and DLP Master Trust III, respectively.

Section 3.26 Sufficiency of Assets. After giving effect to the transactions contemplated in Section 5.20 hereof and any distribution of the Peach Distribution Assets pursuant to Section 5.21 hereof, Orchard and its Subsidiaries collectively will own, lease or have other valid rights to use all of the assets which are being used in the businesses of Orchard and its Subsidiaries as conducted immediately prior to the Effective Time other than the business of holding of the life settlements and viatical settlements originated by Life Settlement Corporation and financed through loans provided by WestLB AG, and to the Knowledge of Peach Group such assets constitute all of the assets and properties that are necessary to conduct such businesses of Orchard and its Subsidiaries in substantially the same manner as conducted immediately prior to the Effective Time other than (x) with respect to the business of holding of the life settlements and viatical settlements originated by Life Settlement Corporation and financed through loans provided by WestLB AG, and (y) the ownership of certain licenses necessary for Life Settlement Corporation to own, lease and operate its properties and to carry on its business as currently conducted, including copies of policies and procedures and other documents associated with and necessary to maintain such licenses, as and to the extent such policies, procedures and other documents are held by Life Settlement Corporation pursuant to Section 5.22 in order to facilitate the servicing obligations of Life Settlement Corporation thereunder.

Section 3.27 No Additional Representations. (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NONE OF THE PEACH ENTITIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, AFFILIATES, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PEACH ENTITIES, THE CAPITAL STOCK OR OTHER EQUITY INTERESTS OR THE ASSETS OF THE PEACH ENTITIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE PEACH ENTITIES AFTER THE CLOSING AND (B) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE PEACH ENTITIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES OR TO ANY

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OTHER PERSON RESULTING FROM THE DISTRIBUTION TO JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES OR REPRESENTATIVES OF, OR JGW’S, JGW MERGER SUB’S OR THEIR SUBSIDIARIES’ USE OF, ANY INFORMATION RELATING TO THE PEACH ENTITIES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES, WHETHER ORALLY OR IN WRITING, IN MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS OR REQUESTS SUBMITTED BY OR ON BEHALF OF JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES OR IN ANY OTHER FORM IN CONSIDERATION OR INVESTIGATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF JGW AND JGW MERGER SUB

Except as set forth in the disclosure letter delivered by JGW and JGW Merger Sub simultaneously herewith (the “JGW Disclosure Schedules ”) (it being agreed that (x) disclosure of any item in any section of the JGW Disclosure Schedules shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure and (y) no reference to or disclosure of any item or other matter in the JGW Disclosure Schedules shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the JGW Disclosure Schedules or (3) any breach or violation of applicable Laws or any Contract to which JGW is a party exists or has actually occurred), JGW and JGW Merger Sub jointly and severally represent and warrant to Peach Group, Orchard and Peach Inc. as follows:

Section 4.1 Organization and Qualification. Each of the JGW Entities is (i) a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation as set forth in Schedule 4.1 of the JGW Disclosure Schedules, and has full entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a JGW Material Adverse Effect. JGW has heretofore furnished to Peach Group, Orchard and Peach Inc. a true and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, and the transfer books and minute books, each as amended to date, of the JGW Entities.

Section 4.2 Authority. Such party has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such party of this Agreement and each of the Ancillary Agreements to which it will be a party and the

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consummation by such party of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of such party. No other proceedings on the part of such party are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which such party will be a party will have been, duly executed and delivered by such party. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such party will be a party will constitute, the legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except as otherwise provided in Section 4.3(b), the execution, delivery and performance by such party of this Agreement and each of the Ancillary Agreements to which such party will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the certificate of formation of such party or the Existing JGW LLC Agreement; (ii) conflict with or violate any Law applicable to any JGW Entity or by which any property or asset of any JGW Entity is bound or affected; or (iii) (A) result in any breach of, (B) constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, (C) require any consent of any Person pursuant to, (D) give to others any right of termination, amendment, modification, acceleration or cancellation of, (E) allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise materially adversely affect any rights of any of the JGW Entities under, or (F) result in the creation of any Encumbrance on any material property, asset or right of any of the JGW Entities pursuant to, in the case of (A) through (F), any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any JGW Entity is a party or by which any JGW Entity or any of their respective material properties, assets or rights are bound or affected, including, any of the JGW Material Contracts.

(b) None of the JGW Entities is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the JGW Entities of this Agreement and each of the Ancillary Agreements to which such JGW Entity will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of JGW, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

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Section 4.4 Capitalization.

(a) As of the date hereof, the outstanding equity of JGW consists of (i) 121,769.07 JGW Common Interests, (ii) 49,394.225 JGW Preferred Interests, (iii) 771,300 JGW Tranche A-1a Management Interests, (iv) 171,750 JGW Tranche A-1b Management Interests, (v) 726,500 JGW Tranche A-2 Management Interests, (vi) 714,500 JGW Tranche A-3 Management Interests, and (vii) 709,500 JGW Tranche A-4 Management Interests. Upon the effectiveness of the Fifth Amended and Restated JGW Limited Liability Company Agreement at Closing, each issued and outstanding JGW Class A Management Interest of JGW will be reclassified into JGW Restricted Common Interests, and immediately following such reclassification and the Merger, (x) Peach Group will have an Aggregate Common Interest Percentage of twenty-five percent (25%) and (y) the Members of JGW as of immediately prior to the Effective Time will have an Aggregate Common Interest Percentage of seventy-five percent (75%).

(b) Except for the shares of JGW Common Interests and JGW Class C Profits Interests issuable pursuant to this Agreement, neither JGW nor any of its Subsidiaries has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or any other interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of JGW or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of JGW is duly authorized, validly issued, fully paid and nonassessable, and in the case of JGW’s Subsidiaries, each such share or other equity or ownership interest is owned by JGW or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by JGW or a Subsidiary in compliance with all applicable federal and state securities laws.

(c) Except for rights granted to Peach Group, Orchard and Peach Inc. under this Agreement, there are no outstanding obligations of JGW or its Subsidiaries to issue, sell, transfer, repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of JGW or its Subsidiaries. No shares of capital stock or other equity or ownership interests of JGW or its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of JGW or its Subsidiaries or any Contract to which JGW or its Subsidiaries is a party or by which JGW or its Subsidiaries is bound.

(d) Schedule 4.4(d) of the JGW Disclosure Schedules sets forth, as of the date of this Agreement, with respect to the Subsidiaries of JGW, its name, jurisdiction of organization, its outstanding shares of capital stock (or other equity interest) (the “JGW Subsidiary Shares”) and the current ownership of the JGW Subsidiary Shares. All of the issued and outstanding JGW Subsidiary Shares (i) are owned of record and beneficially, directly or indirectly as set forth on Schedule 4.4(d) of the JGW Disclosure Schedules, free and clear of all Encumbrances, (ii) have been duly authorized. All of the Subsidiaries listed on Schedule 4.4(d) of the JGW Disclosure Schedules are (x) duly organized, validly existing and in good standing under the Laws of the jurisdiction of such Subsidiary’s formation and (y) duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by such Subsidiary or the operation of such Subsidiary’s business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a JGW Material Adverse Effect.

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Section 4.5 Equity Interests.

(a) Except for the Subsidiaries listed in Schedule 4.5 of the JGW Disclosure Schedules, neither JGW nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

(b) The JGW Common Interests, JGW Tranche C-1 Profits Interests and JGW Tranche C-2 Profits Interests to be issued to Peach Group in the Merger shall be duly authorized and validly issued, and free of any and all Encumbrances.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) True and correct copies of the audited consolidated balance sheet of JGW and its Subsidiaries as of December 31, 2007, December 31, 2008, December 31, 2009, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows of JGW and its Subsidiaries for the fiscal years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of JGW’s independent auditors (collectively referred to as the “JGW Financial Statements”) and the unaudited consolidated balance sheet of JGW and its Subsidiaries as of September 30, 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows of JGW and its Subsidiaries for the year-to-date period (collectively referred to as the “JGW Interim Financial Statements”) are attached hereto as Schedule 4.6(a) of the JGW Disclosure Schedules. Each of the JGW Financial Statements and the JGW Interim Financial Statements (i) have been prepared in accordance with the books and records of JGW and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of JGW and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the JGW Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) Except as and to the extent adequately accrued or reserved against in the consolidated balance sheet of JGW and its Subsidiaries as of September 30, 2010 included in the JGW Interim Financial Statements, none of JGW and its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the consolidated balance sheet of JGW and its Subsidiaries as of September 30, 2010 included in the JGW Interim Financial Statements, none of which are material; or (ii) such other liabilities and obligations as are not required to be reflected in a consolidated balance sheet or the footnotes thereto, as if footnotes are required and irrespective of whether footnotes are required under applicable accounting standards, of JGW and its Subsidiaries that is prepared in accordance with GAAP.

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(c) Schedule 4.6(c)(i) of the JGW Disclosure Schedules sets forth a true and correct list of all Contracts Back and Contracts Out of JGW and its Subsidiaries during each calendar month beginning on January 1, 2010 and ending December 31, 2010. Schedule 4.6(c)(ii) of the JGW Disclosure Schedules sets forth a true and correct list of all funded guaranteed structured settlement transactions entered into by JGW and its Subsidiaries during each calendar month beginning on January 1, 2010 and ending on December 31, 2010.

Section 4.7 Internal Control Over Financial Reporting. Each of JGW and its Subsidiaries maintains internal controls over financial reporting that provide reasonable assurance that (a) receipts and expenditures are made and access to JGW’s assets are permitted only in accordance with management’s authorization; (b) JGW’s books and records accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of JGW; (c) the reporting of JGW’s assets are compared with existing assets at regular intervals; and (d) transactions are recorded as necessary to permit preparation of financial statements of JGW in accordance with GAAP and to maintain accountability for JGW’s assets.

Section 4.8 Absence of Certain Changes or Events. Since September 30, 2010:  (a) JGW and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a JGW Material Adverse Effect; and (c) none of the JGW Entities has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2.

Section 4.9 Compliance with Law; Permits.

(a) Each of JGW and its Subsidiaries is in compliance in all material respects with all Laws applicable to it, including, the Foreign Corrupt Practices Act of 1977, and any requirement of Law relating to terrorism, terrorism financing or money laundering. Since January 1, 2007, none of JGW, its Subsidiaries or any of its or their executive officers has received any written notice, order, complaint or other written communication from any Governmental Authority or any other Person that JGW or its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b) None of JGW, its Subsidiaries, directors, officers, nor, to the knowledge of JGW, any agents, employees, or affiliates of JGW or any of its Subsidiaries, is a Person that is, or is owned or controlled by a Person that is, the target of any Economic Sanctions, nor located, organized or resident in a country or territory that is the target of Economic Sanctions, including, without limitation Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria.

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(c) Neither JGW nor its Subsidiaries engages, will engage, or has engaged over the preceding five years, in any business or transactions with a Person that at the time of such transaction is or was a target of Economic Sanctions.

(d) Each of JGW and its Subsidiaries is in possession of, and in compliance in all material respects with, all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of JGW and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “JGW Permits”). No JGW Permit has been suspended, cancelled, modified, revoked or failed to be renewed and, to the Knowledge of JGW, no suspension, cancellation, modification, revocation or nonrenewal of any JGW Permit is pending or threatened. No JGW Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of JGW or its Subsidiaries.

Section 4.10 Litigation. There is no Action pending or, to the Knowledge of JGW, threatened against any JGW Entity, or any material property or asset of any of the JGW Entities seeking damages in an amount in excess of $50,000. There is no Action pending or, to the Knowledge of JGW, threatened that would affect the legality, validity or enforceability of this Agreement or the Ancillary Agreement or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no material outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of JGW, threatened investigation by, any Governmental Authority relating to any JGW Entity, any of their respective properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action seeking an amount in excess of $100,000 by any JGW Entity pending, or which any JGW Entity has commenced preparations to initiate, against any other Person, other than any such Actions commenced in the ordinary course of business. All JGW Entities are in compliance in all material respects with any existing orders, including all settlement orders, writs, judgments, injunctions, decrees, determinations or awards of any Governmental Authority.

Section 4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) of the JGW Disclosure Schedules sets forth a true and correct list of all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which any of JGW or its Subsidiaries is a party, with respect to which any of the JGW Entities has or could have any obligation or which are maintained, contributed to or sponsored by any of the JGW Entities for the benefit of any current or former employee, officer or director of any of the JGW Entities (collectively, the “JGW Plans”).

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(b) Each JGW Plan is in writing. JGW has furnished or made available to Peach Group, Orchard and Peach Inc. in respect of each JGW Plan a true and correct copy, if applicable, of (i) the JGW Plan, (ii) each trust or other funding arrangement, (iii) the current summary plan description and any summary of material modifications, (iv) the two most recently filed IRS Form 5500, (v) the most recently received IRS determination letter, and (vi) the most recently prepared actuarial report and financial statement. None of the JGW Entities has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any JGW Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the JGW Plans is a Multiemployer Plan or a Multiple Employer Plan. No JGW Plan is subject to, and none of the JGW Entities has or would reasonably be expected to incur liability in respect of, Title IV of ERISA or Section 412 of the Code. None of the JGW Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates JGW or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates JGW or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such JGW Plans provides for or promises retiree medical benefits following the termination of employment to any current or former employee, officer or director of JGW or any of its Subsidiaries other than COBRA coverage required under Section 4980B of the Code or other applicable Law.

(d) Each JGW Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of JGW and its Subsidiaries has performed all material obligations required to be performed by it under, and is not in any respect in default under or in violation under, any JGW Plan, nor does JGW have any Knowledge of any such default or violation by any other party. None of the JGW Entities has or would reasonably be expected incur material liability in respect of Section 4975 of the Code or Section 406 of ERISA.

(e) Each JGW Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination or opinion letter from the IRS that it is so qualified, or a timely application has been made for such determination or opinion. To the Knowledge of JGW, no fact or event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such JGW Plan.

(f) All material contributions, premiums or payments required to be made with respect to any JGW Plan have been made on or before their due dates.

(g) There are no material suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of JGW, threatened, anticipated or expected to be asserted with respect to any JGW Plan.

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(h) No JGW Plan or any related trust thereunder or, to the Knowledge of JGW, any fiduciary thereof (in such capacity) is the subject of an audit, investigation or examination by any Governmental Authority.

(i) No JGW Plan has given rise to a material Tax under Section 409A of the Code or is reasonably expected to give rise to such a material Tax.

(j) Neither JGW nor any of its Subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of JGW or its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 4.12 Labor and Employment Matters.

(a) Neither JGW nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of JGW or any of its Subsidiaries. To the Knowledge of JGW, there are no pending or threatened organizing activities or collective bargaining arrangements that could affect JGW or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of JGW or any of its Subsidiaries. There is no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of JGW, threatened against or affecting JGW or any of its Subsidiaries.

(b) JGW and each of its Subsidiaries have complied in all material respects with all applicable Laws respecting employment of labor.

Section 4.13 Title to Assets. JGW and each of its Subsidiaries have good and valid title to or a valid leasehold interest in all of the material assets reflected on the consolidated balance sheet of JGW and its Subsidiaries as of September 30, 2010 included in the JGW Interim Financial Statements or acquired in the ordinary course of business since the date of the consolidated balance sheet of JGW and its Subsidiaries as of September 30, 2010 included in the JGW Interim Financial Statements, except those sold or otherwise disposed of for fair value since the date of the consolidated balance sheet of JGW and its Subsidiaries as of September 30, 2010 included in the JGW Interim Financial Statements in the ordinary course of business consistent with past practice. None of the assets owned or leased by JGW or any of its Subsidiaries is subject to any Encumbrance, other than Permitted Encumbrances. This Section 4.13 does not relate to real property or interests in real property, such items being the subject of Section 4.14, or to Intellectual Property, such items being the subject of Section 4.15.

Section 4.14 Real Property. The JGW Entities do not have any Owned Real Property. Schedule 4.14 of the JGW Disclosure Schedules sets forth a true and correct list of all Leased Real Property of the JGW Entities. Each of the JGW Entities has good and marketable leasehold title to all Leased Real Property free and clear of all Encumbrances except Permitted Encumbrances. To the Knowledge of JGW, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of JGW, has any such condemnation, expropriation or taking been proposed. To the Knowledge of JGW, all leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any of the JGW Entities or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by any of the JGW Entities or any other party thereto.

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Section 4.15 Intellectual Property.

(a) Schedule 4.15(a) of the JGW Disclosure Schedules sets forth a true and correct list of all (i) issued patents and patent applications, (ii) trademark registrations and applications and domain names, and (iii) copyright registrations and applications, in each case which is owned (in whole or in part) by any of JGW and its Subsidiaries (collectively, “JGW Registered IP”). JGW and its Subsidiaries are the sole and exclusive beneficial and, with respect to applications and registrations, record owners of all of the JGW Registered IP, and all such JGW Registered IP is subsisting, valid, and enforceable.

(b) JGW or one of its Subsidiaries owns or has the valid right to use, free and clear of any and all Encumbrances, other than Permitted Encumbrances, all Intellectual Property, owned, used or held for use by JGW or any of its Subsidiaries, or necessary to conduct JGW’s or its Subsidiaries’ respective businesses.

(c) Each of JGW and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes or that constituted a Trade Secret of JGW or any of its Subsidiaries.

(d) To the Knowledge of JGW, the conduct by JGW and its Subsidiaries of their respective businesses as currently conducted, and the conduct of such businesses in the past three (3) years, has not infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property rights of any third party and no such claim has been asserted or threatened in writing against JGW or its Subsidiaries. To the Knowledge of JGW, no third party is misappropriating, infringing, diluting or otherwise violating any material Intellectual Property owned by any of JGW and its Subsidiaries in the conduct of their respective businesses, and no such claims have been asserted or threatened in writing against any third party by JGW or its Subsidiaries in the past three (3) years.

(e) The execution, delivery and performance by the JGW Entities of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other third party in respect of, the JGW Entities’ right to own, use, or hold for use any of the Intellectual Property which is material to the operations of the JGW Entities. Upon the consummation of the Closing, all of the Intellectual Property rights used by or licensed to any of the JGW Entities under any of the JGW IP Agreements and used by any of the JGW Entities in the conduct of their respective businesses shall be exercisable by the Peach Entities to the same extent as by the JGW Entities prior to the Closing.

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(f) To the Knowledge of JGW, each of JGW and its Subsidiaries has at all times complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used or held by JGW or its Subsidiaries, and, to the Knowledge of JGW, no claims have been asserted or threatened against JGW or its Subsidiaries with respect thereto

Section 4.16 Taxes.

(a) All material Returns required to be filed by or on behalf of JGW and its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Returns are required to be filed, and all such Returns are true and correct in all material respects.

(b) All material amounts of Taxes that have become due and payable by or on behalf of JGW and its Subsidiaries (whether or not shown on a Return) have been timely paid, and adequate reserves have been provided for in the JGW Interim Financial Statements for all Taxes that have accrued but are not yet due or payable as of the dates thereof. All Taxes of JGW and its Subsidiaries and any affiliated or consolidated group of which they are members accrued following the end of the most recent period covered by the JGW Interim Financial Statements have been accrued in the ordinary course of business.

(c) No claim has been made by any Taxing Authority in any jurisdiction where JGW or any of its Subsidiaries does not file Returns that it is or may be subject to a material amount of Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Returns (other than for taxable years for which the statute of limitations has expired or for which a closing agreement has been entered into) have been given by or requested from JGW or any of its Subsidiaries (other than valid extensions to file Returns obtained in the ordinary course).

(d) JGW and its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all material amounts of Taxes required to be deducted, withheld or paid and have complied in all material respects with all reporting and record keeping requirements in connection therewith.

(e) No claim for assessment or collection of a material amount of Taxes is presently being asserted against JGW or any of its Subsidiaries, there is no presently pending audit examination or administrative or judicial proceeding with respect to any material amount of Taxes of JGW or any of its Subsidiaries, and no refund claims for JGW or any of its Subsidiaries (other than any refund claims in respect of lottery or similar prizes acquired by a JGW Entity) in excess of $50,000, and JGW has no Knowledge that any such action or proceeding has been threatened in writing.

(f) All deficiencies asserted or assessments of a material amount of Taxes made against JGW or any of its Subsidiaries as a result of any examinations by any Taxing Authority have been fully paid, settled or withdrawn.

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(g) Neither JGW nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing (other than any agreement or arrangement between JGW and any of its wholly-owned Subsidiaries or between any such Subsidiaries and other than customary Tax indemnifications contained in credit and other commercial agreements entered into with third parties the primary purpose of which does not relate to Taxes and that were entered into in the ordinary course of business).

(h) Neither JGW nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise, or any other agreement with any Taxing Authority.

(i) Neither JGW nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes. Neither JGW nor any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor.

(j) Neither JGW nor any of its Subsidiaries conducts business or holds assets in a jurisdiction other than the United States for purposes of such jurisdiction’s Tax laws.

(k) None of JGW or its Subsidiaries has engaged in a transaction that constitutes a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(l) All securities issued in connection with the securitization of structured settlements or annuities (other than securities held by JGW or any of its Subsidiaries) have been treated by JGW and its Subsidiaries as indebtedness for U.S. federal income tax purposes.

(m) No election has been made to treat JGW or any of its Subsidiaries (other than a Subsidiary described in Treasury Regulation Section 301.7701-2(b)) as a corporation, and JGW has not treated itself or any such Subsidiary as a corporation for U.S. federal income tax purposes.

(n) Neither JGW nor any of its Subsidiaries carries on business in an European Union member state.

Section 4.17 Environmental Matters. Except as would not have a JGW Material Adverse Effect:

(a) Each of JGW and its Subsidiaries is in compliance with all applicable Environmental Laws. None of JGW, any of its Subsidiaries or any of its or their executive officers has received or been threatened in writing with any notice, claim, subpoena, summons, communication or complaint from a Governmental Authority or other Person alleging that JGW or any of its Subsidiaries or any predecessor Peach has any liability under any Environmental Law or is not in compliance with any Environmental Law. To the Knowledge of JGW, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting JGW or any of its Subsidiaries or any predecessor company that violate or may violate any Environmental Law after the Closing or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, notice, proceeding, hearing, study or investigation under any Environmental Law.

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(b) There is and has been no Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any Leased Real Property of any JGW Entity. To the Knowledge of JGW, no underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any Leased Real Property of any JGW Entity. There is no pending or, to the Knowledge of JGW, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of JGW, threatened Action with respect to JGW or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(c) Each of JGW and its Subsidiaries holds all required Environmental Permits and is in compliance therewith.

(d) JGW and its Subsidiaries have provided to Peach Group, Orchard and Peach Inc. all “Phase I,” “Phase II” or other environmental assessment reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by JGW or any of its Subsidiaries or any predecessor company.

Section 4.18 Material Contracts.

(a) Except for individual contracts relating to the purchase and sale of structured settlement, life settlement and lottery receivables substantially similar to the form of such agreements set forth in Schedule 4.18(a) of the JGW Disclosure Schedules and any Contracts terminable by either party thereto without penalty upon not greater than thirty (30) days advance notice, neither JGW nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 4.18(a) of the JGW Disclosure Schedules being “JGW Material Contracts”):

(i) any Contract relating to or evidencing Indebtedness of JGW or any of its Subsidiaries in an amount in excess of $25,000 individually or $100,000 in the aggregate, including mortgages, other grants of security interests, guarantees or notes, including revolving credit agreements, whether or not drawn;

(ii) any Contract pursuant to which JGW or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including keepwell agreements;

(iii) any Contract with any Governmental Authority;

(iv) any Contract with any Related Party of JGW or any of its Subsidiaries, other than any JGW Plan;

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(v) any agreement with an individual providing for such individual to furnish services to JGW or a Subsidiary as an independent contractor providing for annual payments in excess of $50,000, other than any JGW Plan or Contracts for employment covered in clause (iv);

(vi) any Contract that (A) materially limits, or purports to materially limit, the ability of JGW or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area; (B) restricts the right of JGW and its Subsidiaries to sell to or purchase from any Person or to hire any Person who would be employed at a level of manager or higher; (C) grants the other party or any third Person “most favored nation” pricing; or (D) grants any third Person the exclusive right to act in any manner;

(vii) any Contract pursuant to which JGW or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than JGW or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000 per contract year;

(viii) any Contract for the sale or purchase of any real property, or for the sale or purchase of any assets, including without limitation any forward purchase or sale agreement, in an amount in excess of $100,000;

(ix) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of JGW, any of its Subsidiaries or any predecessor Person;

(x) any material JGW IP Agreement;

(xi) any joint venture, partnership, alliance, co-marketing, merger, asset or stock purchase or divestiture Contract relating to any of JGW and its Subsidiaries;

(xii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any of JGW and its Subsidiaries; and

(xiii) any Contract relating to settlement of any material administrative or judicial proceedings.

(b) Each JGW Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. None of the JGW Entities or, to the Knowledge of JGW, any other party is in material breach or material violation of, or (with or without notice or lapse of time or both) material default under, any JGW Material Contract, nor have any of the JGW Entities received any written claim of any such breach, violation or default. JGW has delivered or made available to Peach Group true and correct copies of all JGW Material Contracts, including any amendments thereto.

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Section 4.19 Affiliate Interests and Transactions.

(a) No Related Party of JGW or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, or has or has had any interest in any material property (real or personal, tangible or intangible) that JGW or any of its Subsidiaries uses or has used in or pertaining to the business of JGW or any of its Subsidiaries; or (ii) has or has had any business dealings or a financial interest in any transaction with JGW or any of its Subsidiaries or involving any assets or property of JGW or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(b) There are no outstanding notes payable to, accounts receivable from or advances by JGW or any of its Subsidiaries to, and neither JGW nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of JGW or any of its Subsidiaries. Since the date of the consolidated balance sheet of JGW and its Subsidiaries as of September 30, 2010 included in the JGW Interim Financial Statements, neither JGW nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of JGW or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.20 Insurance. Schedule 4.20 of the JGW Disclosure Schedules sets forth a true and correct list of all casualty, directors and officers’ liability, general liability, product liability and all other types of insurance maintained with respect to JGW or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect, and, to the Knowledge of JGW, enforceable in accordance with their terms. No JGW Entity has received any written notice that any premiums with respect thereto have not been paid to the extent due. No written notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $100,000. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of JGW or any of its Subsidiaries.

Section 4.22 Accounts Payable. All accounts payable and notes payable by JGW and its Subsidiaries to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than ninety (90) days in its payment as of the date hereof.

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Section 4.23 Bank Accounts; Powers of Attorney. Schedule 4.23 of the JGW Disclosure Schedules sets forth a true and correct list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of JGW or any of its Subsidiaries, (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by JGW or any of its Subsidiaries, copies of which have been furnished to Peach Group, Orchard and Peach Inc.

Section 4.24 No Additional Representations. (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NONE OF JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, AFFILIATES, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES, THE CAPITAL STOCK OR OTHER EQUITY INTERESTS OR THE ASSETS OF JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES AFTER THE CLOSING AND (B) EXCEPT AS SET FORTH IN THIS ARTICLE IV, NONE OF JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, STOCKHOLDERS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PEACH GROUP, ORCHARD, PEACH INC. OR THEIR SUBSIDIARIES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PEACH GROUP, ORCHARD, PEACH INC. OR THEIR SUBSIDIARIES OR REPRESENTATIVES OF, OR PEACH GROUP’S, ORCHARD’S, PEACH INC.’S OR THEIR SUBSIDIARIES’ USE OF, ANY INFORMATION RELATING TO JGW, JGW MERGER SUB OR THEIR SUBSIDIARIES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PEACH GROUP, ORCHARD, PEACH INC. OR THEIR SUBSIDIARIES, WHETHER ORALLY OR IN WRITING, IN MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS OR REQUESTS SUBMITTED BY OR ON BEHALF OF PEACH GROUP, ORCHARD, PEACH INC. OR THEIR SUBSIDIARIES OR IN ANY OTHER FORM IN CONSIDERATION OR INVESTIGATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Peach Entities Prior to the Closing. Between the date of this Agreement and the Closing Date, the business of the Peach Entities (other than the TitleMasters Business, which shall be governed by Section 5.20(b)) shall be conducted in the ordinary course of business consistent with past practice; and the Peach Entities shall give prior written notice to JGW of any change in any method of accounting or accounting

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practice or policy of the Peach Entities that is not restricted by Section 5.1(m) below and shall use commercially reasonable efforts to (i) preserve substantially intact, in all material respects, the business organization and assets of the Peach Entities, (ii) keep available the services of the current officers, employees and consultants of the Peach Entities and (iii) preserve the current relationships of the Peach Entities with Persons with which any of the Peach Entities has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, except as set forth in this Agreement (including in Schedule 5.1 of the Peach Disclosure Schedules as in effect on the date hereof) or as relates to the sale or disposition of any Peach Distribution Assets or with the prior consent of JGW (such consent not to be unreasonably withheld, delayed or conditioned, with reasonableness being determined based on the effect of the proposed action on the combined business of Peach and JGW), none of the Peach Entities (other than the TitleMasters Business, which shall be governed by Section 5.20(b)) shall, directly or indirectly, do any of the following:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance, (i) any shares of capital stock of any Peach Entity, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in any Peach Entity; or (ii) any properties or assets of the Peach Entities, other than, in the case of clause (ii), (x) in the ordinary course of business including the sale, financing or securitization of any receivables, structured settlements or similar assets that would, but for such sale, financing or securitization, be included in the Peach Cash and Receivables Balance, or (y) Permitted Encumbrances;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock; provided, however, that the foregoing shall not prohibit Peach Inc. or Orchard from declaring, setting aside, making or paying any dividend to Orchard or Peach Group, as applicable, that is reasonably necessary in order for Peach Group to fund the redemption or repurchase of the Peach Group Preferred Stock or certain shares of Common Stock as contemplated in Section 5.16;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure; provided, however, that the foregoing shall not be deemed to prohibit Peach Group from redeeming or repurchasing the Peach Group Preferred Stock, certain shares of Peach Group Common Stock or warrants to purchase shares of Peach Group Common Stock as contemplated in Section 5.16;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or enter into any joint venture agreement, strategic alliance or similar arrangement;

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(f) except for the Peach Inc. Conversion, the Orchard Conversion and the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Peach Group, Orchard, Peach Inc. or Peach LLC;

(g) incur any Indebtedness for borrowed money (other than borrowings from any warehouse facility in effect on the date of this Agreement to fund operating expenses in the ordinary course of business consistent with past practice), issue any debt securities, enter into any capitalized lease obligations, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person,

(h) make any loans or advances other than in the ordinary course of business consistent with past practice;

(i) (i) amend, waive, modify or consent to the termination of any Peach Material Contract or amend, waive, modify or consent to the termination of any Peach Entity’s rights thereunder, or (ii) enter into any Peach Material Contract other than, in the case of clause (i), (x) in the ordinary course of business consistent with past practice or (y) the termination of the revolving credit commitments under the Peach Credit Agreement;

(j) authorize any capital expenditure that is (x) not reflected in the list of capital expenditures of the Peach Entities set forth on Schedule 5.1(j) of the Peach Disclosure Schedules or (y) in an amount in excess of $25,000 individually or $100,000 in the aggregate;

(k) enter into any lease of real or personal property or any renewals thereof;

(l) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice with respect to salaries or wages of employees of any of the Peach Entities who are not directors or officers of any of the Peach Entities and who receive less than $100,000 in total annual cash compensation from the Peach Entities, or as a result of any change in an employee’s job title or position in the ordinary course of business consistent with past practice, or, other than pursuant to an existing Peach Plan, grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Peach Entities, or establish, adopt, enter into or amend any Peach Plan or any program, agreement or arrangement that would be a Peach Plan if adopted prior to the date hereof, in each case, except as required by any Peach Plan as in effect on the date hereof or applicable Law;

(m) enter into or amend any Contract with any Related Party of any of the Peach Entities (other than any such Contract between or among the Peach Entities other than Peach Group); provided, however, that this Section 5.1(m) shall not prohibit the Peach Entities from entering into, declaring, authorizing, confirming or paying any compensatory bonus arrangement with any director, officer or employee of any of the Peach Entities in each case that is approved prior to the date of this Agreement by the board of directors of such Peach Entity or its compensation committee; provided, further, that the foregoing shall not be deemed to prohibit Peach Group from redeeming or repurchasing the Peach Group Preferred Stock or certain shares of Common Stock as contemplated in Section 5.16;

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(n) make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or Law;

(o) make, revoke or modify any Tax election other than in the ordinary course of business, consistent with past practice, settle or compromise any material Tax liability, enter into any closing or similar agreement with any Tax authority regarding Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than valid extensions to file Returns obtained in the ordinary course), or, except as required by Law, amend any Return previously filed or adopt any accounting method in respect of Taxes; provided, that the foregoing shall not be deemed to prohibit Peach Group from taking any Action that solely affects Peach Group, including, without limitation, any election under Treasury regulation 1.108(i)-1T(b)(3) by Peach Group, Orchard, Peach Inc. or Peach LLC;

(p) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the consolidated balance sheet of Peach Inc. and its Subsidiaries as of September 30, 2010 included in the Peach Interim Financial Statements or subsequently incurred in the ordinary course of business consistent with past practice;

(q) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(r) permit the lapse of any existing policy of insurance that insures risks relating to the business or assets of any of the Peach Entities;

(s) permit the lapse of any right relating to any material Intellectual Property or any other material intangible asset used in the business of any of the Peach Entities;

(t) delay the payment of accounts payable or defer expenses or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(u) commence or settle any material Action other than in the ordinary course of business consistent with past practice;

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(v) take any action, or fail to take any action, that (i) would cause any representation or warranty made by Peach Group, Orchard or Peach Inc. in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by Peach Group, Orchard or Peach Inc. in this Agreement or any Ancillary Agreement, or (ii) has or would be reasonably likely to have a Peach Material Adverse Effect;

(w) incur any amounts under the Specified Peach CA Baskets; or

(x) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2 Conduct of Business by JGW Prior to Closing. Between the date of this Agreement and the Closing Date, the business of JGW and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice; and JGW shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) preserve substantially intact, in all material respects, the business organization and assets of JGW and its Subsidiaries, (ii) keep available the services of the current officers, employees and consultants of JGW and its Subsidiaries and (iii) preserve the current relationships of JGW and its Subsidiaries with distributors, customers, suppliers and other Persons with which JGW or any of its Subsidiaries has significant business relations. Notwithstanding the foregoing, for the avoidance of doubt, JGW shall not be prohibited by this Section 5.2 from making distributions to its Members between the date of this Agreement and the Closing Date; provided, however, that no such distribution shall be made if it would (i) result in JGW having inadequate liquidity to conduct its business in the ordinary course or (ii) impair the ability of JGW to consummate the transactions contemplated hereby. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, except as set forth in this Agreement (including in Schedule 5.2 of the JGW Disclosure Schedules as in effect on the date hereof) or with the prior written consent of Peach Group (such consent not to be unreasonably withheld, delayed or conditioned), none of JGW and its Subsidiaries shall directly or indirectly, do any of the following:

(a) amend or otherwise change its certificate of formation or operating agreement or equivalent organizational documents;

(b) issue or sell any equity interest, capital stock or other equity securities, or any option, warrant, or other right to acquire the same;

(c) acquire any corporation, partnership, limited liability company, other business organization or division thereof or enter into any joint venture, strategic alliance or similar arrangement, in each case with a fair market value in excess of $10 million;

(d) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of JGW or otherwise alter JGW’s limited liability company structure;

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(e) incur any Indebtedness for borrowed money (other than borrowings that would not constitute Closing Recourse Debt (i) from any warehouse facility in effect on the date of this Agreement, (ii) entered into hereafter to fund operating expenses in the ordinary course of business consistent with past practice, or (iii) any other Indebtedness), issue any debt securities, enter into any capitalized lease obligations, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person;

(f) make any loans or advances other than in the ordinary course of business consistent with past practice;

(g) take any action, or fail to take any action, that (i) would cause any representation or warranty made by JGW or JGW Merger Sub in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by JGW or JGW Merger Sub in this Agreement or any Ancillary Agreement, (ii) has or would be reasonably likely to have a JGW Material Adverse Effect, or (iii) would or would be reasonably likely to delay, impair, prevent, prohibit or otherwise adversely affect JGW’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements;

(h) make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or Law;

(i) make, revoke or modify any Tax election other than in the ordinary course of business, consistent with past practice, settle or compromise any material Tax liability, enter into any closing or similar agreement with any Tax authority regarding Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than valid extensions to file Returns obtained in the ordinary course), or, except as required by Law, amend any Return previously filed or adopt any accounting method in respect of Taxes;

(j) delay the payment of accounts payable or defer expenses or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice; or

(k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.3 Access to Information. From the date hereof until the Closing Date, the Peach Entities shall afford JGW and its Representatives reasonable access upon reasonable prior notice (including for inspection and copying) and at reasonable times during normal business hours to the Representatives of the Peach Entities and to the properties, offices, plants and other facilities, books and records of the Peach Entities, and shall furnish JGW and its Representatives with such financial, operating and other data and information as JGW may reasonably request; provided, however, any such access or furnishing of information shall be conducted at JGW’s sole cost and expense, under the supervision of the Peach Group and in such

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a manner as not to unreasonably interfere with the normal operations of the Peach Entities. From the date hereof until the Closing Date, JGW and its Subsidiaries shall afford Peach Group and its Representatives reasonable access upon reasonable prior notice (including for inspection and copying) and at reasonable times during normal business hours to the Representatives of JGW and to the properties, offices, plants and other facilities, books and records of JGW and its Subsidiaries, and shall furnish Peach Group and its Representatives with such financial, operating and other data and information as Peach Group may reasonably request; provided, however any such access or furnishing of information shall be conducted at Peach Group’s sole cost and expense, under the supervision of JGW and in such a manner as not to unreasonably interfere with the normal operations of JGW and its Subsidiaries. Neither JGW nor Peach Group, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall take commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, none of the Peach Entities or JGW Entities shall be required to disclose any information to the other if such disclosure would, in such disclosing party’s sole discretion cause significant competitive harm to any Peach Entity or JGW Entity, as the case may be, if the transactions contemplated by this Agreement are not consummated or would result in the disclosure of material pricing information of any Peach Entity or any JGW Entity, as the case may be.

Section 5.4 No Solicitation. Peach Group, Orchard and Peach Inc. shall not, and shall cause each other Peach Entity and each of its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives retained not to, directly or indirectly, (i) solicit or encourage (including by way of furnishing any information to any person) any inquiries with respect to, or the making, submission or announcement of, any proposal for an Alternative Transaction, (ii) engage in any negotiations concerning or furnish to any person any information with respect to any possible Alternative Transaction, (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Alternative Transaction, or (iv) enter into any letter of intent, agreement in principle or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction. The Peach Entities and each of their respective Subsidiaries will promptly cease, and will cause its officers, directors and employees and instruct any investment banker, financial advisor, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction, and will use its reasonable best efforts to enforce (and will not waive, terminate or modify any provisions of) any confidentiality or standstill agreement (or any similar agreement) relating to any such Alternative Transaction, including by requesting the other party thereto to promptly return or destroy any confidential information previously furnished thereto and using reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms thereof.

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Section 5.5 Closing Recourse Debt.

(a) Not less than three (3) Business Days prior to the anticipated Closing Date, each party will deliver its good faith calculation of its estimate of Closing Recourse Debt (the “Estimated Closing Recourse Debt Statement”) to the other party, including any back-up information used to make such calculations.

(b) Between the date of delivery of the Estimated Closing Recourse Debt Statement and the Closing Date, each party shall provide the other party and its agents with full access to the books, records and working papers in each case relating to the preparation of the Estimated Closing Recourse Debt Statement and the calculation of the amount of the Closing Recourse Debt, and each party shall cooperate with the other party and its agents to provide them with any other information used in preparing the Estimated Closing Recourse Debt Statement and calculating the amount of the Closing Recourse Debt reasonably requested by the other party and its agents.

Section 5.6 Notification of Certain Matters; Supplements to Disclosure Schedules.

(a) Until the Closing, each of JGW and Peach Group shall give the other party prompt written notice of any fact, change, condition or event the occurrence or non-occurrence of which it is aware that would render any representation or warranty of such party contained in this Agreement or any Ancillary Agreement untrue or incorrect; provided, however, the delivery of any notice delivered pursuant to this Section 5.6 shall not limit or otherwise affect the rights and remedies available to the party receiving such written notice.

(b) The Peach Entities and JGW shall supplement, in writing and in the same form as originally prepared, the information set forth in the Peach Disclosure Schedules and the JGW Disclosure Schedules, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or in any representation or warranty of Peach Group and Orchard or JGW, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof; provided, however, that neither party may supplement the information set forth in its disclosure schedules pursuant to this Section 5.6(b) following the date that is five (5) Business Days prior to the Closing Date. Notwithstanding anything to the contrary herein, upon the providing of any supplement permitted to be provided under this Section 5.6(b), the Peach Disclosure Schedules or the JGW Disclosure Schedules, as applicable, shall be treated as being amended with respect to such supplemented information; provided, however, no such supplement shall limit or otherwise adversely affect the remedies available to the parties hereto.

Section 5.7 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, each Peach Entity and its board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

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Section 5.8 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the letter agreement, dated September 24, 2010, between JGW and Orchard (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.9 Efforts.

(a) Each of the parties shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) within ten (10) Business Days after the date of this Agreement, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law, and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Peach Entities shall permit JGW reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Peach Entities shall not settle or compromise any such claim, suit or cause of action without JGW’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything herein to the contrary, neither party shall be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any material assets of JGW, the Peach Entities or any of their respective Affiliates or (B) limit in any material respect JGW’s freedom of action with respect to, or its ability to consolidate and control, Orchard and its Subsidiaries or any of their assets or businesses or any of JGW’s or its Affiliates’ other assets or businesses.

(b) Without limitation to the provisions of subsection (a) hereof, the Peach Entities shall give promptly such notice to third parties and use commercially reasonable efforts to obtain such third party consents as JGW may reasonably deem necessary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. JGW shall cooperate with and assist the Peach Entities in giving such notices and obtaining such consents and estoppel certificates; provided, however, JGW shall not have any obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or consent to any change in the terms of any agreement or arrangement that JGW in its sole discretion may deem adverse to the interests of JGW or Orchard or any of its Subsidiaries.

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(c) None of the parties shall, directly or indirectly, enter into any agreement with a Governmental Authority to, or represent to a Governmental Authority that it will, delay or not consummate the transactions contemplated by this Agreement or any Ancillary Agreement, except with the prior written consent of JGW or Peach Group, on behalf of the Peach Entities, as the case may be, such consent not to be unreasonably withheld. To the extent permitted by applicable Law and subject to any confidentiality restrictions of such Governmental Authority, each party shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law and subject to any confidentiality restrictions of such Governmental Authority, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives, on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each party shall promptly notify the other parties in writing of any pending or, to the Knowledge of such party, threatened proceeding or investigation by any Governmental Authority or any other person (i) challenging this Agreement or the consummation of the transactions contemplated hereby or seeking material damages in connection with consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 5.10 Public Announcements. Neither party nor any of its Representatives will issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, without the prior written consent of the other party, except as may be required by applicable Law, and in which case, the party required to issue such release shall provide the other party with reasonable advance notice prior to making any such disclosure, and shall consult with the other party regarding the form and content of such required disclosure.

Section 5.11 Tax Matters.

(a) Assistance and Cooperation. JGW and the Peach Entities agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Orchard and any of its Subsidiaries as is reasonably requested by the other for the filing of any Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim. JGW and the

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Peach Entities agree that each shall preserve and keep all books and records with respect to Taxes and Returns of Orchard and its Subsidiaries in such party’s possession as of the Closing Date, or as later come into such party’s possession, until the later of (i) six (6) years or (ii) the expiration of the applicable statute of limitations (without regard to any extensions obtained), and shall give reasonable written notice to the other party prior to transferring, destroying, or discarding any such information, returns, books, records, or documents and, if the other party so requests, allow the other party, at its cost and expense, to take possession of such information, returns, books, records, or documents. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained under this Section 5.11(a) shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of JGW and Peach Group, on behalf of the Peach Entities.

(b) Transfer Taxes. All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Merger shall be borne thirty-three percent (33%) by Peach Group, on the one hand, and sixty-seven percent (67%) by JGW, on the other hand. JGW and the Peach Entities shall cooperate in filing all necessary Returns and timely pay all such Transfer Taxes as required by Law.

(c) FIRPTA Certificate. Immediately prior to the Closing, Peach Group shall furnish to JGW a certification, in the applicable form set forth in Treasury Regulation Section 1.1445-2(b)(2), to the effect that Peach Group is not a “foreign person” within the meaning of Section 1445 of the Code.

(d) Amendment of Return. Peach Group shall (i) prior to the Closing, amend its 2009 federal income tax return to recognize income of $38,169,487 from the 2009 cancellation of indebtedness of Peach Holdings, Inc. and (ii) file a protective election pursuant to Treasury Regulation Section 1.108(i)-1T(b)(3) to accelerate the inclusion of such income in its 2010 taxable year. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that any breach of this covenant shall not adjust or otherwise affect the amount of Available NOLs set forth in the definition of Covered 704(c) Gain in the Fifth Amended and Restated JGW Limited Liability Company Agreement.

Section 5.12 Peach Group Agreements. After the date hereof, until such time as Peach Group is no longer subject to the restrictions on transfer set forth in the Fifth Amended and Restated JGW Limited Liability Company Agreement (as the same may be amended or replaced from time to time) and no longer owes an indemnity obligation to JGW or any member thereof in connection with the transactions contemplated by this Agreement, Peach Group shall not take any of the following actions without the prior written consent of JGW (which shall not be unreasonably withheld, delayed or conditioned): (i) amend or waive any provision of (A) the Amended and Restated Peach Group Shareholders’ Agreement, (B) the certificate of incorporation of Peach Group, or (C) the bylaws of Peach Group, in each case except for ministerial or administrative changes not affecting the substantive rights of the parties thereto; (ii) issue equity interests in Peach Group other than (A) to stockholders of Peach Group as of the

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date hereof and their Permitted Transferees (as such term is defined in the Fifth Amended and Restated JGW Limited Liability Company Agreement), (B) to third parties for consideration not to exceed $50 million in the aggregate, provided that such equity interests shall be sold solely for cash and the proceeds of such sales shall be used solely to pay operating expenses of Peach Group and its Subsidiaries (including, for the avoidance of doubt, paying Taxes or satisfying liabilities or indemnity obligations) and shall not be distributed by Peach Group prior to such time as Peach Group no longer owes an indemnity obligation to JGW or any member thereof in connection with the transactions contemplated by this Agreement or (C) to third parties in consideration for the settlement of any claim or obligation for any liabilities related to the LSC Matters; (iii) directly or indirectly sell, assign, transfer or otherwise dispose of any equity interest in Peach Group other than as specifically permitted in the Amended and Restated Peach Group Shareholders’ Agreement; or (iv) consummate, or vote in favor of, or otherwise consent to a public offering of the equity of Peach Group, in the case of clause (i) if such action would result in a failure to comply, directly or indirectly with the provisions applicable to Peach Group in the Fifth Amended and Restated JGW Limited Liability Company Agreement. Terms used in this Section 5.12 and not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Amended and Restated Peach Group Shareholders’ Agreement. The terms of this Section 5.12 shall in no event be interpreted to grant the JGW Entities any control over the business or activities of Peach Group, other than as specifically set forth in this Section 5.12.

Section 5.13 Release. At or prior to the Closing, (i) Peach Group shall and shall cause each of James Terlizzi (both individually and on behalf of any trust through which his equity in Peach Group is held), Timothy Trankina (both individually and on behalf of Peachtree Settlement Funding Corp.), Craig Lessner, DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P. and MBP IV Plan Investors, L.P. to, deliver to JGW a signed release agreement in substantially the form attached hereto as Exhibit I-1 and (ii) Orchard and Peach Inc. (on behalf of themselves and their respective Subsidiaries) and JGW shall, and shall cause JLL Partners, Inc., JLL JGW Distribution, LLC, JGW Holdco, LLC, JG Wentworth, Inc., JLL Fund V AIF I, LP, JLL Fund V AIF II, LP and JGW Holdings, Inc. to deliver to Peach Group a signed release agreement in substantially the form attached hereto as Exhibit I-2.

Section 5.14 Directors’ & Officers’ Insurance.

(a) For a period of six (6) years from the Effective Time, the limited liability company agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in any of the Indemnification Agreements or the organizational documents of any of the Peach Entities, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were parties to the Indemnification Agreements or were directors, officers, employees, fiduciaries or agents of any of the Peach Entities, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(b) The Surviving Company shall cause to be obtained on or prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as any Peach Entities’ existing policies with respect to claims arising from facts and events that occurred on or prior to the Effective Time, the cost of which shall either be paid by Peach Group or GuarCo, LLC prior to the Closing or deducted from the Peach Cash and Receivables Balance.

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(c) In the event the Surviving Company or such Peach Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 5.14.

(d) Notwithstanding Section 9.9, the provisions of this Section 5.14 are intended to be for the benefit of, and will be enforceable by, each indemnified party or insured Person pursuant to this Section 5.14, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.15 Amendments to Peach Financing Arrangements.

(a) The Peach Entities shall use their reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain and make effective, as promptly as reasonably practicable and in any event within forty-five (45) days after the date of this Agreement, the consent of Peach’s lenders under the Peach Credit Agreement and under each other Peach Financing Arrangements, to certain requested amendments to the documentation relating to the Peach Credit Agreement and such other Peach Financing Arrangements in connection with the transactions contemplated in this Agreement, which amendments shall be in form and substance reasonably satisfactory to JGW.

(b) The Peach Entities shall keep JGW informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the consents to the amendments contemplated in Section 5.15(a), including by providing JGW with drafts of documents and a reasonable opportunity to consult with the Peach Entities with respect to such efforts and to participate in all meetings and discussions with respect thereto.

Section 5.16 Redemption of Peach Group Preferred Stock. Peach Group, Orchard and Peach Inc. shall, and shall cause their Subsidiaries to, use their respective reasonable best efforts to enter into an agreement as promptly as practicable after the date of this Agreement with the holders of Peach Group Preferred Stock to redeem or repurchase all of the Peach Group Preferred Stock at or prior to the Closing (and in any event prior to the Effective Time). Peach Group may, at its election, repurchase any or all of the shares of Peach Group Common Stock or warrants to purchase shares of Peach Group Common Stock beneficially owned by DLJ Merchant Banking Partners IV (Co-Investments), L.P.

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Section 5.17 Certificates of Conversion. Subject to the fulfillment (or waiver) of the conditions set forth in Article VI, Peach Group, Orchard and Peach Inc. shall, and shall cause their Subsidiaries to, cause the Certificates of Conversion to be filed with the Secretary of State of the State of Delaware and, in the case of the Certificate of Conversion relating to the Peach Inc. Conversion, with the Secretary of State of the State of Florida, and to become effective immediately on or prior to the Closing.

Section 5.18 Employee Matters. (a) From and after the Effective Time for a period of one year, JGW shall (and shall cause its Affiliates to) provide for each employee of Orchard or any of its Subsidiaries (i) at least the same cash compensation (salary and target bonus opportunity) as provided to such employee by the Peach Entities as of immediately prior to the Closing, and (ii) employee benefits that are, in the aggregate, substantially similar to those provided to similarly-situated employees of JGW as of immediately prior to the Closing. From and after the Effective Time, JGW shall honor and shall cause its Affiliates to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Peach Entities as in effect immediately prior to the Effective Time that are applicable to each such employee.

(b) Employees of Orchard or any of its Subsidiaries shall receive credit for service accrued or deemed accrued prior to the Effective Time with the Peach Entities for purposes of eligibility to participate and vesting, and determination of the level of benefits, under any employee benefit plan, program or arrangement established or maintained by JGW or its Affiliates in which such employees participate; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, JGW shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Peach Plans, and use reasonable best efforts to recognize, for purposes of annual deductible and out of pocket limits under its medical and dental plans, deductible and out of pocket expenses paid by such employees in the calendar year in which the Effective Time occurs.

(c) Notwithstanding anything in the foregoing clauses (a) and (b) of this Section 5.18, nothing in this Agreement shall be construed to require JGW, the Surviving Company or their Subsidiaries to continue the employment of any employee for any given period of time.

(d) On the date hereof, JGW and each of James Terlizzi, Timothy Trankina and Craig Lessner have entered into noncompetition agreements in substantially the form attached hereto as Exhibit G (such agreements executed by James Terlizzi, Timothy Trankina and Craig Lessner collectively, the “Noncompetition Agreements”).

(e) Immediately prior to the Closing, Peach Group, Orchard and Peach Inc. shall, and shall cause their Subsidiaries to, deliver letters of resignation from each of the directors of Orchard and Peach Inc. and their respective Subsidiaries, other than TitleMasters, and from each of James Terlizzi, Timothy Trankina and Craig Lessner from each of the offices held by such persons, including any trusteeship held by such persons, in Orchard and Peach Inc. and their respective Subsidiaries.

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Section 5.19 Retention Bonus Payments. Prior to the Effective Time, Peach Group, Orchard, Peach Inc. and Peach LLC shall, subject to and in accordance with the terms of such agreements, make the retention bonus payments arising under those contracts listed on Schedule 5.19 of the Peach Disclosure Schedules (the “Peach Retention Agreements”) in connection with the transactions contemplated by this Agreement to the extent such payments are required to be paid upon Closing. To the extent any such retention bonus payments arising under the Peach Retention Agreements are required to be made by any Peach Entity at any time after the Closing Date, JGW shall cause any such Peach Entity to make such payments when due.

Section 5.20 Reorganization of Certain Peach Operations.

(a) Prior to the Closing, Peach Group, Orchard and Peach Inc. shall, and shall cause their Subsidiaries to, cause (i) Peach LLC to distribute all of the equity interests it holds, directly or indirectly, in Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries (except that, unless any consents or waivers required to distribute SES Endurance Trust to Peach Group are obtained prior to the Closing, SES Endurance Trust shall be distributed to Peach Inc. or another Peach Entity that will be acquired by JGW in the Merger), to Peach Group, which distribution shall, as applicable, be treated as part of the deemed liquidations of Peach Inc. pursuant to the Peach Inc. Conversion and Orchard pursuant to the Orchard Conversion, and (ii) Peach Group to retain (out of Peach Group’s Cash or out of any Peach Distribution Assets to be distributed on the Closing Date pursuant to Section 2.8) not less than $9 million to fund (x) any fees and expenses related to the defense of the LSC Matters (the “LSC Litigation Fund”) and (y) any ongoing expenses for managing the affairs of Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries (the “DLP Operating Fund”), of which not less than $3 million shall be designated solely for the LSC Litigation Fund; provided, however, that upon the final resolution of the LSC Matters, either by means of a settlement thereof that has been fully performed or by means of a final, non-appealable judgment of the applicable court, arbitration panel or other Governmental Authority of competent jurisdiction and the full and complete satisfaction thereof (if adverse to the defendant(s) therein), including any judgment of an applicable court for which the time to file an appeal has lapsed, any amounts that have been designated to the LSC Litigation Fund may be distributed to the equity holders of Peach Group; provided further, however, that if the required lender consents necessary for Peach Group to retain the LSC Litigation Fund and the DLP Operating Fund have not been obtained, then immediately prior to the Closing JGW shall wire immediately available funds to Peach Group in an amount equal to $9 million in order to fund the LSC Litigation Fund and the DLP Operating Fund.

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(b) At or prior to the Closing, Peach Group, Orchard and Peach Inc. shall, and shall cause their Subsidiaries to, distribute all of the outstanding equity interests of TitleMasters, directly or indirectly, to Peach Group, which distribution shall, as applicable, be treated as part of the deemed liquidation of Peach Inc. pursuant to the Peach Conversion and Orchard pursuant to the Orchard Conversion. Prior to effecting such distribution, Peach Group, Orchard and Peach Inc. shall, and shall cause their Subsidiaries to, (i) transfer all employees and all related liabilities and accruals of the TitleMasters Business to TitleMasters (after giving effect to the elimination of any intercompany agreements), or otherwise cause such employees to be employed by TitleMasters, effective at or prior to the Closing, (ii) transfer to TitleMasters all Intellectual Property (including, for the avoidance of doubt, any brand rights), Peach Permits, contractual rights to any title transactions or the rollover of any existing title transactions (provided that TitleMasters shall pay to Peach Group or JGW, as applicable, depending on which entity is the current owner of the Peach Distribution Assets, no later than three (3) Business Days after collection of, an amount equal to the value of such underlying title transaction, and any cash so paid shall be deemed to be a Peach Distribution Asset; provided, however, in the event there is a rollover of a title transaction and at such time TitleMasters is not in the process of winding up and such title transaction has been sold to either Non-Peach Holders or a third-party, within three (3) Business Days of such rollover transaction, TitleMasters shall pay the value of such underlying title transaction), and all other assets used primarily in the TitleMasters Business, effective at or prior to the Closing, together with any liabilities related solely to the TitleMasters Business; and (iii) assign all beneficial interest in any and all title transactions held by TitleMasters and associated with the TitleMasters Business conducted by Orchard and its Subsidiaries (but not any Intellectual Property (including, for the avoidance of doubt, any brand rights), Peach Permits, contractual rights to any new title transactions or the rollover of any existing title transactions or any other assets used primarily in the TitleMasters Business), to either (x) subject to any consents or waivers required to distribute the Peach Distribution Assets having been obtained, Peach Group, or (y) if such consents or waivers have not been obtained, a separate entity that will be considered a Peach Distribution Asset. From the date hereof until the Closing, Peach Group shall cause the TitleMasters Business to be operated in the ordinary course, consistent with past practice, and Peach Group shall continue to fund the operating expenses of the TitleMasters Business, consistent with past practice. Notwithstanding the foregoing, immediately prior to the Closing, JGW shall wire immediately available funds to Peach Group in an amount equal to $2 million (the “TitleMasters Fund”). In the event that TitleMasters elects to wind up its affairs within thirty (30) days after the Closing, the TitleMasters Fund shall be used to fund the expenses of winding up the affairs of TitleMasters, as and to the extent needed for such purpose. Any portion of the TitleMasters Fund that is not used (i) by Peach Group to wind up the affairs of TitleMasters or (ii) allocated to a specified wind up cost reasonably expected to be incurred by TitleMasters by the later of the two hundred and tenth (210th) day after the date hereof and the ninetieth (90th) day after the Closing shall be returned by Peach Group to JGW by wire transfer of immediately available funds and any portion of the TitleMasters Fund that is reserved as provided above and is not utilized shall be returned to JGW as soon as it is determined such funds are not required in connection with the wind up of the operations of TitleMasters. Upon any

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decision to wind up the operations of TitleMasters, JGW and Peach Group will mutually agree on a plan of wind up for TitleMasters, and from and after such time as it is determined to wind up the operations of TitleMasters decisions regarding winding up of TitleMasters (excluding the collection or other disposition of title transactions) shall be made with the consultation and input of JGW (acting through David Miller until JGW has otherwise notified Peach Group in writing that it has designated a different representative), including following the input and advice of JGW (acting through David Miller until JGW has otherwise notified Peach Group in writing that it has designated a different representative) with respect to the disbursement of the TitleMasters Fund. To the extent that the affairs of TitleMasters are not wound down, JGW shall reasonably cooperate with TitleMasters, at TitleMasters’ expense, to provide access to and use of certain leased real property that was utilized by TitleMasters prior to the Closing and the parties shall negotiate in good faith to enter into a mutually agreeable sublease or similar arrangement with respect to such leased real property, it being understood and agreed that TitleMasters shall be required to pay rent, at a fair market rate (which shall not exceed the pro rata cost of the applicable lease payments), with respect to any such sublease unless and until such time as it begins to wind up its affairs.

Section 5.21 Pre-Closing Distribution. In the event that on or prior to the Closing any consents or waivers required to distribute the Peach Distribution Assets have been obtained, the parties shall, immediately prior to the Closing, make the following distributions in lieu of the distribution of Peach Distribution Assets provided for in Section 2.8(d) hereof: (a) Peach Group, Orchard and Peach Inc. shall, and shall cause their Subsidiaries to, distribute all of the Peach Distribution Assets (including the North Channel Debt and the North Channel Entities), directly or indirectly, to Peach Group or, at the option of Peach Group, to a newly formed Subsidiary of Peach Group, which distribution shall be treated, as applicable, as part of the deemed liquidations of Peach Inc. pursuant to the Peach Inc. Conversion and Orchard pursuant to the Orchard Conversion; and (b) JGW shall distribute to the Non-Peach Holders cash in an amount determined in accordance with Section 2.8 hereof. Notwithstanding the foregoing, the distribution of any amounts in respect of any Peach Deficit Amount, JGW Deficit Amount, Peach Excess Amount, JGW Excess Amount or Peach Distribution Assets Excess shall be determined and distributed as provided in Section 2.8.

Section 5.22 Servicing of Peach Distribution Assets and Life Settlement Receivables. (a) Provided that the Peach Distribution Assets are not distributed on or prior to the Closing pursuant to Section 5.21, then until the earlier of (i) such time as any Peach Distribution Assets other than Cash are distributed pursuant to Section 2.8 hereof, and (ii) two (2) years after the Closing Date, JGW shall, and shall cause the Peach Entities (which shall be deemed to include the employees of Settlement Funding Corp. providing services to Life Settlement Corporation) that are currently providing such services to, administer and service the Peach Distribution Assets, other than any assets associated with the TitleMasters business (which shall be addressed in a separate transition services agreement to be negotiated by the parties hereto, which agreement will terminate, with respect to any activities other than the winding up of the operations of TitleMasters, one hundred eighty (180) days after the Closing, and, with

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respect to any activities relating to the winding up of the operations of TitleMasters, eighteen (18) months after the Closing), in a manner consistent with past practice, subject to the consultation and input of Peach Group (acting through James Terlizzi until Peach Group has otherwise notified JGW in writing that it has designated a different representative), including following the input and advice of Peach Group (acting through James Terlizzi until Peach Group has otherwise notified JGW in writing that it has designated a different representative) with respect to any decision to sell, dispose or hold any Peach Distribution Asset, to pay when due any premiums payable with respect to such Peach Distribution Assets (the aggregate amount of any such premiums funded by JGW or its Subsidiaries, the “JGW-Funded Premiums”), and to take all actions with regard to the Peach Distribution Assets listed on Schedule 5.22 of the Peach Disclosure Schedules; provided, however, that if any such obligation of JGW and such Peach Entities (which shall be deemed to include the employees of Settlement Funding Corp. providing services to Life Settlement Corporation) increases the cost of servicing above reasonable and customary servicing costs (taking into account variations in the services performed with respect to the Peach Distribution Assets as opposed to other serviced assets), Peach Group shall pay such increased costs of servicing or, if Peach Group fails to make such payment, JGW shall pay such increased costs of servicing and shall add such increased costs to the aggregate amount of the JGW-Funded Premiums; provided, however, that JGW shall not be required to pay any such increased costs and add them to JGW-Funded Premiums to the extent that the aggregate amount of such increased costs exceeds $2,000,000, it being understood that JGW shall be entitled to set off amounts paid by JGW pursuant to this Section 5.22(a) in respect of increased costs by withholding collections otherwise payable to Peach Group and any such withheld amounts shall reduce the $2,000,000 basket provided for above; provided, further, that the obligation of JGW and such Peach Entities (which shall be deemed to include the employees of Settlement Funding Corp. providing services to Life Settlement Corporation) to follow the input and advice of Peach Group shall in no event impose liabilities, other than the JGW-Funded Premiums, upon the business of JGW or such Peach Entities (which shall be deemed to include the employees of Settlement Funding Corp. providing services to Life Settlement Corporation) that the Board reasonably determines to be not in the best interests of JGW and such Peach Entities. In the event that any Peach Distribution Assets other than Cash are distributed pursuant to Section 2.8 or Section 5.21 hereof, JGW shall, and shall cause the Peach Entities (which shall be deemed to include the employees of Settlement Funding Corp. providing services to Life Settlement Corporation) that are currently providing such services to, administer and service the Peach Distribution Assets, other than any assets associated with the TitleMasters business (which shall be addressed in a separate transition services agreement to be negotiated by the parties hereto), in a manner consistent with past practice, for such period as may be requested by Peach Group and upon terms (including price, which will, however, be subject to reasonable increases and decreases after the Effective Time to reflect changes in market rates, if any, for such services) substantially similar to those in effect prior to the Effective Time. From and after the Closing, Peach Group shall cause Life Settlement Corporation to remain as the master servicer, unless prohibited under any law enacted after the Effective Time, for all life settlement assets held by the Peach Entities, or otherwise serviced by the Peach Entities (which shall be deemed to include the employees of Settlement Funding Corp. providing services to Life Settlement Corporation) as of immediately prior to the Closing, and JGW shall, and shall cause the Peach Entities (which shall be deemed to include the employees of Settlement Funding Corp. providing services to Life

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Settlement Corporation) that are currently providing such services to, act as subservicer for, and administer and service, such life settlement assets. From and after the Closing, JGW shall cause its appropriate Subsidiary to license to Life Settlement Corporation at no cost copies of such policies, procedures and other documents as the parties reasonably agree are necessary for Life Settlement Corporation to serve as the master servicer as set forth in the preceding sentence. Prior to the Closing, Peach Group shall use its commercially reasonable efforts to obtain appropriate provider licenses in Texas, Mississippi and Indiana and such other jurisdictions as JGW may reasonably request upon the advice of counsel in order for Settlement Funding, LLC (or another appropriate Peach Entity) to lawfully act as servicer or subservicer of life settlement assets held by the Peach Entities in such states. In the event that prior to the Closing Peach Group is unable to obtain such licenses, then (i) immediately after the Closing, Peach Group and JGW shall cause Life Settlement Corporation and Settlement Funding, LLC (or another Subsidiary of JGW designated by JGW), respectively, to cooperate in good faith with and assist each other in servicing the life settlement assets held in such states, and (ii) JGW shall pay the reasonable costs incurred by Peach Group and Life Settlement Corporation in connection with their obligations under the foregoing clause (i) to the extent not reimbursed under the applicable administrative services agreement. From and after the Closing, Peach Group and JGW shall cooperate in good faith in order to establish new escrow arrangements, with the vendors utilized by Life Settlement Corporation prior to the Closing, as JGW may reasonably determine to be necessary in order for its appropriate Subsidiaries to conduct life settlement business in compliance with applicable regulations.

(b) In addition to any transition service arrangements entered into pursuant to Section 5.22(a), prior to the Closing, the parties shall enter into an administrative services agreement, the terms and conditions of which will be negotiated in good faith between JGW and Peach Group prior to the Closing, pursuant to which JGW shall provide certain agreed upon financial accounting and tax services with respect to any assets or entities retained by Peach Group; provided, however, that such administrative services agreement shall provide for reimbursement by Peach Group to JGW of any costs incurred in connection with the provision of such services, and in no event shall JGW be required to hire staff, or retain staff not otherwise needed by JGW, in order to perform services under such administrative services agreement.

Section 5.23 Name Change; Use of Name. Peach Group shall take all actions necessary or appropriate to change its corporate name, trade names and internet domain names, as promptly as practicable after the Closing Date and in no event later than thirty (30) days after the Closing Date, to names that do not include the words “Peach” or “www.peachtreefinancial.com” or any other name which is substantially or confusingly similar thereto, and will take such other actions within its power as may be necessary or appropriate to permit the JGW Entities as promptly as practicable after the Closing Date, and in no event later than thirty (30) days after the Closing Date, to use the Peach Entities’ present corporate names, trade names, internet domain names, and any other names substantially similar thereto. From and after the effective date of the change of Peach Group’s corporate name, trade names and internet domain names, Peach Group shall not, and shall cause each of its Subsidiaries not to, use any names that include the word “Peach” or “www.peachtreefinancial.com” or any other name which includes such words or which is substantially or confusingly similar thereto for any purpose except to refer to the business conducted by Peach Group prior to the Closing. Peach Group shall take all actions reasonably necessary in order to cause its shareholder Peachtree Settlement Funding Corp. to change its name prior to, or effective immediately after, the Closing to a name that does not include the word “Peach”, “Settlement”, “Funding” or any other name which is substantially or confusingly similar to any such word.

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Section 5.24 LSC Matters.

(a) From and after the Effective Time, Peach Group shall cause Life Settlement Corporation to vigorously defend the LSC Matters. In furtherance of the foregoing, Peach Group shall, or shall cause one or more of its Subsidiaries to, loan, contribute or otherwise provide to Life Settlement Corporation the LSC Litigation Fund and such other funds as may be reasonably necessary to enable Life Settlement Corporation to vigorously defend the LSC Matters (it being understood that any amounts funded by Peach Group or its Subsidiaries as provided herein shall not be applied against any indemnity limitation provided for herein). The defense of the LSC Matters shall be conducted by the counsel currently engaged by Life Settlement Corporation in connection with the LSC Matters, or with such other counsel reasonably selected by Peach Group. Upon the reasonable request of JGW, subject to applicable attorney-client privilege, Peach Group shall keep JGW reasonably informed of all developments regarding the LSC Matters.

(b) From and after the Effective Time, Peach Group shall, and shall cause Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities, and any of their respective Subsidiaries to, refrain from engaging, directly or indirectly, in any business activities, except for (i) any of the maintenance, servicing or business operation activities performed in connection with the operation and maintenance of any of the Peach Distribution Assets distributed to Peach Group or otherwise retained by Peach Group pursuant to the terms of this Agreement, (ii) any activities arising out of the operations of, or related to Life Settlement Corporation, including, without limitation, investigating, preparing or defending the LSC Matters or any other outstanding Actions in respect of Life Settlement Corporation; and (iii) any activities arising out of the operations of, or related to Discounted Life Holdings, LLC, DLP Funding, LLC, DLP Funding II, LLC, DLP Funding III, LLC, DLP Master Trust, DLP Master Trust II, DLP Master Trust III, and the DLP Irish Entities, including, without limitation, the servicing of life settlement policies.

(c) From and after the Effective Time, Peach Group or one of its Subsidiaries shall hold the LSC Litigation Fund and provide such LSC Litigation Fund to Life Settlement Corporation as and when needed to satisfy the obligations of Peach Group and its Subsidiaries under Section 5.24(a). In furtherance of the foregoing, Peach Group shall not, and shall cause its Subsidiaries not to, use the LSC Litigation Fund for any purpose other than the defense and resolution of the LSC Matters as provided in Section 5.24(a). The provisions of Sections 5.24(a), (c) and (d) will expire and be of no further force or effect at such time as Peach Group no longer owes an indemnity obligation to JGW or any member thereof regarding the matters contemplated in Section 7.1(e).

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(d) From and after the Effective Time, Peach Group or one of its Subsidiaries shall hold the DLP Operating Fund and cause the DLP Operating Fund to be distributed as needed to fund the ongoing requirements of Discounted Life Holdings, LLC, its Subsidiaries and the DLP Irish Entities and related operating expenses of Peach Group. In furtherance of the foregoing, Peach Group shall not, and shall cause its Subsidiaries not to, use the DLP Operating Fund for any purpose other than to fund the ongoing requirements of Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries and related operating expenses of Peach Group.

Section 5.25 Approval by Peach of Certain Actions. Until such time as Peach Group, together with its current stockholders, holds in the aggregate fewer than ten percent (10%) of the number of JGW Common Interests, including Non-Voting Common Interests, held by Peach Group as of the Effective Time, or, in the case of clauses (a) and (b) below, if earlier, the date that is two (2) years after the Closing Date, then JGW shall not take any of the following actions, and shall not permit any of its controlled Affiliates to take any of the following actions, without the prior consent of Peach Group (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) engage in any sale or other disposition of the Peach Distribution Assets; or

(b) take any actions with respect to the North Channel Loan, between North Channel Bank GmbH & Co. KG and Skolvus I GmbH & Co. KG.

Section 5.26 Termination or Amendment of Certain Affiliate Agreements.

(a) At or prior to the Closing Date, Peach Group, Orchard and Peach Inc. shall, and shall cause their respective Subsidiaries to, terminate the Peach Material Contracts and other arrangements that are set forth in Schedule 5.26 of the Peach Disclosure Schedules, such that the Peach Entities will have no further obligations arising from or related to such Peach Material Contracts and other arrangements from and after the Closing Date.

(b) At or prior to the Closing Date, Peach Group, Orchard and Peach Inc. shall, and shall cause their respective Subsidiaries to, amend the Indemnification Agreement of each Person holding an Office (as defined therein) at Peach Group, Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities or their respective Subsidiaries, or any other entity that continues to be controlled, either directly or indirectly, by Peach Group after the Closing to provide that Orchard and Peach Inc. shall not have any obligation thereunder to indemnify such Person as an Indemnitee (as defined therein) under the Indemnification Agreement with respect to any Proceeding (as defined therein) to which such Indemnitee is made a party,

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threatened to be made a party or otherwise involved solely by reason of such Indemnitee’s service in any Office (as defined therein) of Peach Group, Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries, and any other entity that continues to be controlled, either directly or indirectly, by Peach Group after the Closing. No Person who is party to an Indemnification Agreement shall be named, elected or designated to an Office of Peach Group, Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities or their respective Subsidiaries after the Closing without first having executed an amendment consistent with the preceding sentence.

(c) At or prior to the Closing Date, Peach Group, Orchard and Peach Inc. shall, and shall cause their respective Subsidiaries to (i) amend the Life Settlement Origination Agreement, dated as of August 18, 2010, between Life Settlement Corporation, as Originator, and American Insurance Strategies Fund II, LP, as Purchaser, as amended by Amendment No.1, dated as of October 25, 2010, and the Administrative Services Agreement, dated as of July 1, 2000, such that from and after the Closing Settlement Funding, LLC is not obligated to purchase life settlements from Life Settlement Corporation, and (ii) prepare any necessary revisions to related offering memoranda or other documentation.

(d) At or prior to the Closing Date, Peach Group, Orchard and Peach Inc. shall cause Life Settlement Corporation to execute an agreement with Settlement Funding, LLC, in form and substance reasonably acceptable to JGW, acknowledging and agreeing, as contemplated in Section 5(c) of the Administrative Services Agreement, dated as of July 1, 2000, by and between Settlement Funding, LLC and Life Settlement Corporation, that Life Settlement Corporation and Settlement Funding, LLC have agreed for Life Settlement Corporation to pay Settlement Funding, LLC a regular monthly fee for the Services (as defined therein) equal to 95% of the net cash revenues of Life Settlement Corporation.

(e) At or prior to the Closing Date, Peach Group, Orchard, Peach Inc. and their respective Subsidiaries shall (i) cause all amounts shown as “due from affiliates” in Schedule 3.25 of the Peach Disclosure Schedules, and any interest, fees or additional amounts incurred in connection therewith between the date hereof and the Closing, to be terminated without payment, and (ii) cause all other intercompany balances between the entities that will, immediately after the Closing, be direct or indirect subsidiaries of JGW, on the one hand, and Peach Group and the entities that will, immediately after the Closing, be direct or indirect subsidiaries of Peach Group, on the other hand, to be terminated without payment, except for any such intercompany balances reflected in Schedule 1-A or Schedule 1-B.

(f) At or prior to the Closing Date, Peach Group, Orchard, Peach Inc. and their respective Subsidiaries shall use their collective reasonable efforts to cooperate with JGW in negotiating the termination or unwinding of the Peachtree Settlement Finance Co., LLC Operating Agreement, dated August 26, 2008, and related agreements, in each case on terms and conditions reasonably acceptable to JGW; provided, however, that Peach Group, Orchard, Peach Inc. and their respective Subsidiaries shall not have any obligation under this Section 5.26(f) until the conditions set forth in Sections 6.1(b) and 6.3(f) have been satisfied.

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(g) At or prior to the Closing Date, Peach Group, Orchard, Peach Inc. and their respective Subsidiaries shall amend all agreements between the Peach Entities and Moelis & Company and between the Peach Entities and Freeman & Co. Securities LLC pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereby to delete any right of first refusal or other ongoing obligations of the Peach Entities to Moelis & Company or Freeman & Co. Securities LLC from and after the Closing.

(h) At or prior to the Closing Date, Peach Group, Orchard, Peach Inc. and their respective Subsidiaries shall cause the administrative contact, technical contact and account holder of each domain name that is listed in Schedule 5.26(h) of the Peach Disclosure Schedules as having an administrative contact, technical contact or account holder other than an entity that will, immediately after the Closing, be a direct or indirect subsidiary of JGW, to be transferred or reregistered in the name of an entity that will, immediately after the Closing, be a direct or indirect subsidiary of JGW.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise restrains consummation of the transactions contemplated hereby.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 6.2 Conditions to Obligations of the Peach Entities. The obligations of the Peach Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Peach Group, on behalf of the Peach Entities, in its sole discretion:

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(a) Representations, Warranties and Covenants. The representations and warranties of JGW and JGW Merger Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality or JGW Material Adverse Effect qualifications) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects (without giving effect to any materiality or JGW Material Adverse Effect qualifications) as of such specified date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a JGW Material Adverse Effect. JGW and JGW Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing. Peach Group, on behalf of the Peach Entities, shall have received from JGW a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of JGW.

(b) JGW Closing Balance Sheet. JGW shall have delivered to Peach Group a certificate certifying that the Estimated Closing Recourse Debt Statement of the JGW Entities is true and correct as of the close of business on the day immediately preceding the Closing Date, as contemplated by Section 5.5, and the Closing Recourse Debt reflected on the Closing Statement of the JGW Entities shall be not exceed the Closing Recourse Debt Target for JGW by more than $10,000,000.

(c) No JGW Material Adverse Effect. There shall not have occurred any JGW Material Adverse Effect.

(d) Secretary of State Filings. The JGW Certificate of Formation Amendment shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

(e) Fifth Amended and Restated JGW Limited Liability Company Agreement. The Fifth Amended and Restated JGW Limited Liability Company Agreement shall have been approved by JGW and each of the requisite Members and shall be in full force and effect.

(f) Releases. Each of Orchard, Peach Inc., JGW, JLL Partners, Inc., JLL JGW Distribution, LLC, JGW Holdco, LLC, JG Wentworth, Inc., JLL Fund V AIF I, LP, JLL Fund V AIF II, LP and JGW Holdings, Inc. shall have delivered to Peach Group a signed release agreement in substantially the form attached hereto as Exhibit I-2.

Section 6.3 Conditions to Obligations of JGW and JGW Merger Sub. The obligations of JGW and JGW Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by JGW or JGW Merger Sub in its sole discretion:

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(a) Representations, Warranties and Covenants. The representations and warranties of Peach Group, Orchard and Peach Inc. contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Peach Material Adverse Effect qualifications) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects (without giving effect to any materiality or Peach Material Adverse Effect qualifications) as of such specified date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Peach Material Adverse Effect. The Peach Entities shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. JGW shall have received from Peach Group, on behalf of the Peach Entities, a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and third parties that are set forth in Exhibit H shall have been received.

(c) Peach Closing Balance Sheet. Peach Group shall have delivered to JGW a certificate certifying that the Estimated Closing Recourse Debt Statement of the Peach Entities is true and correct as of the close of business on the day immediately preceding the Closing Date, as contemplated by Section 5.5, and the Closing Recourse Debt reflected on the Closing Statement of the Peach Entities shall not exceed the Closing Recourse Debt Target for the Peach Entities by more than $10,000,000.

(d) No Peach Material Adverse Effect. There shall not have occurred any Peach Material Adverse Effect.

(e) Fifth Amended and Restated JGW Limited Liability Company Agreement. JGW shall have received from Peach Group an executed counterpart of the Fifth Amended and Restated JGW Limited Liability Company Agreement and any certificates that formerly represented the Shares.

(f) Peach Financing Arrangements. The Peach Credit Agreement and each of the other Peach Financing Arrangements shall have been amended in form and substance satisfactory to JGW, in each case by a date no later than forty-five (45) days after the date of this Agreement.

(g) Redemption of Peach Group Preferred Stock. Peach Group shall have redeemed or repurchased all of the outstanding shares or Peach Group Preferred Stock as contemplated in Section 5.15 and shall have received releases from Credit Suisse Securities (USA) LLC and DLJ Merchant Banking Partners IV (Co-Investments), L.P. of Peach Group, Life Settlement Corporation, Peach Inc., Orchard and their respective officers, directors, employees and successors as contemplated by the purchase agreement and in form and substance reasonably satisfactory to JGW.

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(h) Secretary of State Filings. The Certificates of Conversion shall have been filed with the Secretary of State of the State of Delaware and, in the case of the Certificate of Conversion relating to the Peach Inc. Conversion, with the Secretary of State of the State of Florida, and shall have become effective as contemplated in Section 5.16.

(i) Reorganization of Certain Peach Operations. The Peach Entities shall have completed each of the actions contemplated in Section 5.20.

(j) Termination or Amendment of Certain Affiliate Agreements. The Peach Material Contracts and other arrangements that are set forth in Schedule 5.26 of the Peach Disclosure Schedules shall have been terminated in accordance with Section 5.26 and shall be of no further force or effect, and the Indemnification Agreements shall have been amended to the extent provided in Section 5.26(b).

(k) Releases. Each of Peach Group, James Terlizzi (both individually and on behalf of any trust through which his equity in Peach Group is held), Timothy Trankina (both individually and on behalf of Peachtree Settlement Funding Corp.), Craig Lessner, DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P. and MBP IV Plan Investors, L.P. shall have delivered to JGW a signed release agreement in substantially the form attached hereto as Exhibit I-1.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by Peach Group. Subject to Sections 7.4, 7.5 and 9.1, Peach Group, shall save, defend, indemnify and hold harmless JGW, the Surviving Company and their respective Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (the “JGW Parties”) from and against any and all of the following losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) asserted against, incurred, sustained or suffered by any of the foregoing:

(a) Losses arising out of or relating to any breach of any representation or warranty made by Peach Group, Orchard or Peach Inc. contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, without giving effect to any materiality or Peach Material Adverse Effect limitations or qualifications thereto;

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(b) Losses arising out of or relating to any breach of any covenant or agreement by Peach Group, Orchard or Peach Inc. contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

(c) Losses arising out of or relating to all Taxes imposed at any time and with respect to any period ending on or before or that otherwise included the Closing Date on Orchard or its Subsidiaries under Treasury Regulations Section 1.1502-6 (and all corresponding state, local or foreign Tax Law), or under any other claim arising under state, local, federal or foreign law, as a result of being a member during any period prior to the Closing of any consolidated, unitary, combined or similar group (for the avoidance of doubt, other than any such group that solely included or includes the Peach Entities other than Peach Group);

(d) Except to the extent specifically addressed in Section 7.1(e), Losses arising out of or relating to the operation of the life settlement business conducted by (x) the Peach Entities and Skolvus I GmbH & Co. KG on or prior to the Closing Date or (y) Peach Group, Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries, and any other entity that continues to be controlled, either directly or indirectly, by Peach Group, whether before or after the Closing Date, including the origination and financing of any life settlements or viatical settlements, and the sale or other disposition of such life settlements or viatical settlements or any financial products relating to such life settlements or viatical settlements, but excluding the financing of any premiums paid by third parties in respect of life insurance policies owned by such third parties where no life settlement was or will be purchased, including, without limitation, (i) the business of Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities, Skolvus I GmbH & Co. KG and their respective Subsidiaries, and any actions or omissions of the Peach Entities or Skolvus I GmbH & Co. KG in connection therewith, (ii) any repurchase obligations or requested repurchases or any breaches of any representation, warranty or covenant or any indemnification or similar claims relating to any life settlement policies originated, acquired or held by Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities, Skolvus I GmbH & Co. KG or their respective Subsidiaries, and (iii) any breach of any representation, warranty or covenant included in any purchase, sale, financing or other agreement relating to life settlement assets prior to or as of the Closing Date; and

(e) Losses arising out of or relating to (i) the LSC Matters and (ii) all actions or omissions of the Peach Entities that are the subject of the LSC Matters.

For the avoidance of doubt, for all purposes of this Article VII the amount of Losses for which indemnification is available in connection with any claim pursuant to this Section 7.1 shall be equal to (i) in the case of Losses incurred directly by a JGW Party other than JGW, the Surviving Company or their Subsidiaries, the full amount of the Losses incurred by such JGW Party and (ii) in the case of Losses incurred by JGW, the Surviving Company or their Subsidiaries, the full amount of the Losses incurred by JGW or the Surviving Company multiplied by the Aggregate Common Interest Percentage of the Non-Peach Holders as of the date on which such Losses are incurred.

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Section 7.2 Indemnification by JGW. Subject to Sections 7.4, 7.5 and 9.1, JGW shall save, defend, indemnify and hold harmless Peach Group and its Representatives, and the successors and assigns of each of the foregoing (the “Peach Parties”) from and against any and all of the following Losses asserted against, incurred, sustained or suffered by any of the foregoing:

(a) Losses arising out of or relating to any breach of any representation or warranty made by JGW or JGW Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, without giving effect to any materiality or JGW Material Adverse Effect limitations or qualifications thereto; and

(b) Losses arising out of or relating to any breach of any covenant or agreement by JGW contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

For the avoidance of doubt, for all purposes of this Article VII the amount of Losses for which indemnification is available in connection with any claim pursuant to this Section 7.2 shall be equal to (i) in the case of Losses incurred directly by a Peach Party, the full amount of the Losses incurred by such Peach Party and (ii) in the case of Losses incurred by JGW, the Surviving Company or their Subsidiaries, the full amount of the Losses incurred by JGW, the Surviving Company or their Subsidiaries multiplied by the Aggregate Common Interest Percentage of the Peach Holders as of the date on which such Losses are incurred.

Section 7.3 Third-Party Claims.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver notice thereof to Peach Group or to JGW, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third-Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

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(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third-Party Claim pursuant to the terms of this Agreement (qualified by the limitations set forth in Sections 7.4, 7.5 and 9.1), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, it being understood and agreed by the parties that such fees and expenses shall constitute Losses subject to Sections 7.4 and 7.5. If the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 7.3(b), the Indemnified Party shall have the right to assume the defense of such Third-Party Claim, and in such case the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing by the Indemnified Party, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(d) In the event any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VII. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder.

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(e) Notwithstanding the provisions of Section 9.11, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(f) (i) Notwithstanding the foregoing, Peach Group shall have the sole right, at its own expense, to control and represent the interests of Orchard and its Subsidiaries in all Tax audits and administrative and court proceedings and to employ counsel of its choice to the extent relating to Taxes for which Peach Group may be liable pursuant to Section 7.1; provided, however, that JGW and the Surviving Company shall have the opportunity to participate at their own cost in any defense of such proceeding. If Peach Group does not elect to control the interests of Orchard and its Subsidiaries in any such audit or proceedings, JGW shall keep Peach Group reasonably informed of the progress and status of such audit or proceeding and shall not settle any such audit or proceeding without the prior written consent of Peach Group, which consent shall not be unreasonably conditioned, withheld or delayed.

(ii) Notwithstanding anything to the contrary contained in Section 7.3(f)(i), and notwithstanding Treasury Regulations Section 1.1502-77 (which describes the scope of the agency of the common parent of a consolidated group), to the extent that Tax audits and administrative and court proceedings give rise to a written assessment by the applicable Taxing Authority for federal, state or local income Taxes (x) for which Peach Group may be liable pursuant to Section 7.1(c) and (y) that exceeds $15,000,000 but does not exceed $30,000,000, Peach Group shall (1) reasonably consult with JGW and the Surviving Company in respect of all material matters relating to such audits or proceedings (and JGW and the Surviving Company shall be permitted to discuss such matters with Peach Group’s tax counsel), (2) consider in good faith the views of JGW and the Surviving Company with respect to such matters and (3) on a quarterly basis, certify to JGW and the Surviving Company that Peach Group has paid, or has the ability to pay, the expected fees of its tax advisors incurred in connection with such audits or proceedings for the succeeding six (6) month period.

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(iii) Notwithstanding anything to the contrary contained in Section 7.3(f)(i) or Section 7.3(f)(ii), and notwithstanding Treasury Regulations Section 1.1502-77 (which describes the scope of the agency of the common parent of a consolidated group), to the extent that Tax audits and administrative and court proceedings give rise to a written assessment for federal, state or local income taxes (x) for which Peach Group may be liable pursuant to Section 7.1(c) and (y) that exceeds $30,000,000, JGW and the Surviving Company shall be permitted to participate in such proceedings and Peach Group, JGW and the Surviving Company shall cooperate in good faith, and by mutual consent (which consent shall not be unreasonably conditioned, withheld or delayed), to determine the appropriate course of action with respect to such audits or proceedings, employ counsel of choice in connection with such audits or proceedings, and determine whether any such Tax assessment should be settled. If Peach Group, JGW and the Surviving Company are unable to agree in good faith upon an appropriate course of action with respect to any audit or proceeding subject to this Section 7.3(f)(iii), Peach Group, JGW and the Surviving Company shall submit the issues remaining in dispute for resolution to an independent accounting firm or law firm of international reputation, experienced in such tax matters, mutually acceptable to Peach Group, JGW and the Surviving Company (the “Independent Firm”), which shall, within thirty (30) days after such submission, report to Peach Group, JGW and the Surviving Company, its determination with respect to such issues remaining in dispute, which determination shall be binding upon Peach Group, JGW and the Surviving Company. The fees and disbursements of the Independent Firm shall be allocated equally between Peach Group and JGW.

(iv) JGW and the Surviving Company shall have the sole right, at their own expense, to control and represent the interests of JGW and its Subsidiaries in all Tax audits and administrative and court proceedings and to employ counsel of their choice to the extent relating to Taxes for which JGW may be liable pursuant to Section 7.2.

Section 7.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) (i) Except as set forth below, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.1 or Section 7.2, as the case may be, until the aggregate amount of all indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $5 million (the “Basket”), in which case the Indemnifying Party shall be liable for only the amount of such Losses that exceeds the Basket; (ii) except as set forth below, the maximum aggregate amount of indemnifiable Losses that the JGW Parties may recover under Section 7.1 or that the Peach Parties may recover under Section 7.2 shall be an amount equal to $40 million; and (iii) any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that the foregoing clauses (i) and (ii) shall not apply to Losses arising out of or relating to fraud or intentional misrepresentation on the part of the Indemnifying Party, breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.16, 3.21, 4.1, 4.2, 4.4, 4.16 and 4.21 (the “Special Representations”) or the provisions of Sections 7.1(c), 7.1(d) and 7.1(e).

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(b) (i) Prior to the consummation of an IPO by JGW (or any successor entity formed for such purpose, including in an Up-C Structure), the sole recourse of the Peach Parties for any indemnification obligations of JGW pursuant to this Article VII shall, unless the Non-Peach Holders elect to settle such indemnification obligations in cash, be the preferential distributions provided for in Section 7.5(a), and the sole recourse of the JGW Parties for any indemnification obligations of Peach Group pursuant to this Article VII shall, unless Peach Group elects to settle its indemnification obligations in cash, be the preferential distributions provided for in Section 7.5(b). From and after the consummation of an IPO by JGW (or any successor entity formed for such purpose, including in an Up-C Structure), the sole source of recovery for Losses arising from any claim for indemnification pursuant to this Article VII shall be as provided in Section 7.5(d) and the preferential distributions contemplated in Sections 7.5(a) and 7.5(b) shall no longer apply; provided, however, that the assets of Peach Group available to satisfy any claim for indemnification pursuant to Section 7.1(d) shall not include the proceeds received from the sale of any JGW Common Interests or JGW successor securities received by Peach Group or any of the holders of equity interests in Peach Group (“Peach Group Holders”), except as required pursuant to Section 7.4(b)(ii), and any such proceeds that are not required to be available to satisfy any outstanding claims for indemnification pursuant to Section 7.1(d) may be freely distributed to the Peach Group Holders. In furtherance of the foregoing, Peach Group shall not distribute any JGW Common Interests or JGW successor securities, or otherwise transfer any JGW Common Interests or JGW successor securities (except in an arm’s length transaction involving an unaffiliated third-party purchaser under circumstances that are permitted under Article VIII of the Fifth Amended and Restated JGW Limited Liability Company Agreement), without the prior written consent of JLL Partners, Inc. (on behalf of the Non-Peach Holders), unless such Peach Group Holders or other transferees receiving such securities and/or cash execute a joinder agreeing to be bound by the indemnity obligations of Peach Group in connection with the transactions contemplated by this Agreement; provided, however, that each Peach Group Holder or other transferee shall only be liable for its pro rata portion of the amount of any indemnifiable Losses (determined based on the number of JGW Common Interests, or JGW successor securities and/or the amount of cash set aside pursuant to Section 7.4(b)(ii) received by such Peach Group Holder or transferee) and the sole recourse against such Peach Group Holders or other transferees shall be the JGW successor securities or JGW Common Interests held by such Peach Group Holders or any cash set aside pursuant to Section 7.4(b)(ii). Except as provided in the immediately preceding sentence, no Peach Group Holder shall have any obligation to make any contribution to Peach Group or make any payment to Peach Group or any Indemnified Party in respect of any obligation of Peach Group under this Agreement.

(ii) To the extent that at any time after the Effective Time, whether in connection with or following an IPO or in any other arm’s length transaction involving an unaffiliated third-party purchaser under circumstances that are permitted under Article VIII of the Fifth Amended and Restated JGW Limited Liability Company

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Agreement, the Peach Holders have sold or otherwise transferred a greater percentage than JLL Partners, Inc. and its Affiliates of the JGW Common Interests or JGW successor securities held by them (any such securities in excess of the percentage sold or transferred by JLL Partners, Inc. and its Affiliates being referred to herein as “Peach Excess Sale Securities”), then the Peach Holder receiving the proceeds from the sale of such Peach Excess Sale Securities shall be prohibited from disbursing, distributing or otherwise transferring such proceeds (but not any other proceeds received from the sale of JGW Common Interests or JGW successor securities to the extent not required to be retained pursuant to this Section 7.4(b)(ii)), and such proceeds shall continue to be held by the Peach Holder receiving such proceeds as security for the obligations of such Peach Holder under this Agreement or under the joinder of such Peach Holder described in Section 7.4(b)(i), until the earlier of (x) the time JLL Partners, Inc. and its Affiliates have sold additional JGW Common Interests or JGW successor securities held by them such that there are no longer any Peach Excess Sale Securities (provided, however, that the foregoing shall not be applicable to the extent that the proceeds from such sale of Peach Excess Sale Securities are necessary to satisfy outstanding indemnity claims) or (y) such time as the ongoing indemnification obligations of the Peach Holders hereunder or thereunder have expired in accordance with their terms.

(iii) From and after the consummation of an IPO, JGW or the successor entity thereto shall, from time to time upon written request from JLL, on behalf of the Non-Peach Holders, or Peach Group, on behalf of the Peach Holders, provide the requesting party with information from JGW’s books and records regarding the number of JGW Common Interests, JGW Preferred Interests or JGW successor securities sold or transferred from time to time prior to the date of such request by the Non-Peach Holders and the Peach Holders and the Aggregate Common Interest Percentage held by the Non-Peach Holders and the Peach Holders after giving effect to such sales or transfers.

(c) The period during which claims for indemnification may be initiated under this Article VII shall be as follows:

(i) except with respect to claims for indemnification involving the Special Representations, the period during which claims for indemnification made pursuant to Sections 7.1(a), 7.1(b), 7.2(a) and 7.2(b) may be initiated shall commence at the Effective Time and terminate at the end of the Basic Survival Period;

(ii) the period during which claims for indemnification made pursuant to Sections 7.1(a) and 7.2(a) involving the Special Representations shall commence at the Effective Time and terminate upon the earlier of (A) ninety (90) days after the expiration of the applicable statute of limitations and (B) the consummation by JGW of an Extraordinary Transaction;

(iii) the period during which claims for indemnification made pursuant to Section 7.1(c) may be initiated shall commence at the Effective Time and terminate upon the earlier of (x) the date that is ninety (90) days after the expiration of the applicable statute of limitations and (y) the consummation by JGW of an Extraordinary Transaction other than an IPO;

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(iv) the period during which claims for indemnification made pursuant to Section 7.1(d) may be initiated shall commence at the Effective Time and terminate upon the earliest of (x) the date that is six (6) years after the Closing Date, (y) the consummation by JGW of an Extraordinary Transaction other than an IPO, and (z) any date after the consummation of an IPO on which JLL Partners, Inc. and its Affiliates cease to collectively hold at least twenty five percent (25%) of the number of JGW Common Interests and JGW Preferred Interests (on an as converted to Common Interests basis) held by JLL Partners, Inc. and its Affiliates as of the Effective Time, taking into account any successor securities received by JLL Partners, Inc. and its Affiliates, but without taking into account any JGW securities acquired by JLL Partners, Inc. and its Affiliates after the Effective Time; and

(v) the period during which claims for indemnification made pursuant to Section 7.1(e) may be initiated shall commence at the Effective Time and terminate upon the earlier of (x) the final resolution of the LSC Matters, either by means of a settlement thereof that has been fully performed and that has received any required approvals from the applicable court, arbitration panel or other Governmental Authority and from any other Person whose consent thereto is required to consummate such settlement, or by means of a final, non-appealable judgment of the applicable court, arbitration panel or other Governmental Authority of competent jurisdiction and the full and complete satisfaction thereof (if adverse to the defendant(s) therein), including any judgment of an applicable court for which the time to file an appeal has lapsed and (y) the consummation of an Extraordinary Transaction other than an IPO.

No party shall have any liability whatsoever with respect to any indemnification provided for under this Article VII unless a claim is made hereunder prior to the expiration of the applicable survival period set forth above, in which case the rights and obligations of the parties hereunder with respect to indemnification shall survive as to such claim until such claim has been finally resolved.

(d) The sole and exclusive remedy of the parties hereto (i) for any breach of any representation or warranty contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, (ii) for any breach of any covenant or agreement contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby and (iii) for any other matter for which indemnification is provided under this Article VII, shall be indemnification under this Article VII and the parties may not bring any other claim whatsoever in connection therewith; provided, however, that the foregoing shall not apply to claims arising out of or relating to fraud or intentional misrepresentation, nor shall it prevent the parties hereto from seeking specific performance or injunctive relief, to the extent such remedies are available at law or in equity. Notwithstanding anything to the contrary contained in this Agreement, none of the parties to this Agreement shall have any liability under any provision of this Agreement or any Ancillary Agreement for any Losses related to punitive damages (except to the extent such punitive damages were awarded to the plaintiff in an indemnifiable Third-Party Claim) or Losses related to incidental, consequential, special or indirect damages (unless such incidental, consequential, special or indirect damages were reasonably foreseeable).

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(e) For all purposes of this Article VII, “Losses” shall be net of any insurance or other recoveries actually received by the Indemnified Party or any of its Affiliates (net of costs of collection and increased premiums, if any) in connection with the facts giving rise to the right of indemnification. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by the foregoing sentence, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. The Indemnified Party shall use its commercially reasonable efforts to secure any available insurance proceeds or third party payments receivable; provided, however, that, for the avoidance of doubt, the foregoing shall not require the Indemnified Party to bring any claim, or file any suit, against any third party other than insurers before any Governmental Authority; provided, further, however, that, for the avoidance of doubt, the foregoing shall not require the Indemnified Party to bring any claim, or file any suit, against any insurer before any Governmental Authority to the extent that it would not be commercially reasonable to do so.

Section 7.5 Manner of Indemnification.

(a) Prior to the consummation of an Extraordinary Transaction, if it is determined that JGW is obligated to indemnify any of the Peach Parties against any Losses pursuant to the terms of this Article VII, then, prior to giving effect to any preferential distributions then required by Section 2.8, the next distribution or distributions made by JGW to its Members thereafter shall be paid solely to the Peach Holders pro rata in accordance with the Fifth Amended and Restated JGW Limited Liability Company Agreement, in preference to any other distributions to the other Members of JGW at that time, until the Peach Holders have received an aggregate preferential distribution equal to the quotient determined by dividing (x) the amount of the indemnifiable Losses of the Peach Holders by (y) a fraction, the numerator of which is equal to the aggregate number of JGW Common Interests and JGW Preferred Interests (on an as converted to JGW Common Interests basis) (and/or any successor securities of a Company Offeror) held by the Non-Peach Holders at the time the applicable Losses were incurred, and the denominator of which is equal to the aggregate number of JGW Common Interests and JGW Preferred Interests (on an as converted to JGW Common Interests basis) (and/or any successor securities of a Company Offeror) held by the Peach Holders and the Non-Peach Holders at the time the applicable Losses were incurred. In the event that the Non-Peach Holders determine to settle any such indemnification obligation of JGW to the Peach Parties in cash, the amount of indemnifiable Losses that the Peach Parties may recover under Section 7.2, shall be the amount of the indemnifiable Losses of the Peach Holders calculated in accordance with the last sentence of Section 7.2.

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(b) Prior to the consummation of an Extraordinary Transaction, if it is determined that Peach Group is obligated to indemnify any of the JGW Parties against any Losses pursuant to the terms of this Article VII, then, prior to giving effect to any preferential distributions then required by Section 2.8, the next distribution or distributions made by JGW to its Members thereafter shall be paid solely to the Non-Peach Holders pro rata in accordance with the Fifth Amended and Restated JGW Limited Liability Company Agreement, in preference to any other distributions to Members of JGW at that time, until the Non-Peach Holders have received an aggregate distribution equal to the quotient determined by dividing (x) the amount of the indemnifiable Losses of the Non-Peach Holders by (y) a fraction, the numerator of which is equal to the aggregate number of JGW Common Interests and JGW Preferred Interests (on an as converted to JGW Common Interests basis) (and/or any successor securities of a Company Offeror) held by the Peach Holders at the time the applicable Losses were incurred, and the denominator of which is equal to the aggregate number of JGW Common Interests and JGW Preferred Interests (on an as converted to JGW Common Interests basis) (and/or any successor securities of a Company Offeror) held by the Peach Holders and the Non-Peach Holders at the time the applicable Losses were incurred. In the event that Peach Group determines to settle any such indemnification obligation to the JGW Parties in cash, the amount of indemnifiable Losses that the JGW Parties may recover under Section 7.1, shall be the amount of the indemnifiable Losses multiplied by the Aggregate Common Interest Percentage of the Non-Peach Holders calculated in accordance with the last sentence of Section 7.1.

(c) Notwithstanding Sections 7.5(a) and 7.5(b), in the event that at any time after the Effective Time JGW shall issue additional equity interests, including profits interests or other compensatory equity grants, to any party (including the Peach Holders, any Non-Peach Holders who held equity interests in JGW as of the Effective Time, any third party and any holder of JGW profits interests or other JGW compensatory equity grants issued after the Effective Time) (any such holder of JGW equity interests in respect of such equity interests issued after the Effective Time being referred to herein as a “Future Member”), and at the time of such issuance any preferential distributions under Section 2.8 have not yet been satisfied or any indemnification obligations remain in effect under this Agreement, then (i) the distribution preferences provided for in Sections 2.8, 7.5(a) and 7.5(b) shall apply only as to the Peach Holders and any Non-Peach Holders who held equity interests in JGW as of the Effective Time (and to their respective permitted transferees) and (ii) any Future Member (in respect of equity interests of JGW issued after the Effective Time) shall be entitled to receive any ratable distributions to which such holder would otherwise be entitled in accordance with the distribution provisions of the Fifth Amended and Restated JGW Limited Liability Company Agreement, when, as and if declared by the board of directors of JGW, without regard to the provisions of Sections 2.8, 7.5(a) and 7.5(b).

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(d) In connection with the consummation of an IPO by JGW (or any successor entity formed for such purpose, including in an Up-C Structure), the following provisions shall apply:

(i) If, at the time of such IPO, any preferential distributions required by Sections 2.8, 7.5(a) or 7.5(b) have not yet been satisfied because insufficient distributions have been made by JGW prior to the IPO, then the preferential distributions contemplated in Section 2.8 and in Sections 7.5(a) and 7.5(b) (solely with respect to indemnification claims that have been finally resolved) shall, as applicable, be settled, immediately prior to the IPO (or, in the case of any preferential distributions required pursuant to Section 2.8 which are addressed in the final proviso to this Section 7.5(d)(i), within three (3) months after such IPO) through an equitable adjustment of the respective ownership positions of the Peach Holders and any Non-Peach Holders who held equity interests in JGW as of the Effective Time (or their respective permitted transferees). Any such adjustment shall be made by transferring equity interests in JGW from the party or parties not entitled to receive the preferential distribution to the party or parties entitled to receive the preferential distribution (or, if agreed upon by the parties, each in their absolute discretion, in an alternative manner that is tax-efficient for the parties, which may include transfers or issuances of the equity securities that will be issued in the IPO) in an amount sufficient to compensate the party or parties entitled to the preferential distribution (which, for the avoidance of doubt, shall be the amount of the indemnifiable Losses of the Peach Holders or the Non-Peach Holders, as applicable, or the amount of the Peach Deficit Amount, JGW Deficit Amount, Peach Excess Amount, JGW Excess Amount or Peach Distribution Assets Excess giving rise to the preferential distribution not previously made pursuant to Sections 2.8, 7.5(a) or 7.5(b), as applicable), with the transferred equity interests to be valued at the IPO price; provided, however, that solely with respect to any preferential distribution required by Section 2.8 due to a Peach Distribution Assets Excess resulting from a non-pro rata distribution of Peach Secondary Distribution Assets that occurs within six (6) months prior to the consummation of an IPO, the transferred equity interests shall be valued at the average volume weighted average price of the equity securities issued in the IPO over the three (3) month period commencing on the date that is two (2) trading days after the date of the IPO, as reported on the applicable securities exchange. Notwithstanding the foregoing, the Indemnifying Party in any indemnification claim subject to this Section 7.5(d) or the party not entitled to a preferential distribution pursuant to Section 2.8 shall have the option to settle any such obligation in cash in lieu of the equitable adjustment to such party’s ownership position in JGW described above;

(ii) In the event that the IPO is consummated by means of an Up-C Structure, and the Peach Holders and Non-Peach Holders continue to hold JGW Common Interests and/or JGW Preferred Interests (or comparable successor securities in an entity that is taxed as a partnership), then any ongoing indemnification obligations of Peach Group pursuant to this Article VII shall be settled, at the election of Peach Group, by payment of any cash set aside pursuant to Section 7.4(b)(ii), or transferring JGW Common Interests and/or JGW Preferred Interests (or comparable successor securities in an entity that is taxed as a partnership) or the equity interests of the Company Offeror, to the Non-Peach Holders entitled to such indemnity in an amount sufficient to compensate such JGW Parties (which, for the avoidance of doubt, shall be the amount of the indemnifiable Losses of such JGW Parties (based on the Aggregate Common Interest Percentage then held by such Non-Peach Holders), with any transferred equity interests to be valued based on the Fair Market Value of such transferred interests, or, if applicable, through a combination of such equity transfers and payment of any cash set aside pursuant to Section 7.4(b)(ii), at the election of Peach Group; and

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(iii) In the event that the IPO is not consummated by means of an Up-C Structure, and the Peach Holders and Non-Peach Holders no longer continue to hold JGW Common Interests and/or JGW Preferred Interests (or comparable successor securities in an entity that is taxed as a partnership), then upon consummation of the IPO, any continuing indemnification obligations of Peach Group will be settled by transferring equity securities of the Company Offeror to the Non-Peach Holders entitled to such indemnity in an amount sufficient to compensate the JGW Parties entitled to such indemnification (which, for the avoidance of doubt, shall be the amount of the indemnifiable Losses of the JGW Parties), with the transferred equity securities of the Company Offeror to be valued at Fair Market Value.

Section 7.6 Post-Closing Access to Information and Personnel.

(a) At or prior to the Effective Time, the parties shall negotiate in good faith the terms of, and enter into, a custodial agreement, in form and substance reasonably satisfactory to each of JGW and Peach Group, providing the terms and conditions under which JGW will continue to maintain such documents as are specified therein for such period after the Closing Date as is specified therein; provided, however, that the custodial agreement shall, at a minimum, provide that JGW shall maintain all such specified documents for not less than the time period necessary for the Peach Entities and Life Settlement Corporation to be in compliance with all applicable statutory requirements regarding document retention policies and grant reasonable access to Peach Group and its authorized representatives to review and make copies of such specified documents, to be used by Peach Group for the sole purpose of acting as master servicer or defending the LSC Matters, each as contemplated in this Agreement. After the Effective Time, and upon reasonable notice to JGW, JGW shall provide Peach Group or its authorized representatives, at Peach Group’s expense during normal business hours, with reasonable access to personnel and the business records of the Surviving Company or any of its Subsidiaries, and permit Peach Group to make copies of such records, to enable Peach Group (a) to fulfill its obligations under applicable Law, this Agreement or any Ancillary Agreement; or (b) to defend, initiate or prosecute any indemnity claim arising out of this Agreement or any Ancillary Agreement.

(b) After the Effective Time and upon reasonable prior notice to Peach Group, Peach Group or its authorized representatives shall provide JGW, at JGW’s expense during normal business hours, with reasonable access to personnel and the pre-Closing business records of Peach Group, and permit JGW to make copies of such pre-Closing records, to enable JGW (a) to fulfill its obligations under applicable Law, this Agreement or any Ancillary Agreement; or 100 (b) to defend, initiate or prosecute any indemnity claim arising out of this Agreement or any Ancillary Agreement.

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ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of JGW, on behalf of itself and JGW Merger Sub, and Peach Group, on behalf of itself, Orchard and Peach Inc.;

(b) (i) by Peach Group, on behalf of itself, Orchard and Peach Inc., if JGW or JGW Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would cause any condition set forth in Section 6.2 not to be satisfied and such breach or failure to perform has not been cured or cannot be cured and (B) has not been waived by Peach Group, on behalf of itself, Orchard and Peach Inc., or (ii) by JGW, on behalf of itself and JGW Merger Sub, if Peach Group, Orchard or Peach Inc. breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would cause any condition set forth in Section 6.3 not to be satisfied and such breach or failure to perform has not been cured or cannot be cured and (C) has not been waived by JGW, on behalf of itself and JGW Merger Sub; provided, that any party seeking to terminate this Agreement pursuant to this Section 8.1(b) are not then in breach of this Agreement;

(c) (i) by Peach Group, on behalf of itself, Orchard and Peach Inc., if any of the conditions set forth in Section 6.1 or 6.2 shall have become incapable of fulfillment prior to the date that is six (6) months after the date of this Agreement (the “Outside Date”) or (ii) by JGW, on behalf of itself and JGW Merger Sub, if any of the conditions set forth in Section 6.1 or 6.3 shall have become incapable of fulfillment prior to the Outside Date; provided that the Outside Date may be extended for up to an additional ninety (90) days by either JGW or Peach Group by written notice to the other party if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; provided further that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d) by either Peach Group, on behalf of itself, Orchard and Peach Inc., or JGW, on behalf of itself and JGW Merger Sub, if the Merger shall not have been consummated by the Outside Date, as it may be extended pursuant to Section 8.1(c) or otherwise; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date; or

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(e) by either Peach Group, on behalf of itself, Orchard and Peach Inc., or JGW, on behalf of itself and JGW Merger Sub, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that JGW (if it is so requesting termination) or Peach Group (if it is so requesting termination), as the case may be, shall have used their reasonable best efforts, in accordance with Section 5.9, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2 Effect of Termination; Expense Reimbursement. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (i) Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, Section 9.2 relating to fees and expenses, Section 9.6 relating to notices, Section 9.10 relating to governing law, Section 9.11 relating to submission to jurisdiction, Section 9.16 relating to waiver of jury trial, Section 9.20 relating to no presumption against drafting party, and this Section 8.2 and (ii) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival and Termination of Certain Provisions. The representations and warranties of Peach Group, Orchard, Peach Inc., JGW and JGW Merger Sub contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing: (i) in the case of representations and warranties other than those set forth in clause (ii) below, until the earlier of (A) eighteen (18) months after the Closing Date and (B)(x) the consummation by JGW of an Extraordinary Transaction (the “Basic Survival Period”); and (ii) in the case of the Special Representations, until the earlier of (A) ninety (90) days after the expiration of the applicable statute of limitations and (B) the consummation by JGW of an Extraordinary Transaction.

Section 9.2 Fees and Expenses. If the Merger is consummated, all Transaction Expenses shall be paid by the Surviving Company and shall not reduce the Cash and Receivables Balance or the Working Capital Amount for either party. If the Merger is not consummated, Transaction Expenses shall be paid by the party incurring such fees and expenses; provided, however, that each of Peach Group, on the one hand, and JGW, on the other hand, shall be responsible for paying fifty percent (50%) of all applicable filing fees due under the HSR Act. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

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Section 9.3 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding the approval of JGW Merger Sub and Orchard); provided, however, that no amendment shall be made which pursuant to applicable Law requires further approval by JGW Merger Sub or Orchard without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.4 Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.5 Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(a) if to JGW, JGW Merger Sub or the Surviving Company, to:

J.G. Wentworth, LLC

40 Morris Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Linda C. Morris

Facsimile: (484) 434-2351

with a copy (which shall not constitute notice) to each of:

JLL Partners, Inc.

450 Lexington Avenue, 31st Floor

New York, New York 10017

Attention: Frank Rodriguez

Facsimile: (212) 286-8626

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square, P.O. Box 636

Wilmington, Delaware 19899

Attention: Robert B. Pincus
                   Steven J. Daniels

Facsimile: (302) 651-3001

Reed Smith

2500 One Liberty Place

1650 Market Street

Philadelphia, Pennsylvania 19103

Attention: Lori Lasher

Facsimile: (215) 851-1420

if to Peach Inc., Orchard or Peach Group prior to the Effective Time to:

c/o Peach Group Holdings, Inc.

3301 Quantum Boulevard, 2nd Floor

Boynton Beach, Florida 33426

Attention: Craig Lessner

Facsimile: (800) 600-7161

if to Peach Group after the Effective Time, to Peach Group at such address as shall be designated by Peach Group in writing between the date hereof and the Closing and to:

DLJ Merchant Banking Partners IV, L.P.,

c/o Credit Suisse Private Equity

Eleven Madison Avenue

New York, NY 10010

Attention: Kenneth J. Lohsen

Facsimile: (212) 538-0619

Email: kenneth.lohsen@credit-suisse.com

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with a copy (which shall not constitute notice) to each of:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Stephen M. Besen

Facsimile: (212) 848-7179

Arnall Golden Gregory LLP

171 17th Street NW – Suite 2100

Atlanta, Georgia 30363-1031

Attention: Sherman A. Cohen

Facsimile: (404) 873-8631

Section 9.7 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.9 No Third-Party Beneficiaries. Except as provided in Section 5.13 and Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than Section 5.19 (which is intended to be for the benefit of the Persons covered thereby), the last sentence of which may be enforced by James Terlizzi, Timothy Trankina, and Craig Lessner.

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Section 9.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.11 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in New Castle County, Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of JGW (in the case of an assignment by a Peach Entity) or Peach Group (in the case of an assignment by JGW or JGW Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in New Castle County, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

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Section 9.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.15 Severability. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.18 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.20 No Presumption Against Drafting Party. Each of the parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

J.G. WENTWORTH, LLC

By:	/s/ David Miller
Name: David Miller Title: Chief Executive Officer

PEACH ACQUISITION LLC

By:
Name: Title:

PEACH HOLDINGS, INC.

By:
Name: Title:

PEACH GROUP HOLDINGS, INC.

By:
Name: Title:

ORCHARD ACQUISITION COMPANY

By:
Name: Title:

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto du1y authorized.

J.G. WENTWORTH, LLC

By:
Name: Title:

PEACH ACQUISITION LLC

By:	/s/ David Miller
Name: David Miller Title: Chief Executive Officer

PEACH HOLDINGS, INC.

By:
Name: Title:

PEACH GROUP HOLDINGS, INC.

By:
Name: Title:

ORCHARD ACQUISITION COMPANY

By:
Name: Title:

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

J.G. WENTWORTH, LLC

By:
Name: Title:

PEACH ACQUISITION LLC

By:
Name: Title:

PEACH HOLDINGS, INC.

By:	/s/ James D. Terlizzi
Name: James D. Terlizzi Title: Chief Executive Officer

PEACH GROUP HOLDINGS, INC.

By:	/s/ James D. Terlizzi
Name: James D. Terlizzi Title: Chief Executive Officer

ORCHARD ACQUISITION COMPANY

By:	/s/ James D. Terlizzi
Name: James D. Terlizzi Title: Chief Executive Officer

Exhibit A

PLAN OF CONVERSION

THIS PLAN OF CONVERSION, dated as of [               ], 2011 (this “Plan”), is hereby adopted by Peach Holdings, Inc., a Florida corporation (“PHI”), to set forth the terms, conditions and procedures governing the conversion of PHI from a Florida corporation to a Delaware limited liability company to be named PHI LLC (“PHI LLC”).

WHEREAS, PHI was formed under the name Peach Holdings, Inc. on February 27,2006 by the filing of PHI’s articles of incorporation with the Florida Secretary of State’s Office. Under the terms of PHI’s by-laws, as amended (the “By-Laws”), PHI is managed by its Board of Directors (the “Board”).

WHEREAS, a conversion of a Florida corporation into a Delaware limited liability company is allowed under Section 607.1112 of the Florida Business Corporation Act (the “FBCA”) and Section 18-214 of the Delaware Limited Liability Company Act (the “DLLCA”).

WHEREAS, Peach Group Holdings, Inc., a Delaware corporation (“PGHI”), PHI, Orchard Acquisition Company, a Delaware corporation (“Orchard”), J.G. Wentworth, LLC, a Delaware limited liability company (“JGW”), and Peach Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of JGW, have entered into that certain Merger Agreement, dated as of February [     ], 2011 (the “Merger Agreement”), which provides for the Merger (as defined in the Merger Agreement).

WHEREAS, in connection with the Merger, Orchard, as sole stockholder of PHI, and the Board have determined it is advisable that PHI be converted from a Florida corporation into a Delaware limited liability company in order to facilitate the Merger and the transactions contemplated by the Merger Agreement.

WHEREAS, the Board has unanimously approved the conversion of PHI into PHI LLC (the “Conversion”) and the terms of this Plan to facilitate the Merger.

NOW, THEREFORE, PHI does hereby adopt this Plan to effectuate the Conversion as follows:

1. Conversion.

(a) Upon the terms and subject to the conditions of this Plan, immediately before the consummation of the Merger, PHI shall cause to be filed with the Secretaries of State of the State of Delaware and the State of Florida: (i) a certificate of conversion in the form of Exhibit A attached hereto (the “Certificate of Conversion”) providing for the Conversion, and (ii) a certificate of formation of PHI LLC in the form of Exhibit B attached hereto (the “Certificate of Formation’’). The Conversion shall become effective at the time of the filing of the Certificate of Conversion (the “Effective Time”). All references to PHI from and after the Effective Time shall mean PHI LLC.

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(b) The Conversion shall have the effects set forth under the FBCA and DLLCA. Without limiting the generality of the foregoing, and subject thereto, upon the Effective Time, all of the rights, privileges and powers of PHI, and all property, real, personal and mixed, and all debts due to PHI, as well as all other things and causes of actions belonging to PHI, shall be vested in, and be the property of, PHI LLC, and the title to any real property vested by deed or otherwise in PHI shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of PHI shall be preserved unimpaired, and all debts, liabilities and duties of PHI shall remain attached to PHI LLC and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware limited liability company. The rights, privileges, powers and interest in property of PHI, as well as the debts, liabilities and duties of PHI, shall not be deemed, as a consequence of the Conversion, to have been transferred to PHI LLC for any purpose of the laws of the State of Delaware. PHI shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of PHI and shall constitute a continuation of the existence of PHI in the form of a Delaware limited liability company.

(c) At the Effective Time, the limited liability company agreement of PHI LLC shall be as set forth on Exhibit C attached hereto until thereafter amended in accordance with the applicable provisions of the DLLCA.

(d) At the Effective Time, automatically by virtue of the Conversion and without any further action of any party, the outstanding shares of common stock, par value $0.001 per share, of PHI shall be cancelled and extinguished and converted into validly issued, fully paid, and non-assessable membership interests of PHI LLC as set forth on Exhibit D. All outstanding shares of PHI when converted as provided in this subparagraph (d) shall no longer be outstanding and shall automatically be canceled and the former holder thereof shall cease to have any rights with respect thereto.

(e) Subject to the applicable provisions of Delaware law: (i) the members of PHI’s Board as of the Effective Time shall be the members of PHI LLC’s board of managers and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the officers of PHI as of the Effective Time shall be PHI LLC’s officers and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal. After the Effective Time, PHI LLC and its board of managers shall take any necessary actions under Delaware law to cause each of the foregoing individuals to be appointed or to confirm such appointment.

(f) As of the Effective Time, the By-Laws shall be terminated and of no further force or effect, and no party shall have any further rights, duties or obligations pursuant to the By-Laws. Notwithstanding the foregoing, the termination of the By-Laws shall not relieve any party thereto from any liability arising in connection with any breach by such party of the By-Laws.

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2. U.S. Federal Tax Consequences. The Conversion will be treated, for U .S. federal income tax purposes, as if PHI distributed all of its assets and liabilities to Orchard, its sole direct owner, in liquidation of PHI, as described in Treasury Regulation Section 301.7701-3(g)(l)(iii) in a complete liquidation within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended, and this Plan is hereby adopted as a plan of liquidation of PHI. The distribution of the equity interests of Life Settlement Corporation, Discounted Life Holdings, LLC, DLP Funding, Ltd. , DLP Funding II, Ltd., and DLP Funding III, Ltd., TitleMasters Holding, LLC and their respective subsidiaries by PHI and its subsidiaries to PGHI pursuant to the terms of Section 5.20 of the Merger Agreement as well as any other distributions of assets by PHI and its subsidiaries to PGHI in connection with the Merger, including any distributions of the Peach Distribution Assets (as defined in the Merger Agreement) pursuant to Section 5.21 of the Merger Agreement, shall be treated as part of the plan of liquidation in respect of the Conversion.

3. Further Assurances. If, at any time after the Effective Time, PHI LLC shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents, assurances, or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, to vest, perfect or confirm, of record or otherwise, in PHI LLC its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of PHI, or to otherwise carry out the purposes of this Plan, PHI LLC and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of PHI, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of PHI, all such other acts and things necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in PHI LLC its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises , properties or assets of PHI, or to otherwise carry out the purposes of this Plan and the Conversion.

4. Amendment, Termination or Deferral. Notwithstanding any prior approval by the stockholder of this Plan, at any time before the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the Board, (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the Board, such action would be in the best interest of PHI and its stockholder and (c) this Plan may be amended by the Board, if, in the opinion of the Board, such amendment would be in the interest of PHI and its stockholder. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of PHI or its Board or stockholder with respect thereto . This Plan and the transactions contemplated hereby (including the Conversion) shall not be consummated until immediately before the consummation of the Merger.

5. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

6. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

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7. Governing Law. This Plan shall be governed by and construed under the laws of the State of Delaware.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Peach Holdings, Inc. has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

PEACH HOLDING, INC.
By:
Name:
Title:

[Signature Page to the Plan of Conversion]

EXHIBITS

The following documents are attached as exhibits to this Plan:

Exhibit A -	Certificate of Conversion

Exhibit B -	Certificate of Formation

Exhibit C -	Limited Liability Company Agreement

Exhibit D -	Ownership and Percentage Interests Schedule

Exhibit A

Certificate of Conversion

(Please see attached)

CERTIFICATE OF CONVERSION
of

PEACH HOLDINGS, INC.

into a

DELAWARE LIMITED LIABILITY COMPANY

The undersigned duly authorized signor, on behalf of Peach Holdings, Inc., a Florida corporation, hereby submits this Certificate of Conversion and attached Certificate of Formation to convert Peach Holdings, Inc. into a Delaware Limited Liability Company in accordance with Sections 607.1112 of the Florida Business Corporation Act and Sections 18-204 and 18-214 of the Delaware Limited Liability Company Act.

1.	The above referenced Florida Profit Corporation has converted into an “Other Business Entity” in compliance with Chapter 607 of the Florida Business Corporation Act and the conversion complies with Section 18-214 of the Delaware Limited Liability Company Act, the applicable laws governing the “Other Business Entity.”

2.	A plan of conversion to convert Peach Holdings, Inc. into a Delaware limited liability company has been approved by Peach Holdings, Inc. in accordance with Chapter 607 of the Florida Business Corporation Act.

3.	The name of the company immediately prior to the filing of this Certificate of Conversion is: Peach Holdings, Inc.

4.	Peach Holdings, Inc. is a corporation first incorporated under the laws of the state of Florida on February 27, 2006. The jurisdiction of the company immediately prior to filing this Certificate of Conversion is the State of Florida.

5.	The name of the Delaware limited liability company as set forth in the attached Certificate of Formation: PHI LLC.

6.	This Certificate of Conversion shall be effective at [__] [a.m./p.m.] on [________], 2011.
7.	The principal office of the company is 3301 Quantum Boulevard, 2nd Floor, Boynton Beach, Florida, 33426.

8.	PHI LLC appoints the Secretary of State of the State of Florida as its agent for service of process in a proceeding to enforce PHI LLC’s obligations, including any appraisal rights of shareholders of PHI LLC, and designates PHI LLC’s principal office as set forth in paragraph 7 above as an office which the Department of State may use for purposes of Section 607.1114(4) of the Florida Business Corporation Act.

9.	PHI LLC has agreed to pay any shareholders having appraisal rights the amount to which they are entitled under the Florida Business Corporation Act.

 [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Conversion on behalf of Peach Holdings, Inc., as of this [___] day of [_____], 2011.

By:
Name:
Title:

[Signature Page to PHI Certificate of Conversion]

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Exhibit B

Certificate of Formation

(Please see attached)

CERTIFICATE OF FORMATION

OF

PHI LLC

THIS CERTIFICATE OF FORMATION, dated as of [__________________], 2011, of PHI LLC is being duly executed and filed by [_______________], as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (Del. Code Ann. Tit. 6, § 18-201).

FIRST. The name of the limited liability company formed hereby is PHI LLC.

SECOND. The address of the registered office of PHI LLC in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent for service of process on PHI LLC in the State of Delaware at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed and filed this Certificate of Formation as of the date first above written.

By:
Name:
Title:	Authorized Person

Exhibit C

Limited Liability Company Agreement

(Please see attached)

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHI LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of PHI LLC, a Delaware limited liability company (the “Company”), dated as of this ____ day of [February], 2011 (this “Agreement”), by ORCHARD ACQUISITION COMPANY, LLC, as the sole member of the Company (the “Member”).

RECITAL

WHEREAS, the Member has formed the Company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), with respect to the matters set forth herein;

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Member agrees as follows:

ARTICLE 1

The Limited Liability Company

1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.

1.2 Name. The name of the Company is “PHI LLC” and its business shall be carried on in such name with such variations and changes as the Board of Managers shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Office and Agent. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.

ARTICLE 2

The Member

2.1 The Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, the undersigned Member is admitted as the sole Member of the Company. The name and address of the undersigned Member is as follows:

Name	Address
Orchard Acquisition Company, LLC	3301 Quantum Boulevard, 2nd Floor Boynton Beach, FL 33426

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4 Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the approval of the Board of Managers. Prior to the admission of any such additional members of the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have more than one member and each additional member shall execute and deliver a counterpart of this Agreement, as amended.

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ARTICLE 3

Management of the Company

3.1 Board of Managers. All management powers over the business and affairs of the Company shall be exercised by or under the authority of, and the business and the affairs of the company shall be managed under the direction of, its Board of Managers (each individually, a “Manager”). The Board of Managers shall be appointed by the Member. The Managers shall each constitute a “manager” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the Member shall not, by virtue of having the status of a Member, have or attempt to exercise or assert any management power over the business and affairs of the Company or have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Managers shall be identical to the authority and functions of the board of directors of a corporation organized under the General Corporation Law of the State of Delaware.

3.2 Number and Term of Managers. The number of Managers of the Company’s Board of Managers shall be fixed from time to time by the Member. The number of managers initially constituting the Board of Managers of the Company is [•], who shall be [_______].

3.3 Vacancies. Whenever any vacancy on the Board of Managers shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of managers or otherwise, a majority of the remaining Managers, although less than a quorum of the entire Board of Managers, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the Member and qualified. Notwithstanding the provision of any other Article herein, if there are no remaining Managers of the Company, the Member shall have the authority to fill the vacancies that exist on the Board of Managers for the balance of the unexpired term or terms. The Member may remove a Manager from office prior to the expiration of his or her term, with or without “cause”.

3.4 Action By the Board of Managers. (a) Meetings of the Board of Managers may be called by any Manager upon twenty-four hours prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board of Managers. All actions of the Board of Managers shall require the affirmative vote of a majority of the Managers then in office.

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(b) Meetings of the Board of Managers may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.

3.5 Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board of Managers shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

3.6 Officers. The Board of Managers may, from time to time, designate one or more Persons to be officers of the Company. Any officer so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to such officer.

ARTICLE 4

Capital Structure and Contributions

4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.

4.2 Capital Contributions. From time to time, the Board of Managers may determine that the Company requires capital and may request the Member to make capital contribution(s) in an amount determined by the Board of Managers. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

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ARTICLE 5

Profits, Losses and Distributions

5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board of Managers. In each year, profits and losses shall be allocated entirely to the Member.

5.2 Distributions. The Board of Managers shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board of Managers. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE 6

Events of Dissolution

The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)	The Member consents in writing to the dissolution;

(b)	A judicial dissolution of the Company under Section 18-802 of the Act; or

(c)	The bankruptcy of the Member or the occurrence of any other event that results in the termination of the continued membership of the Member or, in the event that there is more than one member, the last remaining member of the Company.

In the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company as set forth in this Section 6(c) above, the Company shall be dissolved unless, within 90 days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other person or entity designated by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company.

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ARTICLE 7

Transfer of Interests in the Company

The Member may sell, assign, transfer, convey, gift, exchange, pledge, hypothecate or otherwise dispose of (“Transfer”) any or all of its Common Interests to any person or entity; provided, however, that such person or entity to whom such Common Interests are Transferred shall be an assignee and shall have no right to participate in the Company’s business and affairs unless and until such person or entity shall be admitted as a member of the Company upon (i) the prior written approval by the Board of Managers pursuant to Section 2.5 of this Agreement and (ii) receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are Transferred agreeing to be bound by the terms of this Agreement.

ARTICLE 8

Exculpation and Indemnification

8.1 Exculpation. A Manager shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a manager to the fullest extent permitted by Delaware Law.

8.2 Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Section 8 shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Section 8 shall be a contract right.

(c) The Company may, by action of its Board of Managers, provide indemnification to such of the employees and agents of the Company to such extent and to such effect as the Board of Managers shall determine to be appropriate and authorized by Delaware Law.

(d) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under Delaware Law.

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(e) The rights and authority conferred in this Section 8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

8.3 Amendments. (a) Neither the amendment nor repeal of this Section 8, nor the adoption of any provision of this Agreement or the Certificate of Formation of the Company, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Section 8 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

(b) If the Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of Managers, then the liability of a Manager of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time, or such successor statute.

8.4 Assignment. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to any person indemnified hereunder and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

ARTICLE 9

Miscellaneous

9.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be classified as an entity that is disregarded as separate from the Member for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U .S. federal income tax purposes (as well as for any analogous state or local tax purposes).

9.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval.

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9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

ORCHARD ACQUISITION COMPANY, LLC
By:
Name:
Title:

[Signature Page to the PHI LLC Agreement]

Exhibit D

Ownership and Percentage Interests Schedule

(Please see attached)

OWNERSHIP AND PERCENTAGE INTERESTS

Prior to the Effective Time

Name and Address of Stockholder	No. of Common Stock	Percentage Interests
Orchard Acquisition Company
	1 share	100%
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

Following the Effective Time

Name and Address of Member	No. of Common Stock	Percentage Interests
Orchard Acquisition Company, LLC
	1 unit	100%
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

Exhibit B

CERTIFICATE OF CONVERSION

TO LIMITED LIABILITY COMPANY

OF

ORCHARD ACQUISITION COMPANY

TO

ORCHARD ACQUISITION COMPANY, LLC

THIS CERTIFICATE OF CONVERSION TO LIMITED LIABILITY COMPANY, dated as of [_______], 2011, is being duly executed and filed by Orchard Acquisition Company, a Delaware corporation (the “Corporation”), to convert the Corporation to a Delaware limited liability company, under Sections 18-204 and 18-214 of the Delaware Limited Liability Company Act (the “Act”) and Section 266 of the General Corporation Law of the State of Delaware (the “DGCL”).

1. The name of the Corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was Orchard Acquisition Company. The name under which the Corporation was originally incorporated is Orchard Acquisition Company.

2. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on August 23, 2006. The Corporation’s jurisdiction of incorporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company is the State of Delaware.

3. The name of the limited liability company into which the Corporation shall be converted as set forth in its Certificate of Formation is Orchard Acquisition Company, LLC.

4. The conversion of the Corporation to a limited liability company has been approved in accordance with the provisions of Section 266 of the DGCL and Section 18-204 of the Act.

5. The conversion of the Corporation to a limited liability company shall be effective at [_______] [a.m./p.m.] on [_________], 2011.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Limited Liability Company as of the date first written above.

ORCHARD ACQUISITION COMPANY
By:
Name:
Title:

[Signature Page to the Delaware Certificate of Conversion]

Exhibit B

CERTIFICATE OF FORMATION

OF

ORCHARD ACQUISITION COMPANY, LLC

THIS CERTIFICATE OF FORMATION, dated as of [______], 2011, of Orchard Acquisition Company, LLC (the “LLC”) is being duly executed and filed by [_______], as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (Del. Code Ann. Tit. 6 § 18-201).

FIRST. The name of the limited liability company formed hereby is Orchard Acquisition Company, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent for service of process on the LLC in the State of Delaware at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed and filed this Certificate of Formation as of the date first written above.

By:
Name:
Title:	Authorized Person

Exhibit B

LIMITED LIABILITY COMPANY AGREEMENT

OF

ORCHARD ACQUISITION COMPANY, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of ORCHARD ACQUISITION COMPANY, LLC, a Delaware limited liability company (the “Company”), dated as of this ___ day of [February), 2011 (this “Agreement”), by PEACH GROUP HOLDINGS, INC., as the sole member of the Company (the “Member”).

RECITAL

WHEREAS, the Member has formed the Company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), with respect to the matters set forth herein;

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Member agrees as follows:

ARTICLE 1

The Limited Liability Company

1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.

1.2 Name. The name of the Company is “Orchard Acquisition Company, LLC” and its business shall be carried on in such name with such variations and changes as the Board of Managers shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Business Purpose: Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4 Registered Office and Agent. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.

ARTICLE 2

The Member

2.1 The Member. Simultaneously with the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, the undersigned Member is admitted as the sole Member of the Company. The name and address of the undersigned Member is as follows:

Name	Address
Peach Group Holdings, Inc.	3301 Quantum Boulevard, 2nd Floor Boynton Beach, FL 33426

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

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2.4 Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the approval of the Board of Managers. Prior to the admission of any such additional members of the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have more than one member and each additional member shall execute and deliver a counterpart of this Agreement, as amended.

ARTICLE 3

Management of the Company

3.1 Board of Managers. All management powers over the business and affairs of the Company shall be exercised by or under the authority of, and the business and the affairs of the company shall be managed under the direction of, its Board of Managers (each individually, a “Manager”). The Board of Managers shall be appointed by the Member. The Managers shall each constitute a “manager” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the Member shall not, by virtue of having the status of a Member, have or attempt to exercise or assert any management power over the business and affairs of the Company or have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Managers shall be identical to the authority and functions of the board of directors of a corporation organized under the General Corporation Law of the State of Delaware.

3.2 Number and Term of Managers. The number of Managers of the Company’s Board of Managers shall be fixed from time to time by the Member. The number of managers initially constituting the Board of Managers of the Company is [•], who shall be [______].

3.3 Vacancies. Whenever any vacancy on the Board of Managers shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of managers or otherwise, a majority of the remaining Managers, although less than a quorum of the entire Board of Managers, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the Member and qualified. Notwithstanding the provision of any other Article herein, if there are no remaining Managers of the Company, the Member shall have the authority to fill the vacancies that exist on the Board of Managers for the balance of the unexpired term or terms. The Member may remove a Manager from office prior to the expiration of his or her term, with or without “cause”.

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3.4 Action By the Board of Managers. (a) Meetings of the Board of Managers may be called by any Manager upon twenty-four hours prior written notice to each Manager. The presence of a majority of the Managers then in office shall constitute a quorum at any meeting of the Board of Managers. All actions of the Board of Managers shall require the affirmative vote of a majority of the Managers then in office.

(b) Meetings of the Board of Managers may be conducted in person or by conference telephone facilities. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing. Notice of any meeting may be waived by any Manager.

3.5 Power to Bind Company. None of the Managers (acting in their capacity as such) shall have authority to bind the Company to any third party with respect to any matter unless the Board of Managers shall have approved such matter and authorized such Manager(s) to bind the Company with respect thereto.

3.6 Officers. The Board of Managers may, from time to time, designate one or more Persons to be officers of the Company. Any officer so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to such officer.

ARTICLE 4

Capital Structure and Contributions

4.1 Capital Structure. The capital structure of the Company shall consist of one class of common interests (the “Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.

4.2 Capital Contributions. From time to time, the Board of Managers may determine that the Company requires capital and may request the Member make capital contribution(s) in an amount determined by the Board of Managers. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

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ARTICLE 5

Profits. Losses and Distributions

5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board of Managers. In each year, profits and losses shall be allocated entirely to the Member.

5.2 Distributions. The Board of Managers shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Board of Managers. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE 6

Events of Dissolution

The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a)	The Member consents in writing to the dissolution;

(b)	A judicial dissolution of the Company under Section 18-802 of the Act; or

(c)	The bankruptcy of the Member or the occurrence of any other event that results in the termination of the continued membership of the Member or, in the event that there is more than one member, the last remaining member of the Company.

In the event of any occurrence resulting in the termination of the continued membership of the last remaining member of the Company as set forth in this Section 6(c) above, the Company shall be dissolved unless, within 90 days following such event, the personal representative of the last remaining member agrees in writing to continue the Company and to the admission of such personal representative (or any other person or entity designated by such personal representative) as a member of the Company, effective upon the event resulting in the termination of the continued membership of the last remaining member of the Company.

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ARTICLE 7

Transfer of Interests in the Company

The Member may sell, assign, transfer, convey, gift, exchange, pledge, hypothecate or otherwise dispose of (“Transfer”) any or all of its Common Interests to any person or entity; provided, however, that such person or entity to whom such Common Interests are Transferred shall be an assignee and shall have no right to participate in the Company’s business and affairs unless and until such person or entity shall be admitted as a member of the Company upon (i) the prior written approval by the Board of Managers pursuant to Section 2.5 of this Agreement and (ii) receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are Transferred agreeing to be bound by the terms of this Agreement.

ARTICLE 8

Exculpation and Indemnification

8.1 Exculpation. A Manager shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a manager to the fullest extent permitted by Delaware Law.

8.2 Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Section 8 shall also include the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Section 8 shall be a contract right.

(c) The Company may, by action of its Board of Managers, provide indemnification to such of the employees and agents of the Company to such extent and to such effect as the Board of Managers shall determine to be appropriate and authorized by Delaware Law.

(d) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under Delaware Law.

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(e) The rights and authority conferred in this Section 8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

8.3 Amendments. (a) Neither the amendment nor repeal of this Section 8, nor the adoption of any provision of this Agreement or the Certificate of Formation of the Company, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this Section 8 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

(b) If the Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of Managers, then the liability of a Manager of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time, or such successor statute.

8.4 Assignment. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to any person indemnified hereunder and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

ARTICLE 9

Miscellaneous

9.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be classified as an entity that is disregarded as separate from the Member for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

9.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval.

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9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

PEACH GROUP HOLDINGS, INC
By:
Name:
Title:

[Signature Page to the OAC LLC Agreement]

Exhibit C

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

dated as of

February [__], 2011

among

PEACH GROUP HOLDINGS INC.

and

THE SHAREHOLDERS NAMED HEREIN

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	DEFINITIONS
Section 1.01.	Definitions	2
Section 1.02.	Other Definitional and Interpretative Provisions	7
	ARTICLE 2
	CORPORATE GOVERNANCE
Section 2.01.	Composition of the Board	7
Section 2.02.	Removal	8
Section 2.03.	Vacancies	8
Section 2.04.	Meetings	8
Section 2.05.	Action by the Board	9
Section 2.06.	Charter or Bylaw Provisions	9
Section 2.07.	Notice of Meeting	9
Section 2.08.	JGW Governance	9
Section 2.09.	Subsidiary Governance	9
Section 2.10.	Required Consents	10
Section 2.11.	Transactions With Affiliates.	10
Section 2.12.	Management Rights	11
	ARTICLE 3
	RESTRICTIONS ON TRANSFER
Section 3.01.	General Restrictions on Transfer	11
Section 3.02.	Legends	12
Section 3.03.	Permitted Transferees	12
Section 3.04.	Specific Restrictions on Transfers	12
Section 3.05.	Restrictions on Transfers to Prevent Ownership Changes	13
	ARTICLE 4
	RIGHTS OF FIRST OFFER; PREEMPTIVE RIGHTS; CERTAIN REDEMPTIONS
Section 4.01.	Rights of First Offer	14
Section 4.02.	Preemptive Rights over JGW Issuances	16
Section 4.03.	Preemptive Rights over Company Issuances	17
Section 4.04.	DLJMB Main Fund Redemption Right	18
	ARTICLE 5
	CERTAIN COVENANTS AND AGREEMENTS
Section 5.01.	Confidentiality	18
Section 5.02.	Reports	20

i

Section 5.03.	Certain Regulatory Matters	20
Section 5.04.	Conflicts of Interest	21

ii

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) dated as of February [__], 2011 among

(i) Peach Group Holdings Inc., a Delaware corporation (the “Company”);

(ii) DLJ Merchant Banking Partners IV, L.P. (the “DLJMB Main Fund”), DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P. and MBP IV Plan Investors, L.P. (the “DLJMB Shareholders”);

(iii) DLJ Merchant Banking Partners IV (Co-Investments), L.P. (the “DLJMB Co-Investments”);

(iv) LLR Equity Partners, L.P., LLR Equity Partners Parallel, L.P., LLR Equity Partners II, L.P., LLR Equity Partners Parallel II, L.P. (the “LLR Shareholders”);

(v) Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executives), L.P. and Greenhill Capital, L.P. (the “Greenhill Shareholders” and, together with the LLR Shareholders, the “Co-Investor Shareholders”);

(vi) James D. Terlizzi Revocable Trust d/t/d 1/17/08, Timothy Trankina, holding shares individually and through Peachtree Settlement Funding Corporation, Craig Lessner, Sergio Salani, Michael Popper, Paul Benk and Steve Berenzweig (the “Management Shareholders”); and

(vii) Hamilton Lane Co-Investment Fund L.P. (“Hamilton Lane”), Credit Suisse/CFIG Orchard SPV, LLC (“CFIG”), CSFB Strategic Partners Holdings III, L.P. (“SP”), and Bundora Associates, Inc. (“Bundora”, and together with Hamilton Lane, CFIG, SP, and Bundora, the “Assignee Shareholders”).

The DLJMB Shareholders and the DLJMB Co-Investments are referred to as the “DLJ Investors”. The DLJ Investors, the Co-Investor Shareholders and the Assignee Shareholders are referred to as the “Institutional Shareholders.” Notwithstanding the foregoing, the terms “DLJMB Shareholders”, “DLJMB Co-Investments”, “LLR Shareholders”, “Greenhill Shareholders”, “Institutional Shareholders”, “Management Shareholders” and “Assignee Shareholders” shall each mean, if such entities or persons shall have Transferred any of their “Company Securities” to any of their respective “Permitted Transferees” (as such terms are defined below), such entities or persons and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such entities or persons may be taken at the election of such entities or persons and such Permitted Transferees.

WITNESSETH:

WHEREAS, pursuant to the terms of the Merger Agreement, dated as of February [_], 2011 (the “Merger Agreement”), among the Company, Orchard Acquisition Company, a Delaware corporation (“Orchard”), Peach Holdings, Inc., a Florida corporation, J.G. Wentworth, LLC, a Delaware limited liability company (“JGW”), and Peach Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of JGW (“Merger Sub”), Orchard will be merged with and into Merger Sub, with Orchard as the surviving company and a wholly owned subsidiary of JGW (the “Merger”);

WHEREAS, at the closing of the transactions contemplated by the Merger Agreement, and as consideration for the transactions contemplated by the Merger Agreement, JGW shall issue to the Company (i) JGW Non-Voting Common Interests (as defined below), which interests will represent an Aggregate Common Interest Percentage (as defined below) of 25% as of immediately following the Effective Date (as defined below), and (ii) JGW Profits Interests (as defined below);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company has redeemed all shares of the Series A Preferred Stock of the Company from the holders thereof, and all shares of Common Stock, including any Common Stock issued upon conversion of any warrants, held by such holders; and

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement, the parties hereto wish to amend and restate, in its entirety, the Shareholders’ Agreement, dated as of May 6, 2009 (the “2009 Shareholders’ Agreement”), to read as set forth herein; provided, however, that this Agreement will not become effective until the Effective Time (as defined in the Merger Agreement) (the “Effective Date”), and if the Merger contemplated by the Merger Agreement is not consummated for any reason, the amendments contemplated hereby shall be of no force or effect.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“5% Shareholder” means any Shareholder (other than an individual) that owns at least 5% of the stock of the Company (by value), taking into account any Company Securities on an as-converted or as-exercised basis or otherwise treating Company Securities as stock of the Company as determined by the Board.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Aggregate Common Interest Percentage” has the meaning ascribed thereto in the JGW LLC Agreement.

“Aggregate Ownership” means, with respect to any Shareholder or group of Shareholders with respect to any class of Company Securities, the total number of Company Securities of such class “beneficially owned” (as such term is defined in Rule 13d-3 of the Exchange Act) (without duplication) by such Shareholder or group of Shareholders as of the date of such calculation.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Charter” means the Certificate of Incorporation of the Company, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any stock into which such Common Stock may hereafter be converted or changed.

“Company Securities” means (i) the Common Stock, (ii) any securities convertible into or exchangeable for Common Stock, (iii) any other equity or equity-linked security issued by the Company and (iv) any options, warrants or other rights to acquire Common Stock or any other equity or equity-linked security issued by the Company.

“Credit Suisse” means Credit Suisse Group AG.

“CS Audit Team” means the employees or third-party representatives of Credit Suisse or its affiliates designated by Credit Suisse or its affiliates to conduct audits of the Company or its Subsidiaries.

“CS-Controlled Affiliate” shall mean any Affiliate of the Company, DLJMB or Credit Suisse that for purposes of the Bank Holding Act, are controlled affiliates of Credit Suisse.

“CS Representative” means the head of compliance for Credit Suisse’s Asset Management division, currently Emidio Morizio, or as otherwise notified to the Company from time to time.

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“DLJMB” shall mean the DLJ Investors and any other private equity investment partnership or private equity pooled investment vehicle sponsored or managed by any of the DLJ Investors, or any Affiliate of the DLJ Investors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the fair market value as determined in good faith by the Board.

“Initial Ownership” means, with respect to any Shareholder, the Aggregate Ownership of Shares by such Shareholder as of Effective Date, taking into account any stock split, stock dividend, reverse stock split or similar event.

“JGW Common Interests” means the common membership interests in JGW issued to the Company in connection with the Merger having such rights and obligations as are designated to such interests pursuant to the JGW LLC Agreement, and any other securities of JGW hereafter issued in respect of such Common Interests and any securities of JGW or any successor entity into which such JGW Common Interests may be reclassified, exchanged or converted.

“JGW LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of JGW, dated as of the date hereof.

“JGW Non-Voting Common Interests” means the Non-Voting Common Interests of JGW, as defined in the JGW LLC Agreement.

“JGW Profits Interests” means the Class C Profits Interests of JGW, issued to the Company in connection with the Merger having such rights, preferences and obligations as are designated to such interests pursuant to the JGW LLC Agreement, and any other securities of JGW hereafter issued in respect of such Profits Interests and any securities of JGW or any successor entity into which such JGW Profits Interests may be reclassified, exchanged or converted.

“JLL” means JLL Fund V AIF I, LP, a Delaware limited partnership, JLL Fund V AIF II, LP, a Delaware limited partnership, any other private equity investment partnership or private equity pooled investment vehicle sponsored or managed by JLL Partners, Inc., or any Affiliate of the foregoing (including JLL Partners, Inc.).

“Life Settlement Corporation” means Life Settlement Corporation, a Georgia Corporation.

“Ownership Change” means an “ownership change” within the meaning of section 382 of the Code and applicable Treasury Regulations.

“Permitted Transferee” has the meaning set forth in Article I of the JGW LLC Agreement as such term is applicable to the Company, DLJMB and any Affiliate of the Company; provided, however, that with respect to any individual, such permitted transferees shall include such individual’s immediate family members, which shall include, but not be limited to, his or her spouse, ex-spouse, children, step-children or their respective lineal descendants.

4

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restriction Release Date” means the earliest of (i) any date after the date of this Agreement if the stockholders of the Company so vote in accordance with applicable law for the ownership and transfer limitations set forth in Section 3.05 to expire; or (ii) any date after the date of this Agreement if the Board in good faith determines that it is in the best interests of the Company and its stockholders for the ownership and transfer limitations set forth in Section 3.05 to expire.

“Restriction Termination Date” means the earlier of (i) the date that is the third anniversary of the Effective Date or (ii) the date on which the IPO (as such term is defined in the JGW LLC Agreement) of JGW is consummated.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Rule 144A” means Rule 144A (or any successor provisions) under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Securities.

“Shares” means shares of any Company Securities.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Third Party” means a prospective purchaser(s) of Company Securities in an arm’s-length transaction from a Shareholder, other than a Permitted Transferee or other Affiliate of such Shareholder.

“Threshold Level” means, at any time, for any Shareholder or group of Shareholders, the lower of (i) 10% of its or their Initial Ownership and (ii) 5% of the aggregate number of then outstanding Shares.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

5

“Treasury Regulation” means a Treasury regulation promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Assignee Shareholders	Preamble
Cause	2.02
Co-Investor Shareholders	Preamble
Company	Preamble
Company Exercise Notice	4.03(b)
Company Issuance Notice	4.03(a)
Confidential Information	5.01(b)
DLJ Investors	Preamble
DLJMB Co-Investments	Preamble
DLJMB Main Fund	Preamble
DLJMB Shareholders	Preamble
DOL Regulation	2.12(b)
Effective Date	Recitals
Exercise Notice	4.02(b)
Existing Business	3.04(a)(i)
Greenhill Shareholders	Preamble
Institutional Shareholders	Preamble
Issuance Notice	4.02(a)
Issued Securities	4.02(a)
JGW	Recitals
JGW Interests	2.10(c)
JGW Notice	4.01(a)
LLR Shareholders	Preamble
Management Shareholders	Preamble
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
New Business	3.04(a)(i)
Non-Selling Shareholders	4.01(a)
Offer	4.01(b)
Offered Securities	4.01(a)
Offer Notice	4.01(a)
Offer Period	4.01(b)
Offer Price	4.01(a)
Orchard	Recitals
Replacement Nominee	2.03(a)
Representatives	5.01(b)
Seller	4.01(a)
Shareholder	6.01(b)
Venture Capital Investment	4.04

6

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01. Composition of the Board. (a) The Board shall consist of four directors, of whom two (including the chairman) shall be designated by the DLJMB Main Fund and will each have two votes on each matter acted on by the Board, one will be designated by the Management Shareholders and have one vote on each matter acted on by the Board, and one will be designated by the Co-Investor Shareholders and have one vote on each matter acted on by the Board.

(b) Each Shareholder agrees that, if at any time it is then entitled to vote for the election of directors to the Board (notwithstanding the number of Shares it then owns or the number of votes it is then entitled to cast), it shall vote its Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Shareholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01, provided that no Shareholder shall be required to vote for the Board designee(s) of any of:

(i) the DLJMB Main Fund, if at the close of business on the Business Day preceding such vote or execution of proxies or consents, the DLJMB Shareholders’ Aggregate Ownership of Shares is less than the DLJMB Shareholders’ Threshold Level,

7

(ii) the Co-Investor Shareholders, if at the close of business on the Business Day preceding such vote or execution of proxies or consents, the Co-Investor Shareholders’ Aggregate Ownership of Shares is less than the Co-Investor Shareholders’ Threshold Level, or

(iii) the Management Shareholders, if at the close of business on the Business Day preceding such vote or execution of proxies or consents, the Management Shareholders’ Aggregate Ownership of Shares is less than the Management Shareholders’ Threshold Level.

(c) The Company agrees to cause each individual designated pursuant to

Section 2.01(a) or 2.03 to be nominated to serve as a director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or shareholders) to ensure that the composition of the Board is as set forth in this Section 2.01.

Section 2.02. Removal. Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of directors from the Board, it shall not vote any of its Shares in favor of the removal of any director who shall have been designated pursuant to Section 2.01, unless such removal shall be for Cause or the Person or Persons entitled to designate or nominate such director shall have consented to such removal in writing, provided that, if the Person or Persons entitled to designate any director pursuant to Section 2.01 shall request in writing the removal, with or without Cause, of such director, such Shareholder shall vote its Shares in favor of such removal. Removal for “Cause” shall mean removal of a director because of such director’s (a) willful and continued failure substantially to perform his or her duties with the Company as a member of the Board, (b) willful conduct that is injurious, monetarily or otherwise, to the Company or any of its Subsidiaries, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, (d) abuse of illegal drugs or other controlled substances or habitual intoxication or (e) willful breach of a material obligation of this Agreement or any other agreement between the Company and such director or any of his or her Affiliates.

Section 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

(a) the Person or Persons entitled under Section 2.01 to designate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 2.01, may designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a director on the Board; and

(b) subject to Section 2.01, each Shareholder then entitled to vote for the election of directors to the Board agrees that it shall vote its Shares, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

Section 2.04. Meetings. The Board shall hold a regularly scheduled meeting at least once every calendar quarter. The Company shall pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board and any committee thereof, and any such meetings of the board of directors of any Subsidiary of the Company and any committee thereof.

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Section 2.05. Action by the Board. (a) A quorum of the Board shall consist of three directors.

(b) Except as set forth in Section 2.10, all actions of the Board shall require (i) the affirmative vote of at least a majority of the voting power of the directors present at a duly-convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board, provided that, if there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

(c) The Board may create executive, compensation, audit and such other committees as it may determine. Directors designated by the DLJMB Main Fund shall be entitled to majority representation on any committee created by the Board. If the Board establishes an executive (or comparable) committee, the director designated by the Management Shareholders shall have the right to designate himself or herself to serve as a member of such committee.

Section 2.06. Charter or Bylaw Provisions. Each Shareholder agrees to vote its Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Company’s Charter and Bylaws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement. The Charter and Bylaws shall provide for (a) the elimination of the liability of each director on the Board to the maximum extent permitted by applicable law and (b) indemnification of each director on the Board for acts on behalf of the Company to the maximum extent permitted by applicable law.

Section 2.07. Notice of Meeting. The Company agrees to give each director notice and the agenda for each meeting of the Board or any committee thereof at least one Business Day prior to such meeting.

Section 2.08. JGW Governance. The Company and each Shareholder agree that, if at any time the Company is entitled to elect or designate any directors of the board of directors of JGW (“JGW Directors”), the DLJMB Main Fund shall have the right to designate any such JGW Directors, so long as the DLJMB Shareholders’ Aggregate Ownership of Shares is not less than the DLJMB Shareholders’ Threshold Level at the close of business on the Business Day preceding such election or designation. In the event the DLJMB Main Fund exercises its redemption rights pursuant to Section 4.04, the Company and the Shareholders (other than the DLJMB Main Fund) hereby acknowledge and agree that the Company shall assign any right it has to elect or designate JGW Directors to the DLJMB Main Fund and the DLJMB Main Fund shall be the Peach Director Assignee (as such term is defined in the JGW LLC Agreement) and the DLJMB Main Fund shall remain the Peach Director Designee for so long as the Company retains such right.

Section 2.09. Subsidiary Governance. Except as set forth in Section 2.08, the Company and each Shareholder agree that each Shareholder entitled to nominate one or more directors to the Board shall be entitled to nominate the number of directors to the board of directors of each Subsidiary of the Company as would give such Shareholder representation on such Subsidiary’s board of directors proportionate to such Shareholder’s representation on the Board. Each Shareholder agrees to vote its Shares and to cause its representatives on the Board, subject to their fiduciary duties, to vote and take other appropriate action to effect the agreements in this Section 2.09 in respect of any Subsidiary of the Company.

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Section 2.10. Required Consents. The Company agrees that it will not take or permit any action described below (including any action by the Board or any committee of the Board) after the Effective Date without the affirmative approval of a majority of the voting power of the Board or a majority of the disinterested members of the Board if so required by Section 2.11; provided, however, that this Section 2.10 shall not apply to, or otherwise be deemed to prohibit, the redemption of the DLJMB Main Fund’s Shares as contemplated in Section 4.04:

(a) any settlement or compromise relating to claims or proceedings arising out of, or related to, the operations of Life Settlement Corporation;

(b) any liquidation, dissolution, winding up, commencement of bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its Subsidiaries;

(c) any sale, transfer, lease, pledge or other disposition by the Company or any of its Subsidiaries (in a single transaction or a series of related transactions) of any JGW Common Interests or JGW Profits Interests (“JGW Interests”) or any sale, transfer, lease, pledge or other disposition by the Company or any of its Subsidiaries of any other assets with a value of more than $[___];

(d) the declaration, making or payment of any dividend or distribution (whether in cash, securities or other property) to the Shareholders or the redemption or exchange of any Company Securities;

(e) the creation, incurrence, or assumption of any indebtedness of the Company or any of its Subsidiaries;

(f) the entering into of any employment agreement, servicing arrangement or consulting agreement (or amendment or other modification thereto) with any Person; or

(g) any payment by the Company or any of its Subsidiaries to, or any sale, lease, transfer or other disposition of any properties or assets of the Company or any of its Subsidiaries to, or any purchase, lease or other acquisition by the Company or any of its Subsidiaries of any properties or assets from, or any other transaction, contract, agreement, loan, advance or guarantee with or for the benefit of, any stockholder, employee, officer or affiliate of the Company or any Subsidiary, other than (i) employee arrangements entered into in the ordinary course, consistent with past practices, and (ii) in connection with ordinary course inter-subsidiary advances, payments and transactions consistent with past practice.

Section 2.11. Transactions With Affiliates. The prior approval of a majority of the disinterested members of the Board shall be required for the Company or any Subsidiary to enter into any agreement or effect any transaction with any Shareholder or any Affiliate of a Shareholder.

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Section 2.12. Management Rights. (a) Inspection and Access. Subject to the confidentiality provisions of this Section 2.12 and Section 5.01 of this Agreement and to the limitations set forth in Section 5.8 of the JGW LLC Agreement, the Company and its Subsidiaries shall provide to any Shareholder true and correct copies of all documents, reports, financial data and other information as the Shareholder may reasonably request. Additionally, subject to the limitations set forth in Section 5.8 of the JGW LLC Agreement, the Company shall permit any authorized representatives designated by any Shareholder to visit and inspect any of the properties of the Company and any of its Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as the Shareholder may reasonably request; provided that any such access by any Shareholder shall be during normal business hours and shall not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries.

(b) Right of Consultation. Each Shareholder shall have the right to consult with and advise the senior management of the Company and its Subsidiaries, upon reasonable notice and at reasonable times from time to time, on all matters relating to the operation of the Company and its Subsidiaries.

The rights of each Shareholder described in this Section 2.12 shall exist solely during the periods, if any, in which such Shareholder is intended to qualify as a “venture capital operating company” under U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 (the “DOL Regulation”) and such Shareholder does not possess the right to elect or appoint a member of the Board. In addition to the provisions of Section 5.01 of this Agreement, as a condition of the exercise of its rights under this Section 2.12, the Shareholder shall enter into such agreements or undertakings with the Company to maintain the confidentiality of information provided to the Shareholder in connection with the exercise of such rights as the Company may reasonably request.

ARTICLE 3

RESTRICTIONS ON TRANSFER

Section 3.01. General Restrictions on Transfer. (a) Each Shareholder understands and agrees that the Company Securities have not been registered under the Securities Act and are restricted securities under such Act and the rules and regulations promulgated thereunder. Each Shareholder agrees that it shall not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement.

(b) Any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

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Section 3.02. Legends. (a) In addition to any other legend that may be required, each certificate for Company Securities issued to any Shareholder shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF [FEBRUARY [__], 2011], COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM PEACH GROUP HOLDINGS INC. OR ANY SUCCESSOR THERETO.

(b) If any Company Securities cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 3.02(a) endorsed thereon.

Section 3.03. Permitted Transferees. Subject to Section 3.05, but notwithstanding anything else in this Agreement to the contrary, any Shareholder may at any time Transfer any or all of its Company Securities to one or more of its Permitted Transferees without the consent of the Board or any other Shareholder or group of Shareholders and without compliance with Sections 3.04 and 4.01 so long as (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement in the form of Exhibit A attached hereto, and (b) the Transfer to such Permitted Transferee is in compliance with the Securities Act and any other applicable securities or “blue sky” laws.

Section 3.04. Specific Restrictions on Transfers. (a) Prior to the Restriction Termination Date, no Shareholder shall Transfer any of its Company Securities except to one or more of its Permitted Transferees in accordance with Section 3.03 or as follows:

(i) Notwithstanding Section 3.05 and this Section 3.04(a), the DLJ Investors may Transfer any or all of their Company Securities to a Third Party, subject to Section 4.01, in the event that JGW (x) enters into any business or line of business that is different from, and not ancillary or related to, its existing business as of the Effective Date (as defined in the JGW LLC Agreement) (the “Existing Business”), (y) offers any new product that is different from, and not ancillary or related to, the Existing Business, or (z) commences operations in any geographic area in which the Existing Business is not operating as of the Effective Date (it being understood that the Existing Business is conducted throughout the United States of America, Canada, Mexico and the United Kingdom) (the business activities specified in clauses (x) through (z) above being referred to herein as “New Business”), and (a) the DLJ Investors, or any of their respective Affiliates (including Credit Suisse) are restricted from engaging in such New Business or holding an ownership interest in an entity which engages in such New Business under any applicable law, rule or regulation or the internal policies of Credit Suisse or its Affiliates, (b) engaging in such New Business or holding an ownership interest in an entity which engages in such New Business could reasonably be expected to subject the DLJ Investors or such respective Affiliates to any adverse regulatory restriction or (c) engaging in such New Business or holding an ownership interest in an entity which engages in such New Business could, in the reasonable judgment of the DLJMB Main Fund, subject the DLJ Investors or such respective Affiliates to reputational risk.

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(ii) Notwithstanding Section 3.05 and this Section 3.04(a), the DLJ Investors may Transfer any or all of their Company Securities to a Third Party, subject to Section 4.01, in the event that JGW has taken any action (including the issuance of additional equity interests in JGW or the approval of any transfer of equity interests in JGW) that would cause JGW to be deemed to be a CS-Controlled Affiliate in the reasonable judgment of the internal legal and compliance department of Credit Suisse; provided, however, such Transfer is limited to such number of Company Securities as would cause JGW not to be deemed to be a CS-Controlled Affiliate.

(b) Subject only to Sections 3.05 and 4.01, after the Restriction Termination Date, Shareholders shall have the right to Transfer any or all of their Company Securities to a Third Party.

(c) In the event that pursuant to Sections 4.02 or 4.04, or by way of any dividend, exchange or other form of distribution, any JGW Interests are distributed to any of the Shareholders, each Shareholder hereby agrees that it shall be bound by the limitations set forth in the JGW LLC Agreement that are applicable to the Company regarding the assignment and transfer of JGW Interests.

Section 3.05. Restrictions on Transfers to Prevent Ownership Changes. (a) Each Shareholder acknowledges and agrees that the Company has substantial net operating loss carryforwards for U.S. federal income tax purposes and that such net operating loss carryforwards would be subject to limitation to the extent that Transfers of Company Securities cause the Company to have an Ownership Change. As a result, the restrictions on Transfers of Company Securities contained in this Section 3.05 are intended to prevent certain Ownership Changes and shall, except for Sections 3.04(a)(i), 3.04(a)(ii) and 4.04, operate prior to any other section of this Agreement regarding Transfers of Company Securities.

(b) From the date of this Agreement until the Restriction Release Date, no Person shall be permitted to Transfer a Company Security, whether in a single transaction or a series of related transactions, and any such purported Transfer shall be null and void and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer, to the extent that the Transfer could be reasonably expected, as determined by the Board in its sole discretion, to cause an Ownership Change of the Company, either alone or in combination with other Transfers occurring within the relevant “testing period” for purposes of section 382 of the Code.

(c) Subject to other restrictions contained in this Agreement, if a Shareholder desires to Transfer any Company Security, such Shareholder shall notify the Board in writing and shall promptly provide any information requested by the Board, including the potential transferee, the number of Company Securities that would be transferred and the number of Company Securities that would be retained by the Person.

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(d) Upon request of the Board, each Shareholder shall promptly provide a written statement to the Board that sets forth such Shareholder’s ownership of Company Securities and any previous Transfers of Company Securities.

(e) Each Shareholder acknowledges and agrees that the determination of whether an Ownership Change of the Company could occur or has occurred is based on direct and indirect ownership of Company Securities, as determined pursuant to section 382 of the Code and applicable Treasury Regulations. Accordingly, each 5% Shareholder will provide information regarding the direct and indirect owners of such Shareholder that is requested by the Board for purposes of determining the owners of the Company in accordance with section 382 of the Code and applicable Treasury Regulations; provided that such 5% Shareholder shall not be required to provide any information about any such direct or indirect owners to the extent prohibited pursuant to any confidentiality provision, agreement or arrangement. Each Shareholder further acknowledges and agrees that transfers of direct and indirect equity interests in a Shareholder (other than an individual) can affect the determination of whether an Ownership Change of the Company could occur or has occurred. Accordingly, upon request of the Board, each 5% Shareholder that has direct or indirect equity owners that would be treated as an indirect 5% Shareholder (individually or in the aggregate based the rules of section 382 of the Code and applicable Treasury Regulations) agrees to use reasonable efforts to prevent the Transfer by such equity owner of any direct or indirect ownership interest in such Shareholder.

(f) To the extent a Transfer of Company Securities is permitted under this Section 3.05, such Transfer shall be effective only to the extent that the transferee shall have agreed in writing to be bound by the terms of this Agreement in the form of Exhibit A attached hereto. For the avoidance of doubt, any rights of a Shareholder under Article 4 with respect to a Transfer of Company Securities that is permitted under this Section 3.05, will be subject to this Section 3.05.

ARTICLE 4

RIGHTS OF FIRST OFFER; PREEMPTIVE RIGHTS; CERTAIN REDEMPTIONS

Section 4.01. Rights of First Offer. (a) If, at any time, any Shareholder desires to Transfer any Company Securities to any Third Party in a Transfer permitted by Section 3.04(a) or 3.04(b), such Shareholders (the “Seller”) shall give notice (an “Offer Notice”) to the other Shareholders (the “Non-Selling Shareholders”) and, for so long as the Company holds any JGW Interests and the provisions of Section 8.10 of the JGW LLC Agreement are applicable to Transfers by the Company and its Permitted Transferees, to JGW (the “JGW Notice”) that such Seller desires to make such a Transfer and that sets forth the number of Company Securities proposed to be Transferred by the Seller (the “Offered Securities”), the cash price per share that such Seller proposes to be paid for such Offered Securities (the “Offer Price”) and any other material terms sought by the Seller.

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(b) The giving of an Offer Notice to the Non-Selling Shareholders and JGW shall constitute an offer (the “Offer”) by such Seller to Transfer the Offered Securities to the Non-Selling Shareholders (and thereafter to JGW as provided herein) for cash at the Offer Price and on the other terms set forth in the Offer Notice. Each Non-Selling Shareholder, upon receipt of such Offer Notice, shall have a 10-day period (the “Offer Period”) in which to accept such Offer as to all or any portion of the Offered Securities by giving a notice of acceptance to such Seller prior to the expiration of such Offer Period. If a Non-Selling Shareholder fails to notify the Seller prior to the expiration of the Offer Period, it shall be deemed to have declined such Offer. If any of the Non-Selling Shareholders decline (or are deemed to decline) such Offer with respect to all or any portion of the Offered Securities, the Seller shall immediately send JGW the JGW Notice and JGW shall then be entitled to accept, within 10 days of receipt of the JGW Notice, the Offer with respect to the number of Offered Securities that the Non-Selling Shareholders have elected not to purchase.

(c) If the Non-Selling Shareholders and/or JGW elect to purchase all of the Offered Securities, such Non-Selling Shareholders and/or JGW, as the case may be, shall purchase and pay, by bank or certified check (in immediately available funds), for all Offered Securities within 20 Business Days after the date on which all such Offered Securities have been accepted, provided that, if the Transfer of such Offered Securities is subject to any prior regulatory approval, subject to Section 4.01(d)(iii), the time period during which such Transfer may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received.

(d) Upon the earlier to occur of (i) full rejection of the Offer by all recipients thereof, (ii) the expiration of the Offer Period without Non-Selling Shareholders and/or JGW electing to purchase all of the Offered Securities and (iii) the failure to obtain any required consent or regulatory approval for the purchase of all of the Offered Securities by the Non-Selling Shareholders and/or JGW within 90 days of full acceptance of the Offer, the Seller shall have a 45-day period during which to effect a Transfer of any or all of the Offered Securities on substantially the same or more favorable (as to the Seller) terms and conditions as were set forth in the Offer Notice at a price not less than the Offer Price, provided that, if the Transfer is subject to regulatory approval, such 45-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 90 days. If the Seller does not consummate the Transfer of the Offered Securities in accordance with the foregoing time limitations, then the right of the Seller to effect the Transfer of such Offered Securities pursuant to this Section 4.01(d) shall terminate and the Seller shall again comply with the procedures set forth in this Section 4.01 with respect to any proposed Transfer of Shares to a Third Party.

(e) A Seller may Transfer Offered Securities in accordance with Section 4.01(d) for consideration other than cash only if such Seller has first obtained and delivered to the Non-Selling Shareholders and JGW a representation in writing that the Fair Market Value of the non-cash consideration that such Shareholder proposes to accept as consideration for such Offered Securities, together with any cash consideration, is at least equal to 100% of the Offer Price.

(f) The provisions of this Section 4.01 shall not apply to any Transfer of Company Securities effected pursuant to Sections 3.03 or 4.04.

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Section 4.02. Preemptive Rights over JGW Issuances. (a) In the event that the Board determines to exercise the Company’s preemptive rights pursuant to the provisions of Section 5.3 of the JGW LLC Agreement, the Board shall give each Shareholder notice (an “Issuance Notice”) within 10 days of such decision. The Issuance Notice shall specify (i) that each Shareholder has the option to purchase either (x) Company Securities in the number (or amount) representing such Shareholder’s pro rata share of the interests in JGW that are being offered to the Company by JGW, subject to the restrictions set forth in Section 3.05, or (y) the pro rata interests in JGW that are being offered to the Company by JGW (collectively, the “Issued Securities”), (ii) the price at which such Issued Securities are to be issued and (iii) the other material terms of the issuance. Subject to Section 4.02(d) below, each Shareholder shall be entitled to purchase up to such Shareholder’s pro rata share of the Issued Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice.

(b) Each Shareholder who desires to purchase any or all of its pro rata share of the Issued Securities specified in the Issuance Notice shall deliver notice to the Company (each an “Exercise Notice”) of its election to purchase such Issued Securities within five days of receipt of the Issuance Notice. The Exercise Notice shall specify the (i) number (or amount) of Issued Securities to be purchased by such Shareholder and (ii) whether such Shareholder shall purchase Company Securities (subject to Section 3.05) or the interests in JGW and (iii) whether, in the event any other Shareholder fails to exercise its preemptive rights under this Section 4.02 or elects to exercise such rights with respect to less than such Shareholder’s pro rata share, such Shareholder would exercise its option to purchase its pro rata portion of such Issued Securities with respect to which a Shareholder shall not have exercised its preemptive rights. The Exercise Notice shall constitute exercise by such Shareholder of its rights under this Section 4.02 and a binding agreement of such Shareholder to purchase, at the price and on the terms specified in the Issuance Notice, the number (or amount) and type of Issued Securities specified in the Exercise Notice. If, at the termination of such five-day period, any Shareholder shall not have delivered an Exercise Notice to the Company, such Shareholder shall be deemed to have waived all of its rights under this Section 4.02 with respect to the purchase of such Issued Securities. Promptly following the termination of such five-day period, the Company shall deliver to each Shareholder a copy of all Exercise Notices it received.

(c) At the consummation of the issuance of such Issued Securities, the Company shall issue (i) certificates representing the Company Securities registered in the name of such Shareholder or (ii) evidence of the issuance to such Shareholder of the interests in JGW to be purchased by each Shareholder exercising preemptive rights pursuant to this Section 4.02, against payment by such Shareholder of the purchase price for such Issued Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(d) Notwithstanding the foregoing, the Company shall not be obligated to consummate any proposed issuance or distribution, as applicable, of Issued Securities, nor be liable to any Shareholder if the Company has not consummated any proposed issuance or distribution, as applicable, of Issued Securities pursuant to this Section 4.02 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Exercise Notices in respect of such proposed issuance.

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Section 4.03. Preemptive Rights over Company Issuances. (a) In the event that prior to the Restriction Termination Date and in accordance with the terms of Section 5.12 of the Merger Agreement, the Board determines to issue any Company Securities, then the Company shall give each Shareholder notice (a “Company Issuance Notice”) of any proposed issuance by the Company of any Company Securities at least 10 Business Days prior to the proposed issuance date. The Company Issuance Notice shall specify the price at which such Company Securities are to be issued and the other material terms of the issuance. Subject to Section 4.03(e) below, each Shareholder shall be entitled to purchase up to such Shareholder’s pro rata share of the Company Securities proposed to be issued, at the price and on the terms specified in the Company Issuance Notice.

(b) Each Shareholder who desires to purchase any or all of its pro rata share of the Company Securities specified in the Company Issuance Notice shall deliver notice to the Company (each an “Company Exercise Notice”) of its election to purchase such Company Securities within five Business Days of receipt of the Company Issuance Notice. The Company Exercise Notice shall specify the (i) number (or amount) of Company Securities to be purchased by such Shareholder and (ii) whether such Shareholder shall purchase Company Securities (subject to Section 3.05) and (iii) whether, in the event any other Shareholder fails to exercise its preemptive rights under this Section 4.03 or elects to exercise such rights with respect to less than such Shareholder’s pro rata share, such Shareholder would exercise its option to purchase its pro rata portion of such Company Securities with respect to which a Shareholder shall not have exercised its preemptive rights. If, at the termination of such five-Business-Day period, any Shareholder shall not have delivered an Exercise Notice to the Company, such Shareholder shall be deemed to have waived all of its rights under this Section 4.03 with respect to the purchase of such Company Securities. Promptly following the termination of such five-Business Day period, the Company shall deliver to each Shareholder a copy of all Company Exercise Notices it received.

(c) The Company shall have 90 days from the date of the Company Issuance Notice to consummate the proposed issuance of any or all of such Company Securities that the Shareholders have not elected to purchase at the price and upon terms that are not materially less favorable to the Company than those specified in the Company Issuance Notice, provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days from the date of the Company Issuance Notice. If the Company proposes to issue any such Company Securities after such 90-day (or 180-day) period, it shall again comply with the procedures set forth in this Section 4.03.

(d) At the consummation of the issuance of such Company Securities, the Company shall issue certificates representing the Company Securities registered in the name of such Shareholder, against payment by such Shareholder of the purchase price for such Company Securities in accordance with the terms and conditions as specified in the Company Issuance Notice.

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(e) Notwithstanding the foregoing, no Shareholder shall be entitled to purchase Company Securities as contemplated by this Section 4.03 in connection with issuances of Company Securities done in accordance with the terms of Section 5.12 of the Merger Agreement, (i) to officers, employees, directors, independent contractors or consultants of the Company or any Subsidiary in connection with such Person’s employment, independent contractor or consulting arrangements with the Company or its applicable Subsidiary, in each case to the extent approved by the Board or pursuant to employee benefit plans or arrangements approved by the Board, (ii) in connection with any bona fide, arm’s-length restructuring of outstanding debt of the Company or any Subsidiary, (iii) in connection with any bona fide, arm’s-length business combination or acquisition transaction involving the Company or any of its Subsidiaries, (iv) in connection with any joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined by the Board in good faith), other than joint ventures and strategic partnerships with any Shareholder or its Affiliates, (v) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries, in each case to the extent approved by the Board, (vi) in connection with any stock split or stock dividend paid on a proportionate basis to all holders of the affected class of Company Securities, (viii) to any of the Company’s wholly owned Subsidiaries or (ix) to third parties in consideration for the settlement of any claim or obligation for any liabilities related to the LSC Matters (as such term is defined in the Merger Agreement).

(f) The Company shall not be obligated to consummate any proposed issuance of Company Securities, nor be liable to any Shareholder if the Company has not consummated any proposed issuance of Company Securities pursuant to this Section 4.03 for whatever reason, regardless of whether it shall have delivered an Company Issuance Notice or received any Company Exercise Notices in respect of such proposed issuance.

Section 4.04. DLJMB Main Fund Redemption Right. In light of the need of the DLJMB Main Fund to treat the investment in JGW as a “venture capital investment” as described in clause (d)(3)(i) of the DOL Regulation (a “Venture Capital Investment”), in the event that the DLJMB Main Fund reasonably concludes that it will need to restructure the investment in JGW in order to preserve the qualification of such investment as a Venture Capital Investment, then upon the written request of the DLJMB Main Fund, and notwithstanding Section 3.05, the Company shall redeem all of the Shares held by the DLJMB Main Fund within 30 days of such written request in exchange for the DLJMB Main Fund’s pro rata share of JGW Interests then owned by the Company. In connection with any redemption pursuant to this Section 4.04, the DLJMB Main Fund shall enter into the joinder contemplated in Section 7.4(b) of the Merger Agreement, and agree to be bound by its pro rata portion of the indemnity obligations of the Company in connection with the transactions contemplated by the Merger Agreement and, further, the DLJMB Main Fund shall also agree in connection therewith to be liable for its pro rata share of any other indemnification obligations of the Company incurred prior to the redemption pursuant to this Section 4.04 or, thereafter, with its consent and recourse shall be limited to the assets received from the Company in connection with such redemption.

ARTICLE 5

CERTAIN COVENANTS AND AGREEMENTS

Section 5.01. Confidentiality. (a) Each Shareholder agrees that Confidential Information furnished and to be furnished to it was and shall be made available in connection with such Shareholder’s investment in the Company. Each Shareholder agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose. Each Shareholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

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(i) to such Shareholder’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Shareholder,

(ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Shareholder is subject, provided that such Shareholder agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Shareholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation)),

(iii) to any Person to whom such Shareholder is contemplating a Transfer of its Company Securities, provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof and confidential treatment is sought,

(iv) to any regulatory authority or rating agency to which the Shareholder or any of its affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information,

(v) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or its Representatives have provided to such Shareholder relating to such tax treatment and tax structure), provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, or

(vi) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder.

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(b) “Confidential Information” means any information concerning the Company or any Persons that are or become its Affiliates or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to any Shareholder (including by virtue of its present or former right to designate a director of the Company), provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its directors, officers, employees, partners, stockholders, members, agents, counsel, potential co-investors, investment advisers or representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) is or was available to such Shareholder on a non-confidential basis prior to its disclosure to such Shareholder or its Representatives by the Company or (iii) was or becomes available to such Shareholder on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of such Shareholder’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person.

Section 5.02. Reports. (a) The Company agrees to furnish to each Shareholder, for so long as such Shareholder owns any Company Securities, summary financial information derived from JGW’s financial reports and shall provide copies of the other information regarding JGW that shall be provided to the Company pursuant to the JGW LLC Agreement; provided, however, any information regarding JGW that is furnished by the Company to Shareholders pursuant to this Section 5.02(a) shall be subject to the restrictions set forth in the JGW LLC Agreement.

(b) Subject to Section 5.8 of the JGW LLC Agreement, the Company further agrees to furnish to each Shareholder, for so long as such Shareholder owns any Company Securities, as promptly as reasonably practicable, information with respect to the Company or any of its Subsidiaries as may reasonably be requested by a Shareholder.

Section 5.03. Certain Regulatory Matters. (a) The Company shall (i) promptly provide the Board with copies of all internal audit reports prepared by, for or with respect to the Company or its Subsidiaries relating to any compliance matters; (ii) promptly notify the Board of any deficiencies at the Company or any of its Subsidiaries noted by any regulatory authority having jurisdiction over the Company or any of its Subsidiaries, whether in a report of regular examination or otherwise, and (iii) take all actions that the DLJMB Shareholders may reasonably request to cause any such deficiencies (including any deficiencies noted in any such internal audit reports) to be promptly remedied. The Company shall cause the appropriate officer(s) to report at least annually to the Board regarding (i) any audit- or compliance-related issues since the date of their previous report and (ii) the results of any internal audit and compliance testing, and shall cause the Company’s officers and key employees, and to the extent relevant, directors, to cooperate with the annual review conducted by the CS Audit Team. The Company shall provide notice to the CS Representative of any change or termination in the position of the Company’s General Counsel or any other position or title or any chief Company officer whose duties primarily relate to compliance, and shall permit the CS Representative, to the extent practicable, to meet with such officers prior to the termination of their employment.

(b) The Company agrees, and agrees to cause each of its Subsidiaries, to (i) following reasonable notice, provide to the CS Audit Team reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to the CS Audit Team such financial and operating data and other information of the Company and its Subsidiaries as the CS Audit Team may reasonably request and (iii) instruct its employees, counsel, auditors and other authorized representatives to reasonably cooperate with the CS Audit Team in connection with their auditing activities. Any auditing activities pursuant to this Section 5.03(b) shall be conducted in such manner as not to interfere unreasonably with the management or conduct of the business of the Company or any of its Subsidiaries.

20

Section 5.04. Conflicts of Interest. Each Shareholder expressly acknowledges and agrees that (a) each Institutional Shareholder and its Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in the same or a similar business to the business conducted by the Company and its Subsidiaries, and in related businesses, (b) each Institutional Shareholder or its Affiliates have or may develop a strategic relationship with businesses that are or may be competitive with the Company or any of its Subsidiaries, (c) none of the Institutional Shareholders or any of their respective Affiliates will be prohibited by virtue of their investments in the Company or its Subsidiaries or the service of any Persons as Board members from pursuing and engaging in any such activities, (d) none of the Institutional Shareholders or any of their respective Affiliates will be obligated to inform the Company or any of its Subsidiaries of any such opportunity, relationship or investment, (e) no Shareholder will acquire, be provided with an option or opportunity to acquire or be entitled to any interest or participation in any Person or business as a result of the participation therein of any of the Institutional Shareholders or any of their respective Affiliates, (f) each Shareholder expressly waives, to the fullest extent permitted by applicable law, any rights to assert any claim that such involvement breaches any duty owed to any Shareholder, the Company or any of its Subsidiaries or to assert that such involvement constitutes a conflict of interest by such Persons with respect to any Shareholder, the Company or any of its Subsidiaries and (g) nothing contained herein shall limit, prohibit or restrict any designee serving as a Board member or as a member of any other governing body or committee, as applicable, of the Company or any of its Subsidiaries, or any representative of any of them or any of its Affiliates from serving as managing member or an officer of, or from serving on the board of directors or other governing body or committee of, any Person or business. Notwithstanding the foregoing provisions of this Section 5.04, nothing in this Section 5.04 shall constitute a waiver of or other limitation on the Company or any Shareholder regarding the fiduciary duties, including the duty of loyalty, owed by any individuals serving as members of the Board.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to own beneficially any Company Securities shall cease to be bound by the terms hereof (other than Section 5.01 and this Article 6).

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise, except that (i) any Person acquiring Company Securities from any Shareholder in a Transfer in compliance with Article 3 (but excluding any such Transfer made pursuant to Rule 144 or Rule 144A) shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Shareholder” and (ii) if the Company shall hereafter merge or be consolidated with or into another entity and such entity shall be the entity that survives such merger or consolidation, all of the Company’s rights and obligations hereunder shall automatically be assigned and delegated to the surviving entity and all of the Shareholders shall have all of the same rights and obligations with respect to their shares of common stock, preferred stock and/or warrants of the surviving entity as they have with respect to their Shares, as applicable, hereunder.

21

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except that JLL and JGW shall be third-party beneficiaries of Sections 3.03, 3.04 and 4.01.

Section 6.02. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received,

(a) If to the Company after the Effective Date, to the Company at such address as shall be designated by the Company in writing between the date hereof and the Effective Date, with a copy to (which shall not constitute notice):

DLJ MB, LLC

Eleven Madison Avenue

New York, NY 10010

Attention: Kenneth J. Lohsen

Email: kenneth.lohsen@credit-suisse.com

And

Peach Group Holdings Inc.

3301 Quantum Boulevard

2nd Floor

Boynton Beach, Florida 33426
Attention: Craig M. Lessner, Esq.

Email: clessner@lumpsum.com

(b)	If to a DLJMB Shareholder, to it at the following address:

DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P.,

DLJ Merchant Banking Partners IV (Pacific), L.P. and MBP IV Plan Investors, L.P.

c/o Credit Suisse Eleven Madison Avenue New York, NY 10010

Attention: Kenneth J. Lohsen

Email: kenneth.lohsen@credit-suisse.com

22

(c)	If to an LLR Shareholder, to it at the following address:

LLR Equity Partners, L.P.,
LLR Equity Partners Parallel, L.P.,
LLR Equity Partners II, L.P., or
LLR Equity Partners Parallel II, L.P.

Cira Centre 2929 Arch Street

Philadelphia, PA 19104
Attention: Mr. Mitchell Hollin

Email: mhollin@llrpartners.com

(d)	If to a Greenhill Shareholder, to it at the following address:

Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executives), L.P.,

or Greenhill Capital, L.P.
300 Park Avenue

New York, NY 10022-7405
Attention: Robert H. Niehaus

Email: rniehaus@gcpcapital.com

(e)	If to a Management Shareholder, to it at the following address:

James D. Terlizzi Revocable Trust d/t/d 1/17/08 c/o James Terlizzi

8 Driftwood Landing
Gulf Stream, FL 33483

Email: jdterlizzi@gmail.com

Timothy Trankina
110 Nature Mill Court
Alpharetta, GA 30022

Email: ttrankina@gmail.com

Craig Lessner

5275 Chelsen Wood Drive Dawns Creek, Georgia 30097

Email: clessner@lumpsum.com

Sergio Salani

7285 Campana Court

Boca Raton, FL 33433

Email: ssalani@lumpsum.com

23

Michael Popper

201 Palm Trail

Delray Beach, FL 33483

Email: mobarnett@bellsouth.net

Paul Benk

231 Cocoanut Row
Palm Beach, FL 33480
Email: p.benk@att.net

Stephen Berenzweig
19753 Dinner Key Drive
Boca Raton, FL 33498
Email: ssjboca@aol.com

with a copy to (with respect to each Management Shareholder and which shall not constitute notice):

Lowenstein Sandler PC

65 Livingston Avenue
Roseland, New Jersey 07068
Attention: Samuel B. Santo, Jr.
Email: ssanto@lowenstein.com

(f)	If to Hamilton Lane, to it at the following address:

Hamilton Lane Secondary Fund L.P.
C/o Hamilton Lane Advisors L.L.C.
One Belmont Avenue, 9th Floor
Bala Cynwyd, PA 19004

(g)	If to SP, to it at the following address:

CSFB Strategic Associates III, L.P.
Eleven Madison Avenue

New York, New York 10010
Attention: Stephen H. Can

Email: stephen.can@credit-suisse.com

(h) If to Bundora after the Effective Date, to Bundora at such address as shall be designated by Bundora in writing between the date hereof and the Effective Date.

(i)	If to CFIG, to it at the following address:

Credit Suisse/CFIG Orchard SPV, LLC
c/o DLJ MB Advisors, Inc.

11 Madison Avenue

New York, New York 10010

Attention: Nadim Barakat

24

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Any Person that becomes a Shareholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Shareholder.

Section 6.03. Waiver; Amendment; Termination. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement or the Company’s bylaws or certificate of incorporation may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of Shareholders holding at least 51% of the outstanding Shares held by the parties hereto at the time of such proposed amendment or modification. This Section 6.03 may only be amended or modified with the written unanimous approval of all Shareholders. In addition, any amendment or modification of any provision of this Agreement that would (i) subject any Shareholder to materially adverse differential treatment or (ii) modify any right expressly granted to any Shareholder may, in each case, be effected only with the consent of such Shareholder.

Section 6.04. Fees and Expenses. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

Section 6.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

Section 6.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.02 shall be deemed effective service of process on such party.

25

Section 6.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.08. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 6.09. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when (a) the Company shall have received a counterpart of this Agreement signed by each of (i) the Company, (ii) Shareholders holding at least 51% of the outstanding Shares held by all Shareholders at the time of such execution and (iii) the effective time of the Merger shall occur. Unless and until the Company shall have received each such counterpart and the effective time of the Merger shall occur, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 6.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

26

Section 6.12. Consent To The Merger and Entering Into this Agreement. By executing this Agreement, the Shareholders party to the 2009 Shareholders’ Agreement and this Agreement hereby consent to the amendment and restatement of the 2009 Shareholders’ Agreement as set forth herein; provided, however, that this Agreement will not become effective until the Effective Date, and if the Merger contemplated by the Merger Agreement is not consummated for any reason, the amendments contemplated hereby shall be of no force or effect.

27

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PEACH GROUP HOLDINGS INC.
By:
Name:
Title:

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

DLJ MERCHANT BANKING PARTNERS IV, L.P.

By:	DLJ Merchant Banking IV, L.P., Its General Partner

By:	DLJ MB, LLC, Its General Partner

By:
Name:
Title:

DLJ OFFSHORE PARTNERS IV, L.P.

By:	DLJ Merchant Banking IV, L.P., Its General Partner

By:	DLJ MB, LLC, Its General Partner

By:
Name:
Title:

DLJ MERCHANT BANKING PARTNERS IV (PACIFIC), L.P.

By:	MBP IV Pacific, LLC, Its General Partner

By:	DLJ Merchant Banking IV, L.P., Its Managing Member

By:	DLJ MB, LLC, Its General Partner

By:
Name:
Title:

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

MBP IV PLAN INVESTORS, L.P.

By:	DLJ LBO Plans Management LLC, Its General Partner

By:
Name:
Title:

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

DLJ MERCHANT BANKING PARTNERS IV (CO-INVESTMENTS), L.P.

By:	DLJ Merchant Banking IV (Cayman), L.P., Its General Partner

By	DLJ MB, LLC, Its General Partner

By:
Name:
Title:

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

LLR EQUITY PARTNERS, L.P. LLR EQUITY PARTNERS PARALLEL, L.P.

By:	LLR Capital, L.P., as general partner of each of the foregoing limited partnerships

By:	LLR Capital, LLC, its general partner

By:
Name:
Title:

LLR EQUITY PARTNERS II, L.P. LLR EQUITY PARTNERS PARALLEL II, L.P

By:	LLR Capital II, L.P., as general partner of each of the foregoing limited partnerships

By:	LLR Capital II, LLC, its general partner

By:
Name:
Title:

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

GREENHILL CAPITAL PARTNERS, L.P. GREENHILL CAPITAL PARTNERS (CAYMAN), L.P. GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P. GREENHILL CAPITAL, L.P.

By:	GCP Managing Partner, L.P., as managing general partner of each of the foregoing partnerships

By:	Greenhill Capital Partners, LLC, its general partner

By:
Name:
Title:

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

JAMES D. TERLIZZI REVOCABLE TRUST D/T/D 1/17/08
By:
Name:	James D. Terlizzi
Title:

PEACHTREE SETTLEMENT FUNDING CORP.
By:
Name:	Timothy J. Trankina
Title:	Chief Executive Officer

By:
Name:	Timothy J. Trankina
Title:	Shareholder

By:
Name:	Craig M. Lessner
Title:	Shareholder

By:
Name:	Sergio Salani
Title:	Shareholder

By:
Name:	Michael Popper
Title:	Shareholder

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

By:
Name:	Paul Benk
Title:	Shareholder

By:
Name:	Stephen Berenzweig
Title:	Shareholder

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

HAMILTON LANE CO-INVESTMENT FUND L.P

By:	Hamilton Lane Co-Investment GP LLC, its general partner

By:
Name:
Title:

CREDIT SUISSE/CFIG ORCHARD SPV, LLC
By:
Name:
Title:

CSFB STRATEGIC PARTNERS HOLDINGS III, L.P.

By:	CSFB Strategic Associates III, L.P., a Delaware limited partnership and its general partner

By:	DLJ MB Advisors, Inc., a Delaware corporation and its general partner

By:
Name:
Title:

BUNDORA ASSOCIATES, INC.
By:
Name:
Title:

[Signature Page to Peach Group Amended and Restated Shareholders’ Agreement]

EXHIBIT A

JOINDER TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended and Restated Shareholders’ Agreement dated as of February [__], 2011 among Peach Group Holdings Inc. and the other parties thereto (as the same may be amended from time to time, the “Shareholders’ Agreement”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement as of the date hereof and shall have all of the rights and obligations of a “Shareholder” thereunder as if it had executed the Shareholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

[NAME OF JOINING PARTY]
By: ________________________________
Name:
Title:

Address for Notices:

EXHIBIT D

CONFIDENTIAL

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

J.G. WENTWORTH, LLC

a Delaware Limited Liability Company

Dated as of February __, 2011

i

6.5	Withholding	59
6.6	Restrictions on Distributions	59
6.7	Distributions in Liquidation	59
6.8	Determinations by the Board	59
ARTICLE VII ACCOUNTS		60
7.1	Books	60
7.2	Reports	60
7.3	No Right of Inspection by Members	61
7.4	Federal Tax Matters	61
7.5	Fiscal Year	62
7.6	Issuance of Compensatory Interests	62
7.7	Class C Profits Interests	63
7.8	Structure to Defer Recognizing Income or Gain	63
ARTICLE VIII TRANSFER OF INTERESTS IN THE COMPANY		64
8.1	Prohibition	64
8.2	Conditions to Permitted Transfers	66
8.3	Effect of Transfers	67
8.4	Admission of Additional Members	68
8.5	Admission of Assignees as Substitute Members	68
8.6	Cessation of Member	68
8.7	Withdrawal of Members Upon Transfer	69
8.8	Tag-Along Rights	69
8.9	Drag-Along Rights	71
8.10	Right of First Offer	72
8.11	Effect of Notices	75
ARTICLE IX REGISTRATION RIGHTS		75
9.1	Demand Registrations	75
9.2	Piggyback Registrations	79
9.3	Withdrawal Rights	81
9.4	Registration Procedures	82
9.5	Registration Expenses	87
9.6	Indemnification	88
9.7	“Market Stand-Off” Agreement	90
ARTICLE X		91
CONVERSIONS, PUBLIC OFFERINGS AND SALE TRANSACTIONS		91
10.1	Public Offering Mechanics	91
10.2	Treatment of Interests in Conversion or Sale Transaction	93
10.3	Survival	97
ARTICLE XI EVENTS OF DISSOLUTION		98
ARTICLE XII TERMINATION		98
12.1	Liquidation	98
12.2	Final Accounting	99
12.3	Distribution in Kind	99
12.4	Cancellation of Certificate	99
ii

ARTICLE XIII EXCULPATION AND INDEMNIFICATION		99
13.1	Exculpation	99
13.2	Indemnification	99
13.3	Amendments	100
ARTICLE XIV AMENDMENT TO AGREEMENT		100
14.1	Amendments	100
ARTICLE XV GENERAL PROVISIONS		101
15.1	Notices	101
15.2	Entire Agreement, etc	102
15.3	Construction Principles	102
15.4	Counterparts	103
15.5	Severability	103
15.6	Governing Law	103
15.7	Binding Effect	103
15.8	Additional Documents and Acts	103
15.9	Parties in Interest	104
15.10	Limited Liability Company	104
15.11	Jurisdiction; Service of Process	104

iii

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of J.G. WENTWORTH, LLC (the “Company”) is made and entered into as of this ____ day of February, 2011, by and among each Person listed as a Member in the books and records of the Company as of the date hereof (each, a “Member” and, collectively, the “Members”), and each Person subsequently admitted as a Member of the Company in accordance with the terms hereof.

RECITALS

WHEREAS, on July 1, 2005, the Company was formed in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), and the Company’s initial Member entered into a written agreement pursuant to the Act governing the affairs of the Company and the conduct of its business (the “Initial Agreement”);

WHEREAS, on July 20, 2005, the Company’s members amended and restated the Initial Agreement in its entirety (the “First Amended and Restated Agreement”);

WHEREAS, on January 29, 2007, the First Amended and Restated Agreement was amended and restated in its entirety (the “Second Amended and Restated Agreement”);

WHEREAS, on April 2, 2007, the Second Amended and Restated Agreement was amended and restated in its entirety (the “Third Amended and Restated Agreement”);

WHEREAS, on May 5, 2009, the Third Amended and Restated Agreement was amended and restated in its entirety (the “Fourth Amended and Restated Agreement”);

WHEREAS, on June 30, 2009, September 17, 2009 and July 15, 2010, the Fourth Amended and Restated Agreement was further amended;

WHEREAS, the Members desire to amend and restate the Fourth Amended and Restated Agreement, as heretofore amended, in its entirety to read as set forth herein; provided, however, that this Agreement will not become effective until immediately prior to the Effective Time (as defined in the Peach Merger Agreement) (the date of such effectiveness, the “Effective Date”), and if the merger contemplated by the Peach Merger Agreement is not consummated for any reason, the amendments contemplated hereby shall be of no force or effect; and

WHEREAS, on the Effective Date, (1) each Class A Management Interest then issued and outstanding shall be automatically converted and reclassified into such number of Restricted Common Interests as may be determined by the Board in good faith based on the then current Fair Market Value of the Company, with such determination to be set forth in a resolution or other action of the Board to be adopted on or prior to the Effective Date, and (2) each Class A Management Interest that is then authorized for issuance, but is not then issued and outstanding, shall be automatically eliminated, together with any authority to issue any such Class A Management Interest and any economic or other rights associated therewith.

1

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms have the meanings set forth below:

1.1 “144A Offering” shall mean an offering of equity securities of the Company or a Company Offeror effected under Rule 144A promulgated under the Securities Act.

1.2 “180-Day Lock-Up Period” shall have the meaning set forth in Section 9.2(a) hereof.

1.3 “Act” shall have the meaning set forth in the Recitals hereto.

1.4 “Additional Capital Contributions” shall have the meaning set forth in Section 5.2(a) hereof.

1.5 “Additional Convertible Equity” shall have the meaning set forth in Section 6.4(c)(ii) hereof.

1.6 “Additional Member” shall mean a Person who has acquired Interests after the date of this Agreement from the Company or a Member and has been admitted as a Member of the Company pursuant to Section 8.4 hereof.

1.7 “Additional Priority Distributions” shall have the meaning set forth in Section 6.4(a)(iii) hereof.

1.8 “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

2

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.9 “Adjustment Factor” shall have the meaning set forth in Section 6.4(c)(ii) hereof.

1.10 “Affiliate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

1.11 “Affiliate Transaction” shall have the meaning set forth in Section 2.7(a) hereof.

1.12 “Aggregate Common Interest Percentage” of a Member as of a specified date shall mean the percentage determined by dividing (A) the aggregate number of Common Interests held by such Member (including Restricted Common Interests, Non-Voting Common Interests and any Common Interests issuable upon conversion of Preferred Interests held by such Member) as of such date by (B) the aggregate number of Common Interests outstanding as of such date (including any Restricted Common Interests, Non-Voting Common Interests and any Common Interests issuable upon conversion of outstanding Preferred Interests).

1.13 “Agreement” shall have the meaning set forth in the Preamble hereto.

1.14 “Assignee” shall mean a transferee of Interests who has not been admitted as a Substitute Member.

1.15 “Assumed Tax Liability” shall have the meaning set forth in Section 6.4(b) hereof.

1.16 “Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder.

1.17 “BlackRock” shall mean BlackRock Global Investment Series: Income Strategies Portfolio, BlackRock Global Investment Series: Corporate Loan Income Portfolio, BlackRock Senior Floating Rate Portfolio, BlackRock Senior High Income Fund, Inc., BlackRock Debt Strategies Fund, Inc., BlackRock Diversified Income Strategies Fund, Inc., Master Senior Floating Rate Trust, BlackRock Floating Rate Income Strategies Fund, Inc., BlackRock Floating Rate Income Strategies Fund II, Inc., BlackRock Limited Duration Income Trust, BlackRock Floating Rate Income Trust, Senior Loan Portfolio, Magnetite V CLO III Ltd., Longhorn CDO III Ltd., BlackRock Senior Income Series, BlackRock Senior Income Series IV, BlackRock Senior Income

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Series V Limited and R3 Capital Partners Master, L.P., or any partner, managing partner, limited partner (in his, her or its capacity as such), direct or indirect general partner, investment advisor, management company, officer, director, member, managing member, stockholders’ representative, board observer, fiduciary or trustee of BlackRock Global Investment Series: Income Strategies Portfolio, BlackRock Global Investment Series: Corporate Loan Income Portfolio, BlackRock Senior Floating Rate Portfolio, BlackRock Senior High Income Fund, Inc., BlackRock Debt Strategies Fund, Inc., BlackRock Diversified Income Strategies Fund, Inc., Master Senior Floating Rate Trust, BlackRock Floating Rate Income Strategies Fund, Inc., BlackRock Floating Rate Income Strategies Fund II, Inc, BlackRock Limited Duration Income Trust, BlackRock Floating Rate Income Trust, Senior Loan Portfolio, Magnetite V CLO III Ltd., Longhorn CDO III Ltd., BlackRock Senior Income Series, BlackRock Senior Income Series IV, BlackRock Senior Income Series V Limited or R3 Capital Partners Master, L.P., or any Affiliate of the foregoing.

1.18 “Board” shall have the meaning set forth in Section 4.1(a) hereof.

1.19 “Board-Designated Directors” shall have the meaning set forth in Section 4.1(a) hereof.

1.20 “Book Value” shall mean, with respect to any Company asset, the adjusted tax basis of the asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any asset (other than cash) contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Board;

(b) the Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f) and (to the extent permitted or required by law) proposed Regulations Section 1.704-1(b)(2)(iv)(s), except as otherwise provided herein and as determined by the Board: (i) immediately prior to the acquisition of any additional Interests by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of Company property (other than a pro rata Distribution); (iii) immediately prior to the issuance of an Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; (iv) immediately prior to the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (v) to the extent permitted or required by law, immediately following the conversion of a Preferred Interest pursuant to Section 5.1(d)(iii); provided, however, that adjustments pursuant to subsections (i), (ii) or (iii) of this subclause (b) shall be made only if the Board reasonably determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

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(c) for purposes of subclause (b), the Book Values of all Company assets shall be adjusted in accordance with the provisions of proposed Regulations Section 1.704-1(b)(2)(iv)(h)(2);

(d) the Book Value of any Company asset distributed to any Member shall be adjusted immediately prior to such Distribution to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Board; and

(e) the Book Values of all Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subclause (c) of the definition of “Net Profits and Net Losses” or Section 6.2(h) hereof; provided, however, that such Book Values shall not be adjusted pursuant to this subclause (e) to the extent that the Board determines that an adjustment pursuant to subclause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subclause (e).

1.21 “Business Day” shall mean any day on which banks located in the States of New York, Pennsylvania and Nevada are not required or authorized by law to remain closed.

1.22 “Call Interests” shall have the meaning set forth in Section 8.9(a) hereof.

1.23 “Candlewood” shall mean Candlewood Special Situations Fund L.P. and Candlewood Credit Value Fund II, L.P.

1.24“Capital Account” shall have the meaning set forth in Section 5.6(a) hereof.

1.25 “Capital Contribution” shall mean any contribution of cash or property to the Company made by or on behalf of a Member and shall include the Initial Capital Contribution and any Additional Capital Contributions of such Member, as set forth from time to time in the books and records of the Company.

1.26 “Cash Flow Percentage” (i) with respect to the Class B Management Interests, shall have the meaning set forth in the resolution of the Board adopted pursuant to Section 5.1(a)(i)(C) with respect to the Class B Management Interests and set forth from time to time on Schedule A hereto; and (ii) with respect to any and all tranches of Class B Management Interests, such tranche’s portion of the Cash Flow Percentage of the Class B Management Interests which shall equal the product of (a) the Cash Flow Percentage of the Class B Management Interests, and (b) the quotient determined by dividing (x) the total number of authorized Class B Management Interests in the applicable tranche by (y) the total number of all authorized Class B Management Interests. As set forth in the calculation above, the portion of the Cash Flow Percentage

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attributable to any tranche of Class B Management Interests shall be reduced as necessary to reflect the issuance of any new tranche of Class B Management Interests or to reflect the elimination of outstanding Class B Management Interests of such tranche, it being understood that such reduction shall give effect to the elimination of authorized but unissued Interests of the subject tranche but shall not reduce the economic rights of the outstanding Interests of such tranche. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate Cash Flow Percentage of all tranches of Class B Management Interests exceed the Cash Flow Percentage of the Class B Management Interests.

1.27 “Certificate of Cancellation” shall mean the certificate required to be filed with the Secretary of State of the State of Delaware pursuant to Section 18-203 of the Act in connection with a dissolution of the Company.

1.28 “Certificate of Formation” shall have the meaning set forth in Section 2.1 hereof.

1.29 “CEO Director” shall have the meaning set forth in Section 4.1(a) hereof.

1.30 “Claim(s)” shall have the meaning set forth in Section 13.2 hereof.

1.31 “Class A Management Interests” shall have the meaning set forth in the Fourth Amended and Restated Agreement.

1.32 “Class B Management Interests” shall have the meaning set forth in Section 5.1(a)(ii) hereof.

1.33 “Class C Profits Interests” shall have the meaning set forth in Section 5.1(a)(ii) hereof.

1.34 “Class C Profits Interest Percentage” of a Member as of a specified date shall mean the percentage determined by dividing (A) the aggregate number of Class C Profits Interests of the applicable tranche held by such Member as of such date by (B) the aggregate number of Class C Profits Interests of the applicable tranche outstanding as of such date.

1.35 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.36 “Commission” shall mean the United States Securities and Exchange Commission or any successor agency.

1.37 “Common Interest Reorganization” shall have the meaning set forth in Section 5.1(d)(v)(1) hereof.

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1.38 “Common Interests” shall have the meaning set forth in Section 5.1(a)(ii) hereof.

1.39 “Common/Preferred Interests Capital Account” shall mean the subaccount of a holder’s Capital Account established in respect of such holder’s Common Interests and Preferred Interests that is maintained based on the same principles and in the same manner provided for in Section 5.6 hereof.

1.40 “Company” shall have the meaning set forth in the Preamble hereto.

1.41 “Company Minimum Gain” shall have the meaning ascribed to “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

1.42 “Company Offeror” shall mean (i) the Company, (ii) any successor to the Company or any surviving entity resulting from the merger, consolidation or other business combination of the Company, or (iii) any Member or Affiliate of such Member, as contemplated in Section 10.2(c), the securities of which Interests are exchanged for pursuant to Section 10.2(c) hereof in anticipation of an IPO or Sale Transaction.

1.43 “Company Subsidiary” or “Company Subsidiaries” shall mean any entity which is now, or becomes after the Effective Date, required to be consolidated with the Company in the Company’s books and records pursuant to generally accepted accounting principles.

1.44 “Compensatory Interests” shall have the meaning set forth in Section 7.6(a) hereof.

1.45 “Conversion Conditions” shall have the meaning set forth in Section 8.1(c) hereof.

1.46 “Conversion Rate” shall have the meaning set forth in Section 5.1(d)(iii)(1) hereof.

1.47 “Conversion Transaction” shall have the meaning set forth in Section 10.1(a) hereof.

1.48 “Convertible Interests” shall have the meaning set forth in Section 5.3(a) hereof.

1.49 “Covered 704(c) Gain” shall mean the excess, if any, of (x) the aggregate amount of income or gain recognized by the Company and allocated to Peach under Code Section 704(c) in respect of such Restricted Transaction and all previous Restricted Transactions (net of any loss or deduction recognized by the Company and allocated to Peach under Code Section 704(c) in respect of Restricted Transactions), over (y) the Available NOLs. For this purpose, “Available NOLs” shall mean (i) $285,057,755 for the 2011 taxable year, (ii) $304,707,895 for the 2012 taxable year, (iii)

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$324,358,034 for the 2013 taxable year; (iv) $329,201,268 for the 2014 taxable year; and (v) $329,201,268 for the 2015 taxable year; in each case adjusted in the following manner: (i) increased or reduced, as the case may be, to reflect any difference in the actual amount of net operating losses of Peach Group available for use as of December 31, 2010 (taking into account the application of the limitation under Code Section 382 that is imposed as a result of the November 2006 acquisition of Peach Holdings, Inc. by Orchard Acquisition Company) and $233,508,750, (ii) reduced by the net positive taxable income, or increased by the net taxable loss, of Peach for the portion of its 2011 taxable year that is prior to the date of this Agreement, (iii) reduced by the cumulative amount of income and gain recognized by the Company that has been or will be allocated to Peach for all past and present periods through and including the end of the Estimated Tax Period in which such Restricted Transaction occurs (other than under Code Section 704(c) in respect of Restricted Transactions); provided that income and gain shall not reduce Available NOLs under this clause (iii) to the extent that sufficient Distributions or Tax Distributions have been made on account of such income or gain to satisfy the Assumed Tax Liability in respect of such income or gain, (iv) increased by the cumulative amount of loss or deduction recognized by the Company that has been or will be allocated to Peach for all past and present periods through and including the end of the Estimated Tax Period in which such Restricted Transaction occurs (other than under Code Section 704(c) in respect of Restricted Transactions) and (v) taking into account any audit adjustments of the Internal Revenue Service that have the effect of decreasing or increasing the amount of net operating losses of Peach for any taxable period (or portion of a taxable period) prior to the date of this Agreement; provided that the amount of reductions under this clause (v) shall not exceed $276,840,722. Notwithstanding the foregoing, the amount of Available NOLs at any relevant determination date shall take into account the application of the limitation under Code Section 382 that is imposed as a result of the November 2006 acquisition of Peach Holdings, Inc. by Orchard Acquisition Company. It is the intent of the parties hereto that the schedule of Available NOLs for taxable years 2011 through 2015, as set forth above, is intended to take into account $38,169,487 of income from the 2009 cancellation of indebtedness of Peach Holdings, Inc. Notwithstanding anything to the contrary contained in this Section 1.48, no further adjustment for such income shall be made to the amount of Available NOLs.

1.50 “Covered Person” or “Covered Persons” shall have the meaning set forth in Section 13.1 hereof.

1.51 “Credit Suisse” shall have the meaning set forth in Section 2.7(a) hereof.

1.52 “CS-Controlled Affiliate” shall mean any Affiliate of Peach, DLJMB or Credit Suisse that for purposes of the Bank Holding Company Act, are controlled affiliates of Credit Suisse.

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1.53 “Date of Forfeiture” shall have the meaning set forth in Section 5.1(e)(i) hereof.

1.54 “Demand” shall have the meaning set forth in Section 9.1(a) hereof.

1.55 “Demand Registration” shall have the meaning set forth in Section 9.1(a) hereof.

1.56 “Demanding Holder” or “Demanding Holders” shall have the meaning set forth in Section 9.1(a) hereof.

1.57 “Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Board.

1.58 “Director” shall have the meaning set forth in Section 4.1(a) hereof.

1.59 “Director Voting Preferred Holders” shall mean (i) the holders of the Preferred Interests from time to time, including any transferee of Preferred Interests in compliance with the terms of this Agreement, (ii) the holders of any Common Interests issued upon conversion of Preferred Interests, and (iii) any transferee of Common Interests issued upon conversion of Preferred Interests that is (x) a Permitted Transferee of the transferring holder or (y) an Original Preferred Holder; it being acknowledged and agreed that upon any transfer of Common Interests issued upon conversion of Preferred Interests to a transferee that is not (x) a Permitted Transferee of the transferring holder or (y) an Original Preferred Holder, the transferee holder thereof shall no longer be a Director Voting Preferred Holder and the Common Interests so transferred shall cease to be entitled to vote for the election of Directors pursuant to clause (i) of Section 4.1(a) and such Common Interests shall no longer be taken into account for purposes of determining the number of Directors to be elected pursuant to clause (i) of Section 4.1(a), even if subsequently transferred to a Permitted Transferee of an Original Preferred Holder or an Original Preferred Holder.

1.60 “Distribution” shall mean a transfer of cash or property by the Company to a Member on account of Interests as described in Article VI or Section 7.8 hereof.

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1.61 “DLJMB” shall mean DLJMB Main Fund., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P., MBP IV Plan Investors, L.P., DLJ Merchant Banking Partners IV (Co-Investments), L.P. and any other private equity investment partnership or private equity pooled investment vehicle sponsored or managed by any of the foregoing, or any Affiliate of the foregoing.

1.62 “DLJMB Main Fund” shall mean DLJ Merchant Banking Partners IV, L.P..

1.63 “Drag-Along Purchaser(s)” shall have the meaning set forth in Section 8.9(a) hereof.

1.64 “Effective Date” shall have the meaning set forth in the Recitals hereto.

1.65 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.66 “Estimated Tax Period” means a calendar period commencing on January 1 of each year, and ending on March 31, May 31, August 31 and December 31 of such year.

1.67 “Event of Dissolution” shall have the meaning set forth in Article XI hereof.

1.68 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.69 “Exchange Agreement” shall mean that certain Exchange Agreement, by and among the Company, JLL JGW Distribution, LLC, JGW Holdco, LLC, and each of the holders of senior secured obligations of the Company signatory thereto, including Deutsche Bank AG as counterparty under certain pari passu derivative transactions.

1.70 “Existing Business” shall have the meaning set forth in Section 8.10(c)(i) hereof.

1.71 “Fair Market Value” shall mean the fair market value of the Common Interests or other securities or assets of the Company or the Company Offeror, as determined in good faith by the Board using such methods or procedures as shall be established from time to time by the Board. Unless otherwise determined by the Board in good faith, the per share Fair Market Value of Interests or any securities into which such Interests have been converted or for which such Interests have been exchanged as of a particular date shall mean (i) the average of the closing sales price per Interest or converted or exchanged security on the national securities exchange on which the Interest or converted or exchanged security is principally traded, for the immediately preceding thirty (30) day period, or (ii) if the Interests or converted or exchanged securities are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Interests or converted or exchanged securities in such over-the-counter market for the immediately preceding thirty (30) day period, or (iii) if the Interests or converted or exchanged securities are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Board, in its reasonable discretion, shall determine.

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1.72 “First Amended and Restated Agreement” shall have the meaning set forth in the Recitals hereto.

1.73 “First Priority Distributions” shall have the meaning set forth in Section 6.4(a)(ii)(1) hereof.

1.74 “Fiscal Year” shall have the meaning set forth in Section 7.5 hereof.

1.75 “Forfeiting Member” shall have the meaning set forth in Section 5.1(e)(i) hereof.

1.76 “Fourth Amended and Restated Agreement” shall have the meaning set forth in the Recitals hereto.

1.77 “Governmental Authority” shall mean any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality.

1.78 “Initial Agreement” shall have the meaning set forth in the Recitals hereto.

1.79 “Initial Capital Contributions” shall have the meaning set forth in Section 5.2(a) hereof.

1.80 “Initial Face Value” shall mean $1,000 per Preferred Interest.

1.81 “Initial Offer Period” shall have the meaning set forth in Section 8.10(a)(iii) hereof.

1.82 “Interest” or “Interests” shall have the meaning set forth in Section 5.1(a)(i) hereof.

1.83 “Interest Consideration” shall have the meaning set forth in Section 5.1(f) hereof.

1.84 “Internal Expenses” shall have the meaning set forth in Section 9.5 hereof.

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1.85 “IPO” shall mean (i) any 144A Offering where such offering generates net proceeds to the Company or any Company Offeror (or its selling securityholders) of at least $50 million, or (ii) an initial registered offering of equity securities of the Company or any Company Offeror to the public pursuant to an effective registration statement (other than on Form S-4 or S-8 or any successor form) under the Securities Act, (x) where such offering generates net proceeds to the Company or such Company Offeror (or its selling securityholders) of a least $20 million and (y) pursuant to which the Common Interests of the Company or the common stock of such Company Offeror are listed on either: (a) The New York Stock Exchange or Nasdaq or any of their respective successors; or (b) a recognized foreign exchange in a foreign country of similar standing to those listed in clause (a).

1.86 “JLL” shall mean JLL Fund V AIF I, LP, a Delaware limited partnership, JLL Fund V AIF II, LP, a Delaware limited partnership, any other private equity investment partnership or private equity pooled investment vehicle sponsored or managed by JLL Partners, Inc., or any Affiliate of the foregoing (including JLL Partners, Inc.).

1.87 “JLL Member” shall mean JGW Holdco, LLC, a Delaware limited liability company, or any other entity within the definition of JLL to which JGW Holdco, LLC Transfers its Interests.

1.88 “Legacy Peach Assets” shall mean assets held by Orchard Acquisition Company and its subsidiaries immediately on or after the Effective Time (as defined in the Peach Merger Agreement).

1.89 “Liquidation Preference” shall mean, with respect to each Preferred Interest on any date, the sum of (x) the Initial Face Value, plus (y) the aggregate Preferred Return which accrued with respect to such Preferred Interest for all Preferred Return Periods through such date (including any partial Preferred Return Period ending on such date).

1.90 “Losses” shall have the meaning set forth in Section 9.6(a) hereof.

1.91 “Management Interests Award Agreement” shall mean an agreement entered into by the Company awarding Class B Management Interests to employees or consultants of the Company including, without limitation, employees of the Company Subsidiaries.

1.92 “Management Interests Capital Account” shall mean the subaccount of a holder’s Capital Account established in respect of such holder’s Class B Management Interests that is maintained based on the same principles and in the same manner provided for in Section 5.6 hereof.

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1.93 “Management Interests Member” shall have the meaning set forth in Section 5.1(c)(i)(1) hereof.

1.94 “Mandatory Conversion Date” shall have the meaning set forth in Section 5.1(d)(iv)(2) hereof.

1.95 “Mandatory Conversion Notice” shall have the meaning set forth in Section 5.1(d)(iv)(2) hereof.

1.96 “Maturity Date” shall mean May 5, 2049.

1.97 “Maximum Demand Number” shall have the meaning set forth in Section 9.1(f) hereof.

1.98 “Maximum Piggyback Number” shall have the meaning set forth in Section 9.2(b) hereof.

1.99 “Member” or “Members” shall mean those Persons listed as Members of the Company from time to time in the books and records of the Company, including any Members holding Preferred Interests.

1.100 “Member Approval” shall mean, with respect to any matter requiring such approval under this Agreement, the affirmative vote of the holders of a majority of the voting power exercisable by the Common Interests (not including, for the avoidance of doubt, Non-Voting Common Interests or Restricted Common Interests, whether or not such Restricted Common Interests remain subject to forfeiture) and Preferred Interests then issued and outstanding and entitled to vote, it being acknowledged and agreed that for these purposes the holders of Preferred Interests shall vote on an as if converted basis, based on the number of Common Interests issuable upon conversion of such Preferred Interests at the time of determination.

1.101 “Member Nonrecourse Debt” shall have the meaning ascribed to “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

1.102 “Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

1.103 “Member Nonrecourse Deductions” shall have the meaning ascribed to “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

1.104 “Nasdaq” shall have the meaning set forth in Section 9.4(a)(ix) hereof.

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1.105 “Net Profits and Net Losses” shall mean, for each Fiscal Year or portion thereof, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant hereto shall be taken into account in computing such taxable income or losses as if it were taxable income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant hereto shall be taken into account in computing such taxable income or losses as if they were deductible items;

(c) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d) in the event the Book Value of any Company asset is adjusted pursuant to subclause (a) or (b) of the definition of Book Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(e) in the event the Capital Accounts of the Members are reallocated pursuant to Section 5.6(c), the amount of such reallocations shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(f) gain or loss resulting from the disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(g) in lieu of depreciation, amortization or other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such period; and

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(h) the amount of items of Company income, gain, deduction and loss available to be specially allocated pursuant to Section 6.2 hereof shall be determined by applying rules analogous to those in subclauses (a) through (g) above. Notwithstanding any other provision of this definition, Net Profits shall be decreased or Net Losses shall be increased by the amount of items of Company income and gain specially allocated under Section 6.2 hereof and Net Profits shall be increased or Net Losses shall be decreased by the amount of items of Company loss and deduction specially allocated under Section 6.2 hereof.

1.106 “New Business” shall have the meaning set forth in Section 8.10(c)(i) hereof.

1.107 “Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

1.108 “Nonrecourse Liability” shall have the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

1.109 “Non-Voting Common Interests” shall have the meaning set forth in Section 5.1(a)(ii) hereof.

1.110 “Notice Recipient” shall have the meaning set forth in Section 8.8(a) hereof.

1.111 “Offer Notice” shall have the meaning set forth in Section 8.10(a)(i) hereof.

1.112 “OpCo Debt” shall mean any notes, term debt or other evidences of indebtedness by the Company, including any Company Subsidiary, issued for purposes other than funding the acquisition of fixed-payment annuities, structured settlement receivables, life settlements or any other similar financial assets which the Company or the Company Subsidiaries may from time to time acquire in the ordinary course of the Company’s business, or guaranties of any of the foregoing.

1.113 “Optional Conversion Date” shall have the meaning set forth in Section 5.1(d)(iii)(4).

1.114 “Optional Conversion Notice” shall have the meaning set forth in Section 5.1(d)(iii)(2).

1.115 “Original Preferred Holders” shall mean those Persons who held Preferred Interests as of immediately following the consummation of the transactions contemplated in the Exchange Agreement (as reflected in the schedules to the Fourth Amended and Restated Agreement as in effect upon the closing of such transactions), and the Permitted Transferees of such Persons.

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1.116 “Other Demand Rights” shall have the meaning set forth in Section 9.2(b) hereof.

1.117 “Other Demanding Sellers” shall have the meaning set forth in Section 9.2(b) hereof.

1.118 “Peach” shall mean Peach Group Holdings, Inc.

1.119 “Peach Director Assignee” shall have the meaning set forth in Section 4.1(a) hereof.

1.120 “Peach Distribution Assets” shall have the meaning ascribed thereto in the Peach Merger Agreement.

1.121 “Peach Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Peach Acquisition LLC, Peach Holdings, Inc., Peach Group Holdings, Inc. and Orchard Acquisition Company.

1.122 “Permitted Transfer” shall have the meaning set forth in Section 8.1(b) hereof.

1.123 “Permitted Transferee” shall mean:

(a) in the case of any Member (other than Peach, DLJMB, or any Person to which Peach or DLJMB has Transferred Interests) holding Common Interests, Preferred Interests or Class C Profits Interests that is not an individual, any controlled Affiliate of such Member or any fund managed by an Affiliate of the Member;

(b) in the case of Peach or DLJMB, any controlled Affiliate of Peach or DLJMB or any fund managed by an Affiliate of Peach or DLJMB, any beneficial owner of common stock or equity interests in Peach or DLJMB (other than Credit Suisse) and any controlled Affiliate of or any fund managed by any holder of equity interests in Peach or DLJMB (other than Credit Suisse), and in the case of any holder of common stock or equity interests in Peach or DLJMB that is an individual, any Person described in Section 1.123(c) below as it relates to such individual; and

(c) in the case of any Management Interests Member, a transferee by testamentary or intestate disposition or any trust or other legal entity the beneficiary of which is such Management Interests Member’s or holder’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants and which is controlled by the Management Interests Member (an entity shall be deemed to be controlled by a Management Interests Member of such Management Interests Member has the power to direct the disposition and voting of the Class B Management Interests transferred to such trust or other legal entity)).

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1.124 “Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

1.125 “Piggyback Notice” shall have the meaning set forth in Section 9.2(a) hereof.

1.126 “Piggyback Registration” shall have the meaning set forth in Section 9.2(a) hereof.

1.127 “Piggyback Sellers” shall have the meaning set forth in Section 9.2(b) hereof.

1.128 “Preemptive Right” shall have the meaning set forth in Section 5.3(a) hereof.

1.129 “Preemptive Rights Notice” shall have the meaning set forth in Section 5.3(a) hereof.

1.130 “Preemptive Rights Offer” shall have the meaning set forth in Section 5.3(a) hereof.

1.131 “Preferred Holder” or “Preferred Holders” shall have the meaning set forth in Section 9.1(a) hereof.

1.132 “Preferred Interest Parity Securities” shall mean any class, group or series of Interests ranking pari passu with the Preferred Interests with respect to the distribution of assets of the Company in connection with any liquidation, dissolution or winding up of the Company’s affairs.

1.133 “Preferred Interest Senior Securities” shall mean any class, group or series of Interests ranking senior to the Preferred Interests with respect to the distribution of assets of the Company in connection with any liquidation, dissolution or winding up of the Company’s affairs.

1.134 “Preferred Interests” shall have the meaning set forth in Section 5.1(a)(ii) hereof.

1.135 “Preferred Return” with respect to each Preferred Interest for any Preferred Return Period, shall mean an amount equal to the interest that would accrue during that Preferred Return Period on the unpaid outstanding balance of a principal amount equal to the Initial Face Value during the Preferred Return Period at an annual rate equal to two percent (2%). The Preferred Return shall be deemed to accrue each day and shall be computed by multiplying the actual number of days in such period by the applicable daily rate based on a 360-day year.

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1.136 “Preferred Return Period” shall mean, with respect to each Preferred Interest, the period beginning on the first date following the end of the prior Preferred Return Period and ending on the next to occur of the first day of January, April, July and October; provided, however, that: (i) the first Preferred Return Period shall commence on the date such Preferred Interest is issued; and (ii) the final Preferred Return Period shall end on the Maturity Date.

1.137 “Primary Offering” shall have the meaning set forth in Section 9.2(b)(i) hereof.

1.138 “Priority Distributions” shall have the meaning set forth in Section 6.4(a)(iii) hereof.

1.139 “Proposed Rules” shall have the meaning set forth in Section 7.6(a) hereof.

1.140 “Purchase Notice” shall have the meaning set forth in Section 8.9(a) hereof.

1.141 “Purchase Price” shall have the meaning set forth in Section 8.10(a)(i) hereof.

1.142 “Purchaser Entity” shall have the meaning set forth in Section 10.2(b)(iii) hereof.

1.143 “Purchaser Securities” shall have the meaning set forth in Section 10.2(b)(iii) hereof.

1.144 “Put Interests” shall have the meaning set forth in Section 8.8(a) hereof.

1.145 “Registrable Securities” shall mean all common stock (or other comparable equity security of a Company Offeror that is not a corporation) of a Company Offeror that are now owned or hereafter acquired pursuant to this Agreement, including as a result of a Conversion Transaction (but excluding any Restricted Common Interests that are subject to forfeiture). For purposes of this Agreement, a Registrable Security shall cease to be a Registrable Security when (i) a registration statement covering such security has been declared effective by the Commission and it has been disposed of pursuant to such effective registration statement or (ii) becomes eligible to be sold under Rule 144 of the Securities Act (or any comparable successor provision) without any volume restrictions.

1.146 “Registration Expenses” shall have the meaning set forth in Section 9.5 hereof.

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1.147 “Regulations” shall mean the U.S. Treasury Regulations, as amended.

1.148 “Restricted Common Interests” shall have the meaning set forth in Section 5.1(b)(ii)(1) hereof.

1.149 “Restricted Transaction” shall mean a transaction that is outside the ordinary course of business of the Company and the Company Subsidiaries that is not: (i) any sale, transfer or other similar transaction or series of related transactions having the effect of selling or transferring all or substantially all of the assets of the Company and the Company Subsidiaries; (ii) any merger, consolidation or similar transaction (including the sale or exchange of Common Interests or other equity securities) involving the Company (or any Company Subsidiary holding all or substantially all of the assets of the Company) with or into another Person; (iii) a Transfer of any Interest in the Company; (iv) any reclassification, recapitalization or change of the Company’s outstanding equity interests; (v) an IPO; or (vi) the adoption of any plan of liquidation or dissolution of the Company.

1.150 “Safe Harbor Election” shall have the meaning set forth in Section 7.6(a) hereof.

1.151 “Sale Notice” shall have the meaning set forth in Section 8.8(a) hereof.

1.152 “Sale Transaction” shall mean (i) any sale, transfer or other similar transaction or series of related transactions having the effect of selling or transferring all or substantially all of the assets of the Company or any Company Offeror; (ii) any merger, consolidation, recapitalization, reclassification or similar transaction (including the sale or exchange of Common Interests or other equity securities) involving the Company or any Company Offeror in which the Common Interests or other equity securities of the Company or any Company Offeror are converted into or exchanged for cash, securities or other property and, as a result of which, any person or group (other than JLL) (x) owns or controls more than 50% in voting power of the Common Interests, Preferred Interests or other class of voting equity securities of the Company (taken as a single class) or any Company Offeror or (y) has the ability to elect a majority of the Board or other governing body of the Company or any Company Offeror; (iii) any other transaction or series of transactions having the effect, directly or indirectly, of clause (i) or (ii) above, or (iv) the Board reasonably determines that a Sale Transaction has occurred.

1.153 “Second Amended and Restated Agreement” shall have the meaning set forth in the Recitals hereto.

1.154 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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1.155 “Selling Member” shall have the meaning set forth in Section 8.8(a) hereof.

1.156 “Subsequent Offer Period” shall have the meaning set forth in Section 8.10(a)(iii) hereof.

1.157 “Substitute Member” shall mean an Assignee who has been admitted to all of the rights of membership pursuant to Section 8.5 hereof.

1.158 “Tag-Along Purchasers” shall have the meaning set forth in Section 8.8(a) hereof.

1.159 “Tax Distributions” shall have the meaning set forth in Section 6.4(b) hereof.

1.160 “Tax Matters Member” shall have the meaning ascribed to “tax matters partner” in Code Section 6231(a)(7).

1.161 “Tax Rate” shall mean the applicable highest effective marginal combined federal, state and local income tax rate for an individual resident (or corporate resident, if greater) in New York City applicable to ordinary income or capital gains, as appropriate, taking into account the holding period of the investments disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon including pursuant to Code Section 68.

1.162 “Third Amended and Restated Agreement” shall have the meaning set forth in the Recitals hereto.

1.163 “Tranche C-1 Profits Interests” shall have the meaning set forth in Section 5.1(a)(ii) hereof.

1.164 “Tranche C-2 Profits Interests” shall have the meaning set forth in Section 5.1(a)(ii) hereof.

1.165 “Transfer” shall mean any voluntary or involuntary attempt to, directly or indirectly, offer, sell, assign, transfer, grant a participation or beneficial interest in, pledge, mortgage, encumber or otherwise dispose of any Interests, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or take pledge of, any Interests.

1.166 “Vesting Commencement Date” shall have the meaning set forth in Section 5.1(b)(ii)(2)(A) hereof.

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ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1 Formation. The initial Member of the Company has formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware and as may be necessary in order to protect the liability of the Members as members under the laws of the State of Delaware.

2.2 Name. The name of the Company shall be “J.G. WENTWORTH, LLC”, and its business shall be carried on in such name with such variations and changes as the Board shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3 Business Purpose. The Company is formed for the purposes of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

2.4 Registered Office and Agent. The location of the registered office of the Company in the State of Delaware shall be 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The Company’s Registered Agent at such address shall be National Registered Agents, Inc.

2.5 Term. The term of the Company commenced on the date of filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to Article XI hereof.

2.6 Company Powers. In furtherance of the business purpose specified in Section 2.3 hereof and without limiting the generality of Section 4.1 hereof, the Company and the Board, acting on behalf of the Company, shall be empowered to do or cause to be done any and all acts, deemed by the Board to be necessary or advisable in furtherance of the business purpose of the Company, including, without limitation, the power and authority:

(a) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the Company’s interest in securities or any other investments made or other property held by the Company, including without limitation investments in capital stock, bonds, notes, debentures and other obligations, investment contracts, partnership interests, limited liability company interests, options, warrants, other securities, interests in technology, intellectual property rights and other proprietary processes, products or services;

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(b) to borrow funds, in the name and on behalf of the Company, to enter into agreements and other instruments evidencing the Company’s obligations in connection therewith and to pledge the Company’s assets as collateral to secure the Company’s obligations thereunder;

(c) to establish, have, maintain or close one or more offices within or without the State of Delaware and in connection therewith to rent or acquire office space and to engage personnel;

(d) to open, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys, and to invest such funds as are temporarily not otherwise required for Company purposes;

(e) to bring and defend actions and proceedings at law or in equity or before any Governmental Authority;

(f) to hire consultants, custodians, attorneys, accountants and such other agents, officers and employees of the Company as it may deem necessary or advisable, and to authorize each such agent and employee to act for and on behalf of the Company;

(g) to make all elections, investigations, evaluations and decisions, binding the Company thereby, that may, in the judgment of the Board, be necessary or appropriate for the accomplishment of the Company’s business purposes;

(h) to enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Company’s business purpose, and to take or omit to take such other action in connection with the business of the Company as may be necessary or desirable to further the business purpose of the Company; and

(i) to carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Company’s business.

2.7 Affiliate Transactions.

(a) Notwithstanding Section 2.6 hereof, the Company shall not enter into, directly or indirectly, any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate of the Company, other than a wholly owned Company Subsidiary, or with JLL or the JLL Member or any of their respective Affiliates (each of the foregoing, an “Affiliate Transaction”), unless (i) if the cumulative value of such Affiliate Transaction when added to the value of all prior Affiliate Transactions is less than or equal to Five Million Dollars ($5,000,000), such Affiliate Transaction is approved by the

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Board in good faith, and (ii) if the cumulative value of such Affiliate Transaction when added to the value of all prior Affiliate Transactions is in excess of Five Million Dollars ($5,000,000), such Affiliate Transaction is approved by the Board in good faith and a fairness opinion is obtained in connection with such Affiliate Transaction by a reputable investment banking firm; provided, however, that the foregoing limitations shall not apply to those matters addressed in and governed by Section 2.7(c) or Section 5.1(d)(i)(2)(A) hereof. For purposes of this Section 2.7, Credit Suisse Group AG (“Credit Suisse”) and its Affiliates shall not be considered Affiliates of the Company.

(b) Neither the Company nor any Company Subsidiary shall agree to pay management or other similar fees to JLL or its Affiliates without the approval of a majority of the Directors elected by the holders of Preferred Interests.

(c) Neither the Company nor any Company Subsidiary shall issue Common Interests or other Interests to JLL unless the Company has received from a reputable investment banking firm a fairness opinion or an opinion as to the reasonableness of the price at which such issuance is effected (it being understood and agreed that any such transaction shall be subject to preemptive rights as provided in Section 5.3 hereof as and to the extent provided therein).

2.8 Business Transactions of a Member or Director with the Company. A Member or Director may transact business with the Company and, subject to Section 2.7 and applicable law, shall have the same rights and obligations with respect to any such matter as a person who is not a Member or Director.

2.9 Principal Place of Business. The principal place of business of the Company shall be at such location as the Board may, from time to time, select.

2.10 Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by any Member individually. The Interests of the Members in the Company shall constitute personal property.

ARTICLE III

THE MEMBERS

3.1 The Members. The name, address, number and class of Interests, Initial Capital Contributions, any Additional Capital Contributions and Aggregate Common Interest Percentage of each Member, as well as the vesting schedule of any Restricted Common Interests held by each Member, shall be reflected in the books and records of the Company, and such books and records shall be updated from time to time to reflect the admission of any Additional Members or Substitute Members, the acquisition of additional Interests by any Member and the transfer, cancellation, repurchase or redemption of Interests, each as permitted or required by the terms of this Agreement (including any deemed transfer pursuant to Section 5.1(b)(ii)(2)(B) hereof). All Initial Capital Contributions and Additional Capital Contributions reflected in the books and records of the Company shall be in respect of the Members’ Common Interests (including Non-Voting Common Interests) or Preferred Interests, as noted therein.

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3.2 Member Meetings.

(a) Actions by the Members; Meetings. To the extent any matter is to be acted on by the Members hereunder, the Members may vote, approve a matter or take any action by the vote of Members holding Interests entitled to vote at a meeting, in person or by proxy, or without a meeting by the written consent of Members pursuant to subparagraph (b) below. Meetings of the Members shall be held upon not less than five (5) nor more than sixty (60) days’ prior written notice of the time and place of such meeting delivered to each holder of Interests, including holders of Non-Voting Common Interests, in the manner provided in Section 15.1 hereof. Notice of any meeting may be waived by any Member before or after any meeting. Meetings of the Members may be conducted in person or by conference telephone, videoconference or webcast facilities and, for the avoidance of doubt, holders of Non-Voting Common Interests may attend such meetings as observers.

(b) Action by Written Consent. Any action may be taken by the Members without a meeting if authorized by the written consent of the Members holding Interests sufficient to approve such action pursuant to the terms of this Agreement. In no instance where action is authorized by written consent will a meeting of Members be required to be called or notice be required to be given; provided, however, that at least two(2) Business Days prior to taking such action by written consent a copy of the action to be taken shall be delivered to Peach, BlackRock and Candlewood together with such information as may be reasonably necessary to allow Peach, BlackRock and Candlewood to evaluate such action, regardless of whether Peach, BlackRock and Candlewood are entitled to or required to act by written consent to approve such action; and provided, further, that a copy of the action taken by written consent must be promptly filed with the records of the Company.

(c) Quorum. For any meeting of Members, the presence in person or by proxy of Members owning a majority of the voting power of the Interests issued and outstanding and entitled to vote shall constitute a quorum for the transaction of any business.

(d) Voting. Except as otherwise provided in this Agreement, Member Approval shall constitute approval of any action. In addition, the Preferred Interests shall have the special voting rights set forth in Section 5.1(d)(i)(2).

3.3 Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

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3.4 Power to Bind the Company. No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

ARTICLE IV

THE BOARD AND OFFICERS

4.1 Management by the Board.

(a) Composition and Voting. Subject to such matters which are expressly reserved hereunder to the Members for decision, the business and affairs of the Company shall be managed by a board of directors (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company, and making all decisions affecting the business and affairs of the Company. It is the intent of the parties hereto that each director (“Director”) of the Company shall be deemed to be a “manager” of the Company (as defined in Section 18-101(10) of the Act) for all purposes under the Act. The Board shall initially consist of ten (10) Directors, as follows: (i) the Director Voting Preferred Holders, by the vote of a majority in voting power thereof (provided, however, that JLL, the JLL Member and their respective Affiliates shall not be entitled to vote their Preferred Interests or Common Interests on such matter; and provided, further, that, notwithstanding anything to the contrary contained herein, solely with respect to the election of Directors pursuant to clause (i) of this Section 4.1, any CS-Controlled Affiliate shall be limited to casting votes representing, in the aggregate, no more than 9.9% of the total voting power entitled to be cast in the election of such Directors and, to the extent that there is, at any time, more than one such CS-Controlled Affiliate, then the votes entitled to be cast by all such CS-Controlled Affiliates shall be reduced ratably in proportion to each such CS-Controlled Affiliate’s respective Aggregate Common Interest Percentage, such that the aggregate votes entitled to be cast by all such CS-Controlled Affiliates shall not exceed 9.9% of the total voting power entitled to be cast in the election of such Directors), shall be entitled to elect two (2) Directors, subject to adjustment as provided below, each of whom shall cast one (1) vote on any matter acted upon by the Board; (ii) the JLL Member shall be entitled to elect four (4) Directors, each of whom shall, except as set forth in clause (w) of the following sentence, cast two (2) votes on any matter acted upon by the Board; (iii) Peach or (A) any Permitted Transferee of Peach to which Peach Transfers at least twenty percent (20%) of the Common Interests that were held by Peach as of the Effective Date or (B) DLJMB Main Fund, as long as DLJMB collectively holds, directly or indirectly, at least 20% of the Common Interests that were held by Peach as of the Effective Date and (in the case of (A) and (B)) to which Peach assigns its right to elect a Director and a Board observer (the “Peach Director Assignee”)), shall be entitled to (x) elect one (1) Director, subject to adjustment as provided below, who shall cast one (1) vote on any matter acted

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upon by the Board and (y) have one representative attend meetings of the Board as an observer in a non-voting capacity; (iv) one (1) Director who shall be the Chief Executive Officer of the Company (the “CEO Director”), who shall cast one (1) vote on any matter acted upon by the Board, and (v) two (2) Directors who shall be elected by a majority in voting power of the remaining Directors (who shall not be deemed to be designated by Peach) (the “Board-Designated Directors”), which Board-Designated Directors shall cast one (1) vote on any matter acted upon by the Board, who shall initially be James Terlizzi and Steven Rattner. Notwithstanding the foregoing, (w) if at any time the JLL Member holds, in the aggregate, fewer than ten percent (10%) of the number of Common Interests and Preferred Interests that were held by the JLL Member on the Effective Date and fewer than twenty percent (20%) of the aggregate number of Common Interests and Preferred Interests then held by Members who were Members on the Effective Date, then the Directors elected by the JLL Member pursuant to clause (ii) of the preceding sentence will thereafter only be entitled to cast one (1) vote on any matter acted upon by the Board, (x) if at any time the Director Voting Preferred Holders hold, in the aggregate, no Preferred Interests (or the corresponding number of Common Interests into which such Preferred Interests have been converted), then such holders will no longer be entitled to elect any Directors; it being understood that any Director that would otherwise be elected by the Director Voting Preferred Holders if not for the effects of this sentence shall instead be elected by the JLL Member, (y) if at any time Peach (together with its then-current stockholders) or the Peach Director Assignee, as applicable, holds in the aggregate fewer than ten percent (10%) of the number of Common Interests, including Non-Voting Common Interests, held by Peach on the Effective Date, then Peach or the Peach Director Assignee, as applicable, will no longer be entitled to elect a Director or have a representative attend meetings of the Board as an observer, it being understood that any Director that would otherwise be elected by Peach if not for the effects of this sentence shall instead be elected by the JLL Member; provided, however, that, notwithstanding anything in this clause (y) to the contrary, at any time prior to the consummation of an IPO that the DLJMB Main Fund holds, directly or indirectly, any Interests, the DLJMB Main Fund will be entitled to have a representative attend meetings of the Board as an observer, and (z) at an appropriate time prior to an IPO, the Board may, by action of a majority in voting power of the Directors then in office, increase the size of the Board to allow for the appointment of one or more independent directors (who shall be unaffiliated with the Company, the JLL Member and Peach or the Peach Director Assignee, as applicable) to be appointed by the Board. Each Director shall serve until his or her resignation, removal, death or disability. Notwithstanding the right of any Person to designate a representative to attend Board meetings as an observer in accordance with this Section 4.1(a), the Board shall be entitled to meet in executive session without the attendance of any such Board observer.

(b) Removal. The JLL Member may remove any Director appointed by the JLL Member at any time, with or without cause. Peach or the Peach Director Assignee, as applicable, may remove any Director appointed by Peach or the Peach Director Assignee, as applicable, at any time, with or without cause. The Director Voting Preferred Holders, by vote of a majority in voting power thereof (provided, however, that JLL, the JLL Member and their respective Affiliates shall not be entitled to vote their Preferred Interests or Common Interests on such matter), may remove any Director appointed by the Director Voting Preferred Holders at any time, with or without cause. The CEO Director and the Board-Designated Director may each be removed from the Board at any time upon action of a majority in voting power of the remaining Directors.

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(c) Vacancies. If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any Director (i) who was designated as a Director by the JLL Member pursuant to Section 4.1(a) hereof or this Section 4.1(c), the JLL Member shall, as soon as practicable, appoint a designee to fill such vacancy or vacancies, (ii) who was designated as a Director by Peach or the Peach Director Assignee, as applicable, pursuant to Section 4.1(a) hereof or this Section 4.1(c), Peach or the Peach Director Assignee, as applicable, shall, as soon as practicable, appoint a designee to fill such vacancy, and (iii) who was designated as a Director by the Director Voting Preferred Holders pursuant to Section 4.1(a) hereof or this Section 4.1(c), the Director Voting Preferred Holders other than JLL, the JLL Member and their respective Affiliates shall, as soon as practicable, appoint a designee to fill such vacancy or vacancies. If at any time a vacancy is created on the Board by reason of the removal or resignation of the CEO Director or the Board-Designated Director from the Board or by an increase in the size of the Board pursuant to clause (z) of the last sentence of Section 4.1(a) hereof, the Board, by action of a majority in voting power of the remaining Directors, shall elect a person to fill such vacancy. A Director chosen to fill a vacancy resulting from the resignation, removal, death or disability of a Director or any increase in the size of the Board shall serve until such Director’s resignation, removal, death or disability.

4.2 Meetings of the Board.

(a) The Board shall meet at such times as may be necessary for the Company’s business on at least twenty-four (24) hours’ prior written notice of the time and place of such meeting.

(b) The presence of a majority in voting power of the Directors then in office shall constitute a quorum at any meeting of the Board.

(c) Notice of any Board meeting may be waived by any Director before but not after such meeting.

(d) All actions of the Board shall require the affirmative vote of a majority in voting power of the Directors present at a duly organized meeting at which a quorum is present.

(e) Meetings of the Board may be conducted in person or by conference telephone or videoconference facilities and each Director shall be entitled to participate in any meeting of the Board (whether or not conducted in person) by telephone.

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(f) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if such number of Directors sufficient to approve such action pursuant to the terms of this Agreement consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board; provided, however, that such consent (along with such information as may be reasonably necessary to allow each Director to evaluate and consider the action proposed to be taken) shall be sent to each member of the Board prior to execution thereof and, to the extent reasonably practicable, the Company shall provide each Director with a reasonable opportunity to consider the issues addressed therein prior to execution of such consent.

4.3 Power to Bind the Company. No Director (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.

4.4 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

(a) General. The officers of the Company shall be chosen by the Board or a duly authorized committee thereof and shall be a Chairman of the Board (who must be a Director), a Chief Executive Officer, a Chief Financial Officer and such other officers as the Board deems appropriate. The Board or a duly authorized committee thereof may also choose a Treasurer, a Secretary, and one or more Vice Presidents (and, in the case of each Vice President, with such descriptive title, if any, as the Board or a duly authorized committee thereof shall determine), Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law. The officers of the Company need not be Members of the Company nor, except in the case of the Chairman of the Board and the Chief Executive Officer, need such officers be Directors of the Company.

(b) Election. From and after the Effective Date, the Board or a duly authorized committee thereof shall elect the officers of the Company. The officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board or a duly authorized committee thereof; and all officers of the Company shall hold office until their successors are chosen, or until their earlier death, disability, resignation or removal. Any officer elected by the Board or a duly authorized committee thereof may be removed at any time, with or without cause, by the affirmative vote of the Board or a duly authorized committee thereof. Any vacancy occurring in any office of the Company shall be filled by the Board or a duly authorized committee thereof. The salaries of all officers of the Company shall be fixed by the Board or a duly authorized committee thereof. The Board or a duly authorized committee thereof may delegate such duties to any such officers or other employees, agents and consultants of the Company as the Board or a duly authorized committee thereof deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

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(c) Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Chief Executive Officer, the Chief Financial Officer or any other officer authorized to do so by the Board or a duly authorized committee thereof and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of securityholders of any entity in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board or a duly authorized committee thereof may, by resolution, from time to time confer like powers upon any other person or persons.

4.5 Committees. The Board may designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board when required. Each committee shall include at least one (1) Director elected by the Original Preferred Holders and may include, at the option of Peach or the Peach Director Assignee, as applicable, one (1) Director elected by Peach or the Peach Director Assignee; provided, however, that, notwithstanding the foregoing, following an IPO of the Company or any Company Offeror, service on any committee shall be subject to the requirements of applicable law and the rules and regulations of any securities exchange on which the equity securities of the Company or such Company Offeror are listed or admitted for trading.

4.6 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board.

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4.7 Fiduciary Duties. Each Director shall owe the same fiduciary duties to the Company and its Members in the same manner as a director of a corporation organized under the General Corporation Law of the State of Delaware.

4.8 Competition and Corporate Opportunities.

(a) Certain Acknowledgments. In recognition and anticipation that: (i) the partners, principals, directors, officers, members, managers and/or employees of JLL, the JLL Member, BlackRock, DLJMB, Peach and their respective Affiliates may serve as directors, Board observers and/or officers of the Company, (ii) JLL, the JLL Member, BlackRock, DLJMB and their respective Affiliates (including Credit Suisse) may engage in the same or similar activities or related lines of business as those in which the Company or the Company Subsidiaries, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or the Company Subsidiaries, directly or indirectly, may engage, and (iii) subject to Section 2.7, the Company and the Company Subsidiaries may engage in material business transactions with JLL, the JLL Member, BlackRock, DLJMB, Peach and their respective Affiliates and that the Company and the Company Subsidiaries are expected to benefit therefrom, the provisions of this Section 4.8 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve JLL, the JLL Member, BlackRock, DLJMB, Peach and their respective Affiliates and their partners, principals, directors, officers, members, managers and/or employees and the powers, rights, duties and liabilities of the Company, the Company Subsidiaries and their respective officers, directors, members, managers and stockholders in connection therewith; provided, however, that nothing in this Section 4.8 shall limit or restrict Peach’s ability to manage any Peach Distribution Assets (as such term is defined in the Peach Merger Agreement) or any assets of Orchard, Peach Inc. or Peach LLC that were distributed at or prior to the Closing (as such term is defined in the Peach Merger Agreement) pursuant to the terms of the Peach Merger Agreement.

(b) Competition and Corporate Opportunities. JLL, the JLL Member, BlackRock, DLJMB and their respective Affiliates (including Credit Suisse) shall not have any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or the Company Subsidiaries. In the event that JLL, the JLL Member, BlackRock, DLJMB or their respective Affiliates (including Credit Suisse) acquire knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Company or a Company Subsidiary, neither the Company nor any Company Subsidiary shall, except as otherwise provided in paragraph (c) below, have any expectancy in such corporate opportunity and JLL, the JLL Member, BlackRock, DLJMB and their respective Affiliates (including Credit Suisse) shall not have any duty to communicate or offer such corporate opportunity to the Company or any Company Subsidiary and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another Person.

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(c) Allocation of Corporate Opportunities. In the event that a director or Board observer of the Company or any Company Subsidiary who is also a partner, principal, director, officer, member, manager and/or employee of JLL, the JLL Member, BlackRock, or DLJMB or any of their respective Affiliates (including Credit Suisse) acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Company or any of the Company Subsidiaries and JLL, the JLL Member, BlackRock, Peach, DLJMB or their respective Affiliates (including Credit Suisse), neither the Company nor any of the Company Subsidiaries shall have any expectancy in such corporate opportunity. In the event that any other director of the Company or any Company Subsidiary acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries shall have any expectancy in such corporate opportunity unless such potential transaction or matter was presented to such director expressly in his or her capacity as such.

(d) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Section 4.8, a corporate opportunity shall not be deemed to belong to the Company or a Company Subsidiary if it is a business opportunity that the Company or a Company Subsidiary is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s or such Company Subsidiary’s business or is of no practical advantage to it or is one in which the Company or such Company Subsidiary has no interest or reasonable expectancy.

(e) Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any Interests shall be deemed to have notice of and to have consented to the provisions of this Section 4.8.

4.9 Approval of Certain Actions. Notwithstanding anything to the contrary in this Agreement, for so long as Peach or the Peach Director Assignee, as applicable, is entitled to elect one (1) Director, the Company shall not, and shall not permit any of its controlled Affiliates to, acquire more than a 4.9% interest in any insured depository institution, bank holding company or savings and loan holding company without the prior approval of a majority of the Board, including the affirmative vote of the Director elected by Peach or the Peach Director Assignee, as applicable.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS

5.1 Capital Structure.

(a)	General.

(i) Subject to the terms of this Agreement, (A) the Company is authorized to issue equity interests in the Company designated as

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“Interests,” which shall constitute limited liability company interests under the Act and shall include Common Interests (including Non-Voting Common Interests), Class B Management Interests, Class C Profits Interests and Preferred Interests (which Preferred Interests shall only be issued as provided under the Exchange Agreement or as permitted under Section 5.1(d)(i)(2)(B)), (B) subject to Sections 5.1(d)(i)(2)(B), 5.1(d)(v) and 5.3 hereof, the Board or a duly authorized committee thereof is expressly authorized, by resolution or resolutions, to create and to issue, out of authorized but unissued Interests, different classes, groups or series of Interests and fix for each such class, group or series such voting powers, full or limited or no voting powers, and such distinctive designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions as determined by the Board or a duly authorized committee thereof, and (C) the Board or a duly authorized committee thereof is expressly authorized, by resolution or resolutions, to grant Class B Management Interests from time to time after the Effective Date and to create tranches of Class B Management Interests having such economic terms as reflect the then current Fair Market Value of the applicable tranche of Class B Management Interests on the date of grant. Other than as set forth in this Agreement or in the instruments governing the terms of any Interests, including, with respect to Class B Management Interests, any Management Interests Award Agreement, issued pursuant to clauses (B) and (C) above, each Interest shall be identical in all respects with each other Interest.

(ii) The capital structure of the Company shall initially consist of the following four (4) classes of membership Interests: (A) common membership Interests (“Common Interests”), which shall consist of voting Common Interests and convertible non-voting common membership Interests (“Non-Voting Common Interests”); (B) Class B management incentive membership Interests (“Class B Management Interests”); (C) Class C Profits Interests (the “Class C Profits Interests”), which shall consist of two tranches (the “Tranche C-1 Profits Interests” and the “Tranche C-2 Profits Interests”); and (D) convertible preferred membership Interests (the “Preferred Interests”). The Board, or a duly authorized committee thereof, shall have the authority to issue such number of Interests of any class, group, series or tranche pursuant to clauses (A), (B) and (C) of Section 5.1(a)(i) as the Board or such committee shall from time to time determine; provided, however, that each tranche of Class B Management Interests shall be limited to a maximum number of Interests, as set forth in the resolution creating such tranche and on Schedule A hereto, as the same may be amended from time to time to reflect the creation of new tranches; provided further, that Preferred Interests shall only be issued as provided under the Exchange Agreement or as permitted under Section 5.1(d)(i)(2)(B); and provided further, that the Company may not grant Class B Management Interests providing for an aggregate Priority Distribution percentage pursuant to Section 6.4 hereof of greater than the Cash Flow Percentage of the Class B Management Interests. Each Class B Management Interest shall be entitled to an aggregate Priority Distribution percentage equal to the Cash Flow Percentage for the applicable tranche, as set forth from time to time on Schedule A hereto, as more fully provided for in Section 6.4 hereof; and, provided further that such Cash Flow Percentage shall be subject to adjustment to reflect changes in the applicable Priority Distribution percentage pursuant to Section 6.4(c) hereof.

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(iii) At the time of creation of any new tranche of Class B Management Interests, any authorized but unissued Class B Management Interests of the prior tranche: (A) that were previously allocated to authorized but unissued Class B Management Interests of a prior tranche, (B) that were previously allocated to Class B Management Interests that have been forfeited by the Member or repurchased by the Company or (C) that has not been allocated to any prior tranche of Class B Management Interests, shall, in each case, be eliminated and reauthorized as part of the new tranche.

(iv) The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Common Interests (including Non-Voting Common Interests), Preferred Interests, Class B Management Interests and Class C Profits Interests shall be as set forth herein. Subject to any applicable limitations set forth herein, the Company is authorized to issue options or warrants to purchase Interests, restricted Interests, Interest appreciation rights, phantom Interests, and other securities convertible, exchangeable or exercisable for Interests, on such terms as may be determined by the Board or a duly authorized committee thereof.

(b) Common Interests.

(i) The Common Interests shall have such rights to allocations and distributions as may be authorized and set forth under this Agreement. Each holder of Common Interests shall be entitled to one vote, in person or by proxy, per Common Interest on all matters upon which Members have the right to vote as set forth in this Agreement; provided, however, that any Member holding:

(1) Restricted Common Interests (whether or not such Restricted Common Interests remain subject to forfeiture) shall not have any voting rights in respect thereto on any matter upon which Members are permitted or have the right to vote under this Agreement or the Act, including with respect to any merger, consolidation or similar transaction involving the Company, any dissolution or winding up of the affairs of the Company and any amendment to this Agreement or the Certificate of Formation. Any Restricted Common Interests that are Transferred pursuant to Sections 8.8 or 8.9 or Article IX of this Agreement shall, automatically upon such Transfer, convert into and become Common Interests that are not Restricted Common Interests, and thereafter the holder thereof shall be entitled to one vote, in person or by proxy, per Common Interest on all matters upon which Members have the right to vote as set forth in this Agreement; and

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(2) Non-Voting Common Interests shall have the same rights to allocations and distributions as the Common Interests and shall be treated the same as the Common Interests in all respects except the Non-Voting Common Interests shall not, except as otherwise expressly provided for in this Agreement, have any voting rights in respect thereto on any matter upon which Members are permitted or have the right to vote under this Agreement or the Act. Except for Non-Voting Common Interests that are Transferred pursuant to Sections 8.8 or 8.9 or Article IX of this Agreement, any Non-Voting Common Interests may only be converted into Common Interests in accordance with the Conversion Conditions set forth in Section 8.1(c) below.

(ii) Restricted Common Interests.

(1) Restrictions. Common Interests received as of the Effective Date by any Member upon reclassification of previously outstanding Class A Management Interests (“Restricted Common Interests”) shall remain subject to the provisions regarding forfeiture set forth in Section 5.1(b)(ii)(2) below.

(2) Forfeiture.

(A) Schedule. Restricted Common Interests shall be subject to forfeiture during the five-year period commencing on the date specified in the Profits Interest Award Agreement applicable to the Class A Management Interests from which they were reclassified (the “Vesting Commencement Date”), such that if the service with the Company or any subsidiary thereof of any Member holding Restricted Common Interests is terminated prior to the fifth (5th) anniversary of the Vesting Commencement Date, the following forfeiture schedule shall apply:

Service Termination Date Prior To:	Percentage of Restricted Common Interests Forfeited:

First Anniversary of the Vesting Commencement Date	100%

Second Anniversary of the Vesting Commencement Date	80%

Third Anniversary of the Vesting Commencement Date	60%

Fourth Anniversary of the Vesting Commencement Date	40%

Fifth Anniversary of the Vesting Commencement Date	20%

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In the event that the employment with the Company or any subsidiary thereof of any Member holding Restricted Common Interests is terminated for any reason (including death or disability), any Restricted Common Interests which are subject to forfeiture held by the Member shall be forfeited for no value.

(B) Deemed Cancellation of Forfeited Restricted Common Interests. Any Restricted Common Interests that are forfeited shall be deemed by the Company to have been cancelled.

(iii) Transfer of Common Interests. Common Interests shall be non-Transferable, except as provided in Section 5.1(b)(ii)(2)(B) above or in Article VIII hereof, and any other attempted Transfer of Common Interests shall be null and void and of no effect. Prior to any Transfer to a Permitted Transferee of such Common Interests pursuant to Article VIII hereof, the Permitted Transferee must agree in writing to be bound by the terms of this Agreement.

(c)	Profits Interests.

(i)	Class B Management Interests.

(1) General. The Class B Management Interests shall have such rights to allocations and distributions as may be authorized and set forth under this Agreement and in the applicable Management Interests Award Agreement. Upon dissolution, liquidation or winding up of the Company, after any preferential amounts to be distributed to holders of any class, group or series of Interests having a preference over the Class B Management Interests then outstanding have been paid in full, and subject to Section 12.1 hereof, the holders of Class B Management Interests that are not subject to forfeiture in accordance with the terms of the applicable Management Interests Award Agreement shall receive a distribution of any amounts available therefor in accordance with Section 6.4(a) hereof. Each Member who is or hereafter becomes a holder of Class B Management Interests (a “Management Interests Member”) shall be bound by and subject to the terms of this Agreement, including this Section 5.1, and the terms of the applicable Management Interests Award Agreement with respect to such Class B Management Interests.

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(2) Forfeiture and Repurchase of Class B Management Interests. Class B Management Interests shall be subject to forfeiture to the extent, and subject to the terms and conditions, set forth in the applicable Management Interests Award Agreement.

(3) Voting Rights. The Class B Management Interests shall not entitle the holders thereof to vote on any matter upon which Members are permitted or have the right to vote under this Agreement or the Act, including with respect to any merger, consolidation or similar transaction involving the Company, any dissolution or winding up of the affairs of the Company and any amendment to this Agreement or the Certificate of Formation.

(ii) Class C Profits Interests.

(1) General. The Class C Profits Interests shall have such rights to allocations and distributions as may be authorized and set forth under this Agreement. Upon dissolution, liquidation or winding up of the Company, after any preferential amounts to be distributed to holders of any class, group or series of Interests having a preference over the Class C Profits Interests then outstanding have been paid in full, and subject to Section 12.1 hereof, the holders of Class C Profits Interests shall receive a distribution of any amounts available therefor in accordance with Section 6.4(a) hereof.

(2) Voting Rights. The Class C Profits Interests shall not entitle the holders thereof to vote on any matter upon which Members are permitted or have the right to vote under this Agreement or the Act, including with respect to any merger, consolidation or similar transaction involving the Company, any dissolution or winding up of the affairs of the Company and any amendment to this Agreement or the Certificate of Formation.

(d)	Preferred Interests.

(i)	Voting Rights.

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(1) The holders of Preferred Interests shall be entitled to receive notice of and to attend all meetings of the Members of the Company which the holders of the Common Interests are entitled to attend and shall have one vote at all such meetings of the Members of the Company for each Common Interest into which a Preferred Interest held is then convertible in respect of all matters to be voted on by the holders of Common Interests. Except as set forth in Section 4.1, in Section 5.1(d)(i)(2) or as otherwise required by law, the Preferred Interests and Common Interests shall vote together as a single class.

(2) In addition to the rights set forth in Section 5.1(d)(i)(1) hereof, the Company shall not take any of the following actions without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Preferred Interests (excluding any Preferred Interests held by JLL, the JLL Member or any of their respective Affiliates), voting together as a single class:

(A) approve any issuance of any OpCo Debt to JLL;

(B) issue any Preferred Interest Parity Securities (including, for avoidance of doubt, any additional Preferred Interests) or Preferred Interest Senior Securities;

(C) (x) amend the provisions of this Section 5.1(d), Sections 2.7, 4.1, 4.2, 4.5, 4.7, 4.8, 5.3, 5.7, 6.4, 6.6, 6.7, 8.1, 8.2, 8.8, 8.9, 8.10, 12.1 or Articles IX, X, XI, XIII or XIV, or any defined terms set forth in Article I of this Agreement to the extent used in the foregoing Sections and Articles, in any manner that would adversely affect the rights of the holders of Preferred Interests, or (y) amend any other provision of this Agreement in a manner that would disproportionately adversely affect the rights of the holders of Preferred Interests; or

(D) sell all or substantially all of the assets of the Company if such sale would result in a payment to the holders of Preferred Interests of less than the aggregate Liquidation Preference of the Preferred Interests then issued and outstanding; provided, however, that JLL, the JLL Member or any of their respective Affiliates shall not be entitled to vote any Preferred Interests in any such class vote of the Preferred Interests pursuant to this Section 5.1(d)(i)(2).

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(ii) Distributions. Holders of Preferred Interests shall be entitled to such Distributions as are described in Section 6.4(a) hereof.

(iii) Optional Conversion.

(1) Upon and subject to the terms and conditions set forth in this Section 5.1(d)(iii), the holders of Preferred Interests shall have the right, at any time and from time to time, to convert all or any of their Preferred Interests into a number of duly authorized and validly issued Common Interests per Preferred Interest (the “Conversion Rate”) that is equal to the quotient obtained by dividing

(A) 50,000, by

(B) the number of Preferred Interests issued and outstanding upon closing of the transactions contemplated in the Exchange Agreement, as reflected in the schedules to the Fourth Amended and Restated Agreement as in effect upon the closing of such transactions.

The Conversion Rate shall be subject to adjustment pursuant to Section 5.1(d)(v). For the avoidance of doubt, the Company’s issued and outstanding equity interests as of immediately following the transactions contemplated by the Exchange Agreement consisted of 116,667 Common Interests and 50,000 Preferred Interests, which Preferred Interests were, at such time, convertible into 50,000 Common Interests that would represent, if such Preferred Interests were converted immediately after consummation of the transactions contemplated by the Exchange Agreement, thirty percent (30%) of the Common Interests issued and outstanding immediately after such conversion.

(2) The conversion right provided for in this Section 5.1(d)(iii) may be exercised by any holder of the Preferred Interests by delivery of a notice in writing (the “Optional Conversion Notice”) to the Board in accordance with Section 15.1 hereof. The Optional Conversion Notice shall be signed by such holder or by its duly authorized attorney or agent and shall specify the number of Preferred Interests which the holder of Preferred Interests desires to have converted.

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(3) As promptly as practicable after the Optional Conversion Date, the Company shall update the books and records of the Company to reflect the number of Common Interests issued to each holder, as specified in the Optional Conversion Notice. If less than all the Preferred Interests held by a holder are to be converted, the books and records of the Company shall be updated, as soon as practicable after the date of such conversion, to reflect the number of Preferred Interests held by such holder that were not converted.

(4) Each holder of Preferred Interests who elects to convert its Preferred Interests, in whole or in part, shall be deemed to have become the holder of record of the Common Interests into which such Preferred Interests are converted, for all purposes, on the date of receipt by the Company of a duly completed Optional Conversion Notice (the “Optional Conversion Date”) and, effective as of such date, the holder of the Preferred Interests shall cease to be registered as the holder of record of the Preferred Interests so converted. The holder of any Preferred Interests converted into Common Interests pursuant to this Section 5.1(d)(iii) shall not be entitled to the payment of Distributions payable solely to the holders of Preferred Interests declared or paid following the Optional Conversion Date but shall instead be entitled to the payment of Distributions payable to the holders of Common Interests.

(iv) Mandatory Conversion.

(1) Upon and subject to the terms and conditions set forth in this Section 5.1(d)(iv), in the event that (i) the Company has paid an aggregate amount of Distributions to the holders of the Preferred Interests equal to the product obtained by multiplying (x) the aggregate Liquidation Preference, as of the time of determination, of all Preferred Interests then outstanding times (y) two (2), or (ii) the Company consummates an IPO at a price that implies a valuation for the Common Interests into which the Preferred Interests are convertible equal to or greater than the product obtained by multiplying (x) the aggregate Liquidation Preference, as of the time of determination, of all Preferred Interests then outstanding, times, (y) one-and-one-half (1.5), then in either case, the Company shall have the right, at its election, to cause the conversion of all, but not less than all, of the outstanding Preferred Interests into Common Interests at the Conversion Rate; provided, however, in the case of clause (ii) above, that the Company’s right to convert the Preferred Interests shall be subject to the requirement that the Common Interests into which the Preferred Interests are so converted shall be listed on the New York Stock Exchange or Nasdaq.

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(2) If the Company determines to require that all outstanding Preferred Interests be converted into Common Interests pursuant to this Section 5.1(d)(iv), it shall, promptly after the date it effects such conversion (the “Mandatory Conversion Date”), deliver or cause to be delivered, in accordance with Section 15.1, a notice of such conversion (a “Mandatory Conversion Notice”) to the holders of Preferred Interests specifying the Mandatory Conversion Date upon which such conversion occurred and the number of Common Interests into which each Preferred Interest was converted.

(3) As promptly as practicable after the Mandatory Conversion Date, the Company shall update its books and records to reflect the number of Common Interests issued to each holder, as specified in the Mandatory Conversion Notice.

(4) Each holder of Preferred Interests shall be deemed to have become the holder of record of the Common Interests into which such Preferred Interests are converted, for all purposes, on the Mandatory Conversion Date and, effective as of such date, the holder of Preferred Interests shall cease to be registered as the holder of record of the Preferred Interests so converted. The holder of any Preferred Interests converted into Common Interests pursuant to this Section 5.1(d)(iv) shall not be entitled to any Distributions payable solely to the holders of Preferred Interests declared or paid following the Mandatory Conversion Date but shall instead be entitled to the payment of Distributions payable to the holders of Common Interests.

(v) Anti-Dilution Adjustments.

(1) If and whenever at any time and from time to time the Company shall: (i) subdivide, redivide or change its then outstanding Common Interests into a greater number of Common Interests; (ii) reduce, combine or consolidate or change its then outstanding Common Interests into a lesser number of Common Interests; or (iii) issue Common Interests to the holders of all or substantially all of its then outstanding Common Interests by way of a Distribution (any of such events being herein called a “Common Interest Reorganization”), the Conversion Rate as computed pursuant to Section 5.1(d)(iii)(1) shall be adjusted effective immediately after the record date at which the holders of

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Common Interests are determined for the purpose of the Common Interest Reorganization by multiplying it by a fraction, (x) the numerator of which shall be the number of Common Interests outstanding immediately after the completion of such Common Interest Reorganization (but before giving effect to the issuance of any Common Interests issued after such record date otherwise than as part of such Common Interest Reorganization), and (y) the denominator of which shall be the number of Common Interests outstanding on the record date before giving effect to the Common Interest Reorganization.

(2) Rules for Adjustment of Conversion Rate. The following rules and procedures shall be applicable to adjustments of the Conversion Rate made pursuant to this Section 5.1(d)(v):

(A) promptly after any adjustment in the Conversion Rate, the Company shall deliver to each of the holders of Preferred Interests a certificate setting out the amount of such adjustment and, in reasonable detail, the event requiring and the manner of computing such adjustment; and

(B) any question or issue that at any time or from time to time arises with respect to the Conversion Rate or any adjustment in the amount of the Reference Price shall be conclusively determined by the auditors from time to time of the Company and shall be binding upon the Company and all holders of Interests.

(vi) Reservation of Common Interests. So long as any of the Preferred Interests are outstanding and entitled to the right of conversion herein provided, the Company shall at all times reserve and hold out of its unissued Common Interests a sufficient number of unissued Common Interests to enable all of the Preferred Interests outstanding to be converted as provided herein.

(vii) Liquidation Entitlement.

(2) In the event of a liquidation, dissolution or winding up of the Company, holders of Preferred Interests shall be entitled to such liquidating distributions as are described in Section 12.1(b).

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(3) The Preferred Interests will rank senior to the Common Interests, the Class B Management Interests and the Class C Profits Interests with respect to the distribution of assets of the Company in connection with any liquidation, dissolution or winding up of the Company’s affairs.

(viii) Mandatory Redemption.

(1) The Company shall not be entitled to redeem any Preferred Interests, except in accordance with this Section 5.1(d)(viii).

(2) Subject to the Act, on the Maturity Date, the Company shall redeem all of the then outstanding Preferred Interests for cash at a redemption price per Preferred Interest equal to the Liquidation Preference as of such date.

(3) All redemptions of Preferred Interests shall be in accordance with the following rules and procedures:

(A) on any redemption the Company shall, at least thirty (30) days and not more than sixty (60) days before the redemption is to take place, give notice of redemption to each holder of Preferred Interests who at the date the notice is given is the registered holder of a Preferred Interest to be redeemed, but accidental failure to give any such notice to one or more such holders shall not affect the validity of the redemption;

(B) a holder of Preferred Interests may waive notice of redemption or consent to the abridgement of the time for giving such notice, and if the notice is waived the Company shall be deemed to have given a notice specifying as the date for redemption the date the redemption actually occurs;

(C) a notice of redemption will set out the date on which redemption is to take place, the applicable redemption price and the number of Preferred Interests to be redeemed;

(D) on or after the date specified for redemption in such notice the Company will pay or cause to be paid, to or to the order of the holder of Preferred Interests, the applicable redemption price therefor;

(E) a Preferred Interest in respect of which the applicable redemption price is paid as provided herein shall thereupon be and be deemed to be redeemed;

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(F) after the date for redemption specified in a notice of redemption, the holder of a Preferred Interest called for redemption shall not be entitled to exercise any of the rights of a holder thereof unless payment of the applicable redemption price is not made in accordance with the provisions hereof, in which case the rights of the holder will thereupon be restored; and

(G) where notice of redemption has been given by the Company, from the date of such notice to the date of redemption, no transfer of any Preferred Interests may be made by a holder of Preferred Interests to whom the particular notice was directed.

(ix) Repurchase Offers. If the Company makes an offer to repurchase Common Interests, such offer shall be made to all holders of Common Interests, including holders of Preferred Interests, who shall have the opportunity to participate on a pro rata basis with holders of Common Interests, on an as if converted basis. An offer to repurchase Common Interests shall not be made to the extent that the consummation of such offer would render the Company incapable of paying the aggregate Liquidation Preference that would then be payable in respect of all outstanding Preferred Interests if a liquidation were to occur immediately following the consummation of such offer. If the Company makes an offer to repurchase Preferred Interests, such offer shall be made to all holders of Preferred Interests, who shall have the opportunity to participate on a pro rata basis.

(e) Capital Account Adjustments.

(i) In the event of a forfeiture or repurchase of Class B Management Interests pursuant to Section 5.1(c) hereof or any Management Interests Award Agreement or a redemption of Preferred Interests pursuant to Section 5.1(d) hereof, (A) the Management Interests Capital Account balance or Common/Preferred Interests Capital Account balance, if any, with respect to such forfeited, repurchased and/or redeemed Class B Management Interests or Preferred Interests shall be allocated to the Capital Accounts of the remaining Members in accordance with Section 6.1 hereof as if such Management Interests Capital Account balance or Common/Preferred Interests Capital Account balance were Net Profit, (B) items of Net Profit and Net Loss recognized by the Company for the period commencing on the first day of the taxable year in which such forfeiture or repurchase occurs and ending on the date on which such forfeiture, repurchase and/or cancellation occurs (the “Date of Forfeiture”) shall be allocated among the Members (including the Member subject to such forfeiture, repurchase or redemption) in accordance with Section 6.1 hereof as if such cancellation had not occurred, and (C) items of Net Profit and Net Loss recognized by the Company after the Date of Forfeiture shall be allocated to each Member forfeiting a Class B Management Interest or Preferred Interest (a “Forfeiting Member”) in accordance with Section 6.1 hereof based on such Forfeiting Member’s Class B Management Interests, Common Interests and/or Preferred Interests that have not been forfeited, repurchased and/or cancelled.

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(ii) In the event of a forfeiture of Restricted Common Interests pursuant to Section 5.1(b)(ii)(2)(B) hereof, (A) the Common/Preferred Interests Capital Account balance, if any, with respect to such forfeited Restricted Common Interests shall be allocated to the Capital Accounts of the remaining holders of Common Interests (other than Peach, any Person to which Peach has Transferred Interests and the holders of Restricted Common Interests) and Preferred Interests as of the date of forfeiture on a pro rata basis based upon the relative Aggregate Common Interest Percentages of such holders as of the date of forfeiture with respect to the Common Interests (other than Restricted Common Interests and not including, for the avoidance of doubt, any Preferred Interests) and Preferred Interests then held, all in accordance with Section 6.1 hereof, (B) items of Net Profit and Net Loss recognized by the Company for the period commencing on the first day of the taxable year in which such forfeiture occurs and ending on the Date of Forfeiture shall be allocated among the Members (including the Member subject to such forfeiture) in accordance with Section 6.1 hereof as if such forfeiture had not occurred, and (C) items of Net Profit and Net Loss recognized by the Company after the Date of Forfeiture shall be allocated to each Member forfeiting a Restricted Common Interests in accordance with Section 6.1 hereof based on such Forfeiting Member’s Restricted Common Interests that have not been forfeited, repurchased and/or cancelled.

(f) Issuance of Additional Interests. Subject to Sections 2.7(c), 5.1(d) and 5.3 hereof, the Company is authorized to issue Interests to any Person at such prices per Interest as may be determined in good faith by the Board or a duly authorized committee thereof and in exchange for contributions of cash or property, the provision of services or such other consideration (collectively, “Interest Consideration”) as may be determined by the Board or a duly authorized committee thereof; provided, however, that each Class B Management Interest shall be issued solely in consideration of the grantee’s performance of services to or for the benefit of the Company. The number of Interests issued to Members shall be reflected in the books and records of the Company, which shall be updated from time to time as required to reflect issuances of Interests to Additional Members, Transfers of Interests to Substitute Members, acquisition of additional Interests by Members, repurchase, redemption, forfeiture or cancellation of Interests and to reflect the cessation or withdrawal of Members. The number of Interests held by each Member shall not be affected by any (i) issuance by the Company of Interests to other Members or (ii) change in the Capital Account of such Member (other than such changes to reflect additional Interest Consideration from such Member in exchange for new Interests). Except as otherwise set forth in or pursuant to Sections 5.1(c) and 5.1(d) hereof, the Company shall not redeem or repurchase any Member’s Interests and no Member shall have the right to withdraw from the Company, or receive any return of any Capital Contribution.

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(g) Certificates; Legend. In the sole discretion of the Board, the issued and outstanding Interests may be represented by certificates. In addition to any other legend required with respect to a particular class, group or series of Interests or pursuant to any other agreement among Members and the Company, each such certificate shall bear the following legend:

“THE INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) WITHOUT COMPLYING WITH, THE PROVISIONS OF THE FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT BY AND AMONG THE MEMBERS OF J.G. WENTWORTH, LLC (THE “COMPANY”), AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE COMPANY. IN ADDITION TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SUCH AGREEMENT, NO TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE “ACT”), AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) IF SUCH TRANSFER IS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.”

5.2 Capital Contributions.

(a) Each Member shall contribute or be deemed to have contributed to the Company, as an initial capital contribution (the “Initial Capital Contributions”), the amount in cash or the Book Value of other properties or assets contributed as reflected in the books and records of the Company on the date specified thereon; provided, that the Initial Capital Contribution of Peach shall be equal to the amount determined under Section 5.6(e). Subject to Section 5.3 hereof, the books and records of the Company shall be updated from time to time to reflect any additional Capital Contributions made by a Member after the date of such Member’s Initial Capital Contributions (“Additional Capital Contributions”).

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(b) In exchange for its Initial Capital Contribution and, subject to Section 5.3 hereof, any Additional Capital Contributions and for other good and valuable consideration, each Member shall receive, or has received, the number of Interests set forth from time to time in the books and records of the Company.

5.3 Preemptive Rights.

(a) Each Member holding Common Interests (including holders of Non-Voting Common Interests) or Preferred Interests shall have a right of first refusal to purchase (the “Preemptive Right”), with respect to the issuance by the Company or the Company Subsidiaries of, (A)(i) additional Common Interests, or (ii) any securities convertible into, exchangeable for or otherwise entitling the holder thereof to acquire Common Interests (“Convertible Interests”), an amount of such additional Common Interests or Convertible Interests, as the case may be, as may be necessary in order to permit such Member to maintain its then current Aggregate Common Interest Percentage as of immediately prior to such issuance (for purposes of this Section 5.3, such additional Common Interests shall be issued to holders of Non-Voting Common Interests as Non-Voting Common Interests and such Convertible Interests shall be convertible into Non-Voting Common Interests) and (B) OpCo Debt, a percentage of the amount of the OpCo Debt being issued equal to the Aggregate Common Interest Percentage of such Member as of the time of the issuance of such OpCo Debt; provided, however, that no Member shall have a Preemptive Right with respect to (x) any issuance of Common Interests or Convertible Interests in connection with an acquisition of the assets or business of a third party which is not an Affiliate of the Company, JLL or the JLL Member, (y) any issuance of profits interests or other equity compensation grants pursuant to an approved management compensation plan, and (z) for the avoidance of doubt, any incurrence of indebtedness through a special purpose vehicle or otherwise for the purpose of funding acquisitions of fixed-payment annuities, structured settlement receivables, life settlements or any other similar financial assets which the Company or the Company Subsidiaries may from time to time acquire in the ordinary course of business of the Company or any Company Subsidiary. Such Preemptive Right will be offered to each Member holding Common Interests (including holders of Non-Voting Common Interests) and Preferred Interests (such offer, the “Preemptive Rights Offer”) pursuant to a written notice from the Company offering such Member the Common Interests, Convertible Interests or OpCo Debt, as the case may be, on the same terms and conditions as offered to the other offeree(s) (such written notice, the “Preemptive Rights Notice”). The Preemptive Rights Notice will specify the material terms and conditions of the offering, including (i) the aggregate offering amount and offering price per Common Interests, Convertible Interests or OpCo Debt, as the case may be, (ii) the identity of each proposed purchaser in the offering, (iii) the number of Common Interests and Convertible Interests and the principal amount of OpCo Debt, as the case may be, proposed to be acquired by each proposed purchaser, and (iv) all written financial information and other disclosures provided by the Company to any other proposed investor in the offering. Each Member will have twenty (20) days from the date of the Preemptive Rights Notice to notify the Company in writing of its binding acceptance of such Preemptive Rights Offer with respect to all or any portion of the Common Interests, Convertible Interests and OpCo Debt, as the case may be, which are offered to such Member pursuant to the Preemptive Rights Offer.

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(b) In the event that any Member elects to purchase Common Interests, Convertible Interests or OpCo Debt, as the case may be, pursuant to this Section 5.3, the closing of the applicable Preemptive Rights Offer shall be consummated concurrently with the respective issuance of additional Common Interests, Convertible Interests or OpCo Debt, as the case may be, to the other investors in such offering.

(c) In the event that any portion of an offering for which holders of Preferred Interests had Preemptive Rights remains unsubscribed by such holders, the remaining holders of Preferred Interests shall be entitled to subscribe for and purchase such portion of the offering that was offered to and not subscribed to by the holders of Preferred Interests on a pro rata basis based upon the number of Preferred Interests held by those holders subscribing for the purchase of such unsubscribed portion.

(d) In the event that any portion of an offering subject to preemptive rights remains unsubscribed after the application of clauses (b) and (c) above, the remaining holders of Common Interests shall be entitled to subscribe for and purchase such unsubscribed portion on a pro rata basis based upon the respective Aggregate Common Interest Percentages of those holders subscribing for the purchase of such unsubscribed portion. In the event that any portion of an offering subject to preemptive rights remains unsubscribed after application of the preceding sentence, the Company shall have the right to issue such Common Interests, Convertible Interests or OpCo Debt, as the case may be, on terms and conditions not more favorable in any material respect (in the aggregate) to other offerees than those set forth in the Preemptive Rights Notice, pursuant to a definitive agreement to be entered into no later than ninety (90) days after such date.

5.4 No Withdrawal of Capital Contributions. Except upon a dissolution and liquidation of the Company effected in accordance with Articles XI and XII hereof or in connection with certain repurchases of Class B Management Interests pursuant to Section 5.1 hereof or redemptions of Preferred Interests pursuant to Section 5.1(d)(viii), no Member shall have the right to withdraw its Capital Contributions from the Company.

5.5 No Other Capital Contributions. Except as provided in Section 5.2 hereof, no Member shall be obligated to make any cash or non-cash contribution to the Company’s capital. Except with the approval of the Board or pursuant to Section 5.3 hereof, no Member shall be permitted to make any cash or non-cash contribution to the Company’s capital.

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5.6 Maintenance of Capital Accounts.

(a) The Company shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with the following provisions:

(i) to each Member’s Capital Account there shall be credited (x) such Member’s contributions of cash and the Book Value of other properties and assets contributed to the Company, (y) such Member’s distributive share of Net Profits and other items of income or gain which are specifically allocated to such Member and (z) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member; and

(ii) to each Member’s Capital Account there shall be debited (x) the amount of money and the Book Value of any property distributed to such Member pursuant to any provision of this Agreement, (y) such Member’s distributive share of Net Losses and other items of deduction or loss which are specifically allocated to such Member and (z) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(b) To the extent permitted by law, the Capital Account of a Member with respect to Common Interests received upon conversion of Preferred Interests shall include the Capital Account with respect to the Preferred Interests converted thereto in accordance with proposed Regulations Section 1.704-1(b)(2)(iv)(d)(4).

(c) To the extent permitted or required by law, the Capital Accounts of the Members shall be appropriately reallocated upon the conversion of a Preferred Interest pursuant to Section 5.1(d)(iii) or (iv), as determined by the Board in its sole discretion and in accordance with proposed Regulations Section 1.704-1(b)(2)(iv)(s)(3).

(d) This Section 5.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and proposed Regulations Section 1.704-1(b) (as it relates to the issuance of convertible equity), and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding that a particular adjustment is not set forth in this Section 5.6, the Capital Accounts of the Members shall be adjusted as required by, and in accordance with, the Capital Account maintenance rules of Regulations Section 1.704-1(b) and, to the extent permitted by law, proposed Regulations Section 1.704-1(b) (as it relates to the issuance of convertible equity). The Board is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with proposed Regulations Section 1.704-1(b) as it relates to the issuance of convertible equity (or any similar rule), and shall have the authority to execute any such amendment by and on behalf of each Member.

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(e) The initial Capital Account of Peach with respect to the Common Interests (including Non-Voting Common Interests) received pursuant to the Peach Merger Agreement, prior to any distributions, if any, pursuant to Section 2.8 or Section 7.5 thereof, shall equal 25% of the aggregate Capital Accounts in respect of all Common Interests (for the avoidance of doubt, after taking into account the reclassification of Class A Management Interests into Restricted Common Interests as provided herein, and treating the Preferred Interests on an as-converted to Common Interests basis), and after adjusting the Book Values of all existing Company assets in accordance with clause (b) of the definition of Book Value and, solely for purposes of this Section 5.6, by reducing the Book Value of all existing assets of the Company by the amount of distributions, if any, that the Members other than Peach are entitled to receive pursuant to Section 5.21 of the Peach Merger Agreement, but have not received on or prior to the Closing Date (as defined in the Peach Merger Agreement).

5.7 Information Rights.

(a) As to the first three fiscal quarters of the Company and each fiscal year of the Company, the Company shall furnish to the holders of Interests a copy, on a consolidated basis, of (i) the balance sheet of the Company as of the end of the fiscal quarter or year, (ii) an income statement of the Company for such quarter or year, and (iii) a statement showing the revenues distributed by the Company to holders of Interests in respect of such quarter or year. The Company shall use commercially reasonable efforts to deliver financial statements relating to the end of any fiscal quarter within forty-five (45) days following the end of the fiscal quarter to which the statements apply and shall use commercially reasonable efforts to deliver financial statements relating to the end of each fiscal year within ninety (90) days following the end of such fiscal year. Such financial statements shall be prepared in accordance with generally accepted accounting principles and shall set forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail.

(b) The fiscal year-end financial statements to be delivered pursuant to this Section shall be audited by the Company’s independent public accountants.

(c) For so long as the DLJMB Main Fund holds, directly or indirectly, any Interests, the DLJMB Main Fund shall have the right to (i) consult with and advise the senior management of the Company and the Company Subsidiaries, upon reasonable notice and at reasonable times from time to time, on all matters relating to the operation of the Company and the Company Subsidiaries and (ii) request that the Company provide to DLJMB Main Fund true and correct copies of all additional documents, reports, financial data and other information as DLJMB Main Fund may reasonably request.

(d) The Company shall provide to any Member who so requests in writing from time to time the Aggregate Common Interest Percentage of such Member based on the number of Interests then owned by such Member, as reflected on the books and records of the Company.

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5.8 Confidentiality. Each Member agrees that it will keep the terms of this Agreement and all information that it receives from the Company in its capacity as a Member, including all information received pursuant to Section 5.7 above or Section 7.3 below, confidential, except that it may disclose such information (i) as may be required in the course of obtaining legal advice or enforcement with respect to the rights and obligations created hereby; (ii) to its legal, financial, accounting and other advisors, (iii) as may be required in the preparation of tax returns or other governmental or regulatory filings; (iv) as and to the extent that such Member’s legal counsel (which may be in-house counsel) determines that such disclosure is required by applicable law; and (v) as may be required to respond to a subpoena, court order or similar legal process; provided, however, that (i) Peach, BlackRock and Candlewood may disclose such information to any of their respective equity holders, and any equity holder of each thereof (including, in the case of Peach, DLJMB) that is an investment fund may disclose such information to its limited partners, (ii) any Director or observer elected by Peach or the Peach Director Assignee as contemplated in Section 4.1 above may, subject to the final sentence of this Section 5.8, report to Peach or the Peach Director Assignee information disclosed to the Director or observer in such capacity that is relevant to the conduct of the business of Peach or the Peach Director Assignee, and (iii) any Director or observer elected by the Preferred Members as contemplated in Section 4.1 above may, subject to the final sentence of this Section 5.8, report to any holder of Preferred Interests which, together with its Affiliates, holds Interests representing an Aggregate Common Interest Percentage of at least two percent (2%) information disclosed to the Director or observer in such capacity that is relevant to the conduct of the holders of such Preferred Interests. In the event of any disclosure as provided above, the disclosing party shall require any person receiving such information to maintain its confidentiality. Notwithstanding anything in this Section 5.8 to the contrary, no Director or Member shall provide any information that it receives from the Company in its capacity as a Director or Member to any Person (including any officer, director or employee of Peach or the Peach Director Assignee) that would reasonably be considered a competitor of the Company or that has otherwise been identified, in the good faith reasonable judgment of the Board, as an actual competitor of, or adverse to the interests of, the Company; provided, however, that none of Jim Terlizzi, Tim Trankina or Craig Lessner shall be deemed a competitor of, or adverse to the interests of, the Company by virtue of purchasing medical receivables and pre-settlement receivables to the extent permitted under the terms of their respective non-competition agreements with the Company or its Subsidiaries, except that the Company may withhold from Jim Terlizzi, Tim Trankina and Craig Lessner information about the medical receivables and pre-settlement receivables businesses of the Company and its Subsidiaries.

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ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1 Allocations of Net Profits and Net Losses.

(a) Allocations to Capital Accounts. Except as provided in Section 6.1(b) or (c) hereof or elsewhere in this Agreement, items of Net Profits and Net Losses shall be allocated among the Members in a manner such that the Capital Accounts of each Member, immediately after giving effect to such allocation, are, as nearly as possible, equal (proportionately) to the amount equal to the Distributions that hypothetically would be made to such Member during such Fiscal Year pursuant to Section 6.4(a) hereof, if (i) the Company were dissolved and terminated; (ii) its affairs were wound up and each Company asset was sold for cash equal to its Book Value (except that any Company asset that is realized in such Fiscal Year shall be treated as if sold for an amount of cash equal to the sum of the amount of any net cash proceeds and the Fair Market Value of any property actually received by the Company in connection with such disposition); (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (iv) the net assets of the Company were distributed in accordance with Section 6.4(a) hereof to the Members immediately after giving effect to such allocation.

(b) Allocations Relating to the Fiscal Year of the Preferred Interests’ Redemption. Notwithstanding any other provision of this Agreement, in allocating Net Profits and Net Losses for the Fiscal Year that includes the Maturity Date among the Members under Section 6.1(a) hereof, the amount of the redemption price paid to the holders of the redeemed Preferred Interests shall be included in the hypothetical calculation of the Distributions that would be made to such holders that is set forth in Section 6.1(a) hereof.

(c) Allocations Relating to Last Fiscal Year. Notwithstanding any other provision of this Agreement, Net Profits and Net Losses for the Fiscal Year in which the Company dissolves and terminates pursuant to Article XII, shall be allocated among the Members in accordance with the provisions of Section 6.1(a) hereof, substituting all references to Section 6.4(a) therein with references to Section 12.1 hereof.

(d) Construction. If the Board determines in good faith that it is necessary or appropriate to modify or amplify the manner in which the balances of the Capital Accounts are computed or the items of Net Profits and Net Losses are determined in order to comply with Regulations Section 1.704-1(b), the Board may make such modification or amplification.

(e) Tax Allocations. All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members, for federal, state, and local income tax purposes, in the same manner as such items of income, gain, loss, deduction and credit shall be allocated among such Members pursuant to Section 6.1(a) hereof except as may otherwise be provided herein or by the Code, or other applicable law. The Board shall have the power to make such allocations and to take any and all action necessary under the Code and the Regulations thereunder, or other applicable law, to effect such allocations.

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(f) Loss Allocation Limitation. The Net Losses allocated pursuant to Section 6.1(a) hereof shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. Any such Net Losses that would otherwise cause a Member to have an Adjusted Capital Account Deficit shall be allocated first to the other Members, if any, having positive balances in their Capital Accounts, to the extent of and in proportion to the positive balances in their Capital Accounts, and Net Profits shall thereafter be allocated to the extent necessary to fully offset such prior allocations of Net Losses made to such other Members pursuant to this Section 6.1(f).

(g) Distributions in Kind. Prior to distributing any asset of the Company in kind, the Capital Accounts of the Members shall be adjusted to reflect the Fair Market Value of such asset by allocating any unrealized gain or loss with respect to such asset to the Capital Accounts pursuant to this Section 6.1.

6.2 Special Allocations. The following special allocations shall be made in the following order prior to any allocations pursuant to Section 6.1 hereof:

(a) Allocations Relating to Peach Merger Agreement. In accordance with Article VII of the Peach Merger Agreement and Regulations Section 1.752-7, items giving rise to any distribution provided for in Section 7.5 of the Peach Merger Agreement shall be specially allocated to Members obligated to make such indemnification.

(b) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f) and notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) and notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(c) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(d) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(d) were not applicable.

(e) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2(e) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.2(d) hereof and this Section 6.2(e) were not applicable.

(f) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated in accordance with each Member’s share of Net Profits and Net Losses under Section 6.1(a) hereof.

(g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(h) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulation.

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(i) Other Allocation Rules.

(i) Generally, all Net Profits and Net Losses shall be allocated among the Members as provided in this Article VI. If Members are admitted to the Company on different dates during any Fiscal Year, or the interests of the Members fluctuate during a Fiscal Year, the Net Profits or Net Losses shall be allocated among the Members for such Fiscal Year in accordance with Code Section 706, using any convention determined by the Board and permitted by law.

(ii) The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their Interests of income and loss for income tax purposes.

(j) Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members in the manner determined by the Board so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value. If the Book Value of any Company asset is adjusted pursuant to the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Book Value in the manner determined by the Board in accordance with Code Section 704(c) and the Regulations thereunder. Allocations pursuant to this Section 6.2(j) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

(k) Corrective Tax Allocations for Convertible Equity. To the extent permitted or required by law, if the Capital Accounts of the Members are reallocated pursuant to Section 5.6(c) as a result of the conversion of a Preferred Interest pursuant to Sections 5.1(d)(iii) or (iv), then the Company shall, beginning with the Fiscal Year of such conversion and in all succeeding Fiscal Years until the allocations permitted or required are fully taken into account, make corrective allocations of taxable income, gain, loss and deduction so as to take into account such reallocation. This Section 6.2(k) is intended to comply with the requirements in proposed Regulations Section 1.704-1(b)(4)(x) and shall be interpreted consistently therewith.

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6.3 No Right to Distributions. No Member shall have the right to demand or receive distributions of any amount, except as expressly provided in this Article VI or Section 7.8 hereof.

6.4 Distributions.

(a) Distributions shall be paid to the Members, when, as and if declared by the Board out of funds legally available for the purpose. Except as otherwise provided in Section 2.8 or Article VII of the Peach Merger Agreement, (i) holders of Common Interests and holders of Non-Voting Common Interests shall be treated equally in respect of all Distributions and (ii) any Distributions paid by the Company shall be paid to the Members in the following order and priority, as and to the extent permitted by applicable law and as and to the extent permitted below:

(i) As long as no Class B Management Interests or Class C Profits Interests are outstanding, all distributions shall be made to the holders of the Common Interests and Preferred Interests in proportion to their respective Aggregate Common Interest Percentages; and

(ii) If any Class B Management Interests are outstanding:

(1) First, 100% of any distribution made after the Effective Date shall be made to the holders of the Common Interests and Preferred Interests in proportion to their respective Aggregate Common Interest Percentages, until the aggregate amounts distributed pursuant to Section 6.4(a)(i) hereof and this Section 6.4(a)(ii)(1) after the Effective Date shall equal the Threshold Amount (as such term is defined in a resolution adopted by the Board pursuant to Section 6.4(a)(iii)) (the distributions made pursuant to this Section 6.4(a)(ii)(1) being referred to herein as “First Priority Distributions”);

(2) Second, the portion of any distribution made after the Effective Date that is above the Threshold Amount shall be made as follows: (A) to the holders of the Class B Management Interests, a percentage of such amount based upon each such holder’s Priority Distribution percentage; and (B) any remaining amounts not distributed to holders of Class B Management Interests pursuant to Section 6.4(a)(ii)(2)(A), to the holders of Common Interests and Preferred Interests in proportion to their respective Aggregate Common Interest Percentages.

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(iii) The Priority Distribution percentages of the Class B Management Interests shall be as set forth on Schedule A to be attached hereto, as the same shall be determined by the Board. The Board may, by resolution adopted from time to time creating tranches of Class B Management Interests pursuant to clause (C) of Section 5.1(a)(i) hereof, establish Priority Distribution percentages with respect to such tranches of Class B Management Interests (“Additional Priority Distributions” and, collectively with the First Priority Distributions, “Priority Distributions”). The amount of Additional Priority Distributions to which any tranche of Class B Management Interests is entitled shall be as set forth in the resolution creating such tranche of Class B Management Interests and in Schedule A hereto.

(iv) Class C Profits Interests.

(1) If the Company shall have distributed to holders of Common Interests, Preferred Interests and Class B Management Interests pursuant to Section 6.4(a)(i)-(iv) hereof and Schedule A hereto an aggregate amount of $1,000,000,000 after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement), then the percentages set forth under Section 6.4(a)(ii) hereof and Schedule A hereto shall thereafter be reduced for purposes of determining the amounts thereafter payable, in each case, to an amount equal to (x) the applicable percentage times (y) ..975, and 2.5% of the aggregate amount in excess of such $1,000,000,000 to be distributed shall be distributed to the holders of Class C Profits Interests in proportion to their respective Class C Profits Interest Percentages with respect to Tranche C-1 Profits Interests.

(2) If the Company shall have distributed to holders of Common Interests, Preferred Interests, Tranche C-1 Profits Interests and Class B Management Interests pursuant to Section 6.4(a)(i)-(iv) hereof and Schedule A hereto an aggregate amount of $1,500,000,000 after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement), then, in place of (and, for the avoidance of doubt, not in addition to the adjustment set forth in Section 6.4(a)(iv)(1)) the percentages set forth under set forth under Section 6.4(a)(ii) hereof and Schedule A hereto shall thereafter be reduced for purposes of determining the amounts thereafter payable, in each case, to an amount equal to (x) the applicable percentage times (y) ..95, and (A) 2.5% of the aggregate amount in excess of such $1,500,000,000 to be distributed shall be distributed to the holders of Class C Profits Interests in proportion to their respective Class C Profits Interest Percentages with respect to Tranche C-1 Profits Interests and (B) 2.5% of the aggregate amount to be distributed shall be distributed to the holders of Class C Profits Interests in proportion to their respective Class C Profits Interest Percentages with respect to Tranche C-2 Profits Interests.

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(b) To the extent that Distributions to a Member with respect to a given Fiscal Year are less than an amount equal to the product of (x) the taxable net income allocated to such Member pursuant to this Agreement for such Fiscal Year multiplied by (y) the Tax Rate (such product, the “Assumed Tax Liability”) then, unless the Board shall determine in good faith that such distribution would not be in the best interests of the Company, the Company shall distribute to such Member an amount equal to the excess of the Member’s Assumed Tax Liability over the Distributions previously made to the Member with respect to such Fiscal Year (such difference, “Tax Distributions”). The amounts distributed to any Member pursuant to this Section 6.4(b) or pursuant to Section 7.8 shall be counted towards the amounts distributable to any Member pursuant to Section 6.4(a). The Board shall use commercially reasonable efforts to cause the Tax Distributions contemplated by this Section 6.4(b) to be made for each Fiscal Year as promptly as practicable during the immediately succeeding year, subject to the Board’s review of the needs of the Company’s business. Notwithstanding anything to the contrary contained in this Agreement, no Tax Distributions shall be made under this Section 6.4(b) in respect of income from discharge of indebtedness within the meaning of Section 108 of the Code (and any corresponding state, local or foreign Tax Law) that was realized or recognized prior to the date of this Agreement, including with respect to the term loan maturing in April 2014 in the amount of $325,000,000 for which an election under Section 108(i) of the Code was made by JGW Holdco, LLC, regardless of whether an election was made under Section 108(i) of the Code (or any corresponding state, local or foreign Tax Law) to defer the inclusion of such income into gross income until a later taxable period.

(c) (i) Notwithstanding anything to the contrary contained herein, to the extent that at the time of any Priority Distribution, the then outstanding Class B Management Interests of any tranche represent less than 100% of the total number of Class B Management Interests of such tranche authorized for issuance pursuant to resolutions adopted by the Board and set forth from time to time on Schedule A attached hereto (whether because of forfeiture of previously issued Class B Management Interests of the applicable tranche, repurchase by the Company or any other reason), then, in each such case, the Company shall distribute to the holders of Class B Management Interests of the applicable tranche the product of (1) the Priority Distribution percentage amount contemplated by Schedule A attached hereto as of such date (subject to adjustment by the Adjustment Factor, to the extent applicable) with respect to such tranche of Class B Management Interests multiplied by (2) a fraction, the numerator of which shall be the number of Class B Management Interests of the applicable tranche then outstanding and the denominator of which shall be the maximum number of Class B Management Interests of the applicable tranche authorized for issuance pursuant to the resolutions adopted by the Board with respect to the initial issuance of such tranche and set forth on Schedule A attached hereto. Any amount not distributed to the holders of Class B Management Interests of a particular tranche as a result of the immediately preceding sentence shall be distributed to the holders of Common Interests and Preferred Interests as part of the applicable Priority Distribution in accordance with the provisions of Schedule A attached hereto and Section 6.4(a).

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(ii) Each of the Members hereby acknowledges and agrees that the Priority Distribution percentages set forth in Section 6.4(a) and in Schedule A attached hereto regarding the amounts distributable by the Company to the holders of Common Interests, Preferred Interests, Class B Management Interests and Class C Profits Interests are based on the amounts of the Members’ Initial Capital Contributions and the Cash Flow Percentage and other terms of the Class B Management Interests and Class C Profits Interests authorized as of the Effective Date. In the event that after the Effective Date (x) any of the Members shall make any Additional Capital Contribution, (y) any Additional Member shall make an Initial Capital Contribution or Additional Capital Contribution or (z) the Company shall authorize any compensatory profits interests or other compensatory equity grants, any non-compensatory profits interests, or any rights, options or warrants to acquire, or other securities convertible into, or exercisable or exchangeable for, Common Interests of the Company, whether or not compensatory in nature, in each case, in addition to, and not including, those authorized as of the Effective Date and as to which no Initial Capital Contribution or Additional Capital Contribution is made (“Additional Convertible Equity”), then (i) the Priority Distribution percentages set forth in Section 6.4(a) and on Schedule A attached hereto with respect to the amount of Priority Distributions distributable to holders of Class B Management Interests of any tranche and to the holders of Class C Profits Interests of any tranche shall, in each case, be adjusted by multiplying such percentages by the Adjustment Factor, and (ii) the Priority Distribution percentages set forth in Section 6.4(a) and on Schedule A attached hereto with respect to the amount of Priority Distributions distributable to holders of Common Interests and Preferred Interests shall be equal to: (A) 100% minus (B) the aggregate percentage distributable to the holders of Class B Management Interests and Class C Profits Interests pursuant to Section 6.4(a) and Schedule A attached hereto, in each case, after applying the Adjustment Factor. In the case of any adjustment pursuant to the immediately preceding sentence that is necessitated by an Additional Capital Contribution or an Initial Capital Contribution, such adjustment shall take place immediately after the applicable Initial Capital Contribution or Additional Capital Contribution and, in the case of any adjustment pursuant to the immediately preceding sentence that is necessitated by an issuance of Additional Convertible Equity, such adjustment shall take place immediately before any distribution payable to the holders of Interests pursuant to this Section 6.4 and Schedule A attached hereto. As used herein, the term “Adjustment Factor” shall mean a fraction, the numerator of which shall be equal to (w) the aggregate number of Common Interests and Preferred Interests (on an as-converted to Common Interests

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basis) and (x) solely in the case of the Class C Profits Interests, the aggregate number of Class B Management Interests (on an as-converted to Common Interests basis, using the methodology set forth in the first sentence of Section 10.2(b)(i) hereof), in each case, outstanding immediately prior to such Additional Capital Contribution, Initial Capital Contribution or issuance of Additional Convertible Equity, as applicable, and the denominator of which shall be equal to (y) the aggregate number of Common Interests and Preferred Interests (on an as-converted to Common Interests basis) and (z) solely in the case of the Class C Profits Interests, the aggregate number of Class B Management Interests and Class C Profits Interests (in each case, on an as-converted to Common Interests basis, using the methodology set forth in the first sentence of Section 10.2(b)(i) hereof), in each case, outstanding immediately after such Additional Capital Contribution, Initial Capital Contribution or issuance of Additional Convertible Equity, as applicable, and in the event of multiple Additional Capital Contributions or issuances of Additional Convertible Equity, successive cumulative adjustments shall be made.

6.5 Withholding. The Company is hereby authorized and directed to withhold from any distribution made to a Member the amount of taxes required to be withheld or paid by the Company with respect to any allocations or distributions to such Member as levied by any federal, state, local or foreign taxing authority. Any amount so withheld shall be treated as a distribution under Section 6.4 hereof and shall reduce the amount otherwise distributable to such Member hereunder. In the event that distributions under Section 6.4 hereof are insufficient to cover the amount of taxes required to be withheld or paid by the Company pursuant to this Section 6.5, the Member to which such taxes relate shall be obligated to indemnify the Company for such taxes in excess of distributions.

6.6 Restrictions on Distributions. The foregoing provisions of this Article VI to the contrary notwithstanding, no distribution shall be made if, and for so long as, such distribution would violate any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Company. With the exception of Tax Distributions or Distributions pursuant to Section 7.8 hereof, no Distributions shall be made in respect of Common Interests if such Distribution would render the Company incapable of paying the aggregate Liquidation Preference that would then be payable in respect of all outstanding Preferred Interests if a liquidation were to occur immediately following the consummation of such Distribution.

6.7 Distributions in Liquidation. Upon the liquidation of the Company, liquidation proceeds, if any, shall be distributed in accordance with the provisions of Section 12.1 hereof.

6.8 Determinations by the Board. All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Board in good faith. Such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Member or the Company is constructively attributed to, respectively, the Company or any Member, or any contribution to or distribution by the Company or any payment by any Member or the Company is recharacterized, the Board may, in its discretion and without limitation, specially allocate items of Company income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution and/or recharacterization and the application of this Section 6.8 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Board shall determine in good faith that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Board may make such modification.

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ARTICLE VII

ACCOUNTS

7.1 Books. The Board shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting, as the Board shall select. For purposes of the Company’s financial statements, the Company’s assets and liabilities and statements of operations and cash flows shall be prepared in conformity with generally accepted accounting principles. The Company’s accounting period shall be as determined by the Board.

7.2 Reports.

(a) The books of account of the Company shall be closed after the close of each calendar year, and there shall be prepared and sent to each Member a statement of the profits and losses of the Company for that period and a statement of such Member’s distributive share of income and expense for income tax reporting purposes.

(b) In the event that Peach or any Permitted Transferee of Peach can reasonably demonstrate to the Company that the Company is then deemed to be a CS-Controlled Affiliate, then the Company, DLJMB and the internal legal and compliance department of Credit Suisse shall cooperate in good faith to structure the Peach ownership of Common Interests in a manner that shall not cause the Company to be deemed a CS-Controlled Affiliate, including Transfers pursuant to Section 8.10(c)(ii).

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7.3 No Right of Inspection by Members.

(a) Without the prior written consent of the JLL Member, no Member which, together with its Affiliates, holds Interests representing an Aggregate Common Interest Percentage of less than two percent (2%) shall be entitled to inspect or copy any books or records of the Company, including, without limitation, any list of the Members of the Company. No Member which, together with its Affiliates, holds Interests representing an Aggregate Common Interest Percentage of at least two percent (2%) shall be entitled to inspect or copy any books or records of the Company unless the primary purpose for such inspection and copying is reasonably related to such Member’s status as a Member, and provided, that, no such Member shall, in any event, be entitled to inspect or copy any list of the Members of the Company. Notwithstanding the foregoing provisions of this Section 7.3(a), the Company shall not be required to provide any information to any Member that would reasonably be considered a competitor of the Company or that has otherwise been identified, in the good faith reasonable judgment of the Board, as an actual competitor of, or adverse to the interests of, the Company.

(b) Notwithstanding anything in Section 7.3(a) to the contrary, for so long as the DLJMB Main Fund holds, directly or indirectly, any Interests, the DLJMB Main Fund (or any authorized representative thereof) may, upon prior written notice to the Company, examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that such examination and inspection shall not unreasonably interfere with the operations or business of the Company.

7.4 Federal Tax Matters. The JLL Member shall be the Tax Matters Member, which shall be considered the tax matters partner for purposes of the Code. In addition to the specific duties and obligations of the tax matters partner set forth in Code Sections 6221 through 6234, the Tax Matters Member shall cause to be prepared and shall sign all tax returns of the Company, which returns shall be reviewed in advance of filing by an independent certified public accountant, make any election which is available to the Company, and monitor any Governmental Authority in any audit that such Governmental Authority may conduct of the Company’s books and records or other documents; provided, however, that the Tax Matters Member shall not elect to have the Company taxed other than as a partnership for federal income tax purposes. Notwithstanding the foregoing or Section 7.3, the JLL Member acknowledges and agrees that (i) the Company has certain obligations to provide assistance and cooperation to Peach in respect of tax matters pursuant to Section 5.11 of the Peach Merger Agreement, and (ii) Peach has certain rights to control and represent the interests of Orchard Acquisition Company and its subsidiaries in respect of certain tax audits and administrative and judicial proceedings pursuant to Section 7.3(f) of the Peach Merger Agreement.

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7.5 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes shall be determined by the Board from time to time pursuant to Code Section 706 and the Regulations thereunder.

7.6 Issuance of Compensatory Interests.

(a) The Tax Matters Member is hereby authorized and directed to cause the Company to make an election to value any Interests issued by the Company after the Effective Date as compensation for services to or for the benefit of the Company (collectively, “Compensatory Interests”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to proposed Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Tax Matters Member shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(b) Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all transfers of Compensatory Interests thereafter made by the Company while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Election Member as permitted by the Proposed Rules or any applicable rule.

(c) Each Member (including any person to whom a Compensatory Interest is transferred in connection with performance of services), by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Compensatory Interests transferred while the Safe Harbor Election remains effective.

(d) The Tax Matters Member shall file or cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of Compensatory Interests covered by the Safe Harbor Election.

(e) The Board is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules (or any similar rule), in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively.

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(f) Each Member agrees to cooperate with the Tax Matters Member to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Tax Matters Member.

7.7 Class C Profits Interests. The Tax Matters Member and the Company acknowledge and agree that the Class C Profits Interests issued pursuant to the Peach Merger Agreement will be treated as having an initial fair market value of zero for tax purposes based on the amount of distributions that the holders of the Class C Profits Interests would be entitled to pursuant to Section 12.1 if the Company liquidated immediately on or after the Effective Time (as defined in the Peach Merger Agreement). The Tax Matters Member agrees not to take (and shall cause the Company not to take) any action inconsistent with such treatment in preparing and filing any tax returns or other tax matters.

7.8 Structure to Defer Recognizing Income or Gain.

(a) Notwithstanding anything to the contrary contained in this Agreement, but subject to paragraph (b) hereof, until the fourth anniversary of the Effective Time (as defined in the Peach Merger Agreement), the Company and the Company Subsidiaries shall not sell or otherwise dispose of any Legacy Peach Assets in a Restricted Transaction without the prior written consent of Peach (for so long as Peach holds Interests) if (i) any income or gain recognized by the Company would be allocated to Peach under Code Section 704(c) (net of any loss or deduction so recognized and allocated to Peach under Code Section 704(c) ) in respect of such Restricted Transaction and (ii) the Covered 704(c) Gain is greater than zero.

(b) The Company and the Company Subsidiaries may sell or otherwise dispose of Legacy Peach Assets in a Restricted Transaction without the prior written consent of Peach if the following conditions are satisfied:

(i) Either:

(1) the sum of all cash Distributions previously made to Peach under this Agreement as of the end of each Estimated Tax Period in the calendar year in which such Restricted Transaction occurs equals or exceeds the product of (x) the sum of (A) the Covered 704(c) Gain plus (B) all other income and gain recognized by the Company for such taxable year that has been or will be allocated to the Peach member as of the end of each such quarter multiplied by (y) the Tax Rate, or

(2) Peach receives a priority non-pro rata Distribution from the Company no later than thirty (30) days after the last day of the Estimated Tax Period of the calendar year in which the income or gain of the Company that is allocated to Peach under Code Section 704(c) in respect of the Restricted Transaction is required to be recognized, equal to the difference between (x) the product of (A) the Covered 704(c) Gain multiplied by (B) the Tax Rate and (y) the sum of all cash Distributions or Tax Distributions previously made to Peach under this Agreement as of the end of the relevant Estimated Tax Period minus the product of (A) all other income and gain recognized by the Company as of the end of such Estimated Tax Period that has been or will be allocated to Peach multiplied by (B) the Tax Rate.

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(ii) Regardless of whether or not the Covered 704(c) Gain is greater than zero at the end of a relevant Estimated Tax Period, a priority non-pro rata Distribution shall be made to Peach in order to permit the payment of state and local Taxes, and U.S. federal “alternative minimum taxes,” attributable to any income or gain recognized by the Company and allocated to Peach under Code Section 704(c) (net of any loss or deduction so recognized and allocated to Peach under Code Section 704(c)) in respect of Restricted Transactions, taking into account any net operating loss carryforwards of Peach with respect to such Taxes, but subject to any applicable limitations in respect of such net operating loss carryforwards; provided, however, that income or gain shall be excluded from this Section 7.8(b)(ii) to the extent that Distributions, Tax Distributions or Distributions under Section 7.8(b)(i)(2) have been made on account of such income or gain sufficient to satisfy the applicable state and local Taxes and U.S. federal “alternative minimum taxes” in respect of such income or gain.

Any amounts distributed to Peach pursuant to this Section 7.8(b)(i)(2) and Section 7.8(b)(ii) shall be treated as an advance of, and shall reduce the amount of, any distributions Peach is otherwise entitled to receive under this Agreement (other than pursuant to Section 6.4(b) and this Section 7.8).

ARTICLE VIII

TRANSFER OF INTERESTS IN THE COMPANY

8.1 Prohibition.

(a) Each Member holding Common Interests, Preferred Interests or Class C Profits Interests (other than the JLL Member) shall hold its Common Interests, Preferred Interests and Class C Profits Interests and shall not, directly or indirectly, Transfer or in any way alienate any of such Common Interests, Preferred Interests or Class C Profits Interests or any right or interest therein, other than any Transfer (i) of Common Interests, Preferred Interests or Class C Profits Interests to a Permitted Transferee; (ii) of Common Interests or Preferred Interests to any other Member of the Company or any such other Member’s Affiliates; (iii) of Put Interests to a Tag-Along Purchaser pursuant to Section 8.8 hereof; (iv) of Call Interests to a Drag-Along Purchaser pursuant to Section 8.9 hereof; (v) of Common Interests, Preferred Interests or Class C Profits Interests upon a Conversion

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Transaction in connection with an IPO; (vi) of Registrable Securities in connection with the exercise of registration rights as provided in Article IX; (vii) of Common Interests or Class C Profits Interests in accordance with Section 8.10(c); or (viii) of Common Interests, Preferred Interests or Class C Profits Interests in accordance with the right of first offer procedures set forth in Section 8.10 hereof; provided, however, that, except as set forth in Section 8.10(c) below, prior to the date that is three (3) years after the closing of the transactions contemplated in the Peach Merger Agreement, clause (viii) above shall not apply to any attempted Transfer or alienation of any Common Interests or Class C Profits Interests that were initially issued pursuant to the Peach Merger Agreement.

(b) Each Management Interests Member shall hold its Class B Management Interests and shall not, directly or indirectly, Transfer or in any way alienate any of such Class B Management Interests or any right or interest therein, other than Transfers (i) of Class B Management Interests to a Permitted Transferee of such Class B Management Interests, (ii) of Put Interests to a Tag-Along Purchaser pursuant to Section 8.8 hereof; (iii) of Call Interests to a Drag-Along Purchaser pursuant to Section 8.9 hereof, or (iv) of Class B Management Interests upon the written consent of the Board. Any Transfer permitted under Section 8.1(a) or Section 8.1(b) is hereinafter referred to as a “Permitted Transfer”.

(c) Any holder of Non-Voting Common Interests may convert all or any portion of its Non-Voting Common Interests into an equal number of voting Common Interests, but only if such conversion is simultaneous with or following (i) a Transfer that is part of a widely distributed public offering of Common Interests, (ii) a Transfer that is part of a private placement of Common Interests in which no one party (or group of associated persons) acquires the rights to purchase in excess of 2% of the Common Interests then outstanding, (iii) a Transfer of Common Interests to an underwriter for the purpose of conducting a widely distributed public offering, (iv) following a widely distributed public offering, a Transfer of Common Interests not requiring registration under the Securities Act of 1933, as amended, in reliance on Rule 144 thereunder in which no one party (or group of associated persons) acquires in excess of 2% of the Common Interests then outstanding, (v) a Transfer to the Company, (vi) a Transfer to a Person as part of a transaction that is a Sale Transaction (without giving effect to the transfer of any Common Interests held by Peach) or (vii) a Transfer to any Permitted Transferee of Peach (other than a CS-Controlled Affiliate), in a liquidation or dissolution of Peach of the Non-Voting Common Interests of Peach to its equity holders, based on such equity holder’s proportionate ownership of Peach (collectively, the “Conversion Conditions”).

(d) In the case of any proposed Transfer of Common Interests, Preferred Interests or Class C Profits Interests to a Permitted Transferee or to any other Member of the Company (or any such other Member’s Affiliates) by any such Member or any proposed Transfer of Class B Management Interests to a Permitted Transferee, the transferring Member shall deliver to the Company, at least five (5) Business Days prior to such Transfer, a written notice stating its intention to Transfer the Interests to be transferred, the name of the transferee, whether such transferee is an Affiliate of the Member, the number of Interests to be transferred, and any material terms and conditions of the Transfer that would have an impact upon the Company or the Company Subsidiaries, including, without limitation, any continuing transfer restrictions contemplated therein. Promptly following the receipt by the Company of written notice of a proposed Transfer of Interests by a Member that would cause the Company to be deemed a CS-Controlled Affiliate, the Company shall provide to the Peach Director, in his or her capacity as a Director, a copy of each such notice.

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(e) Any attempted Transfer of Interests by any such Member, other than in strict accordance with this Article VIII, shall be null and void and the purported transferee shall have no rights as a Member or Assignee hereunder.

8.2 Conditions to Permitted Transfers. A Member shall be entitled to make a Transfer of all or any portion of its Interests (excluding any Transfer of Put Interests to a Tag-Along Purchaser pursuant to Section 8.8 hereof or any Transfer of Call Interests to a Drag-Along Purchaser pursuant to Section 8.9 hereof), only upon satisfaction of each of the following conditions:

(a) such Transfer does not require the registration or qualification of such Interests pursuant to any applicable federal or state securities laws;

(b) such Transfer does not result in a violation of applicable laws;

(c) such Transfer would not cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

(d) such Transfer would not, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(e) such Transfer is in compliance with, and does not cause a termination of the Company, or the Company to lose its status as a partnership, for federal and state income tax purposes;

(f) such Transfer is not made to any person or entity who lacks the legal right, power or capacity to own Interests;

(g) such Transfer does not cause the Company to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code Section 7704(b);

(h) such Transfer does not cause the Company to become a reporting company under the Exchange Act;

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(i) such Transfer does not subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended;

(j) such Transfer is not knowingly made to a Person that, in the good faith reasonable judgement of the Board, is an actual competitor of, or is otherwise adverse to the interests of, the Company, except to a Permitted Transferee (other than Credit Suisse); and

(k) the Board receives written instruments that are in a form satisfactory to the Board, as determined in its reasonable discretion, including, without limitation, (i) copies of any instruments of Transfer, (ii) such Assignee’s consent to be bound by this Agreement as an Assignee, (iii) if reasonably requested by the Board (other than in connection with a Transfer to a Permitted Transferee or to another Member), an opinion of counsel to such Assignee, in form and substance reasonably acceptable to the Board, to the effect that the conditions set forth in subsections (a)-(j) above have been reasonably satisfied; and (iv) if required pursuant to Section 7.4(b) of the Peach Merger Agreement, the joinder contemplated in Section 7.4(b) of the Peach Merger Agreement;

provided, however, that clauses (a), (e) and (g) through (j) above shall not apply in the case of any Transfer by the JLL Member.

8.3 Effect of Transfers.

(a) Upon any Permitted Transfer, the Assignee of the Interests Transferred shall be entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which the transferring Member would be entitled with respect to such Interests (including any applicable limitations or preferences arising from the application of Section 2.8 of the Peach Merger Agreement), and shall not be entitled to exercise any of the other rights of a Member with respect to the transferring Member’s Interests, including, without limitation, the right to vote, unless and until such Assignee is admitted to the Company as a Substitute Member pursuant to Section 8.5 hereof.

(b) Upon any Permitted Transfer by the Peach Member, the transferee of the Interests Transferred shall be entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which the Peach Member would be entitled with respect to such Interests (including any applicable limitations or preferences arising from the application of Section 2.8 of the Peach Merger Agreement). Notwithstanding anything else in this Agreement to the contrary, upon a Permitted Transfer by the Peach Member, the transferee of the Interests Transferred shall be admitted to the Company as a Substitute Member upon delivery to the Board of the written instruments specified in Section 8.2(k) above and shall be entitled to exercise any of the other rights of a Member with respect to the transferring Member’s Interests, including, without limitation, the right to vote.

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8.4 Admission of Additional Members. A Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:

(a) the Board consents in writing to such admission, which consent may be given or withheld in its sole and absolute discretion;

(b) the Board, in its sole and absolute discretion, determines the nature and amount of the Interest Consideration to be paid by such Person;

(c) the Board has received, on behalf of the Company, such Person’s Interest Consideration as so determined; and

(d) the Board receives written instruments (including, without limitation, such Person’s consent to be bound by this Agreement as a Member) that are in a form satisfactory to the Board, as determined in its sole and absolute discretion.

8.5 Admission of Assignees as Substitute Members. An Assignee of all or any portion of the Interests of a Member shall become a Substitute Member of the Company only if and when all of the following conditions are satisfied:

(a) the Board consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Board, in its reasonable discretion; provided that the Board’s consent is not required for a transfer to a Permitted Transferee; and

(b) the Board receives written instruments (including, without limitation, such Assignee’s consent to be bound by this Agreement as a Member) that are in a form satisfactory to the Board, as determined in its reasonable discretion.

8.6 Cessation of Member.

(a) Events Resulting in Cessation of Member. Any Member shall cease to be a Member of the Company upon the earliest to occur of any of the following events:

(i) such Member’s withdrawal from the Company pursuant to Section 8.7(a) hereof; or

(ii) as to any Member that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Member.

(b) Upon any Member ceasing to be a Member pursuant to subsection 8.6(a) hereof, such Member or its successor in interest shall become an Assignee of its Interests, entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar item to which such Member would have been entitled and shall not be entitled to exercise any of the other rights of a Member in, or have any duties or other obligations of a Member with respect to, such Interests. No such Member shall have a right to a return of its Capital Contribution.

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8.7 Withdrawal of Members Upon Transfer.

(a) Upon Transfer. If a Member has Transferred all of its Interests in one or more Permitted Transfers, then such Member shall withdraw from the Company on the date upon which each Assignee of such Interests has been admitted as a Substitute Member in accordance with Section 8.5 hereof, and such Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement.

(b) No Member shall have the right to withdraw from the Company other than pursuant to Section 8.7(a) hereof.

8.8 Tag-Along Rights.

(a) Except as provided below, if the JLL Member (the “Selling Member”) proposes to directly or indirectly Transfer any of its Interests to a Person (other than a Permitted Transferee), including pursuant to the Transfer by the JLL Member of Registrable Securities pursuant to Article IX hereof, but excluding any Transfer in connection with which drag-along rights are exercised pursuant to Section 8.9 hereof, such Selling Member shall provide the remaining holders of Common Interests (other than Restricted Common Interests that are subject to forfeiture), Preferred Interests and Class C Profits Interests (each, a “Notice Recipient”) and the Company with not less than ten (10) days’ prior written notice of such proposed Transfer, which notice shall include all of the terms and conditions of such proposed Transfer and which shall identify such purchaser(s) (the “Tag-Along Purchaser(s)”) of such Common Interests (the “Sale Notice”); and each Notice Recipient shall have the option, exercisable by written notice to the Selling Member within ten (10) days after the receipt of the Sale Notice, to require such Selling Member to arrange for such Tag-Along Purchaser(s) to purchase from such Notice Recipient, together with the Selling Member’s Common Interests, that number of Common Interests and Preferred Interests (which shall have been converted to Common Interests) (“Put Interests”), equal to the product, rounded down to the nearest whole number, of (a) a fraction, the numerator of which is the number of Common Interests proposed to be Transferred by the Selling Member and the denominator of which is the total number of Common Interests (other than Restricted Common Interests that are subject to forfeiture) then owned by the Selling Member, multiplied by (b) the sum of the number of Common Interests then owned by the Notice Recipient and the number of Common Interests then issuable upon conversion of Preferred Interests then owned by the Notice Recipient, or any lesser number of Common Interests and/or Preferred Interests (on an as-converted basis) as the Notice Recipient shall desire to sell, at the same time as, and upon the same terms and conditions (including all direct or indirect consideration or compensation) upon which, the Selling Member sells its Common Interests (adjusted, in the case of the sale of any Preferred Interest, to reflect the number of Common Interests into which such Preferred Interest is then convertible). If a

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Notice Recipient shall so elect, the Selling Member agrees that it shall either (a) arrange for the Tag-Along Purchaser(s) to purchase the Put Interests at the same time as and upon the same terms and conditions at which the Selling Member sells its Common Interests, and provided that, if the Tag-Along Purchaser(s) shall elect to purchase only such aggregate number of Common Interests and Preferred Interests (on an as-converted basis) as originally agreed with the Selling Member, then the number of Common Interests and Preferred Interests (on an as-converted basis) to be sold by the Selling Member and all Notice Recipients electing to participate in the proposed sale shall be reduced pro rata to such aggregate number, or (b) not effect the proposed sale to such Tag-Along Purchaser(s). In the event that a Notice Recipient does not exercise its right to participate in such sale or declines to so participate, the Selling Member shall have ninety (90) days from the date of such Sale Notice to consummate the transaction on the terms set forth therein without being required to provide an additional Sale Notice to the remaining Members holding Common Interests and Preferred Interests. Any Non-Voting Common Interests or Restricted Common Interests that are Transferred pursuant to this Section 8.8 shall, automatically upon such Transfer, convert into and become Common Interests that are not Non-Voting Common Interests or Restricted Common Interests.

(b) In furtherance and not in limitation of the foregoing, each Member exercising its right to sell Put Interests pursuant to this Section 8.8 shall (i) make the same representations, warranties, covenants, indemnities and agreements as made by the JLL Member in connection with the JLL Member’s Transfer of Common Interests to the Tag-Along Purchaser(s) and (ii) agree to the same terms and conditions to the Transfer as those to which the JLL Member agrees; provided however, any of Peach, BlackRock, Candlewood or their respective Permitted Transferees exercising the right to sell Put Interests pursuant to this Section 8.8 shall only be obligated to (x) provide reasonable representations and warranties, customary for Transfers of this kind, as they relate to Peach, BlackRock or Candlewood, respectively, or such Permitted Transferee, and (y) join on a pro rata basis (based on the proceeds received) in any indemnification obligation (other than any such obligations which relate specifically to a particular holder of Interests such as indemnification with respect to representations and warranties given by a Member regarding such holder’s title to and ownership of Interests); provided that none of Peach, BlackRock, Candlewood or their respective Permitted Transferees shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to, or otherwise be responsible for, an amount in excess of the cash proceeds, net of expenses, paid to such holder in connection with such Transfer.

(c) Class B Management Interests shall be entitled to the rights set forth in this Section 8.8 as, and to the extent, set forth in Schedule A hereto or in the applicable Management Interests Award Agreement.

(d) The Selling Member acknowledges and agrees that it will use commercially reasonable efforts to cause the Tag-Along Purchaser to acquire the equity interests of Peach (as opposed to a direct acquisition of the Interests held by Peach); provided that, Peach acknowledges and agrees that (i) there are no assurances that the Tag-Along Purchaser will acquire the equity interests of Peach, (ii) the acquisition of Interests by the Tag-Along Purchaser will not be conditioned on the acquisition of the equity interests of Peach, and (iii) any acquisition of the equity interests of Peach by the Tag-Along Purchaser cannot result in a lower amount of consideration paid by the Tag-Along Purchaser to the other Members for their Interests.

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8.9 Drag-Along Rights.

(a) Except as provided below, if the JLL Member proposes to directly or indirectly Transfer more than fifty-one percent (51%) of the aggregate number of Interests held by the JLL Member to a Person (other than a Permitted Transferee), including any Transfer of Registrable Securities pursuant to Article IX hereof, the JLL Member shall have the right, upon not less than ten (10) days’ prior written notice of such proposed Transfer (the “Purchase Notice”), which notice shall include all of the terms and conditions of such proposed Transfer and which shall identify the proposed purchaser(s) of such Interests (“Drag-Along Purchaser(s)”), to require each other holder of Interests to sell to the Drag-Along Purchaser(s) a number of its Interests of each class held by such Member (“Call Interests”) equal to the product, rounded down to the nearest whole number, of (a) a fraction, the numerator of which is the number of Common Interests and Preferred Interests (on an as-converted basis) proposed to be Transferred by the JLL Member, and the denominator of which is the total number of Common Interests and Preferred Interests (on an as-converted basis) then owned by the JLL Member, multiplied by (b) the number of Common Interests, Preferred Interests, Class B Management Interests and/or Class C Profits Interests then owned by the Purchase Notice recipient (adjusted, in the case of the sale of any Preferred Interest to reflect the number of Common Interests into which such Preferred Interest is then convertible and, in the case of the sale of Class B Management Interests or Class C Profits Interests, to take into account the relative value of such Class B Management Interests or Class C Profits Interests as determined by the Board, any such determination in the case of Class B Management Interests being in accordance with the applicable Management Interest Award Agreement and in the case of Class C Profits Interests being determined in a manner consistent with Section 10.2 of this Agreement), or any lesser number of Common Interests, Preferred Interests, Class B Management Interests and Class C Profits Interests as the JLL Member shall direct the Purchase Notice recipient to sell, provided the number of Interests of each class directed to be sold is proportional. If the JLL Member shall so elect, the JLL Member shall arrange for such Drag-Along Purchaser(s) to purchase the Call Interests at the same time as and upon the same terms and conditions (including all direct or indirect consideration or compensation) at which the JLL Member sells its Interests. Upon receipt of the Purchase Notice, such holder shall cooperate with the JLL Member and otherwise take, or cause to be taken, all actions and do, or cause to be done, all things necessary or appropriate to enter into, consummate and make effective the sale and purchase of the Call Interests, together with the Common Interests of the JLL Member (including voting in favor of any merger or similar transaction requiring a vote of the Members). Notwithstanding any provision hereof to the contrary, from and after the date on which the JLL Member consummates a transaction subject to this Section 8.9, (a) a holder of Call Interests shall have no rights of a Member with respect to the Call Interests sold and purchased in such transaction and (b) such holder of Call Interests shall not seek, nor shall the Company have any obligation, to enforce any such right with respect to such Call Interests. Notwithstanding the foregoing, any holder of Preferred Interests may elect not to be dragged along (and will not otherwise be subject to any obligations under this Section 8.9) in any transaction that would result in aggregate proceeds to the holder of such Preferred Interests of an amount that is less than the Liquidation Preference that would then be payable in respect of the Preferred Interests so held by such holder. Any Non-Voting Common Interests or Restricted Common Interests that are Transferred pursuant to this Section 8.9 shall, automatically upon such Transfer, convert into and become Common Interests that are not Non-Voting Common Interests or Restricted Common Interests.

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(b) In furtherance and not in limitation of the foregoing, each Member required to sell Call Interests pursuant to this Section 8.9 shall (1) make the same representations, warranties, covenants, indemnities and agreements as made by the JLL Member in connection with the JLL Member’s Transfer of Interests to the Drag-Along Purchaser(s) and (2) agree to the same terms and conditions to the Transfer as those to which the JLL Member agrees; provided however, any of Peach, BlackRock, Candlewood or their respective Permitted Transferees exercising the right to sell Put Interests pursuant to this Section 8.9 shall only be obligated to (x) provide reasonable representations and warranties, customary for Transfers of this kind, as they relate to Peach, BlackRock or Candlewood, respectively, or such Permitted Transferee and (y) join on a pro rata basis (based on the proceeds received) in any indemnification obligation (other than any such obligations which relate specifically to a particular holder of Interests such as indemnification with respect to representations and warranties given by a Member regarding such holder’s title to and ownership of Interests); provided that none of Peach, BlackRock or Candlewood or their respective Permitted Transferees shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to, or otherwise be responsible for, an amount in excess of the cash proceeds, net of expenses, paid to such holder in connection with such Transfer.

(c) The JLL Member acknowledges and agrees that it will use commercially reasonable efforts to cause the Drag-Along Purchaser to acquire the equity interests of Peach (as opposed to a direct acquisition of the Interests held by Peach); provided that, Peach acknowledges and agrees that (i) there are no assurances that the Drag-Along Purchaser will acquire the equity interests of Peach, (ii) the acquisition of Interests by the Drag-Along Purchaser will not be conditioned on the acquisition of the equity interests of Peach, and (iii) any acquisition of the equity interests of Peach by the Drag-Along Purchaser cannot result in a lower amount of consideration paid by the Drag-Along Purchaser to the other Members for their Interests.

8.10 Right of First Offer. If a Member holding Preferred Interests desires to Transfer such Preferred Interests in accordance with the terms hereof (other than pursuant to the conversion of such Preferred Interests, to a Permitted Transferee of the transferring Member or as otherwise contemplated under Section 8.1(a)(ii)-(vi)), then the other Members holding Preferred Interests, the Company, JLL and Peach or any Permitted Transferee of Peach (but only if Peach or such Permitted Transferee holds at least ten percent (10%) of the Common Interests held by Peach as of the Effective Date) shall have a right of first offer with respect thereto in accordance with the following provisions:

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(i) Any such Member desiring to Transfer Preferred Interests shall provide the Company, JLL and all other Members holding Preferred Interests with written notice (an “Offer Notice”) of its desire to Transfer such Preferred Interests. The Offer Notice shall specify the number of Preferred Interests such Member wishes to Transfer, the proposed purchase price (the “Purchase Price”) for such Preferred Interests and any other terms and conditions material to the sale proposed by such Member including, if applicable, the name of the intended transferee.

(ii) The Members holding Preferred Interests shall have a period of up to twenty (20) days following receipt of the Offer Notice to elect to purchase the Preferred Interests subject to such proposed Transfer at the Purchase Price set forth in the Offer Notice by delivering to the transferring Member a written notice thereof.

(iii) If any Member holding Preferred Interests does not elect to purchase its pro rata share of the Preferred Interests which are the subject of the proposed Transfer within the applicable twenty (20) day period (the “Initial Offer Period”), then the other Members holding Preferred Interests shall have the right to purchase such unsubscribed Preferred Interests for more than their pro rata share at the Purchase Price within ten (10) days after the expiration of the Initial Offer Period (the “Subsequent Offer Period”). If the Members holding Preferred Interests do not elect to purchase such unsubscribed Preferred Interests, then JLL, the Company and Peach or any Permitted Transferee of Peach (but only if Peach or such Permitted Transferee holds at least ten percent (10%) of the Common Interests held by Peach as of the Effective Date) shall have the right to purchase the unsubscribed Preferred Interests at the Purchase Price within ten (10) days following the expiration of the Subsequent Offer Period. If JLL, the Company and Peach or any Permitted Transferee of Peach (but only if Peach or such Permitted Transferee holds at least ten percent (10%) of the Common Interests held by Peach as of the Effective Date) each elect not to purchase such unsubscribed Preferred Interests during such period, then for a period of ninety (90) days thereafter, the Member proposing such Transfer shall be permitted to sell all such Preferred Interests to a third party at a price not less than the Purchase Price, and on terms not less favorable than the terms of the proposed Transfer and without further notice.

(iv) If the Company, JLL, Peach or any Permitted Transferee of Peach (but only if Peach or such Permitted Transferee holds at least ten percent (10%) of the Common Interests held by Peach as of the Effective Date), or the Members holding Preferred Interests, as the case may be, elect to purchase the Preferred Interests which are the subject of the proposed Transfer within the applicable offering period, such purchase shall be consummated within thirty (30) days after the date on which the Company, JLL or the Members holding Preferred Interests, as the case may be, notifies the transferring Member of such election.

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(b) If a Member holding Common Interests or Class C Profits Interests (other than JLL) desires to Transfer Common Interests or Class C Profits Interests other than to a Permitted Transferee, then JLL, Peach or any Permitted Transferee of Peach (but only if Peach or such Permitted Transferee holds at least ten percent (10%) of the Common Interests held by Peach as of the Effective Date), each Preferred Holder and the Company shall have a right of first offer with respect with respect thereto in accordance with the following provisions:

(i) Any such Member desiring to Transfer Common Interests or Class C Profits Interests shall provide the Company, Peach or any Permitted Transferee of Peach (but only if Peach or such Permitted Transferee holds at least ten percent (10%) of the Common Interests held by Peach as of the Effective Date), each Preferred Holder and JLL with an Offer Notice.

(ii) JLL, Peach or any Permitted Transferee of Peach (but only if Peach or such Permitted Transferee holds at least ten percent (10%) of the Common Interests held by Peach as of the Effective Date), each Preferred Holder and the Company shall have the right to purchase such Common Interests or Class C Profits Interests at the Purchase Price during the Initial Offer Period.

(iii) If JLL, Peach or any Permitted Transferee of Peach (but only if Peach or such Permitted Transferee holds at least ten percent (10%) of the Common Interests held by Peach as of the Effective Date), the Preferred Holders and the Company elect to not purchase such Common Interests or Class C Profits Interests, then for a period of ninety (90) days following the expiration of the Initial Offer Period, the Member proposing such Transfer shall be permitted to sell such Common Interests or Class C Profits Interests to a third party at a price not less than the Purchase Price, and on terms not less favorable than the terms of the proposed Transfer.

(c) Prior to the date that is three (3) years after the closing of the transactions contemplated in the Peach Merger Agreement, Common Interests and Class C Profits Interests that were initially issued pursuant to the Peach Merger Agreement may only be Transferred or alienated pursuant to Section 8.1(a)(viii) in the following circumstances:

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(i) if (1) the Company has (i) entered into any business or line of business that is different from, and not ancillary or related to, its existing business as of the Effective Date (the “Existing Business”), (ii) offered any new product that is different from, and not ancillary or related to, the Existing Business, or (iii) commenced operations in any geographic area in which the Existing Business is not operating as of the Effective Date (it being understood that the Existing Business is conducted throughout the United States of America, Canada, Mexico and the United Kingdom) (the business activities specified in clauses (i) through (iii) above being referred to herein as “New Business”), and (a) Peach or any Person to which Peach has Transferred Common Interests or Class C Profits Interests is restricted from engaging in such New Business or holding an ownership interest in an entity which engages in such New Business under any applicable law, rule or regulation or the internal policies of Credit Suisse or its Affiliates, (b) engaging in such New Business or holding an ownership interest in an entity which engages in such New Business, could reasonably be expected to subject Peach or any Person to which Peach has Transferred Common Interests or Class C Profits Interests to any adverse regulatory restriction or (c) engaging in such New Business or holding an ownership interest in an entity which engages in such New Business could, in the reasonable judgment of Peach or any Person to which Peach has Transferred Common Interests or Class C Profits Interests, subject Peach or such other holder to reputational risk, and (2) such Transfer is conducted in accordance with the provisions of Section 8.10(b), except that the Common Interests and/or Class C Profits Interests to be Transferred shall be offered to all holders of Common Interests and Preferred Interests (including JLL) on a pro rata basis, following which any unsubscribed portion shall be offered to the Company.

(ii) if (1) the Company has taken any action (including the issuance of additional Interests or the approval of any Transfer of Interests including pursuant to Section 8.10(b)) that would cause the Company to be deemed to be a CS-Controlled Affiliate in the reasonable judgment of the internal legal and compliance department of Credit Suisse, (2) such Transfer is limited to such number of Interests as would cause the Company not to be deemed to be a CS-Controlled Affiliate, and (3) such Transfer is conducted in accordance with the provisions of Section 8.10(b), except that the Common Interests and/or Class C Profits Interests to be Transferred shall be offered to all holders of Common Interests and Preferred Interests (including JLL) on a pro rata basis, following which any unsubscribed portion shall be offered to the Company.

8.11 Effect of Notices. Notwithstanding any provision hereof to the contrary, the giving to the holders of Common Interests, Preferred Interests, Class B Management Interests or Class C Profits Interests of any Sale Notice or any Purchase Notice shall not obligate a Selling Member to consummate or effect any transaction referred to therein.

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ARTICLE IX

REGISTRATION RIGHTS

9.1 Demand Registrations.

(a) Requests for Registration. (i) The JLL Member, (ii) Peach (together with its Permitted Transferees that hold Interests), and (iii) any other holder or group of holders of Preferred Interests or Common Interests issued upon the conversion of Preferred Interests (each, a “Preferred Holder” and, collectively, the “Preferred Holders”) shall each be entitled to make written requests of the Company Offeror (a “Demand”) for registration under the Securities Act of all or part of the Registrable Securities (a “Demand Registration”); provided, however, in the case of Preferred Holders, that all Preferred Interests of such Preferred Holder which are to be so registered shall be converted to Common Interests immediately prior to the effectiveness of such registration. Any demand by Peach or its Permitted Transferees that hold Interests shall only be made by holders of at least twenty percent (20%) of the Common Interests held by Peach as of the Effective Date and any demand by Preferred Holders shall only be made by holders of at least thirty-three percent (33%) of the Preferred Interests outstanding (other than any Preferred Interests held by JLL, the JLL Member and their respective Affiliates); and provided, further, that such Demand Registration rights shall not apply until after the Company has effected an IPO by means of a registered, underwritten public offering (excluding, for the avoidance of doubt, any 144A Offering). Such Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered, (ii) the intended method of distribution in connection with such Demand Registration to the extent then known and (iii) the identity of each Member (a “Demanding Holder”) requesting such Demand. Within ten (10) business days after receipt of a Demand, the Company Offeror shall give written notice of such Demand to all other Members entitled to Demand Registration rights and shall include in such registration all Registrable Securities with respect to which the Company Offeror has received a written request for inclusion therein within twenty business (20) days after the receipt by such Member of the Company Offeror’s notice required by this paragraph; provided, however, that the Company Offeror shall not be required to file any registration statement (i) covering Registrable Securities with an aggregate Fair Market Value of less than Twenty Million Dollars ($20,000,000) in an underwritten offering; or (ii) covering Registrable Securities with an aggregate Fair Market Value of less than Ten Million Dollars ($10,000,000) in a non-underwritten offering. All holders of Registrable Securities requesting a Demand Registration in the initial Demand notice, as well as all holders participating in such Demand Registration following notice thereof from the Company pursuant to this Section 9.1(a), by exercise of their rights pursuant to Section 8.8 hereof or by their obligation to participate pursuant to Section 8.9 hereof, being collectively referred to herein as the “Demanding Holders.” Notwithstanding the foregoing, if the Registrable Securities held by the Preferred Holders at any time have a Fair Market Value of less than Ten Million Dollars ($10,000,000), then to the extent the Company or the Company Offeror, as applicable, is eligible to register securities on Form S-3 (or any successor form thereto), then the Company or such Company Offeror shall use its commercially reasonable efforts to file and cause to be declared effective a shelf registration statement on Form S-3 covering sales of any such Registrable Securities held by the Preferred Holders, and shall cause such shelf registration statement to remain effective until the Preferred Holders no longer own any Registrable Securities.

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(b) Number of Demands. The JLL Member, Peach (together with its Permitted Transferees that hold Interests), and the Preferred Holders (as a group) shall each be entitled to no more than one (1) Demand Registration in any twelve (12) month period and shall not be permitted to exercise their Demand rights pursuant to this Section 9.1 until the expiration of the 180-Day Lock-Up Period.

(c) Satisfaction of Obligations. A registration shall not be treated as a permitted Demand for a Demand Registration until (i) the applicable registration statement under the Securities Act has been filed with the Commission with respect to such Demand Registration (which shall include any registration statement that is not withdrawn by holders of Registrable Securities in the circumstances contemplated by Section 9.3 hereof), and (ii) such registration statement shall have been maintained continuously effective for a period of at least one hundred eighty (180) days or such shorter period during which all Registrable Securities included therein have been disposed of thereunder in accordance with the method of distribution set forth in such registration statement.

(d) Availability of Short Form Registrations. Following an IPO (other than a 144A Offering), the Company Offeror shall use its commercially reasonable efforts to comply with the requirements for use of short form registration for the sale of Registrable Securities under the Securities Act.

(e) Restrictions on Demand Registrations. The Company Offeror shall not be obligated (i) in the case of a Demand Registration, to maintain the effectiveness of a registration statement under the Securities Act, for a period longer than one hundred eighty (180) days or (ii) to effect any Demand Registration within one hundred eighty (180) days after the effective date of (A) a “firm commitment” underwritten registration in which all Members were given “piggyback” rights pursuant to Section 9.2 hereof (provided that, with respect to such a registration in which such piggyback rights were exercised, each such Member exercising such piggyback rights was permitted to include in such registration seventy-five percent (75%) of the Registrable Securities that such Member sought to include therein) or (B) any other Demand Registration. In addition, the Company Offeror shall be entitled to postpone (upon written notice to all Members) for up to ninety (90) days the filing or the effectiveness of a registration statement in respect of a Demand (but no more than once in any period of twelve (12) consecutive months) if the Board determines in good faith and in its reasonable judgment that effecting the Demand Registration in respect of such Demand would be materially adverse to any proposal or plan by the Company Offeror to engage in any debt or equity offering, material acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction. In the event of a postponement by the Company Offeror of the filing or effectiveness of a registration statement in respect of a Demand, the Demanding Holders shall have the right to withdraw such Demand in accordance with Section 9.3 hereof.

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(f) Participation in Demand Registrations. The Company Offeror shall not include any securities other than Registrable Securities in a Demand Registration, except with the written consent of the holders of the majority of the Registrable Securities sought to be registered pursuant to such Demand Registration held by all the Demanding Holders. If, in connection with a Demand Registration, any managing underwriter (or, if such Demand Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Demanding Holders of a majority of the Registrable Securities held by all the Demanding Holders (which such underwriter shall be reasonably acceptable to the Company Offeror and whose fees and expenses shall be borne solely by the Company Offeror)) advises the Company Offeror and the Demanding Holders of a majority of the Registrable Securities held by all the Demanding Holders that, in its opinion, the inclusion of all the Registrable Securities and, if authorized pursuant to this Article IX, other securities of the Company Offeror, in each case, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company Offeror shall include in the registration statement applicable to such Demand Registration only such securities as the Company Offeror and the Demanding Holders of Registrable Securities sought to be registered therein are advised by such underwriter can be sold without such an effect (the “Maximum Demand Number”), as follows and in the following order of priority:

(i) first, the number of Registrable Securities sought to be registered by each Demanding Holders, pro rata in proportion to the number of Registrable Securities sought to be registered by all such sellers; and

(ii) second, if the number of Registrable Securities to be included under clause (i) above is less than the Maximum Demand Number, the number of securities sought to be included by each other seller, pro rata in proportion to the number of securities sought to be sold by all such other sellers, which in the aggregate, when added to the number of securities to be included pursuant to clause (i) above, equals the Maximum Demand Number.

(g) Selection of Underwriters. If the Demanding Holders of a majority of the Registrable Securities held by all the Demanding Holders and proposed to be registered at such time request that such Demand Registration be an underwritten offering, then the Company Offeror shall select a nationally recognized underwriter or underwriters to manage and administer such offering, such underwriter or underwriters, as the case may be, to be subject to the approval of the Demanding Holders of a majority of the Registrable Securities held by all the Demanding Holders, which approval shall not be unreasonably withheld, conditioned or delayed.

(h) Other Registrations. If the Company Offeror has received a Demand and if the applicable registration statement in respect of such Demand has not been withdrawn or abandoned, the Company Offeror shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (other than a registration relating to the Company Offeror employee benefit plans, exchange offers by the Company Offeror or a merger or acquisition of a business or assets by the Company Offeror,

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including, without limitation, a registration on Forms S-4 or S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least ninety (90) days has elapsed from the effective date of any Demand Registration, unless a shorter period of time is approved by the Demanding Holders of a majority of the Registrable Securities held by all the Demanding Holders. Notwithstanding the foregoing, the Company Offeror shall be entitled to postpone any such Demand Registration and may file or cause to be effected such other registration in accordance with the terms of Section 9.1(e) hereof.

9.2 Piggyback Registrations.

(a) Right to Piggyback. Subject to the last sentence of this Section 9.2(a), and the other conditions set forth herein, at any time after one hundred eighty (180) days following the consummation of an IPO effected by means of a registered, underwritten public offering (excluding, for the avoidance of doubt, any 144A Offering) (the “180-Day Lock-Up Period”), whenever the Company Offeror proposes to register under the Securities Act any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities (other than a registration relating to the Company Offeror employee benefit plans, exchange offers by the Company Offeror or a merger or acquisition of a business or assets by the Company Offeror, including, without limitation, a registration on Form S-4 or Form S-8 or any successor form) (a “Piggyback Registration”), the Company Offeror shall give all Members prompt written notice thereof (but not less than ten (10) business days prior to the filing by the Company Offeror with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify, at a minimum, the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed method of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by the Company Offeror of the proposed minimum offering price of such securities. Upon the written request of a Member given within ten (10) business days of such Member’s receipt of the Piggyback Notice (which written request shall specify the number of Registrable Securities intended to be disposed of by such Member and the intended method of distribution thereof), the Company Offeror shall include in such registration all Registrable Securities with respect to which the Company Offeror has received such written requests for inclusion.

(b) Priority on Piggyback Registrations. If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Company Offeror (reasonably acceptable to the holders of a majority of the Registrable Securities sought to be included in such Piggyback Registration and whose fees and expenses shall be borne solely by the Company Offeror)) advises the Company Offeror and the holders of the Registrable Securities sought to be included in such Piggyback Registration, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company Offeror, any Persons who have sought to have Interests registered thereunder pursuant to rights to demand (other than pursuant to

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“piggyback” or other incidental or participation registration rights) such registration (such demand rights being “Other Demand Rights” and such Persons being “Other Demanding Sellers”), any holders of Registrable Securities seeking to sell such securities in such Piggyback Registration (“Piggyback Sellers”) and any other proposed sellers, in each case, if any, would adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company Offeror shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company Offeror, the Other Demanding Sellers, and the Piggyback Sellers are so advised by such underwriter can be sold without such an effect (the “Maximum Piggyback Number”), as follows and in the following order of priority:

(i) if the Piggyback Registration is an offering on behalf of the Company Offeror and not any Person exercising Other Demand Rights (whether or not other Persons seek to include securities therein pursuant to “piggyback” or other incidental or participatory registration rights) (a “Primary Offering”), then (A) first, such number of securities to be sold by the Company Offeror as the Company Offeror, in its reasonable judgment and acting in good faith, shall have determined, and (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, the number of Registrable Securities sought to be registered by each Piggyback Seller, pro rata in proportion to the number of Registrable Securities sought to be registered by all the Piggyback Sellers pro rata in proportion to the Registrable Securities sought to be registered by all the Piggyback Sellers and all other proposed sellers, which in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number; and

(ii) if the Piggyback Registration is an offering other than pursuant to a Primary Offering, then (A) first, such number of securities sought to be registered by the Company, if applicable, and each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers and (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, the number of Registrable Securities sought to be registered by each Piggyback Seller, pro rata in proportion to the number of Registrable Securities sought to be registered by all the Piggyback Sellers and all other proposed sellers, which in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number.

(c) Withdrawal by the Company Offeror. If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 9.2 and prior to time the registration statement filed in connection with such registration is declared effective, the Company Offeror shall determine for any reason not to register such securities, the Company Offeror may, at its election, give written notice of such determination to each Member and thereupon shall be relieved of its obligation to register

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any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses (as defined below) in connection therewith as provided herein). In the event that the Piggyback Sellers of such a registration hold Twenty Million Dollars ($20,000,000) of aggregate Fair Market Value of Registrable Securities as of such date, such holders may continue such registration as an underwritten Demand Registration and if such Piggyback Sellers of such a registration hold Ten Million Dollars ($10,000,000) of aggregate Fair Market Value of Registrable Securities as of such date, such holders may continue such registration as a non-underwritten Demand Registration. The continuation of such registration shall be counted as a Demand for all Members who participate in such registration.

9.3 Withdrawal Rights. Any Member having notified or directed the Company Offeror to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated for registration thereby by giving written notice to such effect to the Company Offeror at least five (5) Business Days prior to the effective date of such registration statement. In the event of any such withdrawal, the Company Offeror shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities hereunder. No such withdrawal shall affect the obligations of the Company Offeror with respect to the Registrable Securities not so withdrawn; provided that in the case of an underwritten Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below Twenty Million Dollars ($20,000,000) of aggregate market value as of such date or, in the case of a non-underwritten Demand Registration, such withdrawal shall reduce the number of Registrable Securities to be included in such registration below Ten Million Dollars ($10,000,000) of aggregate market value as of such date, then the Company Offeror shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect, referring to this Agreement and summarizing this Section 9.3, and within five (5) Business Days following the effectiveness of such notice, either the Company Offeror or the holders of a majority of the Registrable Securities sought to be registered may, by written notices made to each holder of Registrable Securities sought to be registered and the Company Offeror, respectively, elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such five (5) Business Day period, the Company Offeror shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company Offeror shall not seek, and shall use its best efforts to prevent, the effectiveness thereof. Any registration statement withdrawn or not filed (i) in accordance with an election by the Company Offeror, (ii) in accordance with an election by the holders of the majority of the Registrable Securities sought to be registered pursuant to such Demand Registration held by all the Demanding Holders pursuant to Section 9.1(e) hereof, (iii) in accordance with an election by the holders of the majority of the Registrable Securities sought to be registered pursuant to such Demand Registration held by all the Demanding Holders prior to the effectiveness of the applicable registration statement or (iv) in accordance with an election by the holders of

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the majority of the Registrable Securities sought to be registered pursuant to such Demand Registration held by all the Demanding Holders subsequent to the effectiveness of the applicable registration statement, if any post-effective amendment or supplement to the applicable registration statement contains adverse information regarding the Company Offeror shall not be counted as a Demand. Except as set forth in clause (iv) of the previous sentence, any Demand withdrawn in accordance with an election by the Demanding Holders subsequent to the effectiveness of the applicable registration statement shall be counted as a Demand unless the Members reimburse the Company Offeror for its reasonable out-of-pocket expenses (but not including any Internal Expenses, as defined below) related to the preparation and filing of such registration statement (in which event such registration statement shall not be counted as a Demand hereunder). Upon the written request of a majority of the Members, the Company Offeror shall promptly prepare a definitive statement of such out-of-pocket expenses in connection with such registration statement in order to assist such holders with a determination in accordance with the next preceding sentence.

9.4 Registration Procedures.

(a) Whenever the Members have requested that any Registrable Securities be registered pursuant to this Agreement (whether pursuant to Demand Registration or Piggyback Registration), the Company Offeror (subject to its right to withdraw such registration as contemplated by Section 9.2(c) hereof) shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of distribution thereof and, in connection therewith, the Company Offeror shall as expeditiously as possible:

(i) prepare and file with the Commission a registration statement with respect to such Registrable Securities on any form for which the Company Offeror then qualifies and is available for the sale of Registrable Securities to be registered thereunder in accordance with the intended method of distribution and use its commercially reasonable efforts to cause such registration statement to become effective within one hundred twenty (120) days of the date thereof;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a continuous period of not less than one hundred eighty (180) days (or, if earlier, until all Registrable Securities included in such registration statement have been sold thereunder in accordance with the method of distribution set forth therein) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof as set forth in such registration statement (including, without limitation, by incorporating in a prospectus supplement or post-effective amendment, at the request of a seller of Registrable Securities, the terms of the sale of such Registrable Securities);

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(iii) before filing with the Commission any such registration statement or prospectus or any amendments or supplements thereto, the Company Offeror shall furnish to counsel selected by the Demanding Holders of a majority of the Registrable Securities held by the Demanding Holders, counsel for the underwriter or sales or placement agent, if any, and any other counsel for holders of Registrable Securities, if any, in connection therewith, drafts of all such documents proposed to be filed and provide such counsel with a reasonable opportunity for review thereof and comment thereon, such review to be conducted and such comments to be delivered with reasonable promptness;

(iv) promptly (i) notify each seller of Registrable Securities of each of (x) the filing and effectiveness of the registration statement and prospectus and any amendment or supplements thereto, (y) the receipt of any comments from the Commission or any state securities law authorities or any other governmental authorities with respect to any such registration statement or prospectus or any amendments or supplements thereto, and (z) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction or any initiation or threat of any proceedings with respect to any of the foregoing and (ii) use its reasonable best efforts to obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

(v) furnish to each seller of Registrable Securities, the underwriters and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such registration statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such registration statement, each amendment and supplement thereto (in such case without such exhibits and documents), the prospectus (including each preliminary prospectus) included in such registration statement and prospectus supplements and all exhibits thereto and documents incorporated by reference therein and such other documents as such seller, underwriter, agent or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each such seller;

(vi) if requested by the managing underwriter or underwriters of any registration or by the Demanding Holders of a majority of the Registrable Securities held by the Demanding Holders, subject to approval of counsel to the Company Offeror in its reasonable judgment, promptly incorporate in a prospectus, supplement or post-effective amendment to the registration statement such information concerning underwriters and the plan of distribution of

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the Registrable Securities as such managing underwriter or underwriters or such holders shall reasonably furnish to the Company Offeror in writing and request be included therein, including, without limitation, with respect to the number of Registrable Securities being sold by such holders to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus, supplement or post-effective amendment as soon as possible after being notified of the matters to be incorporated in such prospectus, supplement or post-effective amendment;

(vii) use its best efforts to register or qualify such Registrable Securities under such securities or “blue sky” laws of such jurisdictions as the holders of a majority of Registrable Securities sought to be registered reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the holders of a majority of Registrable Securities sought to be registered to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders and keep such registration or qualification in effect for so long as the registration statement remains effective under the Securities Act (provided that the Company Offeror shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (y) subject itself to taxation in any such jurisdiction where it would not otherwise be subject to taxation but for this paragraph or (z) consent to the general service of process in any jurisdiction where it would not otherwise be subject to general service of process but for this paragraph);

(viii) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the discovery that, or of the happening of any event as a result of which, the registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and promptly prepare and furnish to each such seller a supplement or amendment to the prospectus contained in such registration statement (and prepare and file and cause to become effective a post-effective amendment to such registration statement) so that such registration statement shall not, and such prospectus as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

(ix) cause all such Registrable Securities to be listed on The New York Stock Exchange or the Nasdaq Stock Market (“Nasdaq”) and/or any other domestic or foreign securities exchange and included in each established over-the-counter market on which or through which similar securities of the Company Offeror are listed or traded and, if listed on Nasdaq, use its reasonable efforts to secure designation of all such Registrable Securities covered by such registration statement as a Nasdaq “national market system security” within the meaning of Rule 11Aa2-1 under the Exchange Act, or, failing that, to secure Nasdaq authorization for such Registrable Securities;

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(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter all financial and other records, pertinent corporate documents and properties of the Company Offeror, and cause the Company Offeror’s officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by any such sellers, underwriters, attorneys, accountants or agents in connection with such registration statement. Information which the Company Offeror determines, in good faith, to be confidential shall not be disclosed by such persons unless (x) the disclosure of such information is necessary to avoid or correct a misstatement or omission in such registration statement or as otherwise required to be disclosed pursuant to the Securities Act and the rules promulgated thereunder, or (y) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each seller of Registrable Securities agrees, on its own behalf and on behalf of all its underwriters, accountants, attorneys and agents, that the information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company Offeror unless and until such is made generally available to the public. Each seller of Registrable Securities further agrees, on its own behalf and on behalf of all its underwriters, accountants, attorneys and agents, that it will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give notice to the Company Offeror and allow the Company Offeror, at its expense, to undertake appropriate action to prevent disclosure of the information deemed confidential;

(xi) use its best efforts to comply with all applicable laws related to such registration statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act) and make generally available to its security holders as soon as practicable (but in any event not later than fifteen (15) months after the effectiveness of such registration statement) an earnings statement of the Company Offeror and its subsidiaries complying with Section 11(a) of the Securities Act;

(xii) permit any Member, which Member, in its sole and exclusive judgment, might be deemed to be an underwriter or controlling person of the Company Offeror, to participate in the preparation of such registration statement and to require the insertion therein of material furnished to the Company Offeror in writing, which in the reasonable judgment of such holder and such holder’s counsel should be included;

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(xiii) use reasonable best efforts to furnish to each seller of Registrable Securities a signed counterpart of (x) an opinion of counsel for the Company Offeror and (y) a comfort letter signed by the independent public accountants who have certified the Company Offeror’s financial statements included or incorporated by reference in such registration statement, covering such matters with respect to such registration statement and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities for the account of, or on behalf of, an issuer of common stock, such opinion and comfort letters to be dated the date such opinions and comfort letters are customarily dated in such transactions, and covering in the case of such legal opinion, such other legal matters and, in the case of such comfort letter, such other financial matters, as the holders of a majority of the Registrable Securities being sold may reasonably request; and

(xiv) take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

(b) Underwriting. Without limiting any of the foregoing, in the event that any offering of Registrable Securities is to be made by or through an underwriter, the Company Offeror shall enter into an underwriting agreement with a managing underwriter or underwriters containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to underwritten public offerings of common stock for the account of, or on behalf of, such issuers. In connection with the sale of Registrable Securities hereunder, any seller of such Registrable Securities may, at its option, require that any and all representations and warranties by, and indemnities and agreements of, the Company Offeror to or for the benefit of such underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriter if such sale of Registrable Securities were pursuant to a customary underwritten offering) be made to and for the benefit of such seller and that any or all of the conditions precedent to the obligations of such underwriter or underwriters (or which would be so for the benefit of such underwriter or underwriters under a customary underwriting agreement) be conditions precedent to the obligations of such seller in connection with the disposition of its securities pursuant to the terms hereof (it being agreed that in connection with any Demand Registration, without limiting any rights or remedies of the Members, in the event any such condition precedent shall not be satisfied and, if not so satisfied, shall not be waived by the holders of a majority of the Registrable Securities to be included in such Demand Registration, such Demand Registration shall not be counted as a permitted Demand hereunder). In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company Offeror shall (x) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested and (y) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

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(c) Return of Prospectuses. Each seller of Registrable Securities hereunder agrees that upon receipt of any notice from the Company Offeror of the happening of any event of the kind described in Section 9.4(a)(viii) hereof, such seller shall forthwith discontinue such seller’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 9.4(a)(viii) hereof and, if so directed by the Company Offeror, deliver to the Company Offeror all copies, other than permanent file copies, then in such seller’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company Offeror shall give such notice, the one hundred eighty (180)-day period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 9.4(a)(viii) hereof to the date when all such sellers shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

(d) Transfer of Restricted Common Interests. Any Restricted Common Interests that are Transferred pursuant to this Article IX shall, automatically upon such Transfer, convert into and become Common Interests that are not Restricted Common Interests.

9.5 Registration Expenses. All expenses incident to the Company Offeror’s performance of, or compliance with, its obligations under this Agreement, including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws (including, without limitation, the fees and expenses of counsel for underwriters or placement or sales agents, if any, in connection therewith), all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of underwriters and sales and placement agents, if any, in connection therewith (excluding discounts and commissions), all fees and expenses of the Company Offeror’s independent certified public accountants and counsel (including, without limitation, with respect to “comfort” letters and opinions) (collectively, the “Registration Expenses”) shall be borne by the Company Offeror. The Company Offeror shall be responsible for the fees and expenses of one (1) firm of attorneys retained by all of the Members in the aggregate in connection with the sale of Registrable Securities. Notwithstanding the foregoing, (i) the Company Offeror shall not be responsible for the fees and expenses of any additional counsel, or any of the accountants, agents or experts retained by the

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Members in connection with the sale of Registrable Securities and (ii) all underwriting discounts and underwriting fees shall be borne ratably by the selling equity holders. The Company Offeror will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) (collectively, “Internal Expenses”) and, except as otherwise provided in this Section 9.5, the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company Offeror are then listed or traded or for listing on Nasdaq.

9.6 Indemnification.

(a) By the Company Offeror. The Company Offeror agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities being sold, its officers, directors, managers, partners, stockholders, members, employees and agents and each Person who controls (within the meaning of the Securities Act) such holder or such an other indemnified Person against all losses, claims, damages, liabilities and expenses (collectively, the “Losses”) caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Company Offeror in writing by or on behalf of such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company Offeror has furnished such holder with a sufficient number of copies of the same as required by Article IX hereof. In connection with an underwritten offering and without limiting any of the Company Offeror’s other obligations under this Agreement, the Company Offeror shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of the Securities Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities being sold.

(b) By Members. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish, or cause to be furnished, to the Company Offeror in writing information regarding such holder’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall indemnify the Company Offeror, its directors, officers, employees and agents and each Person who controls (within the meaning of the Securities Act) the Company Offeror or such other indemnified Person against all Losses caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in

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such written information so furnished in writing by or on behalf of such holder and such information was actually used by the Company in a final prospectus or a post-effective amendment; provided, however, that each holder’s obligation to indemnify the Company Offeror hereunder shall be apportioned between each holder based upon the net amount received by each holder from the sale of Registrable Securities, as compared to the total net amount received by all of the holders of Registrable Securities sold pursuant to such registration statement, no such holder being liable to the Company Offeror in excess of such apportionment.

(c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

(d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, in which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail diligently to contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld).

(e) Survival. The indemnification obligations of the Company Offeror and the Members selling Registrable Securities under this Section 9.6 shall survive until the first anniversary of the expiration of all applicable statutes of limitation or extensions of such statutes. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

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(f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Member shall be required to make a contribution in excess of the net amount received by such holder from the sale of Registrable Securities.

9.7 “Market Stand-Off” Agreement.

(a) Each Member hereby agrees that for seven days prior to and up to one hundred eighty (180) days (or, if the underwriter has agreed with respect to the Selling Members to a shorter period, such shorter period) following the effective date of the first registration statement of the Company Offeror covering Registrable Securities filed on Form S-1 under the Securities Act, such Member shall not, to the extent requested by the Company Offeror or the underwriter, directly or indirectly sell, offer to sell, contract to sell (including any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company Offeror held by it at any time during such period.

(b) Each Member hereby agrees that for seven days prior to and up to sixty (60) days (or, if the underwriter has agreed with respect to the Selling Members to a shorter period, such shorter period) following the effective date of any registration statement (other than the first) of the Company Offeror covering Registrable Securities filed on Form S-1 or Form S-3 under the Securities Act, such Member shall not, to the extent requested by the Company Offeror or the underwriter, directly or indirectly sell, offer to sell, contract to sell (including any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company Offeror held by it at any time during such period except Registrable Securities included in such registration statement; provided, however, that, subject to the approval of the underwriter (which may be withheld in its sole discretion), each Member may effect sales of Company Offeror securities pursuant to Rule 144 of the Securities Act.

In order to enforce the foregoing covenants in this Section 9.7, the Company Offeror may impose stop-transfer instructions with respect to the Registrable Securities of each Member until the end of such period.

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ARTICLE X

CONVERSIONS, PUBLIC OFFERINGS AND SALE TRANSACTIONS

10.1 Public Offering Mechanics. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Article IX:

(a) In the event the Board, with the approval of the JLL Member, determines to commence an IPO or otherwise determines that the business activities of the Company should be conducted by a corporation, it shall reorganize the Company into a corporation incorporated under the laws of Delaware or such other jurisdiction as the Board may determine, or otherwise reorganize the Company so that it is managed by a corporation, which acts as its managing member, and such corporation holds a portion of the Interests of the Company (any such surviving or successor corporation or corporation acting as the Company’s managing member is referred to as the Company Offeror) in such manner as the Company deems appropriate, efficient (including in terms of tax treatment) and in the best interests of the Company, subject to the requirements of this Section 10.1 (such reorganization, including by way of merger, recapitalization, asset and liability transfer, or equity exchange, the “Conversion Transaction”). The holders of a majority of the Preferred Interests shall be provided with an advance copy of any documents effecting such conversion and a reasonable opportunity to comment thereon.

(b) This Agreement shall, upon consummation of the Conversion Transaction, be replaced by an agreement (or agreements) executed by the Company Offeror and the Members containing terms and conditions substantially similar to those set forth herein. The certificate of incorporation and by-laws of the Company Offeror shall be in such form as is approved by the Board, provided that they shall not conflict with the terms and conditions of the replacement agreement (or agreements) described in the preceding sentence.

(c) Fractional Interests of Company Offeror common stock issuable pursuant to the Conversion Transaction shall be rounded or cashed out in an equitable manner, as determined by the Board; provided that the Board shall use its good faith efforts to minimize fractional Interests.

(d) In order to structure a Conversion Transaction in a tax efficient manner for Peach, provided that (x) Life Settlement Corporation, SES Endurance Trust, Discounted Life Holdings, LLC, DLP Funding, LLC, DLP Funding II, LLC, DLP Funding III, LLC, DLP Master Trust, DLP Master Trust II, DLP Master Trust III, DLP Funding, Ltd., DLP Funding II, Ltd. and DLP Funding III Ltd. are not then Subsidiaries of Peach (or will be distributed prior to any acquisition of Peach pursuant to this Section 10.1(d)), (y) Peach has not conducted any trade or business other than, by virtue of its ownership of Interests, its ownership of Life Settlement Corporation, SES Endurance Trust, Discounted Life Holdings, LLC, DLP Funding, LLC, DLP Funding II, LLC, DLP Funding III, LLC, DLP Master Trust, DLP Master Trust II, DLP Master Trust III, DLP Funding, Ltd., DLP Funding II, Ltd.

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and DLP Funding III Ltd. or its ownership of any assets distributed to Peach pursuant to Section 2.8 and Section 5.21 of the Peach Merger Agreement, and (z) Peach does not have any material liabilities, the corporation that the Company is organized into or the corporation that holds a portion of the Interests in the Company, as described in Section 10.1(a) and as the case may be, shall acquire Peach pursuant to a transaction whereby the receipt of the equity interests in the corporation by the stockholders of Peach is intended to qualify for non-recognition treatment under Section 351 of the Code or Section 368 of the Code. If any of the foregoing requirements of clauses (y) and (z) of this Section 10.1(d) is not satisfied, then the Company and Peach shall use commercially reasonable efforts (taking into account the anticipated interests of the purchasers of securities in the IPO and any advice from the Company’s and Peach’s counsel, underwriters, investment bankers and other financial advisors) to structure the Conversion Transaction in a manner that, in the opinion of the counsel to Peach, should permit the Interests held by Peach to be transferred pursuant to the Conversion Transaction in a manner that qualifies as a reorganization within the meaning of Section 368(a)(1)(C) of the Code. Notwithstanding the foregoing, the provisions of this Section 10.1(d) shall not create an obligation to structure the transaction to qualify for non-recognition treatment under Section 351 of the Code or Section 368 of the Code if such obligation would, in the good faith determination of the Board (taking into account the anticipated interests of the purchasers of securities in the IPO and advice from the Company’s and Peach’s counsel, underwriters, investment bankers and other financial advisors), reasonably be expected to (1) have an adverse financial impact on the Company or any of its Members or the Company Offeror or any of its equity holders in the amount of more than $2,700,000 (without regard to any available net operating losses of Peach) or (2) cause a material delay of such IPO of more than ninety (90) days; provided, however, that if the Board determines that the amount of adverse financial impact would exceed $2,700,000 as provided above, then the Company shall negotiate in good faith with Peach in an effort to agree upon terms and conditions pursuant to which Peach can compensate the Company or its Members or the Company Offeror or its equity holders, as applicable, for such adverse financial impact and, in the event the parties reach such an agreement, then the Company shall structure the transaction to qualify for non-recognition treatment under Section 351 of the Code or Section 368 of the Code, as applicable; provided, further, that none of the foregoing shall create any obligation of the Company or any of its Members or the Company Offeror or any of its equity holders to accept any uncompensated adverse financial impact arising from the 2009 cancellation of indebtedness of Peach Holdings, Inc.

(e) In connection with and in order to facilitate an IPO by a Company Offeror, each Member will take all such action as is necessary (including the voting of all equity interests in the Company Offeror owned by such person) in order to effect amendments to the Company Offeror’s organizational documents as are customary for a company which is to engage in an initial public offering of its equity securities and which are reasonably requested by the managing underwriters or by the Company in order to expedite or facilitate the disposition of the equity securities of the Company Offeror in connection with such offering; provided, however, that no Member shall be required to take any actions not required from the other Members or any action inconsistent with the terms of this Agreement. Provided that such Conversion Transaction is effectuated in accordance

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with the terms hereof, each Member hereby (i) consents to any such Conversion Transaction, (ii) agrees to execute, acknowledge and deliver any further agreements, documents or instruments requested by the Company (or any successor thereto) reasonably necessary or customary in connection with this Section 10.1 and (iii) designates and appoints the Company’s Chief Executive Officer as its true and lawful attorney and proxy, in its name, place and stead, to make, execute, sign and file such instruments, documents or certificates which may from time to time be required by the laws of the United States of America and the State of Delaware and any political subdivision thereof or any other state or political subdivision in which the Company shall do business to carry out the purposes of this Section 10.1. The Board shall provide to the Members copies of all documents executed pursuant to the power of attorney contained in this Section 10.1(e).

(f) In the event of an IPO, if any holder of Preferred Interests, Class C Profits Interests or Common Interests is an investment fund, the governance documents of which prohibit such holder from owning publicly traded securities, then provision shall be made for such holder to own a class of Interests (or a class of stock of the Company Offeror, if applicable) which: (i) is in all respects identical to the Interests of the Company or the successor securities of the Company Offeror that have been listed or admitted for trading on a securities exchange, except that such class of Interests or other securities will not be listed or admitted for trading on any securities exchange and (ii) is convertible at any time, at the option of the holder, into the class of Interests or securities of the Company or such Company Offeror that is listed or admitted for trading on a securities exchange; it being understood that the holder of any class of Interests or securities described in this sentence shall have no additional rights by virtue of such ownership, including (for the avoidance of doubt) no right to any class vote with respect to any matter voted on by the security holders of the Company or such Company Offeror.

10.2 Treatment of Interests in Conversion or Sale Transaction.

(a) General. In connection with any Conversion Transaction or Sale Transaction in which the Common Interests are converted into or exchanged for securities, the Company shall cause any Preferred Interests then outstanding to be converted:

(i) if no Preferred Interests remain outstanding or the Company could then mandatorily convert the Preferred Interests pursuant to Section 5.1(d)(iv) if it so elected and the Company elects to convert such Preferred Interests, into the same class of securities into which the Common Interests shall be converted; and

(ii) if Preferred Interests remain outstanding and the Company could not then mandatorily convert the Preferred Interests pursuant to Section 5.1(d)(iv) if it so elected (or the Company elects not to do so), into non-participating convertible preferred stock, subject to a mandatory conversion obligation comparable to that set forth in Section 5.1(d)(iv) with respect to the Preferred Interests and otherwise having rights, preferences and protections comparable to those otherwise set forth in this Agreement;

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and shall cause any Class B Management Interests and Class C Profits Interests then outstanding to be converted into the same class of securities into which the Common Interests shall be converted; provided, however, that (i) in the case of a Conversion Transaction, the securities into which the Class B Management Interests are converted shall remain subject to the same provisions regarding forfeiture and repurchase as are set forth in Section 5.1(c) hereof or in any Management Interests Award Agreement; and (ii) in the case of a Sale Transaction, all such provisions regarding forfeiture and repurchase of Class B Management Interests shall terminate and be of no further force or effect.

(b)	Mechanics.

(i) For purposes of the conversion of the Interests pursuant to clause (a) above or the distribution of cash, securities or other property received as consideration in connection with any Sale Transaction or Conversion Transaction, each Common Interest, Preferred Interest, Class B Management Interest and Class C Profits Interest shall be converted at a conversion rate based upon, or receive consideration determined by reference to, the Fair Market Value of the Company at the time of such Sale Transaction or Conversion Transaction and the relative distributions to which each of the then outstanding Common Interests, Preferred Interests, Class B Management Interests and Class C Profits Interests would be entitled if an amount equal to such Fair Market Value were distributed in a liquidation pursuant to Section 12.1(b) and (c) hereof, taking into account all distributions made after the Effective Date and prior to the date of the Sale Transaction or Conversion Transaction and the application of the Adjustment Factor, if applicable. The Company and each of the Members shall use their respective commercially reasonable efforts to cause any Sale Transaction to be consummated in a manner that gives effect to the allocation of proceeds contemplated by the immediately preceding sentence. In furtherance of the foregoing, in the event that any Sale Transaction is structured, in whole or in part, as a sale of the assets or equity interests of one or more of the Company’s Members or any of such Member’s Affiliates, each of the Members and the Company hereby agrees that the aggregate purchase price proceeds received by all Members and their respective Affiliates in connection with any such Sale Transaction shall be allocated among the Members as though such Sale Transaction had been consummated as a sale of all of the assets of the Company followed by the distribution of the aggregate proceeds thereof in accordance with Section 12.1(b) and (c) hereof.

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(ii) Notwithstanding anything to the contrary set forth herein, upon any Conversion Transaction, the Tranche C-1 Profits Interests and Tranche C-2 Profits Interests shall be converted into or exchanged for common stock or equity interests, if any, as provided in Section 10.2(b)(i) plus warrants to purchase common stock or other equity interests in the reorganized Company as provided in this Section 10.2(b)(ii). The warrants issued in respect of the Tranche C-1 Profits Interests shall entitle the holders thereof to purchase common stock or other equity interests in the reorganized Company equal to (x) 2.5% (or such lesser percentage as shall be equal to the Priority Distribution percentage of the Tranche C-1 Profits Interests after applying Section 6.4(c)) of the outstanding common stock or other equity interests in the reorganized Company (on a fully-diluted basis after giving effect to such warrants and any other options or rights to purchase common stock or other equity interests in the reorganized Company then outstanding) minus (y) the percentage of common stock or other equity interests in the reorganized Company actually issued pursuant to the first sentence of this Section 10.2(b)(ii) in respect of the Tranche C-1 Profits Interests. The warrants issued pursuant to the immediately preceding sentence shall have an exercise price based on the greater of the Fair Market Value of the Company at the time of the Conversion Transaction and the valuation of the Company at $1,000,000,000. The warrants issued in respect of the Tranche C-2 Profits Interests shall entitle the holders thereof to purchase common stock or other equity interests in the reorganized Company equal to (x) 2.5% (or such lesser percentage as shall be equal to the Priority Distribution percentage of the Tranche C-2 Profits Interests after applying Section 6.4(c)) of the outstanding common stock or other equity interests in the reorganized Company (on a fully-diluted basis after giving effect to such warrants and any other options or rights to purchase common stock or other equity interests in the reorganized Company then outstanding) minus (y) the percentage of common stock or other equity interests in the reorganized Company actually issued pursuant to the first sentence of this Section 10.2(b)(ii) in respect of Tranche C-2 Profits Interests. The warrants issued pursuant to the immediately preceding sentence shall have an exercise price based on the greater of the Fair Market Value of the Company at the time of the Conversion Transaction and the valuation of the Company at $1,500,000,000. All warrants issuable pursuant to this Section 10.2(b)(ii) shall be exercisable until the later of (x) ten (10) years after the Effective Date and (y) three (3) years after the date of issuance of such warrants. Any such warrants to be issued to Credit Suisse or any CS-Controlled Affiliate shall provide that such warrants may not be exercised if, as a result of exercising such warrants, Peach, DLJMB, Credit Suisse or any CS-Controlled Affiliate would hold, individually or in the aggregate, an aggregate number of shares of common stock or other equity interests in the reorganized Company equal to more than 14.9% of the combined voting interests of the reorganized Company or more than 33.3% of the outstanding common stock or other equity interests in the reorganized Company; provided that the exercise period attributable to any such warrants shall be extended to account for any period during which such warrants may not be exercised.

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(iii) Notwithstanding anything to the contrary set forth herein, upon any Sale Transaction consummated with a company that does not have a class of equity securities registered under the Exchange Act as a result of which the Interests are exchanged or converted into common stock or equity interests (“Purchaser Securities”) of a purchaser entity (the “Purchaser Entity”) and such Purchaser Securities constitute both (a) greater than fifty percent (50%) in voting rights of the equity of the Purchaser Entity outstanding immediately following the consummation of such transaction and (b) at least 5% of the total consideration paid in respect of the Interests, the Tranche C-1 Profits Interests and Tranche C-2 Profits Interests shall be converted into or exchanged for common stock or equity interests, if any, as provided in Section 10.2(b)(i) plus, as determined by the Board in its reasonable discretion, either (X) warrants to purchase common stock or other equity interests in the Purchaser Entity, as the case may be, with substantially the same economic substance as the warrants (taking into account any cash consideration received in connection with the Sale Transaction) or (Y) another form of consideration determined by the Board to have substantially equivalent value thereto.

(c) Additional Agreements.

(i) In the event that an IPO of the Company or a Sale Transaction is effected (provided that such Conversion Transaction is effectuated in accordance with the terms hereof), in whole or in part, by (x) means of a public offering of the securities of one of the Company’s Members or such Member’s Affiliates or (y) the sale of all or substantially all of the capital stock or assets of, or a merger, consolidation, recapitalization, reclassification or similar transaction involving, one of the Company’s Members or such Member’s Affiliates, respectively, each of the Members and the Company hereby (i) acknowledges and agrees that (a) neither such Conversion Transaction or Sale Transaction nor any related transaction, such as the execution of a customary tax receivable agreement, shall constitute an “Affiliate Transaction” for purposes of Section 2.7 hereof and (b) such Conversion Transaction or Sale Transaction shall be effected in a manner that gives effect to Section 10.1 or this Section 10.2, as applicable and (ii) covenants and agrees to take all actions reasonably necessary to effect such IPO or Sale Transaction, including (to the extent consistent with the provisions of Section 10.1 or this Section 10.2) exchanging any Interests held by such member for capital stock or other equity interests of the Member or Affiliate that is the subject of such IPO or Sale Transaction.

(ii) The Company acknowledges and agrees that it will use commercially reasonable efforts to structure any Sale Transaction in a manner that is tax-efficient to Peach, including an acquisition of the equity interests of Peach by the acquirer; provided that, Peach acknowledges and agrees that (i) there are no assurances that the acquirer will acquire the equity interests of Peach, (ii) the acquisition of Interests by the acquirer will not be conditioned on the acquisition of the equity interests of Peach, and (iii) any acquisition of the equity interests of Peach cannot result in a lower amount of consideration paid by the acquirer to the other Members for their Interests.

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(iii) In connection with any IPO, each Person (other than Peach) who receives securities in exchange for, or upon conversion of, Common Interests that were originally issued pursuant to the Peach Merger Agreement shall, if required by and in accordance with, Section 7.4(b) of the Peach Merger Agreement, execute a joinder agreeing to be bound by the indemnity provisions of the Peach Merger Agreement.

10.3 Survival.

(a) Without limiting the generality of Section 10.1(b), but subject to Section 10.2(a) and Section 10.3(b), (i) the Director designation rights in Section 4.1, (ii) the corporate opportunity doctrine in Section 4.8, (iii) the Company’s option, if any, to purchase Class B Management Interests pursuant to Section 5.1(c) hereof and any Management Interest Award Agreement, (iv) the preemptive rights and obligations of the Members set forth in Section 5.3 hereof, (v) the transfer restrictions set forth in Section 8.1, (vi) the tag-along rights and obligations of the Members set forth in Section 8.8 hereof, (vii) the drag-along rights and obligations of the Members set forth in Section 8.9 hereof, (viii) the right of first offer set forth in Section 8.10, (ix) the registration rights and obligations of the Members and the Company set forth in Article IX hereof, (x) the obligations of the Company under Section 7.8 hereof, and (xi) the exculpation and indemnification rights and obligations of the Company and the Members set forth in Article XIII hereof shall each survive any merger or consolidation of the Company with and into another entity or conversion of the Company into a corporation and, in such event, (1) all (A) references to the Class B Management Interests in Section 5.1(c) hereof or any Management Interests Award Agreement, (B) all references to the Common Interests, Convertible Interests or Preferred Interests in Section 5.3 hereof, and (C) all references to the Common Interests or Preferred Interests in Sections 8.8, 8.9 and 8.10 and Article IX hereof shall, in each case, be deemed to refer to the equity securities into which the Class B Management Interests, Class C Profits Interests, Common Interests, Convertible Interests or Preferred Interests, as the case may be, were converted or exchanged in such merger, consolidation or conversion, (2) all references to the Company shall be deemed to refer to the Company’s successor and (3) each Member agrees to execute, acknowledge and deliver any further agreements, documents or instruments requested by the Company (or the successor thereto) for the purpose of evidencing the survival of the provisions set forth in Sections 4.1, 4.8, 5.1 (or any Management Interest Award Agreement), 5.3, 7.8, 8.8, 8.9, 8.10, Article IX and Article XIII hereof.

(b) Notwithstanding the foregoing, (i) the rights set forth in Section 4.1 hereof to have representatives attend meetings of the Board as observers and the preemptive rights and obligations of the Members set forth in Section 5.3 hereof shall expire on the date on which an IPO is consummated; (ii) the prohibition set forth in Section 8.1 hereof on the transfer of Common Interests and Class C Profits Interests received upon the closing of the transactions contemplated in the Peach Merger Agreement shall expire on the date on which an IPO is consummated provided that each holder of such Common Interests and Class C Profits Interests has agreed to be subject to the same underwriters’

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lock-up agreements as the JLL Member; (iii)(A) the tag-along rights and obligations of the Members set forth in Section 8.8 hereof, and (B) the drag-along rights and obligations of the Members set forth in Section 8.9 hereof shall expire on the date on which an IPO (effected by means of a registered, underwritten public offering (excluding, for the avoidance of doubt, a 144A Offering)) is consummated; and (iv) (A) the registration rights and obligations of the Members set forth in Article IX hereof, (B) the exculpation and indemnification rights and obligations of the Company and the Members set forth in Article XIII hereof, and (C) the Company’s option to purchase Class B Management Interests (or any successor security) pursuant to Section 5.1(c) hereof or, in the case of Class B Management Interests, any Management Interests Award Agreement shall survive the consummation of an IPO in accordance with the terms set forth therein.

ARTICLE XI

EVENTS OF DISSOLUTION

The Company shall be dissolved upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) Member Approval is obtained in favor of dissolution; or

(b) A judicial dissolution of the Company under Section 18-802 of the Act.

No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the existence of the Company to terminate. To the extent reasonably practicable, the Company shall provide the Members who hold Preferred Interests with thirty (30) days’ prior notice of an Event of Dissolution, together with a good faith estimate by the Board as to the proceeds anticipated to be distributed pursuant to Section 12.1 in connection therewith.

ARTICLE XII

TERMINATION

12.1 Liquidation. In the event that an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

(a) first to creditors, including Members who are creditors to the extent permitted by law, in satisfaction of the Company’s liabilities;

(b) then, with respect to each Preferred Interest, the Liquidation Preference; and

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(c) thereafter, to the holders of Common Interests, Class B Management Interests and Class C Profits Interests, in accordance with the priorities set forth in Section 6.4 hereof and Schedule A attached hereto; provided, however, that solely for purposes of this Section 12.1(c), all references to “Preferred Interests” in Section 6.4 hereof and Schedule A attached hereto shall be deemed deleted.

12.2 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

12.3 Distribution in Kind. In the event the Board determines in connection with the liquidation of the Company that a portion of the Company’s assets are best distributed in kind to the Members, then such assets shall be so distributed in kind to the Members in undivided interests therein as tenants in common in the manner specified in Section 6.1(g) hereof.

12.4 Cancellation of Certificate. Upon the completion of the winding up of the Company’s affairs and distribution of the Company’s assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE XIII

EXCULPATION AND INDEMNIFICATION

13.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members, Directors, or any officers, directors, stockholder, partners, employees, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company or any of its Affiliates (individually, a “Covered Person” and, collectively, the “Covered Persons”) nor any former Covered Person shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided a court of competent jurisdiction shall not have determined that such act or omission constitutes fraud, willful misconduct or bad faith.

13.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the

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Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 13.2 with respect to (i) any Claim with respect to which a court of competent jurisdiction has determined that such Covered Person has engaged in fraud, willful misconduct or bad faith or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 13.2.

13.3 Amendments. Any repeal or modification of this Article XIII shall not adversely affect any rights of such Covered Person pursuant to this Article XIII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XIV

AMENDMENT TO AGREEMENT

14.1 Amendments.

(a) Except as provided in Section 14.1(b), amendments to this Agreement and to the Certificate of Formation shall require Member Approval. Except as provided in Section 5.1(d)(i)(2)(C) hereof, no other vote of any class or series of Members shall be required to approve any such amendment. Notwithstanding anything to the contrary contained herein, (i) no amendment to this Agreement or to the Certificate of Formation shall be effective with respect to any Member not voting in favor thereof, if such amendment would adversely affect such Member in any material respect in a manner that is disproportionately adverse to such Member, (ii) any amendment to the terms of the Class C Profits Interests shall require the approval of a majority of the holders of the Class C Profits Interests, (iii) any amendment to Sections 2.7, 4.1, 4.8, 4.9, 5.1(b)(i)(2), 5.6(e), 5.7, 5.8, 7.2(b), 7.8, 8.1, 8.8, 8.9, 8.10, 9.1(a), 9.1(b), 10.1(d) or this Section 14.1(a) that would adversely affect Peach and its Permitted Transferees that hold Interests shall require the approval of holders of a majority of the Common Interests held by Peach and its Permitted Transferees that hold Interests, (iv) any amendment to the terms of the Non-Voting Common Interests shall require the approval of the holders of a majority of the Non-Voting Common Interests and (v) no amendment to the provisions of Sections 7.4, 7.7 and 7.8 shall be effected without the approval of the holders of a majority of the Common Interests issued to Peach in connection with the Peach Merger Agreement.

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(b) An amendment shall become effective as of the date specified in the Members’ approval or, if none is specified, as of the date of such approval or as otherwise provided in the Act. Notwithstanding the foregoing, the Board may amend this Agreement without the approval of any Members (i) subject to Section 5.1(d)(i)(2)(C), to create any class or series of Interests and fix for each such class or series such voting powers, distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in such amendment; (ii) to implement the admission of Substitute Members or Additional Members; (iii) to satisfy any law; (iv) to change the name of the Company; (v) to convert the Company into a corporation as set forth in Section 10.1 hereof; (vi) to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained in this Agreement; (vii) to reflect in the books and records of the Company transfers, issuances or other transactions that have been conducted in accordance with this Agreement, and (viii) to reflect the terms of any Class B Management Interests granted from time to time in Schedule A hereto.

ARTICLE XV

GENERAL PROVISIONS

15.1 Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by first-class mail in any such case directed or addressed to the respective addresses set forth in this Section 15.1 or in the books and records of the Company, (iv) delivered by electronic mail to the e-mail address of the party to whom notice is sent, as set forth in this Section 15.1 or in the books and records of the Company (but only if an e-mail address is given for such notices), or (v) transmitted by facsimile transmitted to:

If to the Company, to:

J.G. Wentworth, LLC

40 Morris Avenue

Bryn Mawr, Pennsylvania 19010

Attention: Linda C. Morris, Senior Vice President & General Counsel

Fax: (484) 434-2351

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Attention:   Robert B. Pincus, Esq.
                   Steven J. Daniels, Esq.

Fax:            (302) 651-3001

Email:         Bob.Pincus@skadden.com
                   Steven.Daniels@skadden.com

If to any Member, to the address of such Member specified in the books and records of the Company;

Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of mail, five (5) days after deposit in the postal system, first-class mail, postage prepaid; and (d) in the case of facsimile notices, when electronic indication of receipt is received. Any party may change its address and telecopy number by written notice to the other parties given in accordance with this Section 15.1.

15.2 Entire Agreement, etc. This Agreement, together with any Management Interests Award Agreements, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by the Member or Members required to approve such a waiver, or a duly authorized officer thereof in the case of a Member that is not a natural person. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

15.3 Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and Article and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

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15.4 Counterparts. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

15.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Members’ expectations regarding this Agreement. Otherwise, the Members agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

15.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

15.7 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Members. Each Member of the Company shall, notwithstanding that any such Member may not have executed this Agreement, be bound by, and subject to the terms of, this Agreement as and to the same extent as a signatory hereto.

15.8 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

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15.9 Parties in Interest. This Agreement is made solely for the benefit of the parties hereto and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise, other than Sections 7.7 and 7.8 (which are intended to be for the benefit of the Persons covered thereby, including the stockholders of Peach Group Holding, Inc., and may be enforced by such Persons).

15.10 Limited Liability Company. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership under the laws of the State of Delaware or any other laws; provided, however, that, to the extent permitted by U.S. law and subject to the terms of this Agreement, the Company will be treated as a partnership for U.S. Federal, state and local income tax purposes. The Members agree not to take any action inconsistent with the Company’s classification as a partnership for U.S. Federal income tax purposes, except in connection with a Conversion Transaction or other transaction as contemplated in Article X.

15.11 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

[SIGNATURE PAGES FOLLOW]

104

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

J.G. WENTWORTH, LLC

By:
Name: David Miller
Title: Chief Executive Officer

PEACH GROUP HOLDINGS INC.

By:
Name:
Title:

105

SCHEDULE A

TRANCHES OF CLASS B MANAGEMENT INTERESTS

Tranche	Tranche Cash Flow Percentage	Shares Authorized	Priority Distribution Percentage
B-1	6.7%	1,000	6.7%
B-2	4.4%	1,000	4.4%
B-3	4.4%	1,000	4.4%
B-4	4.4%	1,000	4.4%

Priority Distribution Provisions:

Distributions shall be paid to the Members, when, as and if declared by the Board out of funds legally available for the purpose, in the order and priority set forth in clause (a) of Section 6.4 and as set forth in this Schedule A, as the same may be amended from time to time to reflect the creation and grant of new tranches of Class B Management Interests and any necessary corresponding amendments to the terms of the preceding tranches:

(a) Second Priority Distributions. After the Company shall have distributed to holders of Common Interests and Preferred Interests pursuant to Sections 6.4(a)(i) and 6.4(a)(ii)(1) of the Agreement an aggregate amount sufficient to provide for a return to each holder of Common Interests and Preferred Interests after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement and, for the avoidance of doubt, not including any distributions made prior to the Effective Date) of an amount equal to 100% of the aggregate of such holders’ Initial Capital Contributions and Additional Capital Contributions (the “First Priority Threshold Amount”), (x) pursuant to Section 6.4(a)(ii)(2)(B) of the Agreement, 93.3% of the remaining amount to be distributed shall be distributed to the holders of Common Interests and Preferred Interests in proportion to their respective Aggregate Common Interest Percentages, and (y) 6.7% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-1 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-1 Management Interests, in each case, until the aggregate amount distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) to the holders of Common Interests and the holders of Preferred Interests pursuant to this paragraph (a) of this Schedule A, when added to all amounts distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) pursuant to Sections 6.4(a)(i) and 6.4(a)(ii)(1) of the Agreement and all amounts previously distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) pursuant to this paragraph (a) of this Schedule A, is sufficient to provide for a return to each holder of Common Interests and Preferred Interests after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement and, for the avoidance of doubt, not including any distributions made prior to the Effective Date) of an amount equal to 150% of the aggregate of each such holders’ Initial Capital Contributions and Additional Capital Contributions (the “Second Priority Threshold Amount”). The distributions made pursuant to this paragraph (a) of Schedule A are referred to herein as “Second Priority Distributions.”

(b) Third Priority Distributions. After the Company shall have distributed to holders of Common Interests and Preferred Interests pursuant to Section 6.4(a) of the Agreement and this Schedule A an aggregate amount equal to the Second Priority Threshold Amount after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement and, for the avoidance of doubt, not including any distributions made prior to the Effective Date), (w) pursuant to Section 6.4(a)(ii)(2)(B) of the Agreement, 88.9% of the remaining amount to be distributed shall be distributed to the holders of Common Interests and Preferred Interests in proportion to their respective Aggregate Common Interest Percentages, (x) 6.7% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-1 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-1 Management Interests, and (y) 4.4% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-2 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-2 Management Interests, in each case, until the aggregate amount distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) to the holders of Common Interests and the holders of Preferred Interests pursuant to this paragraph (b) of this Schedule A, when added to all amounts distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) pursuant to Section 6.4(a)(i) and 6.4(a)(ii)(1) of the Agreement and all amounts previously distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) pursuant to paragraph (a) and this paragraph (b) of this Schedule A, is sufficient to provide for a return to each holder of Common Interests and Preferred Interests after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement and, for the avoidance of doubt, not including any distributions made prior to the Effective Date) of an amount equal to 200% of the aggregate of such holders’ Initial Capital Contributions and Additional Capital Contributions (the “Third Priority Threshold Amount”). The distributions made pursuant to this paragraph (b) of Schedule A are referred to herein as “Third Priority Distributions”).

(c) Fourth Priority Distributions. After the Company shall have distributed to holders of Common Interests and Preferred Interests pursuant to Section 6.4(a) of the Agreement and this Schedule A an aggregate amount equal to the Third Priority Threshold Amount after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement and, for the avoidance of doubt, not including any distributions made prior to the Effective Date), (v) pursuant to Section 6.4(a)(ii)(2)(B) of the Agreement, 84.5% of the remaining amount to be distributed shall be distributed to the holders of Common Interests and Preferred Interests in proportion to their respective Aggregate Common Interest Percentages, (w) 6.7% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-1 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-1 Management Interests, (x) 4.4% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-2 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-2 Management Interests, and (y) 4.4% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-3 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-3 Management Interests, in each case, until the aggregate amount distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) to the holders of Common Interests and the holders of Preferred Interests pursuant to this paragraph (c) of this Schedule A, when added to all amounts distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) pursuant to Sections 6.4(a)(i) and 6.4(a)(ii)(1) of the Agreement and all amounts previously distributed after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement) pursuant to paragraphs (a) and (b) and this paragraph (c) of this Schedule A, is sufficient to provide for a return to each holder of Common Interests and Preferred Interests after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement and, for the avoidance of doubt, not including any distributions made prior to the Effective Date) of an amount equal to 250% of the aggregate of such holders’ Initial Capital Contributions and Additional Capital Contributions (the “Fourth Priority Threshold Amount”). The distributions made pursuant to this paragraph (c) of this Schedule A are referred to herein as “Fourth Priority Distributions.”

(d) Fifth Priority Distributions. After the Company shall have distributed to holders of Common Interests and Preferred Interests pursuant to Section 6.4(a) of the Agreement and this Schedule A an aggregate amount equal to the Fourth Priority Threshold Amount after the Effective Date (but not including, for these purposes, the distributions contemplated in Section 2.8 of the Peach Merger Agreement and, for the avoidance of doubt, not including any distributions made prior to the Effective Date), (u) pursuant to Section 6.4(a)(ii)(2)(B) of the Agreement, 80.1% of the remaining amount to be distributed shall be distributed to the holders of Common Interests and Preferred Interests in proportion to their respective Aggregate Common Interest Percentages, (v) 6.7% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-1 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-1 Management Interests, (w) 4.4% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-2 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-2 Management Interests, (x) 4.4% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-3 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-3 Management Interests, and (y) 4.4% of the remaining amount to be distributed shall be distributed to the holders of Tranche B-4 Management Interests in accordance with their respective Class B Management Interest Percentages with respect to Tranche B-4 Management Interests.

Notwithstanding anything to the contrary contained herein, the Priority Distributions provided for in this Schedule A shall remain subject to the provisions of Section 6.4 of the Agreement, including clauses (b) and (c) thereof.

*     *     *     *     *

For purposes of this Schedule A and Section 6.4(a) of the Agreement:

(i) “Class B Management Interest Percentage” of a Member as of a specified date shall mean the percentage determined by dividing (A) the aggregate number of Class B Management Interests of the particular tranche held by such Member as of such date by (B) the aggregate number of Class B Management Interests of the applicable tranche issued and outstanding as of such date.

(ii) “Threshold Amount” shall mean the First Priority Threshold Amount, Second Priority Threshold Amount, Third Priority Threshold Amount and the Fourth Priority Threshold Amount, as applicable.

Exhibit E

CERTIFICATE OF MERGER

OF

PEACH ACQUISITION LLC

WITH AND INTO

ORCHARD ACQUISITION COMPANY, LLC

(Pursuant to Section 18-209 of the
Delaware Limited Liability Company Act)

ORCHARD ACQUISITION COMPANY, LLC, a Delaware limited liability company, hereby certifies that:

1. The name and jurisdiction of formation of each of the domestic limited liability companies which are to merge are as follows:

(a) ORCHARD ACQUISITION COMPANY, LLC, a Delaware limited liability company (“Orchard”); and

(b) PEACH ACQUISITION LLC, a Delaware limited liability company (the “Merger Sub”).

2. The Agreement and Plan of Merger (the “Agreement”), dated as of [______________, 2011], by and among J.G. Wentworth, LLC, the Merger Sub, Peach Holdings, Inc., Peach Group Holdings Inc. and Orchard, has been approved, adopted, executed and acknowledged by each of the limited liability companies which are to merge and by the written consent of their respective sole members in accordance with Section 18-209 of the Delaware Limited Liability Company Act.

3. The name of the limited liability company surviving the merger is ORCHARD ACQUISITION COMPANY, LLC (the “Surviving Company”).

4. The certificate of formation of Orchard as in effect immediately prior to the effective time of the merger shall be the certificate of formation of the Surviving Company.

5. An executed copy of the Agreement is on file at the principal place of business of the Surviving Company at [3301 Quantum Boulevard, 2nd Floor, Boynton Beach, Florida 33426].

6. A copy of the Agreement will be furnished by the Surviving Company, on request and without cost, to any member of either Orchard or the Merger Sub.

7. This Certificate of Merger shall become effective upon filing hereof with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed and acknowledged as of the [__] day of [________], 20[_].

ORCHARD ACQUISITION COMPANY, LLC

By:
Name:
Title:

[Signature Page to Certificate of Merger]

Exhibit F - Sample Closing Statements - Peach Cash and Receivables Balance

($ in millions)	Adjusted 12/31/2010 Actual
Cash - As Stated on Balance Sheet	$80.6
Plus: Transaction Expenses	—
Minus: Cash from Sale or Realization of Peach Distribution Assets	(7.7)
Unrestricted Cash	72.9
Minus: Repurchase of Peach Group Preferred Stock	(30.0)
Minus: Peach Group Retention Bonus Payments	(3.0)
Adjusted Unrestricted Cash (A)	$39.9
Receivables
Structured Receivables Held for Sale (Guaranteed)	$33.2
Structured Receivables Held for Sale (Fortress-Guaranteed)	26.6
Less: Fortress Operating Debt	(19.6)
Structured Receivables Fair Value (Life Contingent)	16.5
Lottery Receivables	8.9
Minus: “Fortress Adjustment”	(5.0)
Net Structured Settlement and Lottery Receivables (B)	$60.6
Pre-Settlements and Medical Receivables Adjustment
Pre-Settlement Finance Receivables	$53.3
Medical Receivables, Net	0.1
Less: Pre-Settlement Operating Debt	(25.1)
Pre-Settlement Finance Receivables, Net	$28.3
Deficit to $18 million (C)	$—
Other
Lottery Advances, Lottery Secured Loans and Structured Advances (D)	$2.5
Halcyon Note Receivable (E)	8.0

Peach Cash and Receivables Balance (A+B+C+D+E)	$111.0

Memo:

Adjusted for fair value rates per the Merger Agreement

Halcyon Note Receivable has a deemed value of $8 million per the Merger Agreement

Exhibit F - Sample Closing Statements - Peach Working Capital Amount

12/31/2010 Actual
Aggregate amount of prepaid expenses	$2.1
Minus: Aggregate amount of accrued expenses and accounts payable	23.9
Peach Working Capital Amount	$(21.8)

Memo:

As defined in the Merger Agreement

Exhibit F - Sample Closing Statements - Closing Recourse Debt of the Peach Entities

12/31/2010 Actual
Closing Recourse Debt	$192.0

Memo:

As defined in the Merger Agreement

JGW Sample Closing Calculation

In $s

Cash & Receivable Balance

12/31/2010
Unrestricted cash	$57,232,414
Receivables:
Guaranteed SS (5.50%)	50,293,957
LC SS (12.50%)	157,041
APP (5.50%)	2,777,124
PRE Adjustment	(2,500,000)
Less: PRE debt balance	(3,186,496)
Less: UBS debt balance	(30,617,999)
Total Cash & Receivables	$74,156,042
Target:	$61,200,000
Difference	$12,956,042
Working Capital
12/31/2010 Balance	$(7,257,569)
Target:	$(7,500,000)
Difference	$242,431
Net Difference	$13,198,473

Exhibit G

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of February [__], 2011, by and among Settlement Funding LLC, a Georgia limited liability company (the “Company”), J.G. Wentworth, LLC, a Delaware limited liability company (“Buyer”), and _______________ (the “Stockholder”).

A. The Stockholder has been a key employee of the Company and, accordingly, has acquired valuable trade secrets and other confidential and proprietary information relating to the Business (as defined below).

B. The Stockholder’s non-competition and non-solicitation covenants and confidentiality agreements contained herein are each essential parts of the transactions described in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Buyer, Peach Acquisition LLC, Peach Holdings, Inc., Peach Group Holdings Inc. (“PGHI”) and Orchard Acquisition Company, and the effectiveness of this Agreement, and each of the obligations of the Stockholder, the Company and the Buyer under this Agreement shall be conditioned upon the consummation and closing (the “Closing”) of the merger as set forth in the Merger Agreement (the “Merger”).

C. In order to protect the trade secrets and other confidential and proprietary information and the goodwill related to the Business, and as a condition of Buyer entering into the Merger Agreement, each of the parties has agreed to the terms, covenants and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, covenants and agreements set forth in this Agreement, and to induce Buyer to consummate the transactions contemplated by the Merger Agreement, the parties hereby agree as follows:

1. Consideration. In consideration for Stockholder’s agreements herein, the Company and Buyer shall pay Stockholder $_____ less any taxes required to be withheld by the Company and the Buyer in accordance with applicable law (the “Consideration”). The Company and Buyer agree to deliver the Consideration to Stockholder in equal payments made in accordance with Buyer’s normal payroll practices during the period commencing on the Effective Time and ending three (3) years after the Effective Time (collectively, the “Consideration Payments”). The Company and Buyer further agree that, in the event of the death of the Stockholder prior to the date that the Consideration Payments have been paid in full and if the Stockholder is not in breach of this Agreement at the time of his death, any remaining Consideration Payments otherwise owed to the Stockholder shall be paid to the Stockholder’s heirs and assigns in accordance with the terms, covenants and conditions provided in this Agreement. Notwithstanding the Stockholder’s receipt of the Consideration, the Parties acknowledge and agree that the Stockholder will not be deemed an employee of the Company or Buyer.

2. Non-competition.

(a) The Stockholder, Buyer and the Company agree that Stockholder has acquired valuable trade secrets and other confidential and proprietary information of extreme importance to the Business (which is an intensely competitive business) and that the disclosure of such information to others or the unauthorized use of such information by others could cause substantial loss and harm to the Company and Buyer.

(b) Subject to the terms, conditions and exceptions set forth in this Agreement, including, without limitation, the obligation to pay Stockholder the Consideration set forth in Section 1 and the Conditions set forth in Section 5, the Stockholder agrees that the Stockholder shall not, anywhere in the United States of America, or in any State of the United States of America where Buyer or PGHI operates as of the date hereof, directly or indirectly, engage in, own, manage, control or participate in the ownership, management or control of, provide capital to, or advice to (other than legal advice), be related or otherwise affiliated in any manner with, or enter the employ of, or render any services to or for, (i) any Competitor engaged in the Core Business during the Core Business Restriction Period; (ii) any Competitor engaged in the Medical Receivables Business during the Medical Receivables Business Restriction Period; and (iii) any Competitor engaged in the Pre-Settlement Receivables Business during the Pre-Settlement Receivables Business Restriction Period.

(c) Notwithstanding anything set forth in this Agreement to the contrary, including, without limitation, the restrictions set forth in Section 2(b) above, Stockholder may (each of the activities included in this subsection 2(c) may be collectively referred to as, the “Permitted Activities”): (i) own less than five percent (5%) of the outstanding equity securities of any Competitor traded on any national securities exchange, (ii) hold equity interests of PGHI, (iii) participate in the management of any assets distributed to PGHI pursuant to Section 2.8, Section 5.20 or Section 5.21 of the Merger Agreement, and (iii) purchase Pre-Settlement Receivables from the Unrestricted Persons at all times after the Effective Time; provided, however, that (x) Stockholder shall not enter into any loan facility or other third-party financing arrangements to fund the purchase of such Pre-Settlement Receivables and (y) all such purchases of Pre-Settlement Receivables made by Stockholder and the Other Stockholders, collectively, during the Pre-Settlement Receivables Business Restriction Period shall not, in the aggregate, exceed $10 million and all such purchases of Pre-Settlement Receivables made by Stockholder and the Other Stockholders, collectively, during the first three hundred and sixty five (365) days after the Effective Time shall not exceed $5 million, in the aggregate, except that Stockholder and the Other Stockholders shall be permitted to reinvest, subject to the aggregate $5 million and $10 million limits set forth above, any amounts received upon (1) collections of Pre-Settlement Receivables permitted to be purchased by them hereunder and (2) one-off sales to other funders of such Pre-Settlement Receivables, on an individual basis, to the extent the assets sold represent no more than 10% of the total portfolio value in any given year (but, for the avoidance of doubt, not any proceeds of other sale transactions, including, without limitation, bulk sales, forward flow arrangements, securitizations or other sales of multiple assets).

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(d) For purposes of this Agreement:

(i) “Business” shall mean, collectively, the Core Business, the Medical Receivables Business and the Pre-Settlement Receivables Business;

(ii) “Competitor” shall mean any entity or person that, directly or indirectly, competes with PGHI, the Company or any of their respective subsidiaries in the Core Business, the Medical Receivables Business or the Pre-Settlement Receivables Business, as applicable;

(iii) “Core Business” shall mean the business of life insurance premium financing, purchasing structured legal settlements, life insurance policies, lottery prize payments and annuities, providing litigation cost financing for personal injury lawyers, and structuring funding and financing purchase and sale transactions related to the foregoing;

(iv) “Core Business Restriction Period” shall mean the period commencing at the Effective Time and ending three (3) years after the Effective Time;

(v) “Medical Receivables Business” shall mean the business of purchasing medical receivables secured by letters of protection on personal injury cases;

(vi) “Medical Receivables Business Restriction Period” shall mean the period commencing at the Effective Time and ending six (6) months after the Effective Time;

(vii) “Other Stockholders” shall mean __________ and _____ [THIS WILL INCLUDE OTHER TWO STOCKHOLDERS’ NAMES, I.E. IF THIS AGREEMENT IS WITH LESSNER, THIS SECTION WILL INCLUDE THE OTHER TWO STOCKHOLDERS, TERLIZZI AND TRANKINA];

(viii) “Pre-Settlement Receivables” shall mean proceeds from certain pending personal injury claims and lawsuits;

(ix) “Pre-Settlement Receivables Business” shall mean the business of purchasing Pre-Settlement Receivables;

(x) “Pre-Settlement Receivables Business Restriction Period” shall mean the period commencing at the Effective Time and ending two (2) years after the Effective Time;

(xi) “Unrestricted Persons” shall mean those brokers and law firms and other persons set forth on Schedule A; and

(xii) Any other defined term used in this Agreement but not defined (i.e., the initial letter of such term is capitalized) shall have the meaning ascribed to it in the Merger Agreement.

3. Non-Solicitation. During the period commencing at the Effective Time and ending three (3) years after the Effective Time, the Stockholder shall not, directly or indirectly, hire, solicit, recruit, request, cause, induce or encourage to leave the employment of, or terminate the relationship with, Buyer or any of its subsidiaries for any reason and/or to perform work for a Competitor (as an employee, independent contractor or otherwise) (such conduct is collectively referred to as “Solicitation”) any person (i) who is then employed by or performs services for Buyer or any of its subsidiaries or (ii) who left the employ of or ceased performing services for Buyer or any of its subsidiaries less than six (6) months prior to the Solicitation.

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4. Non-Solicitation of Customers or Suppliers. During the period commencing at the Effective Time and ending three (3) years from and after the Effective Time, the Stockholder shall not, directly or indirectly (i) solicit, divert, take away or attempt the foregoing with any customer, client or supplier of Buyer or any of its subsidiaries with respect to the Business; or (ii) solicit, induce, encourage or attempt to solicit, induce or encourage any customer, client or supplier of Buyer or any of its subsidiaries to cease doing business in whole or in part with Buyer or any of its subsidiaries, or to do business with any other person or entity (besides Buyer and its subsidiaries) with respect to the Business. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, Stockholder shall, and shall have the right to, pursue the acquisition of Pre-Settlement Receivables and Medical Receivables from the Unrestricted Persons on and after the Effective Time, subject to the terms and conditions set forth herein. The Company and Buyer each acknowledge and agree that Stockholder’s pursuit of such business with and from the Unrestricted Persons for the acquisition of Pre-Settlement Receivables after the Effective Time subject to the terms and conditions set forth herein shall not constitute a breach or default of this Agreement, including, without limitation, this Section 4.

5. Conditions. This Agreement is made in connection with the execution of the Merger Agreement and but for the execution of the Merger Agreement, none of the Parties would have entered into this Agreement. Further, the Closing of the transactions contemplated by the Merger Agreement shall be a condition precedent to (i) the effectiveness of this Agreement and (ii) any of the obligations of the Parties hereunder. Accordingly, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no further force or effect without any action by the Parties being necessary; and none of the Parties shall be bound by its terms, conditions or covenants.

6. Confidentiality. Until the expiration of the Core Business Restriction Period, the Stockholder agrees not to use (except that any intangible information and background knowledge of Stockholder can be used in connection with the Permitted Activities), disclose or disseminate any trade secrets, confidential information or any other information of a secret or proprietary nature relating to Buyer, the Company or any of their respective subsidiaries or the Business, or the contracts, projects, proposed projects, revenues, costs, operations, methods or procedures relating thereto (“Confidential Information”). The obligations of Stockholder under this Section shall not apply to any information which: (a) became generally available to the public through no wrongful act of Stockholder; or (b) was published or otherwise made available to the public by Buyer or its subsidiaries; or (c) was independently developed by Stockholder without use of any such Confidential Information; provided that, Stockholder shall bear the burden of proof regarding the foregoing. If the Stockholder is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process by any government or governmental agency or authority or by law or regulation) to disclose any Confidential Information, the Stockholder will (i) promptly notify the Company and Buyer of the existence, terms and circumstances surrounding such request or requirement if permitted to do so under applicable law and (ii) if disclosure of such information is required, furnish only that portion of the Confidential Information which, on the advice of the Stockholder’s counsel, which advice shall be at the Company’s and Buyer’s cost, the Stockholder is legally compelled to disclose and cooperate with any action reasonably requested by the Company or Buyer, at the Company’s and Buyer’s cost, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

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7. Non-Disparagement. The Stockholder agrees not to make, directly or indirectly, any statements or other communications that are or could be harmful to or reflect negatively on Buyer or any of its subsidiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing shall limit or otherwise prevent Stockholder’s rights as a stockholder in the Company, whether the ownership of such interest in the Company is direct or indirect. Company and Buyer agree (i) not to issue any press release or any other communication and (ii) to instruct their officers, directors, and other employees not to make any statements that, in each case, are or could be harmful to or reflect negatively on the Stockholder. In furtherance of the foregoing, Company and Buyer will be responsible for any breach of the covenants set forth in the preceding sentence by their respective officers and directors.

8. Use of Name. From and after the Effective Time, the Stockholder shall not use the words “Peach”, “Peachtree”, “Settlement”, “Funding” or any other name which includes such words or which is substantially or confusingly similar thereto in any corporate name, trade name or internet domain name in connection with any business conducted by the Stockholder; provided that, Stockholder shall be permitted to use the words “Settlement” and “Funding” commencing on the date that is five (5) years after the Effective Time if neither word is used in conjunction with the other or in conjunction with “Peach” or “Peachtree” or any other name which includes such words or which is substantially or confusingly similar thereto and, provided further that, Stockholder shall be permitted to use the word “Settlement” at any time if such word is not used in conjunction with “Funding,” “Peach” or “Peachtree” or any other name which includes such words or which is substantially or confusingly similar thereto, subject to the prior written consent of the Buyer, such consent not to be unreasonably withheld.. For the avoidance of doubt, the foregoing restrictions shall be in addition to, and not in lieu of, any remedies that may be available to Buyer, the Company or their respective subsidiaries under applicable law, including, without limitation, trademark law.

9. Injunctive Relief; Reasonableness. The Stockholder acknowledges and agrees that the non-competition, non-solicitation, and other covenants and agreements made by the Stockholder herein each are of substantial value and that a breach of any of those covenants and agreements would cause irreparable harm to Buyer. Therefore, in addition to any other remedies that may be available under this Agreement or applicable law, Buyer shall be entitled to temporary restraining orders, injunctions and/or other equitable relief. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed.

5

10. Adequacy of Consideration. The Stockholder acknowledges that the restrictive covenants set forth in this Agreement are being entered into in consideration for the Consideration to be paid to Stockholder in accordance with Section 1 of this Agreement.

11. Additional Agreements. The Stockholder agrees that as part of the transactions contemplated by the Merger Agreement, the Stockholder will resign from all positions held with Orchard Acquisition Company and its subsidiaries as of the Closing.

12. Severability. If any of the provisions of this Agreement shall contravene or be invalid under the laws of any jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions, but rather this Agreement shall be construed as not containing the provision(s) contravening or invalid under the laws of that jurisdiction, and the rights and obligations created by this Agreement shall be construed and enforced accordingly in such jurisdiction. If any court of competent jurisdiction determines that any of the agreements contained herein, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

13. Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to any principles of conflicts of laws or choice of laws.

14. Notices. All notices hereunder shall be in writing and shall be deemed to have been given if hand delivered or sent by reputable overnight courier, postage prepaid, to the addresses set forth below, or to such other address as a party may designate in writing.

15. Assignability. The Stockholder agrees that the Company and Buyer may assign this Agreement in connection with any sale of substantially all of the Company’s or Buyer’s assets or in connection with any similar transaction involving a change in control of the Company or Buyer at any time without obtaining the consent of the Stockholder.

16. Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which copies shall constitute an original.

17. Default.

(a) In the event Buyer or the Company believes that Stockholder is in default or has breached any of Stockholder’s obligations under this Agreement, Buyer and/or the Company, as applicable, shall provide Stockholder with written notice of such alleged breach and/or default (the “Default Notice”), which Default Notice shall include a detailed description of the alleged activity that Company and/or Buyer alleges constitutes such breach and/or default and the applicable provision of this Agreement breached. Stockholder shall have a period of ten (10) days after receipt of such Default Notice to cure such breach and/or default. In the event Stockholder cures such alleged breach or default within ten (10) days after Stockholder’s receipt of such Default Notice, this Agreement shall continue in full force and effect until the expiration

6

of each of the Party’s obligations. In the event the Stockholder disputes the allegations set forth in the Default Notice, the Stockholder shall provide Buyer with written notice (the “Dispute Notice”) no later than five (5) days after the Stockholder’s receipt of the Default Notice, that he disputes the allegations set forth in the Default Notice, which Dispute Notice shall include a detailed description of his disagreement with the allegations set forth in the Default Notice and the reasons he believes he did not breach his obligations under this Agreement. Promptly, but in no event later than five (5) days after the Buyer’s receipt of the Dispute Notice, the parties and their representatives, if applicable, shall meet, telephonically or in person, in an effort to resolve the dispute. In the event the parties are unable to resolve their disagreement as to whether the Stockholder violated his obligations under this Agreement, the parties agree to appoint a mutually agreeable independent third party mediator to settle such dispute. If the Parties reconcile their differences, such reconciliation shall be an amendment to this Agreement, if applicable, and once executed by all of the Parties to this Agreement shall thereupon become binding, final and conclusive upon all of the Parties hereto. If the Parties are unable to reconcile their differences or if the parties cannot agree on such an independent third party mediator, then either party shall be free to pursue any and all legal remedies to which such Party may be entitled. The non-prevailing Party shall pay the attorney fees of the prevailing Party in the event of any legal proceeding other than a mediation in accordance with the preceding sentence.

(b) The Company and Buyer shall be entitled to withhold Consideration Payments otherwise payable to the Stockholder in accordance with Section 1 of this Agreement if Company and Buyer, in good faith, have determined that Stockholder is in default or has breached any of Stockholder’s obligations under this Agreement commencing on the date that the Parties have been unable to reconcile their differences or have been unable to agree on an independent third party mediator, in each case, as contemplated in Section 17(a) above; provided, however, that upon any resolution of such allegations that is favorable to the Stockholder, any withheld payments shall be promptly remitted. The Core Business Restriction Period, Medical Receivables Business Restriction Period and Pre-Settlement Receivables Business Restriction Period shall each be extended for any period during which Stockholder is determined to be in breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the date first written above.

STOCKHOLDER	SETTLEMENT FUNDING LLC

By:
[ ]		Name:
Address:		Title:
Address:
3301 Quantum Boulevard, 2nd Floor
Boynton Beach, Florida 33426

J.G. WENTWORTH, LLC

By:
Name: David Miller
Title: Chief Executive Officer
Address:
40 Morris Avenue
Bryn Mawr, Pennsylvania 19010

Schedule A

(Unrestricted Persons)

Brokers;

1.	Pegasus Funding

2.	Alliance Claim Funding

3.	Broadway Funding

4.	Multi Funding USA

5.	LH Funding

6.	Goldman Consulting

Attorneys;

1.	Gersowitz, Libo and Korek

2.	Sanders Law Firm

3.	HQ Nguyen

4.	Ed chakmakian

5.	William Cafaro Esq.

6.	Judd Kleeger

7.	Elliot Ifraimoff

8.	Dinkes and Schwitzer

9.	Mallilo and Grossman

10.	Odwyer and Bernstein

11.	Jeffrey Meldon, Fla

12.	Mark Gray

13.	Stanley Tomkiel

14.	Chris Gorayeb

15.	Jason Shapiro

16.	Lipsig, Shapey and Moverman

17.	Sheldon Edelman Esq.

18.	Gary Rawlins

19.	Paul Zuckerman , Beverly Hills

20.	Lee Arter, Beverly Hills

21.	Harrel Law Firm ,Fla

22.	Pajic Law Firm, Fla

Additionally, Stockholder shall have the right to acquire Pre-Settlement Receivables and Medical Receivables from other funders including, the ability to provide additional fundings on such files.

Exhibit H

Required Consents and Approvals

1. The transaction will require the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

2. The Certificate of Merger must be filed with the Secretary of State of the State of Delaware.

3. The Certificate of Conversion and the Certificate of Formation must be filed with the Secretary of State of the State of Delaware, for the conversion of Orchard Acquisition Company, a Delaware corporation, to a Delaware limited liability company.

4. The Certificate of Conversion and the Certificate of Formation must be filed with the Secretary of State of the State of Delaware and the Certificate of Conversion must be filed with the Secretary of State of the State of Florida, for the conversion of Peach Holdings, Inc., a Florida corporation, to a Delaware limited liability company.

5. Pursuant to that certain First Amended and Restated Credit Agreement, dated August 12, 2010, by and among JGW II, LLC, J.G. Wentworth Management Company, LLC, UBS Real Estate Securities, Inc., the Lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as amended, the parties thereto must have provided a consent or waiver with respect to the Peach Credit Agreement.

6. Servicing Agreement, dated as of December 23, 2010, among Life Settlement Corporation (Servicer), Wells Fargo Bank, National Association (Backup Servicer), WestLB AG, New York Branch (Administrative Agent), DLP Master Trust (Purchaser) and DLP Funding Limited (UTI Owner): permits subservicing agreements, but requires Administrative Agents consent, which consent shall not be unreasonably withheld in the case of subservicing to an Affiliate of Life Settlement Corporation.

7. Servicing Agreement, dated as of December 23, 2010, among Life Settlement Corporation (Servicer), Wells Fargo Bank, National Association (Backup Servicer), WestLB AG, New York Branch (Administrative Agent), DLP Master Trust II (Purchaser) and DLP Funding Limited (UTI Owner): permits subservicing agreements, but requires Administrative Agents consent, which consent shall not be unreasonably withheld in the case of subservicing to an Affiliate of Life Settlement Corporation.

8. Servicing Agreement, dated as of December 23, 2010, among Life Settlement Corporation (Servicer), Wells Fargo Bank, National Association (Backup Servicer), WestLB AG, New York Branch (Administrative Agent), DLP Master Trust III (Purchaser) and DLP Funding III Limited (UTI Owner): permits subservicing agreements, but requires Administrative Agents consent, which consent shall not be unreasonably withheld in the case of subservicing to an Affiliate of Life Settlement Corporation.

9. With respect to the following items 8(a)–(e), if Peach Group, at its sole discretion and pursuant to each of the following agreements, elects not to obtain consent and the servicer under each of the following agreements retains all responsibility in respect of duties as well as the responsibility to compensate the subservicer (but in amounts no more than that which is due under the applicable administrative services agreement), then such item(s) shall not be deemed part of this Exhibit H; if, however, Peach Group, at its sole discretion and pursuant to each of the following agreements, elects to obtain consent pursuant to the terms and conditions of the applicable agreement, whereby the servicer must compensate the subservicer (to the extent applicable, in amounts no more than that which is due under the applicable administrative services agreement) but is released from its other obligations under each of the following agreements, then such item(s) shall remain part of this Exhibit H.

a) Servicing Agreement, dated as of December 15, 2006, between Life Settlement Corporation (Servicer) and LFS Asset Holding AB (Beneficiary).

b) Servicing Agreement, dated as of March 30, 2007, between Life Settlement Corporation (Servicer) and LFS Invest II AB (Beneficiary).

c) Servicing Agreement, dated as of March 30, 2007, between Life Settlement Corporation (Servicer) and LFS Invest III AB (Beneficiary).

d) Servicing Agreement, dated as of March 30, 2007, between Life Settlement Corporation (Servicer) and LFS Invest IV AB (Beneficiary).

e) Servicing Agreement, dated as of December 21, 2007, between Life Settlement Corporation (Servicer) and LFS Invest V AB (Beneficiary).

10. Peachtree Asset Management Ltd Co. will require approval from the Financial Services Authority of the United Kingdom, with regard to the change in ownership.

11. Peachtree Asset Management (Luxembourg), S.àr.l. will require approval from the Luxembourg Commission de Surveillance du Secteur Financier (CSSF), with regard to the change in ownership.

Exhibit I-1

FORM OF RELEASE

This Release (this “Release”), dated as of [__________], 2011, is being executed and delivered by Peach Group Holdings Inc. (“Peach Group”), DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P. and MBP IV Plan Investors, L.P. (collectively, the “DLJ Entities”), James Terlizzi (both individually and on behalf of any trust through which his equity in Peach Group is held), Timothy Trankina (both individually and on behalf of Peachtree Settlement Funding Corp.), Craig Lessner, . (each, a “Releasor”) in connection with that certain Agreement and Plan of Merger, dated as of February [__], 2011 (the “Merger Agreement”), by and among J.G. Wentworth, LLC (“JGW”), Peach Acquisition LLC (“JGW Merger Sub”), Peach Holdings, Inc. (“Peach Inc.”), Peach Group, and Orchard Acquisition Company (“Orchard”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

Each Releasor hereby acknowledges that the execution and delivery of this Release is required pursuant to the terms of the Merger Agreement and that each of JGW and JGW Merger Sub is relying upon this Release in partial consideration for consummating the transactions contemplated by the Merger Agreement.

Each Releasor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, in order to induce JGW and JGW Merger Sub to consummate the transactions contemplated by the Merger Agreement, hereby agrees as follows:

1. Each Releasor, hereby releases, acquits and forever discharges JGW, Orchard, Peach Inc., their respective Subsidiaries and their respective Affiliates (other than Peach Group and its stockholders, Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities, TitleMasters and their respective Subsidiaries), including JLL Partners, Inc., JLL JGW Distribution, LLC, JLL Fund V AIF I, LP, JLL Fund V AIF II, LP (collectively, the “JLL Entities”), JG Wentworth, Inc., JGW Holdco, LLC, JGW Holdings, Inc., the Surviving Company, their respective general partners and their respective current and former officers, directors, employees, successors and assigns (individually, a “Releasee” and collectively, “Releasees”), from, and with respect to, any and all actual or potential demands, claims, actions, causes of action, suits, assessments, liabilities, obligations, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligations whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen, now existing or hereafter arising against any or all of such Releasees; provided, however, that this Release shall not apply to (i) any rights or claims that may arise with respect to events occurring after the Closing Date or to the exercise by Peach Group or its shareholders or JGW or its equity holders of their rights relating to the transactions contemplated by the Merger Agreement (including, without limitation, any information and access rights thereunder) or their rights under the Fifth Amended and Restated JGW Limited Liability Company Agreement (including, without limitation, any information and access rights thereunder) or any other agreement entered into in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the Noncompetition Agreements and the Peach Retention Agreements), (ii) any indemnification obligations, including any obligation to advance or reimburse any costs, fees and expenses, including legal fees and expenses, of Orchard, Peach Inc. and their respective

Subsidiaries to their current or former officers, directors and employees or any indemnification agreements between Orchard, Peach Inc. or their respective Subsidiaries and any of their current or former officers, directors and employees, (iii) any rights and obligations to be defended and held harmless, including any obligation to advance or reimburse any costs, fees and expenses, including legal fees and expenses, whether such rights and obligations arise out of, or relate to, any agreement, organizational document, by operation of law or otherwise, (iv) any claims or rights to insurance proceeds, (v) any rights and obligations under any directors’ and officers’ liability insurance policies, (vi) any obligations of Orchard, Peach Inc., and their respective Subsidiaries in respect of any compensation or other benefits owed to employees or former employees, including under any Peach Plan, or (vii) any rights or claims between the DLJ Entities and their related Releasees, on the one hand, and the JLL Entities and their related Releasees, on the other hand, not arising out of or relating to the JGW Entities or the Peach Entities.

2. Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, bringing suit or other legal action of any kind against any Releasee based upon any matter purported to be released hereby.

3. Each party hereto represents and warrants to each other party that this Release has been duly authorized, executed and delivered by such party, and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

4. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5. Each Releasor, on behalf of itself and its Related Persons, hereby expressly waives all right, protection, privilege and benefit under Section 1542 of the Civil Code of California, and any similar law of any state or territory in the United States, which Section reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her may have materially affected his or her settlement with the debtor.

6. This Release may not be changed except in a writing signed by the Person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7. All words used in this Release will be construed to be of such gender or number as the circumstances require.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Release to be executed as of the date first written above.

PEACH GROUP HOLDINGS INC.

By:
Name:
Title:

JAMES D. TERLIZZI

JAMES D. TERLIZZI REVOCABLE TRUST D/T/D 1/17/08

By:
Name:
Title:

TIMOTHY TRANKINA

PEACHTREE SETTLEMENT FUNDING CORPORATION
By:
Name:
Title:

[SIGNATURE PAGE TO PEACH FORM OF RELEASE]

CRAIG LESSNER

DLJ MERCHANT BANKING PARTNERS IV, L.P.

By: DLJ Merchant Banking IV, L.P., Its General Partner

By: DLJ MB, LLC, Its General Partner

By:
Name:
Title:

DLJ OFFSHORE PARTNERS IV, L.P.

By: DLJ Merchant Banking IV, L.P., Its General Partner

By: DLJ MB, LLC, Its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO PEACH FORM OF RELEASE]

DLJ MERCHANT BANKING PARTNERS IV (PACIFIC), L.P.

By: MBP IV Pacific, LLC, Its General Partner

By: DLJ Merchant Banking IV, L.P., Its Managing Member

By: DLJ MB, LLC, Its General Partner

By:
Name:
Title:

MBP IV PLAN INVESTORS, L.P.

By: DLJ LBO Plans Management Corporation, Its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO PEACH FORM OF RELEASE]

Exhibit I-2

FORM OF RELEASE

This Release (this “Release”), dated as of [__________], 2011, is being executed and delivered by Orchard Acquisition Company (“Orchard”), Peach Holdings, Inc. (“Peach Inc.”), each on their own behalf and on behalf of their respective Subsidiaries, JLL Partners, Inc., JLL JGW Distribution, LLC, JLL Fund V AIF I, LP, JLL Fund V AIF II, LP (collectively, the “JLL Entities”), JGW Holdco, LLC , JG Wentworth, Inc., J.G. Wentworth, LLC (“JGW”) and JGW Holdings, Inc. (each, a “Releasor”) in connection with that certain Agreement and Plan of Merger, dated as of February [__], 2011 (the “Merger Agreement”), by and among JGW, Peach Acquisition LLC, Peach Inc., Peach Group Holdings Inc. (“Peach Group”), and Orchard. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

Each Releasor hereby acknowledges that the execution and delivery of this Release is required pursuant to the terms of the Merger Agreement and that each of Peach Inc., Peach Group and Orchard is relying upon this Release in partial consideration for consummating the transactions contemplated by the Merger Agreement.

Each Releasor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, in order to induce Peach Inc., Peach Group and Orchard to consummate the transactions contemplated by the Merger Agreement, hereby agrees as follows:

1. Each Releasor, hereby releases, acquits and forever discharges Peach Group, its Subsidiaries and their respective Affiliates, including Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities, TitleMasters and their respective Subsidiaries, and DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P., MBP IV Plan Investors, L.P. (collectively, the “DLJ Entities”), their respective general partners and their respective current and former officers, directors, employees, successors and assigns, including James Terlizzi (both individually and on behalf of any trust through which his equity in Peach Group is held), Timothy Trankina (both individually and on behalf of Peachtree Settlement Funding Corp.) and Craig Lessner (individually, a “Releasee” and collectively, “Releasees”), from, and with respect to, any and all actual or potential demands, claims, actions, causes of action, suits, assessments, liabilities, obligations, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligations whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen, now existing or hereafter arising against any or all of such Releasees; provided, however, that this Release shall not apply to (i) any rights or claims that may arise with respect to events occurring after the Closing Date or to the exercise by Peach Group or its shareholders or JGW or its equity holders of their rights relating to the transactions contemplated by the Merger Agreement (including, without limitation, any information and access rights thereunder) or their rights under the Fifth Amended and Restated JGW Limited Liability Company Agreement (including, without limitation, any information and access rights thereunder) or any other agreement entered into in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the Noncompetition Agreements and the Peach Retention Agreements), (ii) any indemnification obligations, including any obligation to advance or reimburse any costs, fees and expenses, including legal fees and expenses, of Orchard, Peach Inc. and their respective Subsidiaries to their current or former officers, directors and employees or any indemnification agreements between Orchard, Peach Inc. or their respective Subsidiaries and any of their current or former officers, directors and employees, (iii) any rights and obligations to be defended and held harmless, including any obligation to advance or reimburse any costs, fees and expenses, including legal fees and expenses, whether such rights and obligations arise out of, or relate to, any agreement, organizational document, by operation of law or otherwise, (iv) any claims or rights to insurance proceeds, (v) any rights and obligations under any directors’ and officers’ liability insurance policies, (vi) any obligations of Orchard, Peach Inc., and their respective Subsidiaries in respect of any compensation or other benefits owed to employees or former employees, including under any Peach Plan, or (vii) any rights or claims between the DLJ Entities and their related Releasees, on the one hand, and the JLL Entities and their related Releasees, on the other hand, not arising out of or relating to the JGW Entities or the Peach Entities.

2. Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, bringing suit or other legal action of any kind against any Releasee based upon any matter purported to be released hereby.

3. Each party hereto represents and warrants to each other party that this Release has been duly authorized, executed and delivered by such party, and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

4. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5. Each Releasor, on behalf of itself and its Related Persons, hereby expressly waives all right, protection, privilege and benefit under Section 1542 of the Civil Code of California, and any similar law of any state or territory in the United States, which Section reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her may have materially affected his or her settlement with the debtor.

6. This Release may not be changed except in a writing signed by the Person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7. All words used in this Release will be construed to be of such gender or number as the circumstances require.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the undersigned has caused this Release to be executed as of the date first written above.

PEACH HOLDINGS, INC.

By:
Name:
Title:

ORCHARD ACQUISITION COMPANY

By:
Name:
Title:

J.G. WENTWORTH, LLC

By:
Name:
Title:

JLL PARTNERS, INC.

By:
Name:
Title:

JLL JGW DISTRIBUTION, LLC

By:
Name:
Title:

JGW HOLDCO, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO JGW FORM OF RELEASE]

JG WENTWORTH, INC.

By:
Name:
Title:

JLL FUND V AIF I, LP

By:
Name:
Title:

JLL FUND V AIF II, LP

By:
Name:
Title:

JGW HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO JGW FORM OF RELEASE]

FIRST AMENDMENT
to
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT (this “Amendment”), dated as of June 3, 2011, to the AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2011 (the “Merger Agreement”), by and among J.G. Wentworth, LLC, a Delaware limited liability company (“JGW”), Peach Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of JGW (“JGW Merger Sub”), Peach Holdings, Inc., a Florida corporation (“Peach Inc.”), Peach Group Holdings Inc., a Delaware corporation (“Peach Group”), and Orchard Acquisition Company, a Delaware corporation (“Orchard”). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Merger Agreement.

WHEREAS, pursuant to and in accordance with Section 9.3 of the Merger Agreement, the parties hereto wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. In the event that the JGW Entities shall complete any securitization of guaranteed structured settlement or annuity finance receivables between the date hereof and the Closing, then, for purposes of computing the JGW Closing Calculation, including the determination of the JGW Cash and Receivables Balance in connection therewith and the determination of any distributions to which the parties may be entitled pursuant to Section 2.8 of the Merger Agreement (including, without limitation, Section 2.8(b)(vii)), such computations, calculations and determinations shall be made as if (i) such securitization had not occurred, (ii) the guaranteed structured settlement or annuity finance receivables sold in such securitization continue to be held by the JGW Entities at the Closing, and (iii) the Cash received by the JGW Entities in such securitization is not held by the JGW Entities at the Closing. For the avoidance of doubt, and in furtherance of the foregoing, any such securitized guaranteed structured settlement or annuity finance receivables shall be discounted using a 5.5% Discount Rate, as provided in the definition “JGW Cash and Receivables Balance.” Notwithstanding the foregoing, for purposes of Section 2.8(b)(vi) of the Merger Agreement, any such securitization shall be deemed to have occurred immediately after the Closing and the value received by the JGW Entities in such securitization shall be deemed to be the value ascribed to the securitized guaranteed structured settlement or annuity finance receivables, calculated as provided in the two immediately preceding sentences.

2. All other terms of the Agreement remain the same and are unaffected by this Amendment.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

J.G. WENTWORTH, LLC
By:	/s/ David Miller
Name: David Miller
Title: CEO

PEACH ACQUISITION LLC
By:	/s/ David Miller
Name: David Miller
Title: CEO

PEACH HOLDINGS, INC.

By:
Name:
Title:

PEACH GROUP HOLDINGS INC.

By:
Name:
Title:

ORCHARD ACQUISITION COMPANY

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this First Amendment to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

J.G. WENTWORTH, LLC

By:
Name:
Title:

PEACH ACQUISITION LLC

By:
Name:
Title:

PEACH HOLDINGS, INC.
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

PEACH GROUP HOLDINGS INC.
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

ORCHARD ACQUISITION COMPANY
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

SECOND AMENDMENT
to

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT (this “Amendment”), dated as of July 6, 2011, to the AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2011 (the “Agreement”), by and among J.G. Wentworth, LLC, a Delaware limited liability company (“JGW”), Peach Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of JGW (“JGW Merger Sub”), Peach Holdings, Inc., a Florida corporation (“Peach Inc.”), Peach Group Holdings Inc., a Delaware corporation (“Peach Group”), and Orchard Acquisition Company, a Delaware corporation (“Orchard”). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Agreement.

WHEREAS, pursuant to and in accordance with Section 9.3 of the Agreement, the parties hereto wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. A new definition is hereby added to Article I of the Agreement in the appropriate alphabetical order, reading in its entirety as follows:

“Peach Net Unrestricted Cash Balance” means, as of any date of determination, the difference of (x) the Unrestricted Cash balance of Orchard and its Subsidiaries (which, for the avoidance of doubt, shall include only such Unrestricted Cash as is readily available for the general satisfaction of the liabilities of Orchard and its Subsidiaries (including the $8 million amount owed under the Halcyon Loan to the extent such Halcyon Loan is being repaid in connection with the Closing, all releases or waivers from the lenders party thereto will be received and the release to the Peach Entities of the cash collateral therefor will be authorized at the Closing) and shall not include any amounts retained by Peach Group pursuant to Section 5.20(a)) immediately prior to the Effective Time of the Merger minus (y)(i) all amendment fees and similar amounts payable in connection with the amendments to the Peach Financing Arrangements contemplated in Section 5.15, including, for the avoidance of doubt, the required repayment by the Peach Entities of the term loans under the Peach Credit Agreement and the Fortress facility in connection with the amendments to the Peach Financing Arrangements, (ii) all amounts payable by the Peach Entities in respect of the repurchase of the Peach Group Preferred Stock in accordance with Section 5.16, (iii) all amounts required to be paid by the Peach Entities in accordance with Section 5.19, (iv) the aggregate and total amount of all Transaction Expenses (without giving effect to clauses (i) or (ii) of the definition thereof) that have been incurred, but not paid, by the Peach Entities as of immediately prior to the Effective Time to the extent that such Transaction Expenses would be payable at the Closing or become the obligation of JGW or its Subsidiaries (including any Subsidiaries that are Peach Entities) after the

Effective Time, including, but not limited to, the aggregate and total amount of all fees and disbursements payable to Moelis & Company, Freeman & Co. Securities LLC, Shearman & Sterling LLP, Arnall Golden Gregory LLP, Bracewell & Giuliani LLP, Davis Polk & Wardwell LLP, Stroock, Stroock & Lavan LLP, Cleary, Gottlieb, Steen & Hamilton LLP, PricewaterhouseCoopers LLP, Standard & Poors Financial Services LLC, and any other legal, accounting, financial or other advisors or consultants of the Peach Entities, (v) all amounts payable by JGW to Peach Group at the Closing or within six (6) months after the Closing Date in connection with the LSC Litigation Fund or the DLP Operating Fund pursuant to Section 5.20(a), and (vi) the $2 million attributable to the TitleMasters Fund payable in accordance with Section 5.20(b).”

2. A new Section 5.27 is hereby added to the Agreement, reading in its entirety as follows:

“Section 5.27 Peach Net Unrestricted Cash Balance.

(a) Not less than one (1) Business Day prior to the anticipated Closing Date, Peach Group shall deliver to JGW its good faith calculation of the Peach Net Unrestricted Cash Balance as of the Closing Date (the “Peach Net Unrestricted Cash Balance Statement”), including any back-up information used to make such calculations.

(b) Between the date of delivery of the Peach Net Unrestricted Cash Balance Statement and the Closing Date, Peach Group shall provide JGW and its agents with full access to the books, records and working papers in each case relating to the preparation of the Peach Net Unrestricted Cash Balance Statement and the calculation of the amount of the Peach Net Unrestricted Cash Balance, and Peach Group shall cooperate with JGW and its agents to provide them with any other information used in preparing the Peach Net Unrestricted Cash Balance Statement and calculating the amount of the Peach Net Unrestricted Cash Balance reasonably requested by JGW and its agents.”

3. A new Section 6.3(l) is hereby added to the Agreement, reading in its entirety as follows:

“(l) Minimum Liquidity. Peach Group shall have delivered to JGW a certificate certifying that the Peach Net Unrestricted Cash Balance Statement is true and correct as of the close of business on the day immediately preceding the Closing Date, assuming the Closing has occurred, as contemplated by Section 5.27, and the Peach Net Unrestricted Cash Balance reflected on the Peach Net Unrestricted Cash Balance Statement shall, at the Closing, not be less than negative $7.5 million.”

4. All other terms of the Agreement remain the same and are unaffected by this Amendment.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

J.G. WENTWORTH, LLC
By:	/s/ David Miller
Name: David Miller
Title: CEO

PEACH ACQUISITION LLC
By:	/s/ David Miller
Name: David Miller
Title: CEO

PEACH HOLDINGS, INC.

By:
Name:
Title:

PEACH GROUP HOLDINGS INC.

By:
Name:
Title:

ORCHARD ACQUISITION COMPANY

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Second Amendment to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

J.G. WENTWORTH, LLC

By:
Name:
Title:

PEACH ACQUISITION LLC

By:
Name:
Title:

PEACH HOLDINGS, INC.
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

PEACH GROUP HOLDINGS INC.
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

ORCHARD ACQUISITION COMPANY
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

THIRD AMENDMENT

to

AGREEMENT AND PLAN OF MERGER

THIS THIRD AMENDMENT (this “Amendment”), dated as of July 6, 2011, to the AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2011 (the “Agreement”), by and among J.G. Wentworth, LLC, a Delaware limited liability company (“JGW”), Peach Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of JGW (“JGW Merger Sub”), Peach Holdings, Inc., a Florida corporation (“Peach Inc.”), Peach Group Holdings Inc., a Delaware corporation (“Peach Group”), and Orchard Acquisition Company, a Delaware corporation (“Orchard”). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Agreement.

WHEREAS, prior to or contemporaneously with the execution of this Amendment, JGW is executing an agreement and plan of merger (the “Holding Company Merger Agreement”) by and among JGW, JGWPT Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of JGW (“JGWPT Holdings”), and JGWPT Holdings Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of JGWPT Holdings (“Holding Company Merger Sub”), pursuant to which, at the Closing, immediately after the effectiveness of the Fifth Amended and Restated JGW Limited Liability Company Agreement and the conversion of the JGW Class A Management Interests into JGW Common Interests, as contemplated thereby, but immediately prior to the Effective Time of the Merger (the “Holding Company Merger Effective Time”), Holding Company Merger Sub will be merged with and into JGW (the “Holding Company Merger”), with the result that: (i) JGW will continue as the surviving company in the Holding Company Merger, (ii) all of the issued and outstanding equity interests of JGW will be converted into identical corresponding equity interests in JGWPT Holdings of the exact same type and in the exact same amount, and having the same rights, designations and preferences, all as set forth in the form of Amended and Restated Limited Liability Company Agreement of JGWPT Holdings attached to this Amendment as Appendix A (the “JGWPT Holdings LLC Agreement”), (iii) each issued and outstanding equity interest in JGWPT Holdings held by JGW will be cancelled and retired and cease to exist, and (iv) each issued and outstanding equity interest in Holding Company Merger Sub held by JGWPT Holdings will be converted into and become one (1) JGW Common Interest;

WHEREAS, prior to or contemporaneously with the execution of this Amendment, (i) the board of directors of JGW has determined that the Holding Company Merger would be advisable and fair to, and in the best interests of, JGW and its equityholders, adopted the Holding Company Merger Agreement, approved the Holding Company Merger upon the terms and subject to the conditions set forth in the Holding Company Merger Agreement, and recommended that its equityholders adopt the Holding Company Merger Agreement and the transactions contemplated thereby, including the Holding Company Merger, (ii) the Holding Company Merger Agreement and the JGWPT Holdings LLC Agreement have been approved by the holders of a majority of the voting power exercisable by the JGW Common Interests, the JGW Preferred Interests and the JGW Class A Management Interests, and (iii) JGWPT Holdings, as the sole equityholder of Holding Company Merger Sub, has determined that the Holding Company Merger would be advisable and fair to, and in the best interests of, JGWPT Holdings as the sole equityholder of Holding Company Merger Sub, adopted the Holding Company Merger Agreement, and approved the Holding Company Merger upon the terms and subject to the conditions set forth in the Holding Company Merger Agreement; and

WHEREAS, pursuant to and in accordance with Section 9.3 of the Agreement, the parties hereto wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective at the Holding Company Merger Effective Time:

(a) JGW does hereby assign to JGWPT Holdings all of JGW’s right, title and interest in and to the Agreement, and all of its rights, duties and obligations thereunder, including, without limitation, the obligation to issue and deliver the Merger Consideration specified in Section 2.7(a) of the Agreement but excluding any rights of JGW set forth in the last sentence of Section 5.20(a) of the Agreement as amended by this Amendment;

(b) JGWPT Holdings hereby accepts the assignment of JGW’s right, title and interest in and to the Agreement, and all of its rights, duties and obligations thereunder, including, without limitation, the obligation to issue and deliver the Merger Consideration specified in Section 2.7(a) of the Agreement but excluding any rights of JGW set forth in the last sentence of Section 5.20(a) of the Agreement as amended by this Amendment, and hereby agrees to assume, pay, perform and discharge all debts, obligations and liabilities, contracts and obligations of JGW arising under the Agreement including, without limitation, the obligation to issue and deliver the Merger Consideration specified in Section 2.7(a) of the Agreement; and

(c) Each of the other signatories to this Amendment do hereby consent to the matters set forth in the foregoing clauses 1(a) and 1(b) in accordance with Section 9.12 of the Agreement and acknowledge that, from and after the effectiveness of this Amendment, such signatories shall look only to JGWPT Holdings for the issuance and delivery of the Merger Consideration specified in Section 2.7(a) of the Agreement, as well as for the satisfaction of any other obligations of JGW under the Agreement.

2. With respect to actions occurring, rights exercised or obligations incurred after the Holding Company Merger Effective Time, “JGW Entities” shall mean throughout the Agreement (and in lieu of the definition previously set forth in the Agreement), collectively, JGWPT Holdings, JGW, JGW Merger Sub and JGWPT Holdings’ Subsidiaries.

3. With respect to actions occurring, rights exercised or obligations incurred after the Holding Company Merger Effective Time, all references in Articles II through IX of the Agreement, and, in each case, in all related definitions set forth in Article I of the Agreement (i) to “JGW” are hereby deleted and replaced with the words “JGWPT Holdings” and (ii) to “Fifth Amended and Restated JGW Limited Liability Company Agreement” are hereby deleted and replaced with the words “JGWPT Holdings LLC Agreement”, except, in each case, where the context would otherwise require.

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4. The following shall be added to the definition of “Peach Cash and Receivables Balance” in the Agreement:

“Notwithstanding anything to the contrary contained herein, to the extent any amount is remitted to JGW pursuant to the last sentence of Section 5.20(a) (whether or not such remitted amount was originally paid by JGW pursuant to the second sentence of Section 5.20(a)), (i) such remitted amount shall be included in the Peach Cash and Receivables Balance and (ii), for purposes of Section 2.8, there shall be an automatic credit to the Peach Deficit Amount or Peach Excess Amount, as the case may be, to reflect the increase to the Peach Cash and Receivables Balance.”

5. Section 5.20(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Prior to the Closing, Peach Group, Orchard and Peach Inc. shall, and shall cause their Subsidiaries to, cause (i) Peach LLC to distribute all of the equity interests it holds, directly or indirectly, in Life Settlement Corporation, Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries (except that, unless any consents or waivers required to distribute SES Endurance Trust to Peach Group are obtained prior to the Closing, SES Endurance Trust shall be distributed to Peach Inc. or another Peach Entity that will be acquired by JGW in the Merger), to Peach Group, which distribution shall, as applicable, be treated as part of the deemed liquidations of Peach Inc. pursuant to the Peach Inc. Conversion and Orchard pursuant to the Orchard Conversion, and (ii) Peach Group to retain (out of Peach Group’s Cash or out of any Peach Distribution Assets to be distributed on the Closing Date pursuant to Section 2.8) $3 million to fund (x) any fees and expenses related to the defense of the LSC Matters (together with any amounts added thereto pursuant to the following sentence, the “LSC Litigation Fund”) and (y) any ongoing expenses for managing the affairs of Discounted Life Holdings, LLC, the DLP Irish Entities and their respective Subsidiaries (together with any amounts added thereto pursuant to the following sentence, the “DLP Operating Fund”). JGW hereby agrees that it shall wire immediately available funds to Peach Group in an aggregate amount equal to $6 million within the following time periods and in the following amounts: (i) $1.5 million on the later of March 31, 2012 and the day that is eight months after the Closing Date, (ii) $2.5 million on the later of June 30, 2012 and the day that is eleven months after the Closing Date, and (iii) $2 million on the later of December 31, 2012 and the day that is seventeen months after the Closing Date, in the case of each of the foregoing clauses, to further fund (x) the LSC Litigation Fund and (y) the DLP Operating Fund; provided, however, that in the event Peach Group in good faith reasonably believes that any such amounts set forth in clauses (i)–(iii) above are needed prior to the times specified in such clauses in order to

3

defend the LSC Matters or manage the affairs of Discounted Life Holdings, LLC, the DLP Irish Entities or their respective Subsidiaries, JGW shall at such time endeavor in good faith, but shall not be required, to wire the requested amounts in immediately available funds to Peach Group, it being understood that the obligation of JGW to endeavor in good faith to accelerate the payment of such amounts shall be subject to, among other matters, the liquidity needs of JGW and its Subsidiaries at that time. Not less than $3 million of the total amount retained by and funded to Peach Group pursuant to this Section 5.20(a) shall be designated solely for the LSC Litigation Fund. Notwithstanding anything in this Agreement, in the event Peach Group is unable to fulfill its obligations under Section 5.24(a) as a result of, or in connection with, JGW’s failure to fund to Peach Group any portion of the LSC Litigation Fund pursuant to this Section 5.20(a), Peach Group shall be deemed to not have breached Section 5.24(a) for all purposes of this Agreement. Upon the final resolution of the LSC Matters, either by means of a settlement thereof that has been fully performed or by means of a final, non-appealable judgment of the applicable court, arbitration panel or other Governmental Authority of competent jurisdiction and the full and complete satisfaction thereof (if adverse to the defendant(s) therein), including any judgment of an applicable court for which the time to file an appeal has lapsed, any amounts that have been designated to the LSC Litigation Fund, to the extent such amounts have not be used in respect of the defense, settlement or satisfaction of the LSC Matters, shall, unless determined by JGW to be adverse to the interests of JGW, be promptly remitted to JGW (and, for the avoidance of doubt, not distributed to the equity holders of Peach Group).”

6. The following shall be removed from the definition of “Peach Cash and Receivables Balance” in the Agreement:

“, excluding any payment from JGW pursuant to the proviso appearing at the end of Section 5.20(a),”

7. The forms of releases set forth in Exhibit I-1 and Exhibit I-2 to the Agreement and referenced, respectively, in Sections 6.3(k) and 6.2(f) of the Agreement are amended to read in the forms set forth as Exhibit I-1 and Exhibit I-2 to this Amendment.

8. Clause (e) of Section 6.2 of the Agreement is hereby amended to read in its entirety as follows: “(e) JGWPT Holdings LLC Agreement. The JGWPT Holdings LLC Agreement shall have been approved by JGWPT Holdings and each of the requisite Members and shall be in full force and effect.”

9. Clause (f) of Section 6.2 of the Agreement is hereby amended to read in its entirety as follows: “(f) Releases. Each of Orchard, Peach Inc., JGWPT Holdings, JGW, JLL Partners, Inc., JLL JGW Distribution, LLC, JGW Holdco, LLC, JG Wentworth, Inc., JLL Fund V AIF I, LP, JLL Fund V AIF II, LP and JGW Holdings, Inc. shall have delivered to Peach Group a signed release agreement in substantially the form attached hereto as Exhibit I-2.”

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10. Clause (e) of Section 6.3 of the Agreement is hereby amended to read in its entirety as follows: “(e) JGWPT Holdings LLC Agreement. JGWPT Holdings shall have received from Peach Group an executed counterpart of the JGWPT Holdings LLC Agreement and any certificates that formerly represented the Shares”.

11. The first address set forth under Section 9.6 of the Agreement is hereby amended to read as follows, and shall apply to notices to JGWPT Holdings in addition to JGW, JGW Merger Sub and the Surviving Company:

“JGWPT Holdings, LLC

 201 King of Prussia Road

 Suite 200

 Radnor, PA 19087

 Attention: Linda C. Morris

 Facsimile: (484) 434-2351”

12. All other terms of the Agreement remain the same and are unaffected by this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Third Amendment to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

J.G. WENTWORTH, LLC
By:
Name:
Title:

PEACH ACQUISITION LLC
By:
Name:
Title:

PEACH HOLDINGS, INC.
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

PEACH GROUP HOLDINGS INC.
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

ORCHARD ACQUISITION COMPANY
By:	/s/ James D. Terlizzi
Name: James D. Terlizzi
Title: Chief Executive Officer

Acknowledged and agreed as of the date first above written:

JGWPT HOLDINGS, LLC
By:
Name:
Title:

[Signature Page to Third Amendment}

IN WITNESS WHEREOF, the parties have caused this Third Amendment to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

J.G. WENTWORTH, LLC
By:	/s/ David Miller
Name: David Miller
Title: CEO

PEACH ACQUISITION LLC
By:	/s/ David Miller
Name: David Miller
Title: CEO

PEACH HOLDINGS, INC.

By:
Name:
Title:

PEACH GROUP HOLDINGS INC.

By:
Name:
Title:

ORCHARD ACQUISITION COMPANY

By:
Name:
Title:

Acknowledged and agreed as of the date first above written:

JGWPT HOLDINGS, LLC
By:	/s/ David Miller
Name: David Miller
Title: CEO

[Signature Page to Third Amendment]

Appendix A

Amended and Restated Limited Liability Company Agreement

of

JGWPT Holdings, LLC

[attached]

Exhibit I-1

[attached]

Exhibit I-2

[attached]